As filed with the Securities and Exchange Commission on April 7, 2015

Registration No. 333-201335

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Civeo Canadian Holdings ULC

to be converted as

described herein to a

limited company to be named

CIVEO CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	7000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Three Allen Center 333 Clay Street, Suite 4980 Houston, Texas 77002 (713) 510-2400	Bradley J. Dodson President and Chief Executive Officer Civeo Corporation Three Allen Center 333 Clay Street, Suite 4980 Houston, Texas 77002 (713) 510-2400
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tull R. Florey

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1379

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and upon the completion of the redomicile transaction described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may change. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction in which such offer or solicitation is not permitted.

SUBJECT TO COMPLETION—DATED APRIL 7, 2015

CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

Dear Stockholder:

Our board of directors has unanimously approved and is submitting to our stockholders for approval at the annual meeting of stockholders to be held on May 14, 2015, a proposal that would result in a corporate reorganization of Civeo Corporation, a Delaware corporation (“Civeo US”), after which you would hold shares in a British Columbia, Canada limited company rather than a Delaware corporation. If the proposal is approved by our stockholders, we would merge (the “Redomicile Transaction”) Civeo US Merger Co (“US Merger Co”), a wholly owned subsidiary of Civeo Canadian Holdings ULC, a newly formed, wholly owned subsidiary of Civeo US organized under the laws of British Columbia, Canada to be converted to a limited company prior to the closing of the Redomicile Transaction (“Civeo Canada”), into Civeo US. Civeo US will be the surviving corporation and, through the Redomicile Transaction, will become a wholly owned subsidiary of Civeo Canada. The Redomicile Transaction would result in Civeo Canada becoming the publicly traded corporate parent of the Civeo group of companies.

The board of directors believes that the Redomicile Transaction will improve our operational and financial flexibility and provide for a more efficient corporate structure to achieve our strategic and financial goals.

Immediately after the Redomicile Transaction, the number of common shares you will own in Civeo Canada (“Common Shares”) will be the same as the number of shares you held in Civeo US immediately prior to the Redomicile Transaction, and your relative economic interest in the Civeo group of companies will remain unchanged. After the Redomicile Transaction, Civeo Canada will continue to conduct the same businesses as the Civeo group of companies conducted prior to the Redomicile Transaction.

We expect the Common Shares to be listed on the New York Stock Exchange (“NYSE”) under the symbol “CVEO,” the same symbol under which your shares in Civeo US are currently listed and traded. Currently, there is no established public trading market for the Common Shares of Civeo Canada.

After the Redomicile Transaction, as we describe in this proxy statement/prospectus, your rights under British Columbia corporate law as a holder of Common Shares of Civeo Canada will differ from your current rights under Delaware corporate law as a holder of shares of Civeo US common stock. In addition, Civeo Canada’s proposed articles differ in some respects from Civeo US’s certificate of incorporation and bylaws, as further described in this proxy statement/prospectus.

Upon completion of the Redomicile Transaction, we will remain subject to the U.S. Securities and Exchange Commission’s reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles. After the Redomicile Transaction, we must also comply with any additional reporting and governance requirements of applicable Canadian law.

Under U.S. federal income tax law, U.S. holders of shares of Civeo US common stock generally will recognize gain but not loss on the exchange of such shares for Common Shares of Civeo Canada in the Redomicile Transaction. Generally, Canadian resident holders of shares of Civeo US common stock will, for

Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss), as a result of the exchange of such shares for Common Shares of Civeo Canada in the Redomicile Transaction, but holders who are not residents of Canada for Canadian tax purposes will not be subject to Canadian federal income tax as a result of such exchange of shares under the Redomicile Transaction. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

The Redomicile Transaction cannot be completed without satisfying certain conditions, the most important of which is the adoption of a merger agreement pursuant to which the Redomicile Transaction will be effected by the affirmative vote of a majority of the outstanding shares of common stock of Civeo US entitled to vote on the matter.

We currently anticipate that the Redomicile Transaction will become effective in the second or third quarter of 2015, although we may abandon the Redomicile Transaction at any time prior to its completion, including after obtaining stockholder approval.

This proxy statement/prospectus provides you with detailed information regarding the Redomicile Transaction. We encourage you to read this entire proxy statement/prospectus carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 23.

Stockholders of record of Civeo US as of the close of business, U.S. Eastern time, on March 25, 2015 have the right to attend the annual meeting and vote their shares, or may grant a proxy to vote on the proposals included in this proxy statement/prospectus.

Civeo US stockholders will also be asked to vote on several other proposals, including election of two Class I members of the board of directors: C. Ronald Blankenship and Charles Szalkowski; the ratification of the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the year ending December 31, 2015; the approval, on an advisory basis, of executive compensation; a recommendation, on an advisory basis, of the frequency of future advisory votes on executive compensation; and approval to adjourn the annual meeting to a later date, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the annual meeting. The completion of the Redomicile Transaction is not dependent on the outcome of any of these proposals.

The date and time of the annual meeting is May 14, 2015 at 9:00 a.m., local time, and the place of the annual meeting is the Doubletree Houston at 400 Dallas Street, Houston, Texas, 77002.

Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own.

Your board of directors has unanimously approved the Merger Agreement pursuant to which the Redomicile Transaction will be effected and recommends that you vote “FOR” the adoption of the Merger Agreement. Your board of directors also recommends that you vote “FOR” each of the director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors, “FOR” the approval, on an advisory basis, of executive compensation, “ONE YEAR” for the frequency of future advisory votes on executive compensation and “FOR” the adjournment of the annual meeting, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the annual meeting described in this proxy statement/prospectus. We urge you to join us in supporting these important initiatives.

Sincerely,

Bradley J. Dodson

President and Chief Executive Officer

None of the U.S. Securities and Exchange Commission, any U.S. state securities commission nor any securities regulatory authority in Canada has approved or disapproved of the securities to be issued in the Redomicile Transaction or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Civeo US’s Annual Report on Form 10-K for the year ended December 31, 2014 is included in this proxy statement/prospectus as Annex C. The date of this proxy statement/prospectus is April [—], 2015, and it will be first mailed to stockholders on or about April 13, 2015.

CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 14, 2015

To the Stockholders of Civeo Corporation:

NOTICE IS HEREBY GIVEN THAT the 2015 annual meeting of stockholders (the “annual meeting”) of Civeo Corporation, a Delaware corporation (“Civeo US”), will be held on May 14, 2015, at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002, for the following purposes:

1.	To adopt the merger agreement (the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, by and among Civeo US, Civeo Canadian Holdings ULC, a newly formed, wholly owned subsidiary of Civeo US organized under the laws of British Columbia, Canada to be converted to a limited company prior to the closing of the Redomicile Transaction (“Civeo Canada”), and Civeo US Merger Co, a newly formed, wholly owned subsidiary of Civeo Canada, pursuant to which US Merger Co will be merged (the “Redomicile Transaction”) into Civeo US, with Civeo US surviving the merger as a wholly owned subsidiary of Civeo Canada, and whereby each issued and outstanding share of Civeo US common stock will be effectively transferred to Civeo Canada and converted into one new common share of Civeo Canada (“Common Shares”);

2.	To elect the following two Class I members of the board of directors: C. Ronald Blankenship and Charles Szalkowski, each for a term of three years ending at the 2018 annual meeting or until their successors are duly elected and qualified;

3.	To ratify the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the year ending December 31, 2015;

4.	To approve, on an advisory basis, executive compensation;

5.	To recommend, on an advisory basis, whether a stockholder vote to approve executive compensation should occur every one, two or three years;

6.	To approve any proposal to adjourn the annual meeting to a later date, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the annual meeting; and

7.	To conduct any other business as may properly come before Civeo US’s annual meeting or any adjournment or postponement thereof.

The proposals are more fully described in the proxy statement/prospectus accompanying this notice. Please give your attention to all of the information in the accompanying proxy statement/prospectus.

A list of stockholders of Civeo US will be maintained and open for examination by any of its stockholders from 10 days prior to the annual meeting, for any purpose germane to the annual meeting, during regular business hours at our principal executive offices at 333 Clay Street, Suite 4980, Houston, Texas 77002, Attn: Corporate Secretary, and will be available at the annual meeting. Only stockholders of record at the close of business on March 25, 2015, are entitled to notice of and to vote at the annual meeting or at any adjournment(s) or postponement(s) thereof that may take place.

Please note that space limitations make it necessary to limit attendance at the annual meeting to stockholders, though each stockholder may be accompanied by one guest. Stockholders of record attending the annual meeting should be prepared to present government-issued picture identification for admission. Stockholders owning shares of Civeo US common stock through a broker, bank, or other record holder should be prepared to present government-issued picture identification and evidence of share ownership as of March 25, 2015, such as an account statement, voting instruction card issued by the broker, bank or other record holder, or other acceptable document, for admission into the annual meeting. Check-in at the annual meeting will begin at 8:30 a.m., and you should plan to allow ample time for check-in procedures. Seating at the annual meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the annual meeting.

As owners of Civeo US, your vote is important. Whether or not you are able to attend the annual meeting in person, it is important that your shares be represented. Please vote as soon as possible. Voting promptly, regardless of the number of shares of stock you hold, will aid us in reducing the expense of an extended proxy solicitation. Voting your stock by returning your proxy card or voting instruction card or voting through the Internet or by telephone does not affect your right to vote in person if you attend the annual meeting. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Redomicile Transaction and the Annual Meeting,” beginning on page 3 of the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Carolyn J. Stone

Corporate Secretary

Houston, Texas

April [—], 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 14, 2015: A COPY OF THIS PROXY STATEMENT, PROXY VOTING CARD AND THE CIVEO US ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/ CVEO.

You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone else to provide you with different information. The information contained in this proxy statement/prospectus is accurate only as of the date hereof (unless the information specifically indicates that another date applies), regardless of the time of delivery of this proxy statement/prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates. You should not rely upon any information that differs from or is in addition to the information contained in this proxy statement/prospectus.

None of Civeo US, US Merger Co or Civeo Canada is making an offer to sell securities or soliciting an offer to buy securities in any country, state, province, or territory where the offer or solicitation is not permitted.

i

Annex A—Merger Agreement

Annex B—Form of Articles of Civeo Corporation at the effective time of the Redomicile Transaction

Annex C—Annual Report on Form 10-K of Civeo Corporation for the Year Ended December 31, 2014

CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

This proxy statement/prospectus is being furnished to stockholders of Civeo Corporation, a Delaware corporation (“Civeo US”), in connection with the solicitation by its board of directors of proxies for use at the 2015 annual meeting of stockholders (the “annual meeting”) to be held on May 14, 2015 at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002, at which stockholders will have the opportunity to vote on the proposals to adopt the merger agreement (“Merger Agreement”) described in this proxy statement/prospectus (the “Redomicile Proposal”), to elect the following two Class I members of the board of directors: C. Ronald Blankenship and Charles Szalkowski, each for a term of three years ending at the 2018 annual meeting or until their successors are duly elected and qualified (the “Director Proposal”), to ratify the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the year ending December 31, 2015 (the “Auditor Proposal”), to approve, on an advisory basis, executive compensation (the “Say on Pay Proposal”), to recommend, on an advisory basis, the frequency of future advisory votes on executive compensation (the “Say When on Pay Proposal”), to adjourn the annual meeting to a later date if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Redomicile Proposal at the time of the annual meeting (the “Adjournment Proposal”) and to conduct any other business as may properly come before Civeo US’s annual meeting or any adjournment or postponement thereof. The approximate date of first mailing of this proxy statement/prospectus and the accompanying proxy is April 13, 2015.

PROPOSED REDOMICILE TRANSACTION

We are seeking your approval of the Redomicile Proposal that would result in a corporate reorganization of Civeo US after which you would hold shares in a British Columbia, Canada limited company rather than a Delaware corporation. If the Redomicile Proposal is approved at the annual meeting, we will merge Civeo US Merger Co (“US Merger Co”), a newly formed Delaware corporation and a wholly owned subsidiary of Civeo Canadian Holdings ULC, a newly formed, wholly owned subsidiary of Civeo US organized under the laws of British Columbia, Canada to be converted to a limited company prior to the closing of the Redomicile Transaction (“Civeo Canada”), into Civeo US, with Civeo US surviving as a wholly owned subsidiary of Civeo Canada. The Redomicile Transaction will result in Civeo Canada serving as the publicly traded corporate parent of the Civeo group of companies, and thereby effectively change the place of incorporation of our publicly traded parent company from Delaware to British Columbia. The Redomicile Transaction will also result in the issuance to you of common shares in Civeo Canada (“Common Shares”) as merger consideration in exchange for your shares of Civeo US common stock on a one-for-one basis.

In this proxy statement/prospectus, we refer to the merger as the “Redomicile Transaction.”

In preparation for the Redomicile Transaction, we have formed US Merger Co as a wholly owned subsidiary of Civeo Canada, which in turn is a wholly owned subsidiary of Civeo US, the company whose shares you own.

Civeo Canada has only nominal assets and has not engaged in any business or other activities other than in connection with its formation and in preparation for the Redomicile Transaction. Prior to the effective time of the Redomicile Transaction, Civeo Canada will convert from an unlimited liability company to a limited company in accordance with British Columbia law and change its name to Civeo Corporation.

If the Redomicile Proposal is approved by the requisite vote of our stockholders at the annual meeting and the other conditions to closing are satisfied:

•	US Merger Co will merge into Civeo US, with Civeo US surviving as a wholly owned subsidiary of Civeo Canada;

•	as consideration in the Redomicile Transaction, each share of Civeo US common stock you hold immediately prior to the effective time of the Redomicile Transaction will be effectively transferred to Civeo Canada and converted into one Common Share of Civeo Canada; and

•	as a result, you will become a shareholder of Civeo Canada, and your rights will be governed by Civeo Canada’s notice of articles and articles, the form of which is attached to this proxy statement/prospectus as Annex B, and applicable Canadian law.

We currently anticipate that the Redomicile Transaction will become effective in the second or third quarter of 2015, although we may abandon the Redomicile Transaction at any time prior to its completion, including after obtaining stockholder approval.

As a result of the Redomicile Transaction, Civeo Canada will become the publicly traded corporate parent of the Civeo group of companies. Civeo Canada will have outstanding the same number of shares as Civeo US did immediately before consummation of the Redomicile Transaction. As a result, your ownership interest in the Civeo group of companies will not be diluted by the Redomicile Transaction.

In this proxy statement/prospectus, we sometimes refer to Civeo US and Civeo Canada and their subsidiaries as “we,” “us,” “our” or “Civeo.” Except where the context otherwise requires or where otherwise indicated, all references to “Oil States” refer to Oil States International, Inc., our former parent company, and its subsidiaries.

GENERAL INFORMATION ABOUT THE REDOMICILE TRANSACTION AND THE ANNUAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the proposed Redomicile Transaction and the annual meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus for more information.

Q:	Why am I receiving this proxy statement/prospectus?

A:	Our board of directors has unanimously approved a corporate reorganization of Civeo that would result in the establishment of a newly formed holding company organized under the laws of British Columbia, Canada becoming the publicly traded corporate parent of the Civeo group of companies and result in your holding shares in the new Canadian holding company rather than a Delaware corporation. The corporate reorganization will be effected by the Redomicile Transaction and requires stockholder approval, and we will submit this proposal to our stockholders at the annual meeting.

At the annual meeting, you will be asked to vote on several other proposals, including the election of two Class I members of the board of directors: C. Ronald Blankenship and Charles Szalkowski; the ratification of the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the year ending December 31, 2015; the approval, on an advisory basis, of executive compensation; the recommendation, on an advisory basis, of the frequency of future advisory votes on executive compensation and a proposal to adjourn the annual meeting to a later date if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Redomicile Proposal at the time of the annual meeting. Approval of the foregoing proposals is not a condition to the Redomicile Transaction.

We encourage you to read this proxy statement/prospectus carefully, as it contains important information about these proposals and the annual meeting.

Your vote is important. You do not need to attend the annual meeting in person to vote. We encourage you to vote as soon as possible.

Q:	What is the Redomicile Transaction?

A:	The Redomicile Transaction is the method by which we will effect the corporate reorganization of Civeo. As a result of the Redomicile Transaction, US Merger Co, a wholly owned subsidiary of Civeo Canada, will merge into Civeo US, with Civeo US surviving the Redomicile Transaction as a wholly owned subsidiary of Civeo Canada. Upon completion of the Redomicile Transaction, as consideration in the Redomicile Transaction, each share of Civeo US common stock you hold immediately prior to the effective time of the Redomicile Transaction will be effectively transferred to Civeo Canada and converted into one Common Share of Civeo Canada. After the Redomicile Transaction, Civeo Canada will continue to conduct the same businesses as the Civeo group of companies conducted prior to the Redomicile Transaction.

Q:	Who are the parties to the Redomicile Transaction?

A:	The parties to the Redomicile Transaction are Civeo US, US Merger Co, a newly formed Delaware corporation, and Civeo Canada, a newly formed, wholly owned subsidiary of Civeo US organized under the laws of British Columbia, Canada to be converted to a limited company prior to the closing of the Redomicile Transaction. US Merger Co is a wholly owned subsidiary of Civeo Canada.

Q:	Why do you want to have the publicly traded parent incorporated in Canada?

A:	We believe that having our publicly traded parent incorporated in Canada will provide us the following benefits:

•	As a Canadian limited company, we will be better positioned to undertake possible restructuring of our Canadian and Australian operations in the future, which would allow us to more efficiently move earnings and cash flow from our operating subsidiaries to our parent company.

•	The Redomicile Transaction is expected to better position us to take advantage of lower Canadian tax rates by positioning us to align our tax position with the jurisdiction where we currently earn the majority of our income, which we believe will enhance our overall profitability.

•	A majority of our cash flow is generated by our Canadian operations. Having our parent company, which during expansionary periods has significant cash requirements, incorporated in the country where we generate most of our cash flow will provide greater flexibility and efficiency in matters of cash management.

•	A more effective corporate structure has the potential to lower our cost of capital, which could in turn enhance our ability to pursue incremental growth projects.

•	By incorporating our parent company (Civeo Canada) in the jurisdiction in which we conduct the largest portion of our business, we expect to realize operational flexibility and administrative efficiencies over the long term.

•	The new corporate structure would not change our future operational plans to grow our business. However, organizing under a Canadian parent is expected to permit us to expand in Canada and internationally with greater efficiency than we could achieve under our existing corporate structure and, therefore, may facilitate the growth of our business as opportunities arise.

•	The Redomicile Transaction may increase the awareness of the strategic importance of our Canadian business and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base. The Redomicile Transaction could also enhance our recognition by the international investment communities, including financial analysts, investment banks and the financial media. This recognition may translate into an increased level of investment by non-U.S. investors.

•	We currently contemplate that, in connection with the Redomicile Transaction, we will seek to reallocate a majority of the lender commitments under our existing credit facility to increase the borrowing capacity available to our Canadian operations, the operational jurisdiction in which we expect such availability will be needed, and to reduce the borrowing capacity availability to our U.S. operations. As part of the refinancing, we may also reduce our overall borrowing capacity. Additionally, we believe that the Redomicile Transaction will allow for greater flexibility in the type of financing available to us in connection with funding our general corporate purposes and for other transactions, including potential future acquisitions, if any, that we may elect to pursue.

•	The Civeo US board concluded that the Redomicile Transaction is the best strategic transaction available to Civeo following a review of other strategic alternatives, including conversion to a real estate investment trust (“REIT”). The Civeo US board and its advisors evaluated the potential effects of a REIT conversion on earnings, valuation and operational flexibility and determined that the Redomicile Transaction offers a superior result to a REIT conversion.

Please see “Approval of the Merger Agreement—Background and Reasons for the Redomicile Transaction” for more information. We cannot assure you that the anticipated benefits of the Redomicile Transaction will be realized. In addition to the potential benefits described above, the Redomicile Transaction will expose you and us to risks. Please see the discussion under “Risk Factors.” Our board of directors has considered both the potential advantages of and the risks associated with the Redomicile Transaction and has unanimously approved the Merger Agreement and recommends that stockholders vote to approve the Redomicile Proposal.

Q:	Will the parent company relocate its headquarters from Houston, Texas?

A:	No. Our headquarters will remain in Houston, Texas.

Q:	Will the Redomicile Transaction affect our current or future operations?

A:	While changing the incorporation of our publicly traded parent is expected to position Civeo to capture the benefits described above, we believe that the Redomicile Transaction should otherwise have no material impact on how we conduct our day-to-day operations. Where we conduct our future operations for our customers will depend on a variety of factors, including the demand for our services and the overall needs of our business, independent of our legal domicile. Please read “Risk Factors” for a discussion of various ways in which the Redomicile Transaction could have an adverse effect on us.

Q:	Will the Redomicile Transaction have an impact on our operating expenses?

A:	We do not expect the Redomicile Transaction to have a material effect on our operating costs, including our selling, general and administrative expenses.

Q:	Will the Redomicile Transaction result in any changes to my rights as a stockholder?

A:	Your rights under British Columbia corporate law as a holder of Common Shares of Civeo Canada will differ from your current rights under Delaware corporate law as a holder of shares of Civeo US common stock. In addition, Civeo Canada’s proposed notice of articles and articles differ from Civeo US’s certificate of incorporation and bylaws. Notwithstanding the differences in the governing documents between Civeo US and Civeo Canada, we believe that British Columbia law and the Civeo Canada articles as a whole adequately safeguard the rights of stockholders of Civeo US. We summarize the material changes in your rights as a stockholder resulting from the Redomicile Transaction under “Comparison of Rights of Shareholders.”

Q:	Is the Redomicile Transaction expected to be taxable to stockholders of Civeo US?

A:	The following discussion summarizes certain income tax consequences of the Redomicile Transaction. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

United States Tax Considerations

Taxation of U.S. Holders. The exchange of shares of Civeo US common stock for Civeo Canada’s Common Shares will result in the recognition of gain, but not loss, by a U.S. Holder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Scope of Discussion”). A U.S. Holder will recognize gain equal to the excess, if any, of (A) the fair market value of the Civeo Canada Common Shares received in the Redomicile Transaction over (B) such holder’s adjusted tax basis in its shares of Civeo US common stock exchanged therefor. Generally, such gain will be capital gain, and will be long-term capital gain if the U.S. Holder’s holding period for the shares of Civeo US common stock was more than one year at the time of the exchange. For this purpose, the holding period of Civeo US shares generally would include a U.S. Holder’s holding period for Oil States shares in respect of which the Civeo US shares were distributed in the spin-off.

Taxation of Non-U.S. Holders. Subject to a limited exception, which is described below in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences to Non-U.S. Holders,” a non-U.S. Holder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Scope of Discussion”) generally will not be subject to U.S. federal income tax on gain realized, if any, on the exchange of shares of Civeo US common stock for Civeo Canada’s Common Shares pursuant to the Redomicile Transaction.

Canadian Tax Considerations

For Canadian federal income tax purposes, the exchange of shares of Civeo US common stock for Civeo Canada’s Common Shares by holders who are not residents of Canada will generally not be subject to Canadian federal income tax as a result of the Redomicile Transaction. Canadian resident holders of shares of Civeo US common stock who exchange their shares of Civeo US common stock for Civeo Canada’s Common Shares generally will, for Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss) as a result of the Redomicile Transaction. In general, the cost of any Civeo Canada Common Shares received on the transaction will, for Canadian federal income tax purposes, be equal to the fair market value of the shares of Civeo US common stock converted on the Redomicile Transaction at the effective time of the Redomicile Transaction. Please see “Material Tax Considerations—Material Canadian Federal Income Tax Considerations.”

Q:	Has the Canada Revenue Agency or the U.S. Internal Revenue Service issued a ruling on the Redomicile Transaction?

A:	No ruling has been requested from the Canada Revenue Agency (the “CRA”) or the U.S. Internal Revenue Service (“IRS”) with respect to the tax consequences of the Redomicile Transaction under Canadian or U.S. federal income tax law.

Q.	Is the Redomicile Transaction a taxable transaction for either Civeo US or Civeo Canada?

A:	The Redomicile Transaction is not a taxable transaction for Civeo US or Civeo Canada.

Q:	Will there be Canadian withholding tax on future dividends by Civeo Canada to U.S. Holders?

A:	Dividends paid, credited or deemed under the Income Tax Act (Canada) and the regulations thereunder (the “Canadian Tax Act”) to be paid or credited to a U.S. Holder on Civeo Canada Common Shares generally will be subject to Canadian withholding tax, at the rate of 15% of the gross amount of the dividends, under the terms of the Canada-United States Income Tax Convention (1980) (the “Treaty”), assuming that the U.S. Holder is otherwise eligible for the benefits of the Treaty. U.S. Holders of Civeo Canada Common Shares will be required to provide proof of their residency status for Treaty benefits, or else the Canadian withholding tax rate on dividends will be 25%. Subject to various limitations and conditions, a U.S. Holder may elect to claim a foreign tax credit against U.S. federal income tax for any Canadian withholding taxes imposed on such dividends.

Q:	Will there be Canadian tax on future gains realized on dispositions of Civeo Canada Common Shares by U.S. Holders?

A:	Gains realized on the disposition of Civeo Canada Common Shares received by a U.S. Holder as a result of the Redomicile Transaction generally will not be subject to Canadian tax if such shares are listed on a stock exchange designated by the Canadian Tax Act, which includes the NYSE, and, at any time within 60 months ending at the time of the disposition, the U.S. Holder, alone or together with others not dealing at arm’s length with the U.S. Holder, has not owned 25% or more of the shares of any class of the capital stock of Civeo Canada. In any event, gains realized by a U.S. Holder on the disposition of Civeo Canada Common Shares will generally not be subject to Canadian tax, provided that the value of the Civeo Canada Common Shares is not derived principally from real property situated in Canada, as contemplated in the Canadian Tax Act and the Treaty. We do not expect that the value of the Civeo Canada Common Shares will be derived principally from real property in Canada.

Q:	What types of information and reports will Civeo Canada make available following the Redomicile Transaction?

A:	After the completion of the Redomicile Transaction, we will remain subject to the U.S. Securities and Exchange Commission (“SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles (“U.S. GAAP”). We also must comply with any additional reporting and governance requirements of Canadian law.

For so long as Civeo Canada has a class of securities listed on the NYSE, Civeo Canada will continue to be subject to the rules regarding proxy solicitations and tender offers and the corporate governance requirements of the NYSE, the U.S. Securities Exchange Act of 1934 (“Exchange Act”), the Dodd-Frank Act and the Sarbanes-Oxley Act including, for example, independence requirements for audit and compensation committee composition, annual certification requirements and auditor independence rules, unless certain circumstances change. To the extent possible under British Columbia law, Civeo Canada’s corporate governance practices are expected to be comparable to those of Civeo US. Please see “Comparison of Rights of Shareholders.”

Q:	Will Civeo Canada Common Shares issued to Canadian holders of Civeo US common stock be subject to transfer restrictions?

A:	Yes. The Common Shares to be issued to Canadian holders of Civeo US common stock are expected to be issued on a private placement basis and, as a result, the Common Shares issued to Canadian holders will be subject to a statutory hold period. This hold period will not expire until such time as Civeo Canada has been a reporting issuer in Canada for four months or has otherwise filed a prospectus in Canada in respect of such Common Shares. Civeo Canada is not currently a reporting issuer in Canada, does not currently intend to and may never become a reporting issuer in Canada and does not currently intend to file a Canadian prospectus in respect of the Common Shares. If Civeo Canada does not file such a prospectus or become a reporting issuer, the resale of the Common Shares issued to current Canadian holders of Civeo US common stock will be restricted, holders will not be able to sell any such Common Shares on the public market and such shares will only be tradable if an exemption applies under Canadian securities regulations. CANADIAN HOLDERS OF CIVEO US COMMON STOCK ARE ADVISED TO CONSULT WITH LEGAL COUNSEL REGARDING SUCH RESTRICTIONS.

Q:	What are the closing conditions to the Redomicile Transaction?

A:	The Redomicile Transaction cannot be completed without satisfying certain conditions, the most important of which is that stockholders must adopt the Merger Agreement at the annual meeting. In addition, there are other conditions such as the consent of the lenders under our credit facility, the requirement to obtain authorization for listing the Common Shares of Civeo Canada on the NYSE, the absence of specified tax law changes and receipt of certain legal opinions. Please see “Summary—Conditions to Completion of the Redomicile Transaction.”

Our board of directors does not intend to waive any of these or any other conditions unless it determines that the Redomicile Transaction is in the best interest of our stockholders, despite the condition(s) not being satisfied in whole or in part. Under applicable law, our board of directors cannot waive the requirement to obtain stockholder approval. Our board of directors reserves the right to defer or abandon the Redomicile Transaction for the reasons described under “Risk Factors—Risks Related to the Redomicile Transaction—We may choose to defer or abandon the Redomicile Transaction.”

In addition, the expected timing for the completion of the Redomicile Transaction may be impacted by other conditions described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomicile Transaction will be satisfied or waived, or that the Redomicile Transaction will be completed.

Q:	When do you expect the Redomicile Transaction to be completed?

A:	We intend to complete the Redomicile Transaction as quickly as possible. Assuming the Merger Agreement is adopted by the requisite vote of our stockholders at the annual meeting, we currently anticipate that the Redomicile Transaction will become effective in the second or third quarter of 2015.

Q:	What will I receive for my shares of Civeo US common stock?

A:	As consideration in the Redomicile Transaction, each share of Civeo US common stock you hold immediately prior to the effective time of the Redomicile Transaction will be effectively transferred to Civeo Canada and converted into one Common Share of Civeo Canada.

Q:	Do I have to take any action to exchange my shares of Civeo US common stock and receive the Common Shares that I become entitled to receive as a result of the Redomicile Transaction?

A:	Beneficial holders of shares held in “street name” through a bank, broker or other nominee and record owners of shares held in book-entry form will not be required to take any action. Your ownership of Common Shares of Civeo Canada will be recorded in book-entry form by your nominee (for shares held in “street name”) or by Computershare Trust Company, N.A., our transfer agent (for shares held by record owners in book-entry form), without the need for any additional action on your part. Holders of record who hold their shares in book-entry form will receive a statement of their holdings in Civeo Canada after the Redomicile Transaction.

Stock certificates representing shares of Civeo US common stock will, at the effective time of the Redomicile Transaction, automatically represent the same number of Civeo Canada Common Shares. You will not be required to exchange your stock certificates as a result of the Redomicile Transaction. If you desire to sell some or all of your Civeo Canada Common Shares after the effective time, delivery of the stock certificate or certificates which previously represented Civeo US shares will be sufficient.

Following the Redomicile Transaction, certificates bearing the name of Civeo Canada will be issued in the normal course upon surrender of outstanding Civeo US certificates for transfer or exchange. Holders who submit Civeo US certificates for transfer or exchange following the Redomicile Transaction will receive Civeo Canada Common Shares in book-entry form unless otherwise requested.

Q:	What happens to Civeo US’s equity-based awards at the completion of the Redomicile Transaction?

A:	As of the completion of the Redomicile Transaction, Civeo Canada will adopt and assume and become the plan sponsor of each stock-based compensation plan and agreement of Civeo US.

At the effective time of the Redomicile Transaction and pursuant to the terms of the Merger Agreement, all outstanding options to purchase shares of Civeo US common stock and all outstanding restricted stock awards and other equity-based awards granted to employees and directors by Civeo US or any of its subsidiaries under our equity incentive plans prior to the effective time will entitle the holder to purchase or receive, or receive benefits or amounts based on, as applicable, an equal number of Civeo Canada Common Shares. All of such equity-based awards will generally be subject to the same terms and conditions as were applicable to such awards immediately prior to the effective time of the Redomicile Transaction.

Q:	Can I trade Civeo shares between the date of this proxy statement/prospectus and the completion of the Redomicile Transaction?

A:	Yes. Our shares will continue to trade during this period.

Q:	After the Redomicile Transaction is complete, where can I trade Common Shares in Civeo Canada?

A:	We expect the Common Shares in Civeo Canada to be listed and traded on the NYSE under the symbol “CVEO,” the same symbol under which your shares are currently listed and traded.

Q:	What vote of stockholders is required to approve the proposals at the annual meeting?

A:	The affirmative vote of a majority of the outstanding shares of Civeo US common stock entitled to vote on the matter is required to approve the Redomicile Proposal.

The two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. Cumulative voting is not permitted in the election of directors. In accordance with our corporate governance guidelines, however, any director who does not receive a majority of votes cast “FOR” or “WITHHELD” in an uncontested election is required to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee following certification of the stockholder vote. For more information, please read “Management—Director Resignation Policy.”

The affirmative vote of a majority of the outstanding shares of Civeo US common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve the Auditor Proposal, Say on Pay Proposal and Adjournment Proposal. The alternative (other than abstention) regarding the frequency of future advisory votes on executive compensation that receives the most votes will be deemed the recommendation of the stockholders.

Q:	What vote does the board of directors recommend?

A:	At a special meeting held on April 6, 2015, the Civeo US board of directors unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Redomicile Transaction, are advisable and in the best interests of Civeo US and its stockholders, (2) approved the Redomicile Transaction and the Merger Agreement and (3) resolved to recommend adoption of the Merger Agreement to stockholders of Civeo US. Accordingly, the Civeo US board of directors recommends that the stockholders of Civeo US vote “FOR” the Redomicile Proposal. The board of directors also recommends stockholders of Civeo US vote “FOR” the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Say on Pay Proposal, “ONE YEAR” for the Say When on Pay Proposal and “FOR” the Adjournment Proposal.

Q:	When and where will the annual meeting be held?

A:	The annual meeting will be held at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002 on May 14, 2015 at 9:00 a.m., local time.

Q:	Who is entitled to vote at the annual meeting?

A:	We have fixed March 25, 2015 as the record date for the annual meeting. If you were a stockholder of Civeo US as of the close of business on such date, you are entitled to vote on matters that come before the annual meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Civeo US common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were approximately 107,317,067 outstanding shares of Civeo US common stock.

Q:	How do I vote?

A:	If you are a registered stockholder of Civeo US as of the close of business on the record date for the annual meeting, you may vote in person by attending the annual meeting or, to ensure your shares are represented at the annual meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold shares of Civeo US common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at your annual meeting.

Q:	If my shares are held in “street name” by my nominee, will my nominee vote my shares for me?

A:	If your shares are held in the name of a bank, broker or other nominee as a custodian or in the general account of the broker or other organization, you are a “street name” holder, and your nominee will not be able to vote your shares unless your nominee receives appropriate instructions from you, except that your nominee will be able to vote your shares in your nominee’s discretion on the Auditor Proposal. We recommend that you contact your nominee. Your nominee can give you directions on how to instruct the voting of your shares.

Q:	Are stockholders of Civeo US able to exercise appraisal rights?

A:	Appraisal rights are not available to stockholders of Civeo US in connection with the Redomicile Transaction.

Q:	Can I change my vote after I grant my proxy?

A:	Yes. You can change your vote at any time before your proxy is voted at the annual meeting. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	filing a written revocation with the Secretary prior to the voting of such proxy;

•	giving a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Your attendance at the annual meeting will not itself revoke your proxy.

If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	If you are a stockholder of Civeo US and fail to vote, fail to instruct your broker, bank or other nominee to vote, or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the Redomicile Proposal.

If you are a stockholder of Civeo US and are present in person at the annual meeting and abstain from voting or mark your proxy or voting instructions to abstain, this will have the effect of a vote against the Auditor Proposal, the Say on Pay Proposal and the Adjournment Proposal but will have no effect on the Director Proposal or the Say When on Pay Proposal. If you are a stockholder of Civeo US and are not present in person at the annual meeting and do not respond by proxy, or if you fail to instruct your broker, bank or other nominee to vote, this will have no effect on any of those five proposals.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a holder of record of shares of Civeo US common stock and sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Civeo US common stock represented by your proxy will be voted as recommended by the Civeo US board of directors with respect to that proposal.

Q:	What is the quorum requirement for the annual meeting?

A:	The presence of stockholders, in person or by proxy, holding at least a majority of the outstanding shares of Civeo US common stock will be required to establish a quorum. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Q:	Who is soliciting my proxy?

A:	Proxies are being solicited by our board of directors for use at the annual meeting and any adjournment or postponement thereof.

Q:	Who is paying for the cost of this proxy solicitation?

A:	We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, banks, trusts and other nominees for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of our shares.

In addition to soliciting proxies by mail, our board of directors, our officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone, and we have engaged a proxy solicitor to solicit proxies on our behalf by telephone and by other means. We expect the cost of MacKenzie Partners, Inc., our private proxy solicitor, to be approximately $13,500. Computershare, our transfer agent, will serve as the inspector of election for the annual meeting.

Q:	Whom should I call if I have questions about the annual meeting or the Redomicile Transaction?

A:	You should contact our proxy solicitor at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

212-929-5500

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the Redomicile Transaction more fully, and for a more complete legal description of the Redomicile Transaction, you should read carefully the entire proxy statement/prospectus, including the Merger Agreement attached as Annex A to this proxy statement/prospectus and the form of articles of Civeo Canada attached as Annex B to this proxy statement/prospectus, which will govern Civeo Canada, the company whose shares you will own after the Redomicile Transaction. We encourage you to read those documents. Unless otherwise indicated, currency amounts in this proxy statement/prospectus are stated in U.S. dollars.

Parties to the Redomicile Transaction

Civeo US. Civeo US is the current parent holding company of the Civeo group of companies. We are one of the largest integrated providers of long-term and temporary remote site accommodations, logistics and facility management services to the natural resource industry. We operate in some of the world’s most active oil, coal, natural gas and iron ore producing regions, including Canada, Australia and the United States. We have established a leadership position in providing a fully integrated service offering to our customers, which include major and independent oil and natural gas companies, mining companies and oilfield and mining service companies. Our Develop, Own and Operate model allows our customers to focus their efforts and resources on their core development and production operations.

Our scalable modular facilities provide workforce accommodations where, in many cases, traditional infrastructure is not accessible, sufficient or cost effective. Our services allow for efficient development and production of resources found in areas without sufficient housing, infrastructure or local labor. We believe that many of the more recently discovered mineral deposits and hydrocarbon reservoirs are in remote locations. We support these facilities by providing lodging, catering and food services, housekeeping, recreation facilities, laundry and facilities management, as well as water and wastewater treatment, power generation, communications and personnel logistics where required. Our accommodations services allow our customers to outsource their accommodations needs to a single supplier, maintaining employee welfare and satisfaction while focusing their investment on their core resource production efforts. Our primary focus is on providing accommodations to leading natural resource companies at our major properties, which we refer to as lodges in Canada and villages in Australia. We have seventeen lodges and villages in operation, with an aggregate of more than 22,000 rooms. Additionally, in the United States and Canada we have eleven smaller open camp properties as well as a fleet of mobile accommodation assets. We have long-standing relationships with many of our customers, many of whom are large investment grade energy and mining companies.

The principal executive offices of Civeo US are currently located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, and the telephone number at that address is (713) 510-2400.

Civeo Canada. Civeo Canada is an unlimited liability company newly organized under the laws of British Columbia, Canada and is currently wholly owned by Civeo US. Civeo Canada wholly owns US Merger Co. Civeo Canada has only nominal assets and has not engaged in any business or other activities other than in connection with its formation and the Redomicile Transaction. As a result of the Redomicile Transaction, Civeo Canada will become the parent holding company of the Civeo group of companies. Prior to the effective time of the Redomicile Transaction, Civeo Canada will convert from an unlimited liability company to a limited company in accordance with British Columbia law and change its name to Civeo Corporation.

The principal executive offices of Civeo Canada are currently located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, and the telephone number at that address is (713) 510-2400.

US Merger Co. US Merger Co is a company newly incorporated under the laws of the State of Delaware and is currently wholly owned by Civeo US and Civeo Canada. US Merger Co has only nominal assets and has not engaged in any business or other activities other than in connection with its formation and the Redomicile Transaction.

The principal executive offices of US Merger Co are currently located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, and the telephone number at that address is (713) 510-2400.

The Redomicile Transaction (see page 50)

You are being asked to approve the merger of US Merger Co into Civeo US, with Civeo US surviving as a wholly owned subsidiary of Civeo Canada. The Redomicile Transaction would result in Civeo Canada serving as the publicly traded corporate parent of the Civeo group of companies, effectively changing the place of incorporation of the publicly traded parent of the Civeo group of companies from Delaware to British Columbia. The Redomicile Transaction would also result in the issuance to you of Common Shares in Civeo Canada as merger consideration in exchange for your shares in Civeo US common stock on a one-for-one basis. After the Redomicile Transaction, the shares of Civeo US common stock will be cancelled and cease to exist, and each holder of shares of Civeo US common stock will cease to have any rights with respect to such shares in Civeo US, except the right to receive the merger consideration.

The Redomicile Transaction will be effected pursuant to the Merger Agreement. A copy of the Merger Agreement is attached to and is part of this proxy statement/prospectus as Annex A.

After the Redomicile Transaction, you will continue to own an interest in a parent company that will continue to conduct, through its subsidiaries, the same businesses as conducted by the Civeo group of companies before the Redomicile Transaction. The number of Common Shares you will own in Civeo Canada immediately after the Redomicile Transaction will be the same as the number of shares you owned in Civeo US immediately prior to the Redomicile Transaction, and your relative economic interest in the Civeo group of companies will remain unchanged.

Many of the principal attributes of shares of Civeo US common stock and Common Shares of Civeo Canada will be similar. However, if the Redomicile Transaction is consummated, your future rights under British Columbia corporate law as a holder of Common Shares of Civeo Canada will differ from your current rights under Delaware corporate law as a holder of shares of Civeo US common stock. In addition, Civeo Canada’s proposed notice of articles and articles differ in some respects from Civeo US’s certificate of incorporation and bylaws. Notwithstanding the differences in the governing documents between Civeo US and Civeo Canada, we believe that British Columbia law and the Civeo Canada articles as a whole adequately safeguard the rights of stockholders of Civeo US. See “Comparison of Rights of Shareholders.” A copy of Civeo Canada’s proposed articles is attached as Annex B to this proxy statement/prospectus.

Upon completion of the Redomicile Transaction, we will remain subject to the SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd-Frank Act and the applicable corporate governance rules of the NYSE, and we will continue to report our consolidated financial results in U.S. dollars and under U.S. GAAP. Upon the completion of the Redomicile Transaction, we must also comply with any additional reporting and governance requirements of Canadian law.

The Common Shares to be issued to Canadian holders of Civeo US common stock are expected to be issued on a private placement basis and, as a result, the Common Shares issued to Canadian holders will be subject to a statutory hold period. This hold period will not expire until such time as Civeo Canada has been a reporting issuer in Canada for four months or has otherwise filed a prospectus in Canada in respect of such Common

Shares. Civeo Canada is not currently a reporting issuer in Canada, does not currently intend to and may never become a reporting issuer in Canada and does not currently intend to file a Canadian prospectus in respect of the Common Shares. If Civeo Canada does not file such a prospectus or become a reporting issuer, the resale of the Common Shares issued to current Canadian holders of Civeo US common stock will be restricted, holders will not be able to sell any such Common Shares on the public market and such shares will only be tradable if an exemption applies under Canadian securities regulations. CANADIAN HOLDERS OF CIVEO US COMMON STOCK ARE ADVISED TO CONSULT WITH LEGAL COUNSEL REGARDING SUCH RESTRICTIONS.

If the Redomicile Proposal is approved by the requisite vote of our stockholders at the annual meeting and the other conditions to closing are satisfied, we will file a certificate of merger with the Delaware Secretary of State to effect the Redomicile Transaction. We currently anticipate that the Redomicile Transaction will become effective in the second or third quarter of 2015.

Reasons for the Redomicile Transaction (see page 48)

In reaching its decision to approve the Merger Agreement and recommend it to you, the Civeo US board of directors identified potential benefits of having our publicly traded parent incorporated in Canada. We anticipate that having our publicly traded parent incorporated in the Canada will provide the following benefits:

•	As a Canadian limited company, we will be better positioned to undertake possible restructuring of our Canadian and Australian operations in the future, which would allow us to more efficiently move earnings and cash flow from our operating subsidiaries to our parent company.

•	The Redomicile Transaction is expected to better position us to take advantage of lower Canadian tax rates by positioning us to align our tax position with the jurisdiction where we currently earn the majority of our income, which we believe will enhance our overall profitability.

•	A majority of our cash flow is generated by our Canadian operations. Having our parent company, which during expansionary periods has significant cash requirements, incorporated in the country where we generate most of our cash flow will provide greater flexibility and efficiency in matters of cash management.

•	A more effective corporate structure has the potential to lower our cost of capital, which could in turn enhance our ability to pursue incremental growth projects.

•	By incorporating our parent company (Civeo Canada) in the jurisdiction in which we conduct the largest portion of our business, we expect to realize operational flexibility and administrative efficiencies over the long term.

•	The new corporate structure would not change our future operational plans to grow our business. However, organizing under a Canadian parent is expected to permit us to expand in Canada and internationally with greater efficiency than we could achieve under our existing corporate structure and, therefore, may facilitate the growth of our business as opportunities arise.

•	The Redomicile Transaction may increase the awareness of the strategic importance of our Canadian business and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base. The Redomicile Transaction could also enhance our recognition by the international investment communities, including financial analysts, investment banks and the financial media. This recognition may translate into an increased level of investment by non-U.S. investors.

•	We currently contemplate that, in connection with the Redomicile Transaction, we will seek to reallocate a majority of the lender commitments under our existing credit facility to increase the borrowing capacity available to our Canadian operations, the operational jurisdiction in which we expect such availability will be needed, and to reduce the borrowing capacity availability to our U.S. operations. As part of the refinancing, we may also reduce our overall borrowing capacity. Additionally, we believe that the Redomicile Transaction will allow for greater flexibility in the type of financing available to us in connection with funding our general corporate purposes and for other transactions, including potential future acquisitions, if any, that we may elect to pursue.

•	The Civeo US board concluded that the Redomicile Transaction is the best strategic transaction available to Civeo following a review of other strategic alternatives, including conversion to a real estate investment trust (“REIT”). The Civeo US board and its advisors evaluated the potential effects of a REIT conversion on earnings, valuation and operational flexibility and determined that the Redomicile Transaction offers a superior result to a REIT conversion.

See “Approval of the Merger Agreement—Background and Reasons for the Redomicile Transaction” for further information.

Conditions to Completion of the Redomicile Transaction (see page 51)

As more fully described in this proxy statement/prospectus and in the Merger Agreement, the Redomicile Transaction will not be completed unless the following conditions, among others, are satisfied:

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no stop order with respect thereto is in effect;

•	the Merger Agreement is adopted by the requisite vote of stockholders;

•	Civeo Canadian Holdings ULC has been converted to a limited company;

•	the Common Shares to be issued pursuant to the Redomicile Transaction are authorized for listing on the NYSE, subject to official notice of issuance;

•	Civeo US receives an opinion from Baker Botts L.L.P., as of the effective date of the Redomicile Transaction, confirming the matters discussed under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations,” including the conclusion that the Redomicile Transaction will not result in the treatment of Civeo Canada as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) and any regulations promulgated thereunder or other official interpretations thereof;

•	Civeo US receives an opinion from Bennett Jones LLP, as of the effective date of the Redomicile Transaction, confirming the matters discussed under “Material Tax Considerations—Material Canadian Federal Income Tax Considerations”;

•	the applicable conditions under the Tax Sharing Agreement with Oil States are satisfied;

•	no change in applicable law with respect to Section 7874 of the Code (or any other U.S. tax law), any actual or proposed regulations promulgated thereunder (including official guidance announcing an intention to promulgate regulations with retroactive effect) or any actual or proposed official interpretation thereof, has occurred that, in the sole discretion of Civeo US, would have a material adverse effect on the Redomicile Transaction;

•	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Redomicile Transaction;

•	other than the filing of the certificate of merger, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Redomicile Transaction, including any required filings under applicable U.S. state and Canadian provincial securities laws, have been obtained or made; and

•	all consents of any third party, including the lenders under our credit facility, required to consummate the Redomicile Transaction have been obtained.

The Merger Agreement provides that we may decide to abandon the Redomicile Transaction at any time prior to the effective time of the Redomicile Transaction. See “Risk Factors—Risks Related to the Redomicile Transaction—We may choose to defer or abandon the Redomicile Transaction.”

In addition, the expected timing for the completion of the Redomicile Transaction may be impacted by other conditions described in this proxy statement/prospectus. We cannot be certain when or if the conditions to the Redomicile Transaction will be satisfied or waived, or that the Redomicile Transaction will be completed.

Management of Civeo Canada (see page 52)

Prior to the completion of the Redomicile Transaction, the officers and directors of Civeo US will be appointed as the officers and directors of Civeo Canada. Civeo Canada’s articles will provide for the same classified board of directors that Civeo US currently has, and Civeo US’s directors, including the directors to be elected at the annual meeting, will carry their terms of office over to the Civeo Canada board of directors.

If the Redomicile Transaction is completed, the members of the Civeo Canada board of directors will serve until the earlier of their successors being elected or their death, disability or retirement.

Civeo Canada will enter into indemnity agreements with those directors and officers who currently have indemnity agreements with Civeo US, upon terms substantially similar to the Civeo US agreements to the extent permitted by Canadian law.

Interests of Directors and Executive Officers in the Redomicile Transaction (see page 52)

We do not believe that any of our directors or executive officers have interests in the Redomicile Transaction that are different from the interests of our stockholders generally. No change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Redomicile Transaction.

Regulatory Approvals (see page 53)

Other than the filing of the certificate of merger with the Delaware Secretary of State, we are not aware of any governmental approvals or actions that are required to complete the Redomicile Transaction other than compliance with U.S. federal and state securities laws and various provisions of British Columbia corporate law.

Material Tax Considerations (see page 56)

Neither Civeo US nor Civeo Canada should incur U.S. federal income tax or Canadian federal income tax in respect of the Redomicile Transaction.

The exchange of shares of Civeo US common stock for Common Shares of Civeo Canada will result in the recognition of gain, but not loss by a U.S. Holder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Scope of Discussion”). A U.S. Holder will recognize gain equal to the excess, if any, of (A) the fair market value of the Civeo Canada Common Shares received in the Redomicile Transaction over (B) such holder’s adjusted tax basis in its shares of Civeo US common stock exchanged therefor. Generally, such gain will be capital gain , and will be long-term capital gain if the U.S. Holder’s holding period for the shares of Civeo US common stock was more than one year at the time of the exchange. For this purpose, the holding period of Civeo US shares generally would include a U.S. Holder’s holding period for Oil States shares in respect of which the Civeo US shares were distributed in the spin-off.

Subject to a limited exception, which is described below in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences to Non-U.S. Holders,” a non-U.S. Holder (as defined in “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Scope of Discussion”) generally will not be subject to U.S. federal income tax on gain realized, if any, on the exchange of shares of Civeo US common stock for Common Shares of Civeo Canada pursuant to the Redomicile Transaction.

The exchange of shares of Civeo US common stock for Civeo Canada’s Common Shares by holders who are not residents of Canada will generally not be subject to Canadian federal income tax as a result of the Redomicile Transaction. Canadian resident holders of shares of Civeo US common stock who exchange their shares of Civeo US common stock for Civeo Canada’s Common Shares generally will, for Canadian federal income tax purposes, realize a capital gain (or sustain a capital loss) as a result of the Redomicile Transaction. In general, the cost of any Civeo Canada Common Shares received on the transaction will, for Canadian federal income tax purposes, be equal to the fair market value of the shares of Civeo US common stock converted on the Redomicile Transaction at the effective time of the Redomicile Transaction.

Dividends paid, credited, or deemed under the Canadian Tax Act to be paid or credited to a U.S. Holder on Civeo Canada Common Shares generally will be subject to Canadian withholding tax, at the rate of 15% of the gross amount of the dividends, under the terms of the Treaty, assuming that the U.S. Holder is otherwise eligible for the benefits of the Treaty. U.S. Holders of Civeo Canada Common Shares will be required to provide proof of their residency status for Treaty benefits, or else the Canadian withholding tax rate on dividends will be 25%. Subject to various limitations and conditions, a U.S. Holder may elect to claim a foreign tax credit against U.S. federal income tax for any Canadian withholding taxes imposed on such dividends. Gains realized on the disposition of Civeo Canada Common Shares received by a U.S. Holder as a result of the Redomicile Transaction generally will not be subject to Canadian tax if such shares are listed on a stock exchange designated by the Canadian Tax Act, which includes the NYSE, and, at any time within 60 months ending at the time of the disposition, the U.S. Holder, alone or together with others not dealing at arm’s length with the U.S. Holder, has not owned 25% or more of the shares of any class of the capital stock of Civeo Canada. In any event, gains realized by a U.S. Holder on the disposition of Civeo Canada Common Shares will generally not be subject to Canadian tax, provided that the value of the Civeo Canada Common Shares is not derived principally from real property situated in Canada, as contemplated in the Canadian Tax Act and the Treaty. We do not expect that the value of the Civeo Canada Common Shares will be derived principally from real property in Canada.

Please refer to “Material Tax Considerations” for a description of the material U.S. federal income tax and Canadian federal income tax consequences of the Redomicile Transaction to Civeo US and its stockholders. Determining the actual tax consequences of the Redomicile Transaction to you may be complex and will depend on your specific situation. You are urged to consult your tax adviser for a full understanding of the tax consequences of the Redomicile Transaction to you.

Exchange of Shares (see page 53)

Your ownership of Common Shares of Civeo Canada will be recorded in book-entry form by your bank or broker or other nominee if you are a beneficial holder of shares of Civeo US common stock in “street name” or by Computershare Trust Company, N.A., our transfer agent, if your shares are held by record owners in book-entry form, with no need for any additional action on your part. Holders of record who hold their shares in book-entry form will receive a statement of their holdings in Civeo Canada after the Redomicile Transaction. Stock certificates representing shares of Civeo US common stock will, at the effective time of the Redomicile Transaction, automatically represent the same number of Civeo Canada Common Shares. You will not be required to exchange your stock certificates as a result of the Redomicile Transaction.

Stock Exchange Listing (see page 54)

We expect that the Common Shares of Civeo Canada will be listed on the NYSE under the symbol “CVEO,” the same symbol under which shares of Civeo US common stock are currently listed.

No Appraisal Rights (see page 53)

Appraisal rights are not available to stockholders of Civeo US in connection with the Redomicile Transaction.

Accounting Treatment of the Redomicile Transaction under U.S. GAAP (see page 54)

The Redomicile Transaction will represent a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at cost. Accordingly, the assets and liabilities of Civeo US will be reflected at their carrying amounts in the accounts of Civeo Canada at the completion of the Redomicile Transaction.

Market Price and Dividend Information (see page 65)

On September 26, 2014, the last trading day before the public announcement that Civeo US would redomicile in Canada, the closing price of shares of Civeo US common stock on the New York Stock Exchange was $25.47 per share. On April 6, 2015, the last practicable date before the date of this proxy statement/prospectus, the closing price of the shares of Civeo US common stock was $3.12 per share.

We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. In late December 2014, our board of directors, upon the unanimous recommendation of the Finance & Investment Committee of the board, unanimously determined to suspend our quarterly dividend in order to maintain our financial flexibility and best position our company for long-term success. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends on our Common Shares is limited by covenants in our Credit Facility. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes in the United States if we are required to repatriate foreign earnings to pay such dividends. If we elect to pay dividends in the future, the amount per share of our dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. There can be no assurance that we will pay a dividend in the future.

Meeting of Stockholders (see page 136)

Time, Place, Date and Purpose. The annual meeting of stockholders of Civeo US will be held on May 14, 2015 at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002. At the annual meeting, Civeo US’s board of directors will ask stockholders to vote on the following proposals (the “Proposals”):

•	the adoption of the Merger Agreement, pursuant to which the merger of US Merger Co into Civeo US will be effected, with Civeo US surviving as a wholly owned subsidiary of Civeo Canada and whereby each issued and outstanding share of Civeo US common stock will be effectively transferred to Civeo Canada and converted into one new common share of Civeo Canada. The Redomicile Transaction will result in Civeo Canada serving as the publicly traded corporate parent of the Civeo group of companies, and thereby effectively change the place of incorporation of our publicly traded parent company from Delaware to British Columbia;

•	the election of the following two Class I members of the board of directors: C. Ronald Blankenship and Charles Szalkowski, each for a term of three years ending at the 2018 annual meeting of stockholders or until their respective successors have been duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the year ending December 31, 2015;

•	the approval, on an advisory basis, of executive compensation;

•	the recommendation, on an advisory basis, whether a stockholder vote to approve executive compensation should occur every one, two or three years; and

•	the approval of any proposal to adjourn the annual meeting to a later date, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the annual meeting.

We will also conduct any other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Record Date. Stockholders of record of Civeo US as of the close of business, U.S. Eastern time, on March 25, 2015 have the right to attend the annual meeting and vote their shares, or may grant a proxy to vote, on the Proposals described in this proxy statement/prospectus.

Quorum. The presence of stockholders, in person or by proxy, holding at least a majority of the outstanding shares of Civeo US common stock will be required to establish a quorum. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Recommendation of the Board of Directors

At a special meeting held on April 6, 2015, the Civeo US board of directors unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Redomicile Transaction, are advisable and in the best interests of Civeo US and its stockholders, (2) approved the Redomicile Transaction and the Merger Agreement and (3) resolved to recommend adoption of the Merger Agreement to stockholders of Civeo US. Accordingly, the Civeo US board of directors recommends that the stockholders of Civeo US vote “FOR” the Redomicile Proposal. The board of directors also recommends that the stockholders of Civeo US vote “FOR” the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Say on Pay Proposal, “ONE YEAR” for the Say When on Pay Proposal and “FOR” the Adjournment Proposal.

Required Vote

The required votes to approve the Proposals are as follows:

•	To approve the Redomicile Proposal, the affirmative vote of a majority of the outstanding shares of Civeo US common stock entitled to vote on the matter is required. See “Approval of the Merger Agreement—Recommendation and Required Vote.”

•	With respect to the Director Proposal, the two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. In accordance with our corporate governance guidelines, however, any director who does not receive a majority of votes cast “FOR” or “WITHHELD” in an uncontested election is required to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee following certification of the stockholder vote.

•	To approve the Auditor Proposal, Say on Pay Proposal and Adjournment Proposal, the affirmative vote of a majority of the outstanding shares of Civeo US common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required.

•	With respect to the Say When or Pay Proposal, the alternative (other than abstention) regarding the frequency of future advisory votes on executive compensation that receives the most votes will be deemed the recommendation of the stockholders.

As of the record date, there were 107,317,067 shares of Civeo US common stock outstanding and entitled to vote. As of such date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately 900,000 of such shares. This represents approximately 0.9% of the common stock of Civeo US. Our directors and executive officers have indicated that they intend to vote their shares in favor of the Redomicile Proposal, each of the director nominees and each of the other proposals described in this proxy statement/prospectus, although none of them have entered into any agreements obligating them to do so.

Proxies and Voting Instruction Cards (see page 137)

Proxies. A proxy card is being sent with this proxy statement/prospectus to each stockholder of record of Civeo US as of the close of business, U.S. Eastern time, on March 25, 2015, the record date for the annual meeting. If you are a stockholder of record of Civeo US as of the record date, you may grant a proxy to vote on each of the Proposals described in this proxy statement/prospectus by following the instructions on the proxy card. If you hold your shares of Civeo US common stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a proxy card or voting instructions must be received by Civeo US prior to the beginning of voting at the annual meeting of stockholders.

Revocation. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	filing a written revocation with the Secretary prior to the voting of such proxy;

•	giving a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Your attendance at the annual meeting will not itself revoke your proxy.

Absence of Instructions. Shares represented by a proxy that has not been revoked will be voted at the annual meeting in accordance with the directions given. If you are a holder of record of shares of Civeo US common stock and sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Civeo US common stock represented by your proxy will be voted as recommended by the Civeo US board of directors with respect to that proposal.

SUMMARY HISTORICAL FINANCIAL DATA

The following tables present the summary combined financial information of the accommodations business as of and for the years ended December 31, 2013 and 2012 and consolidated financial information for Civeo US as of and for the year ended December 31, 2014. The term “accommodations business” refers to Oil States’ historical accommodations segment reflected in its historical combined financial statements discussed herein and included elsewhere in this proxy statement/prospectus. The balance sheet data as of December 31, 2014 and 2013 and the statement of income data for each of the years ended December 31, 2014, 2013 and 2012 are derived from our audited financial statements included in Item 8 of the Civeo US annual report on Form 10-K for the year ended December 31, 2014 attached as Annex C to this proxy statement/prospectus (the “Form 10-K”). The balance sheet data as of December 31, 2012 is derived from our audited combined financial statements not included in this proxy statement/prospectus.

All financial information presented after our spin-off from Oil States represents the consolidated results of operation and financial position of Civeo US. Accordingly,

•	Our consolidated statement of income data for the year ended December 31, 2014 consists of (i) the combined results of the Oil States’ accommodations business for the five months ended May 30, 2014 and (ii) the consolidated results of Civeo US for the seven months ended December 31, 2014. Our consolidated statement of income data for the years ended December 31, 2013 and 2012 consist entirely of the combined results of the Oil States’ accommodations business.

•	Our consolidated balance sheet data at December 31, 2014 consists of the consolidated balances of Civeo US, while at December 31, 2013 and 2012, it consists entirely of the combined balances of the Oil States’ accommodations business.

The summary historical financial information presented below should be read in conjunction with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of the Form 10-K. The financial information may not be indicative of our future performance and does not necessarily reflect that the financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that have occurred in our operations as a result of our spin-off from Oil States.

We have included no data for Civeo Canada or US Merger Co because those entities were not in existence during any of the periods shown below.

	For the year ended December 31,
	2014	2013	2012
	(In thousands, except for average available lodges/villages rooms and RevPAR)
Statement of Income Data:
Revenues	$942,891	$1,041,104	$1,108,875
Operating income (loss)	(142,891)	259,456	352,929
Net income (loss) attributable to Accommodations Business of Oil States International, Inc. or Civeo US, as applicable	(189,043)	181,876	244,721
Other Financial Data:
EBITDA(1)	$38,222	$428,982	$494,193
Capital expenditures	$251,158	$291,694	$314,047
Lodge/village revenue	$710,495	$804,201	$823,893
Average available lodge/villages rooms	21,828	20,466	18,421
RevPAR(2)	$89	$108	$123

	As of December 31,
	2014	2013	2012
	(In thousands)
Balance Sheet Data:
Total assets	$1,829,161	$2,123,237	$2,132,925
Long-term debt to affiliates	—	335,171	358,316
Long-term debt to third parties	755,625	—	123,497
Total Oil States net investment or Civeo US stockholders’ equity, as applicable	858,001	1,591,034	1,410,397

(1)	The term EBITDA as defined consists of net income plus net interest expense, income taxes, depreciation and amortization. EBITDA as defined is not a measure of financial performance under U.S. GAAP. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with U.S. GAAP or as a measure of profitability or liquidity. Additionally, EBITDA as defined may not be comparable to other similarly titled measures of other companies. We have included EBITDA as defined as a supplemental disclosure because we believe that EBITDA as defined provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. We use EBITDA as defined to compare and to monitor the performance of our business segments to other comparable public companies and as one of the primary measures to benchmark for the award of incentive compensation under our annual incentive compensation plan.
(2)	Rev PAR is defined as lodge/village revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

The following table reconciles EBITDA as defined with our net income, as derived from our financial information (in thousands), and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of the Form 10-K.

	For the year ended December 31,
	2014	2013	2012
Net income (loss)	$(189,043)	$181,876	$244,721
Depreciation and amortization expense	174,970	167,213	139,047
Interest expense, net	20,916	23,837	26,159
Income tax provision	31,379	56,056	84,266

EBITDA, as defined	$38,222	$428,982	$494,193

RISK FACTORS

Before you decide how to vote on the Proposals, you should carefully consider the following risk factors, in addition to the other information contained in this proxy statement/prospectus, including the “Risk Factors” section in Item 1A of the Form 10-K.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations and the price of our shares, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to the Redomicile Transaction

The Redomicile Transaction will be taxable to U.S. Holders who have a gain on their shares of Civeo U.S. common stock, while those with a loss will not be able to recognize the loss.

The Redomicile Transaction will be taxable to those U.S. Holders of shares of Civeo US common stock who have a gain on their shares. In contrast, U.S. Holders with a loss on their shares will not be able to recognize that loss in the Redomicile Transaction. For a discussion of these and other consequences, see “Material Tax Considerations—Material U.S. Federal Income Tax Consequences— Material U.S. Federal Income Tax Consequences to U.S. Holders.”

The anticipated benefits of the Redomicile Transaction may not be realized.

We may not realize the benefits we anticipate from the Redomicile Transaction, particularly as the realization of those benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and do business and the reactions of investors, analysts and Canadian and U.S. taxing authorities, and other factors discussed in these risk factors. Our failure to realize those benefits could have an adverse effect on our business, results of operations or financial condition.

Your rights as a stockholder will change as a result of the Redomicile Transaction.

The consummation of the Redomicile Transaction will change the governing law that applies to our stockholders from Delaware law (which applies to the shares of Civeo US common stock) to British Columbia law (which applies to Civeo Canada’s Common Shares). Many of the principal attributes of Civeo US’s shares and Civeo Canada’s Common Shares will be similar. However, if the Redomicile Transaction is consummated, your future rights as a stockholder under British Columbia corporate law will differ from your current rights as a shareholder under Delaware corporate law. In addition, Civeo Canada’s proposed articles will differ from Civeo US’s certificate of incorporation and bylaws. See “Comparison of Rights of Shareholders.”

We will be subject to various Canadian and other taxes after the Redomicile Transaction.

While we expect the Redomicile Transaction will enable us to take advantage of lower Canadian tax rates in the years after the year of implementation to a greater extent than would likely have been available if the Redomicile Transaction was not completed, these benefits may not be achieved. In particular, tax authorities may challenge our application and/or interpretation of relevant tax laws, regulations or treaties, valuations and methodologies or other supporting documentation, and, if they are successful in doing so, we may not experience the level of benefits we anticipate or we may be subject to adverse tax consequences. Even if we are successful in maintaining our tax positions, we may incur significant expense in contesting these positions or other claims made by tax authorities. In addition, changes in tax laws or increased rates of tax could have the effect of negatively impacting our anticipated effective tax rates. Our effective tax rates and the benefits described herein are also subject to a variety of other factors, many of which are beyond our ability to control, such as changes in the rate of economic growth in Canada, the financial performance of our business in various jurisdictions, currency exchange rate fluctuations (especially as between Canadian and U.S. dollars), and significant changes in trade, monetary or fiscal policies of Canada, including changes in interest rates, withholding taxes and tax rates generally. The impact of these factors, individually and in the aggregate, is difficult to predict, in part because the occurrence of the events or circumstances described in such factors may be (and, in fact, often seem to be) interrelated, and the impact to us of the occurrence of any one of these events or circumstances could be compounded or, alternatively, reduced, offset, or more than offset, by the occurrence of one or more of the other events or circumstances described in such factors.

More specifically, Canada’s tax rules under the Canadian Tax Act allow for favorable tax treatment insofar as the repatriation of certain dividends from foreign affiliates. These tax rules are complicated and could change over time. Any such changes could have a material impact on our overall tax rate.

Canada has also introduced tax rules governing “foreign affiliate dumping” in the Canadian Tax Act that can have adverse tax consequences to Canadian corporations that are controlled by non-Canadian corporations in respect of non-Canadian business activities and investments. These rules would have a negative impact on Civeo Canada to the extent that Civeo Canada became controlled by a non-Canadian resident corporation.

The CRA may disagree with our conclusions on tax treatment and the CRA has not provided (and we have not requested) a ruling on the Canadian tax aspects of the Redomicile Transaction.

Based on the current provisions of the Canadian Tax Act, we expect that the Redomicile Transaction will not result in any material Canadian federal income tax liability to Civeo US or Civeo Canada. However, if the CRA disagrees with this view, it may take the position that material Canadian federal income tax liabilities or amounts on account thereof are payable by any one or more of these companies as a result of the Redomicile Transaction, in which case, we expect that we would contest such assessment. To contest such assessment, we would be required to remit cash or provide security of the amount in dispute, or such lesser amount as permitted under the Canadian Tax Act and acceptable to the CRA, to prevent the CRA from seeking enforcement actions pending the dispute of such assessment. If we were unsuccessful in disputing the assessment, the implications could be materially adverse to us. The CRA has not provided (and we have not requested) a ruling on the Canadian tax aspects of the Redomicile Transaction. There can be no assurance that the CRA will agree with our interpretation of the tax aspects of the Redomicile Transaction or any related matters associated therewith.

We may choose to defer or abandon the Redomicile Transaction.

We may decide to terminate the Merger Agreement and defer or abandon the Redomicile Transaction at any time prior to the effective time of the Redomicile Transaction. In addition, after the Merger Agreement is adopted by stockholders, we will not effect the Redomicile Transaction if one of the conditions to closing fails to be satisfied and our board of directors determines not to waive the condition. In order to consummate the Redomicile Transaction, we will be required to obtain the consent of the lenders under our existing credit facility. In addition, we are in the process of amending our existing credit facility to reallocate a majority of the lender commitments under the facility to increase the borrowing capacity available to our Canadian operations, the operational jurisdiction in which we expect such availability will be needed, and to reduce the borrowing capacity availability to our U.S. operations. There is currently no planned change to the borrowing capacity of our Australian operations. As part of the amendment process, we plan to reduce our overall borrowing capacity to approximately $825 million. We plan to use excess cash flow and existing cash to repay a portion of the term loan, which may negatively impact our liquidity. We are also seeking an amendment from the lenders under our existing credit facility to increase the maximum leverage ratio, defined as the ratio of total debt to consolidated EBITDA, from its current level of no greater than a 3.5 to 1 ratio of total debt to EBITDA. The amendments we are requesting from our lenders require approval of 50% of our total borrowing capacity under our existing credit facility and require commitments from our lenders for the increase in borrowing capacity available in Canada. We expect to complete the amendment process with our lenders before the annual meeting, and the amendment would be effective upon completion of the Redomicile Transaction. We may not be able to obtain the consent of our lenders to the Redomicile Transaction, or to amend our credit facility or term loan, without paying significant fees or at all. Any failure to refinance our credit facility or term loan could reduce the expected benefits of the Redomicile Transaction.

We expect to incur transaction costs in connection with the completion of the Redomicile Transaction, some of which will be incurred whether or not the Redomicile Transaction is completed.

We expect to incur a total of approximately $25 million in transaction costs in connection with the Redomicile Transaction. The substantial majority of these costs will be incurred regardless of whether the Redomicile Transaction is completed and prior to your vote on the Proposals.

Future potential changes to tax laws could result in Civeo Canada being treated as a U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, Civeo Canada is expected to be treated as a foreign corporation for U.S. federal income tax purposes. Changes to Section 7874 of the Internal Revenue Code or the U.S. Treasury regulations promulgated thereunder or official interpretations thereof, could affect Civeo Canada’s status as a foreign corporation for U.S. federal income tax purposes. For example, the U.S. Treasury has indicated that it is considering possible regulatory action in connection with so-called inversion transactions, including, most recently, in Notice 2014-52 (the “Notice”). The timing and substance of any such action is presently uncertain. Any such change of law or regulatory action could adversely impact the treatment of Civeo Canada as a foreign corporation for U.S. federal income tax purposes and could adversely impact its tax position and financial position and results in a material manner. The precise scope and application of the regulatory proposals will not be clear until Treasury regulations are actually issued, and, accordingly, until such regulations are promulgated and fully understood, we cannot be certain as to their potential impact. Any such changes could have prospective or retroactive application, and may apply even if enacted after the transaction is consummated. If Civeo Canada were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantially greater U.S. federal income tax liability.

Civeo US’s obligation to complete the Redomicile Transaction is subject to a condition that there shall have been no actual or proposed change in applicable law with respect to Section 7874 of the Internal Revenue Code (or any other U.S. tax law), or any official interpretations thereof as set forth in published guidance by the IRS that, once effective, in the sole discretion of Civeo US, would have a material adverse effect on the Redomicile Transaction.

Since Section 7874 of the Internal Revenue Code was enacted, there have been various proposals to broaden the scope of Section 7874, including, (i) the Notice, (ii) a provision in the Obama Administration’s 2015 budget proposals which, if enacted in its present form, would be effective for transactions completed after December 31, 2014, and (iii) proposals introduced by certain Democratic members of both Houses of Congress which, if enacted in their present form, would be effective retroactively to any transactions completed after May 8, 2014. Such proposals could, among other things, treat a foreign acquiring corporation as a U.S. corporation under Section 7874 of the Internal Revenue Code if the former stockholders of the U.S. corporation own more than 50% of the shares of the foreign acquiring corporation after the transaction, or if the foreign corporation’s affiliated group has substantial business activities in the United States and the foreign corporation is primarily managed and controlled in the United States. These proposals, if enacted in their present form and made retroactively effective to transactions completed during the period in which the completion of the Redomicile Transaction occurs, may cause Civeo US to be treated as a U.S. corporation for U.S. federal income tax purposes.

We will remain subject to changes in tax law and other factors after the Redomicile Transaction that may not allow us to achieve a lower effective corporate tax rate.

While we believe that the Redomicile Transaction should allow for a lower effective corporate tax rate, we cannot give any assurance as to what our effective tax rate will be after the Redomicile Transaction because of, among other things, the tax policies of the jurisdictions where we operate, primarily Canada and Australia. Also, the tax laws of Canada, Australia and other jurisdictions could change in the future, and such changes could cause a material change in our effective corporate tax rate. As a result, our actual effective tax rate may be materially different from our expectation. Civeo Canada’s provision for income taxes will be based on certain estimates and assumptions made by management in consultation with its tax and other advisors. Civeo Canada’s consolidated income tax rate will be affected by the amount of net income earned in Canada and its other operating jurisdictions, the availability of benefits under tax treaties, and the rates of taxes payable in respect of that income. Civeo Canada will enter into many transactions and arrangements in the ordinary course of business in respect of which the tax treatment is not entirely certain. Civeo Canada will therefore make estimates and judgments based on its knowledge and understanding of applicable tax laws and tax treaties, and the application of those tax laws and tax treaties to its business, in determining its consolidated tax provision. The final outcome of any audits of Civeo US by taxation authorities may differ from the estimates and assumptions Civeo Canada may use in determining its consolidated tax provisions and accruals. This could result in a material adverse effect on the combined company’s consolidated income tax provision, financial condition and the net income for the period in which such determinations are made.

The IRS may not agree with the conclusion that Civeo Canada should be treated as a foreign corporation for U.S. federal tax purposes following the completion of the Redomicile Transaction, and no ruling has been sought from the IRS.

A corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation for U.S. federal income tax purposes. Because Civeo Canada will be a British Columbia incorporated entity, it generally would be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under U.S. federal income tax law. Even so, the IRS may assert that Civeo Canada should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Internal Revenue Code.

Under Section 7874 of the Internal Revenue Code, if the former stockholders of Civeo US hold 80% or more of the vote or value of the Common Shares of Civeo Canada by reason of holding stock in Civeo US (the “ownership test”), and Civeo US’s expanded affiliated group after the transaction does not have substantial business activities in Canada relative to its worldwide activities (the “substantial business activities” test), Civeo Canada would be treated as a U.S. corporation. For this purpose, “substantial business activities” generally requires at least 25% of the employees (by number and compensation), assets and gross income of the Civeo Canada’s expanded affiliated group to be based, located and derived, respectively, in Canada (“25% test”).

Civeo Canada expects to satisfy this 25% test because Civeo US has significant operations in Canada (with its remaining operations occurring in Australia and the United States), and Civeo Canada will continue these operations following the Redomicile Transaction. Therefore, under current U.S. federal income tax law, Civeo Canada should not be treated as a U.S. corporation for U.S. federal income tax purposes. We caution, however, that the satisfaction of the 25% test generally is determined at the closing of the Redomicile Transaction and could be affected by changes to the relevant facts and circumstances. In addition, there have been legislative proposals to expand the scope of U.S. corporate tax residence and there could be changes to Section 7874 of the Internal Revenue Code or the Treasury Regulations promulgated thereunder that could result in Civeo Canada being treated as a U.S. corporation. Such statutory or regulatory provisions could have retroactive application.

If it were determined that Civeo Canada should be taxed as a U.S. corporation for U.S. federal income tax purposes, Civeo Canada could be liable for substantial additional U.S. federal income taxes.

See “Material Tax Considerations—Material U.S. Federal Income Tax Consequences—Material U.S. Federal Income Tax Consequences of the Redomicile Transaction to Civeo US and Civeo Canada—Tax Residence of Civeo Canada for U.S. Federal Income Tax Purposes” for a more detailed discussion of the application of Section 7874 of the Internal Revenue Code to the Redomicile Transaction.

Civeo Canada’s tax position may be adversely affected by changes in tax law relating to multinational corporations, or increased scrutiny by tax authorities.

In addition to potential changes to Section 7874 of the Internal Revenue Code, recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, limit the ability of foreign-owned corporations to deduct interest expense, and to make other changes in the taxation of multinational corporations.

Additionally, the U.S. Congress, government agencies in non-U.S. jurisdictions where Civeo Canada and its affiliates will do business, and the Organization for Economic Co-operation and Development have recently focused on issues related to the taxation of multinational corporations. One example is found in the area of “base erosion and profit shifting”, where profits are claimed to be earned for tax purposes in low-tax jurisdictions, or payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which Civeo Canada and its affiliates do business could change on a prospective or retroactive basis, and any such changes could materially adversely affect Civeo Canada.

Moreover, U.S. and international tax authorities may carefully scrutinize companies that have redomiciled, such as Civeo Canada, which may lead such authorities to assert that Civeo Canada owes additional taxes.

We may be subject to Australian stamp duty as a result of the Redomicile Transaction.

Some states of the Commonwealth of Australia impose stamp duty, which is a tax payable on documents that affect interests in property and on transfers of marketable securities. If it were determined that Australian stamp duty applied to the Redomicile Transaction, Civeo Canada could be liable for substantial Australian stamp duty taxes.

Negative publicity resulting from the proposed Redomicile Transaction could adversely affect our business and the price of our Common Shares.

Foreign reincorporations that have been undertaken by other companies have generated significant press coverage, much of which has been negative. Negative publicity generated by the proposed Redomicile Transaction could cause our colleagues, particularly those in the United States, to perceive uncertainty regarding future opportunities available to them. In addition, negative publicity could cause some of our clients to be more reluctant to do business with us. Either of these events could have a significant adverse impact on our business. Negative publicity could also cause some of our shareholders to sell our shares or decrease the demand for new investors to purchase our shares, which could have an adverse impact on the price of our shares.

Risks Related to Our Business

Decreased customer expenditure levels will adversely affect our results of operations.

Demand for our services is sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and gas and mining companies. If our customers’ expenditures decline in regions where our facilities are located, our business will be impacted. The oil and gas and mining industries’ willingness to explore, develop and produce depends largely upon the availability of attractive resource prospects and the prevailing view of future commodity prices. Prices for oil, coal, natural gas, and other minerals are subject to large fluctuations in response to changes in the supply of and demand for these commodities, market uncertainty, and a variety of other factors that are beyond our control. Accordingly, a sudden or long-term decline in commodity pricing would have material adverse effects on our results of operations.

In the fourth quarter 2014 and continuing into early 2015, global oil prices dropped to their lowest level in five years due to concerns over global oil demand, the economic growth rate in China, the overall economic health of Europe and price cutting by major oil producing countries, such as Saudi Arabia. Increasing global supply including increased U.S. shale oil production has also negatively impacted pricing. With falling Brent Crude and West Texas Intermediate (“WTI”) oil prices, Western Canadian Select (“WCS”) has also fallen. WCS prices in the fourth quarter of 2014 averaged $57.75 per barrel compared to $78.69 per barrel in the third quarter of 2014 and $73.48 per barrel in 2013. As of December 31, 2014, the WTI price was $53.27 and the WCS price was $37.27. Commodity prices, particularly with respect to the oil sands, could continue to deteriorate. A sustained continuation of these levels of commodity prices or further deterioration is likely to significantly depress levels of exploration, development, and production activity, often reflected as reductions in employees or resource production, and have a material adverse effect on our financial position, results of operations or cash flows.

Additionally, significant new regulatory requirements, including climate change legislation, could have an impact on the demand for and the cost of producing oil, coal and natural gas in the regions where we operate. Many factors affect the supply of and demand for oil, coal, natural gas and other minerals and, therefore, influence product prices, including:

•	the level of activity and developments in the Canadian oil sands;

•	the global level of demand, particularly from China, for coal and other natural resources produced in Australia;

•	the availability of attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict development;

•	the availability of transportation infrastructure for oil, natural gas and coal, refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	global weather conditions and natural disasters;

•	worldwide economic activity including growth in developing countries, such as China and India;

•	national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (OPEC) to set and maintain production levels and prices for oil and government policies which could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•	the level of oil and gas production by non-OPEC countries;

•	rapid technological change and the timing and extent of energy resource development, including LNG or other alternative fuels;

•	environmental regulation; and

•	U.S. and foreign tax policies.

Our failure to retain our current customers, renew our existing customer contracts and obtain new customer contracts could adversely affect our business.

Our success depends on our ability to retain our current customers, renew or replace our existing customer contracts and obtain new business. Our ability to do so generally depends on a variety of factors, including overall customer expenditure levels and the quality, price and responsiveness of our services, as well as our ability to market these services effectively and differentiate ourselves from our competitors. We cannot assure you that we will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing, or at all, or that our current customers will not turn to competitors, cease operations, elect to self-operate or terminate contracts with us. Because global oil prices dropped to their lowest level in five years in the fourth quarter of 2014, our customers may not renew contracts on terms favorable to us or, in some cases, at all, and we may have difficulty obtaining new business. Additionally, several contracts have clauses that allow termination upon the payment of a termination fee. As a result, our customers may choose to terminate their contracts. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. Customer contract cancellations, the failure to renew a significant number of our existing contracts or the failure to obtain new business would have a material adverse effect on our business and results of operations.

Due to the cyclical nature of the natural resources industry, our business may be adversely affected by extended periods of low oil, coal or natural gas prices or unsuccessful exploration results may decrease our customers’ spending and therefore our results.

Commodity prices have been and are expected to remain volatile. This volatility causes oil and gas and mining companies to change their strategies and expenditure levels. Prices of oil, coal and natural gas can be influenced by many factors, including reduced demand due to lower global economic growth, surplus inventory, improved technology such as the hydraulic fracturing of horizontally drilled wells in shale discoveries, access to potential productive regions and availability of required infrastructure to deliver production to the marketplace. In particular, global demand for both oil and metallurgical coal is, at least partially, dependent on the growth of the Chinese economy. Should GDP growth in China slow further or contract, demand for oil and metallurgical coal and, correspondingly, our accommodations would fall, which would negatively impact our financial results.

Our business typically supports projects that are capital intensive and require several years to generate first production. The economic analyses conducted by our customers in oil sands, Australian mining and LNG investment areas have historically assumed a relatively conservative longer-term price outlook for production from such projects to determine economic viability. Current perceptions of lower commodity prices are causing our customers to reduce or defer major expenditures, particularly in Canada, given the long-term nature of many large scale development projects, adversely affecting our revenues and profitability. In Canada, WCS crude is the benchmark price for our oil sands accommodations’ customers. Historically, WCS has traded at a discount to WTI. Should the price of WTI decline or the WCS discount to WTI widen further, our oil sands customers may delay or eliminate additional investments, reduce their spending in the oil sands region or curtail or shut-down existing operations. Similarly, the volumes and prices of the mineral products of our customers, including coal and gold, have historically varied significantly and are difficult to predict. The demand for, and price of, these minerals and commodities is highly dependent on a variety of factors, including international supply and demand, the price and availability of alternative fuels, actions taken by governments and global economic and political developments. Mineral and commodity prices have fluctuated in recent years and may continue to fluctuate significantly in the future. We expect that a material decline in mineral and commodity prices could result in a decrease in the activity of our customers with the possibility that this would materially adversely affect us. No assurance can be given regarding future volumes and/or prices relating to the activities of our customers. We have experienced in the past, and expect to experience in the future, significant fluctuations in operating results based on these changes. In addition, the carrying value of our lodges or villages could be reduced by extended periods of limited or no activity by our customers, which has required us to record impairment charges equal to the excess of the carrying value of the lodges or villages over fair value and had negatively impacted the value of our goodwill. In 2014, we recorded goodwill impairments of $202.7 million and impairments of our long-lived assets, including intangibles, of $87.8 million. We may incur additional asset and/or goodwill impairment charges in the future, which charges will affect negatively our results of operations and financial condition.

Exchange rate fluctuations could adversely affect our U.S. dollar reported results of operations and financial position and could impact our ability to pay dividends.

Currency exchange rate fluctuations can create volatility in our consolidated financial position, results of operations and/or cash flows. Because our consolidated financial results are and, following the Redomicile Transaction, will continue to be reported in U.S. dollars, if we generate net revenues or earnings in countries whose currency is not the U.S. dollar, the translation of such amounts into U.S. dollars can result in an increase or decrease in the amount of our reported revenues, net income and cash flows depending upon exchange rate movements. For the year ended December 31, 2014, 93% of our revenues originated from subsidiaries outside of the U.S. and were denominated in either the Canadian dollar or the Australian dollar. As a result, a material decrease in the value of these currencies relative to the U.S. dollar has had, and may have in the future, a negative impact on our reported revenues, net income and cash flows. Any currency controls implemented by local monetary authorities in countries where we currently operate could also adversely affect our business, financial condition and results of operations. In addition, any dividends we may pay will be paid in U.S. dollars. Weakness in the Canadian and Australian dollars could negatively impact our willingness to repatriate and exchange those foreign earnings and cash flows into U.S. dollars in order to make any dividend payments.

Our functional currency is the U.S. dollar, and we are exposed to currency exchange risk primarily between the U.S. dollar and the Canadian and Australian dollars. We may attempt to limit the risks of currency fluctuation where possible by entering into financial instruments to protect against foreign currency exposure. Our efforts to limit exchange risks may be unsuccessful, thereby exposing us to foreign currency fluctuations that could cause our results of operations, financial condition and cash flows to deteriorate.

We do business in Canada and Australia, whose political and regulatory environments and compliance regimes differ from those in the United States.

A significant portion of our revenue is attributable to operations in Canada and Australia. These activities accounted for 93% of our consolidated revenue in the year ended December 31, 2014. Risks associated with our operations in Canada and Australia include, but are not limited to:

•	foreign currency fluctuations;

•	different taxing regimes;

•	the inability to repatriate earnings or capital in a tax efficient manner;

•	changing political conditions;

•	changing foreign and U.S. monetary policies;

•	regional economic downturns;

•	expropriation, confiscation or nationalization of assets; and

•	foreign exchange limitations.

The regulatory regimes in these countries are substantially different than those in the United States, and are unfamiliar to U.S. investors. Violations of foreign laws could result in monetary and criminal penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

All of our major Canadian lodges are located on land subject to leases; if we are unable to renew a lease, we could be materially and adversely affected.

All of our major Canadian lodges are located on land subject to leases. Accordingly, while we own the accommodations assets, we only own a leasehold in those properties. If we are found to be in breach of a lease, we could lose the right to use the property. In addition, unless we can extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate our facilities located on these properties upon expiration of the leases. In that event, we would be required to remove our accommodations assets and remediate the site. Generally, our leases have an initial term of ten years and will expire between 2015 and 2026 unless extended. We can provide no assurances that we will be able to renew our leases upon expiration on similar terms, or at all. If we are unable to renew leases on similar terms, it may have an adverse effect on our business.

Due to the significant concentration of our business in the oil sands region of Alberta, Canada and in the Bowen Basin coal region of Queensland, Australia, adverse events in these areas could negatively impact our business, and our geographic concentration could limit the number of customers seeking our services.

Because of the concentration of our business in the oil sands region of Alberta, Canada and in the coal producing region of Queensland, Australia, two relatively small geographic areas, we have increased exposure to political, regulatory, environmental, labor, climate or natural disaster events or developments that could disproportionately impact our operations and financial results. For example, in 2011, major flooding caused by seasonal rain and a cyclone impacted areas near our villages in Australia. Also in 2011, forest fires in northern Alberta impacted areas near our Canadian lodges. Due to our geographic concentration, any adverse events or developments in our operating areas may disproportionately affect our financial results.

In addition, a limited number of companies operate in the areas in which our business is concentrated, and occupancy at each of our lodges may be constrained by the radius which potential customers are willing to transport their workers. Our geographic concentration could limit the number of customers seeking our services, and as to any single lodge or village, we may have few potential customers. Therefore, we are subject to volatility in occupancy in any location based on the capital spending plans of a limited number of customers, based on their changing decisions as to whether to outsource or use their own company-owned accommodations and whether other potential customers move into that lodge’s radius.

Civeo US will incur incremental U.S. income taxes if we elect to repatriate our foreign earnings to Civeo US, and Civeo US’s inability to indefinitely reinvest our foreign earnings could materially adversely affect our results of operations, financial condition and cash flows.

Civeo US previously assumed for U.S. tax purposes that a significant portion of the earnings of its non-U.S. subsidiaries would be indefinitely reinvested abroad in the countries where such earnings are derived. However, based on Civeo US’s current forecasts for 2015, Civeo US determined that repatriation of a portion of its non-U.S. earnings to the U.S. is likely if the Redomicile Transaction does not occur, because Civeo US expects that it will be required to reduce its outstanding indebtedness in order to comply with the maximum leverage ratio covenant as required under its Credit Facility, particularly in the third and fourth quarters of 2015. Civeo US will incur incremental U.S. income taxes that, subject to the availability of foreign tax credits (which are subject to various limitations), generally are based on the difference between U.S. and foreign income tax rates on such foreign earnings. As a result of the change in expectations, Civeo US recognized incremental income tax expense of $26.1 million in the fourth quarter 2014. Future repatriation to the U.S. may be necessary in order to allow for U.S. expansion, to repay debt incurred by Civeo US and its U.S. subsidiaries or to satisfy covenants in their debt agreements.

Development of permanent infrastructure in the Canadian oil sands region, regions of Australia or various U.S. locations where we locate our assets could negatively impact our business.

We specialize in providing housing and personnel logistics for work forces in remote areas which often lack the infrastructure typically available in nearby towns and cities. If permanent towns, cities and municipal infrastructure develop, grow or otherwise become available in the oil sands region of northern Alberta, Canada, or regions of Australia where we locate villages, then demand for our accommodations could decrease as customer employees move to the region and choose to utilize permanent housing and food services.

We depend on several significant customers, and the loss of one or more such customers or the inability of one or more such customers to meet their obligations to us could adversely affect our results of operations.

We depend on several significant customers. The majority of our customers operate in the energy or mining industry. For a more detailed explanation of our customers, see “Business” in Item 1 of the Form 10-K. The loss of any one of our largest customers in any of our business segments or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on our results of operations. In addition, the concentration of customers in two industries may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. While we perform ongoing credit evaluations of our customers, we do not require collateral in support of our trade receivables.

As a result of our customer concentration, risks of nonpayment and nonperformance by our counterparties are a concern in our business. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In an economic downturn, commodity prices typically decline, and the credit markets and availability of credit could be constrained. Additionally, many of our customers’ equity values could decline. The combination of lower cash flow due to commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of available debt or equity financing may result in a significant reduction in our customers’ liquidity and ability to pay or otherwise perform on their obligations to us. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

We are susceptible to seasonal earnings volatility due to adverse weather conditions in our regions of operations.

Our operations are directly affected by seasonal differences in weather in the areas in which we operate, most notably in Canada and Australia, and, to a lesser extent, the Rocky Mountain region and the Gulf of Mexico. A portion of our Canadian operations is conducted during the winter months when the winter freeze in remote regions is required for exploration and production activity to occur. The spring thaw in these frontier regions restricts operations in the spring months and, as a result, adversely affects our operations and our ability to provide services in the second and, to a lesser extent, third quarters. During the Australian rainy season, generally between the months of November and April, our operations in Queensland and the northern parts of Western Australia can be affected by cyclones, monsoons and resultant flooding. Severe winter weather conditions in the Rocky Mountain region of the United States can restrict access to work areas for our customers. Our operations in the Gulf of Mexico are also affected by weather patterns. Furthermore, the areas in which we operate are susceptible to forest fires, which could interrupt our operations and adversely impact our earnings.

Our customers are exposed to a number of unique operating risks and challenges which could also adversely affect us.

We could be materially adversely affected by disruptions to our clients’ operations caused by any one of or all of the following singularly or in combination:

•	U.S. and international pricing and demand for the natural resource being produced at a given project (or proposed project);

•	unexpected problems, higher costs and delays during the development, construction and project start-up which may delay the commencement of production;

•	unforeseen and adverse geological, geotechnical, seismic and mining conditions;

•	lack of availability of sufficient water or power to maintain their operations;

•	lack of availability or failure of the required infrastructure necessary to maintain or to expand their operations;

•	the breakdown or shortage of equipment and labor necessary to maintain their operations;

•

risks associated with the natural resources industry being subject to various regulatory approvals. Such risks may include a government agency failing to grant an approval or failing to renew an existing approval, or the approval or renewal not being provided by the government agency in a timely manner or the government agency granting or renewing an approval subject to materially onerous conditions;

•	risks to land titles, mining titles and use thereof as a result of native title claims;

•	claims by persons living in close proximity to mining projects, which may have an impact on the consents granted;

•	interruptions to the operations of our customers caused by industrial accidents or disputes; and

•	delays in or failure to commission new infrastructure in timeframes so as not to disrupt customer operations.

We may be adversely affected if customers reduce their accommodations outsourcing.

Our business and growth strategies depend in large part on customers outsourcing some or all of the services that we provide. Many oil and gas and mining companies in our core markets own their own accommodations facilities, while others outsource all or part of their accommodations requirements. Customers have largely built their accommodations in the past but will outsource if they perceive that outsourcing may provide quality services at a lower overall cost or allow them to accelerate the timing of their projects. We cannot be certain that these customer preferences will continue or that customers that have outsourced accommodations will not decide to perform these functions themselves or only outsource accommodations during the development or construction phases of their projects. In addition, labor unions representing customer employees and contractors have, in the past, opposed outsourcing accommodations to the extent that the unions believe that third-party accommodations negatively impact union membership and recruiting. The reversal or reduction in customer outsourcing of accommodations could negatively impact our financial results and growth prospects.

Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our accommodation services contracts may constrain our ability to make a profit.

Our profitability can be adversely affected to the extent we are faced with cost increases for food, wages and other labor related expenses, insurance, fuel and utilities, especially to the extent we are unable to recover such increased costs through increases in the prices for our services, due to one or more of general economic conditions, competitive conditions or contractual provisions in our customer contracts. Oil and natural gas prices have fluctuated significantly in the last several years. Substantial increases in the cost of fuel and utilities have historically resulted in cost increases in our lodges and villages. From time to time we have experienced increases in our food costs. While we believe a portion of these increases were attributable to fuel prices, we believe the increases also resulted from rising global food demand. In addition, food prices can fluctuate as a result of temporary changes in supply, including as a result of incidences of severe weather such as droughts, heavy rains and late freezes. While our long term contracts often provide for annual escalation in our room rates for food, labor and utility inflation, we may be unable to fully recover costs and such increases would negatively impact our profitability on contracts that do not contain such inflation protections.

A failure to maintain food safety or comply with government regulations related to food and beverages or serving alcoholic beverages may subject us to liability.

Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food suppliers or distributors, food safety could, in part, be out of our control. Regardless of the source or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of our locations could adversely impact our reputation, hindering our ability to renew contracts on favorable terms or to obtain new business, and have a negative impact on our sales. Future food product recalls and health concerns associated with food contamination may also increase our raw materials costs and, from time to time, disrupt our business.

A variety of regulations at various governmental levels relating to the handling, preparation and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended regulations in this area may significantly increase the cost of compliance or expose us to liabilities.

We serve alcoholic beverages at some of our facilities, and must comply with applicable licensing laws, as well as local service laws. These laws generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate these laws, we may be liable to the patron and/or third parties for the acts of the patron. We cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us. There can be no assurance that additional regulation in this area would not limit our activities in the future or significantly increase the cost of regulatory compliance. We must also obtain and comply with the terms of licenses in order to sell alcoholic beverages in the jurisdictions in which we serve alcoholic beverages. If we are unable to maintain food safety or comply with government regulations related to food, beverages or alcoholic beverages, the effect could be materially adverse to our business or results of operations.

Our land banking strategy may not be successful.

Our land banking strategy is focused on investing early in land in order to gain a strategic, early mover advantage in an emerging region or resource play. However, we cannot assure you that all land that we purchase or lease will be in a region in which our customers require our services in the future. We also cannot assure you that the property acquired by us will be profitably developed. Our land banking strategy involves significant risks that could adversely affect our financial condition, results of operations, cash flow and ability to make distributions and payments to our security holders and the market price of our securities, which include the following risks:

•	the regions in which we invest may not develop or sustain adequate customer demand;

•	we may incur costs to acquire land and/or construct assets without securing a customer contract or prior to finalization of an accommodations contract with a customer and, if the contract is not obtained or delayed, the resulting impact could result in an impairment of the related investment;

•	we may not be able to obtain financing for development projects on favorable terms or at all;

•	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations, and the issuance of permits is dependent upon a number of factors, including water and waste treatment alternatives available, road traffic volumes and fire conditions in forested areas;

•	development opportunities that we explore may be abandoned and the related investment impaired;

•	the properties may perform below anticipated levels, producing cash flow below budgeted amounts;

•	construction costs, total investment amounts and our share of remaining funding may exceed our estimates and projects may not be completed, delivered or stabilized as planned;

•	we may experience delays (temporary or permanent) if there is public, government or aboriginal opposition to our activities; and

•	substantial renovation, new development and redevelopment activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our day-to-day operations.

Our business is contract intensive and may lead to customer disputes or delays in receipt of payments.

Our business is contract intensive and we are party to many contracts with customers. We periodically review our compliance with contract terms and provisions. If customers were to dispute our contract determinations, the resolution of such disputes in a manner adverse to our interests could negatively affect sales and operating results. In the past, our customers have withheld payment due to contract or other disputes, which has delayed our receipt of payments. While we do not believe any reviews, audits, delayed payments or other such matters should result in material adjustments, if a large number of our customer arrangements were modified or payments withheld in response to any such matter, the effect could be materially adverse to our business or results of operations.

We are subject to extensive and costly environmental laws and regulations that may require us to take actions that will adversely affect our results of operations.

All of our operations are significantly affected by stringent and complex foreign, federal, provincial, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. We could be exposed to liabilities for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third-parties. Environmental laws and regulations are subject to change in the future, possibly resulting in more stringent requirements. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could adversely impact our operations and financial condition, including the:

•	issuance of administrative, civil and criminal penalties;

•	denial or revocation of permits or other authorizations;

•	reduction or cessation of operations; and

•	performance of site investigatory, remedial or other corrective actions.

Construction risks exist which may adversely affect our results of operations.

There are a number of general risks that might impinge on companies involved in the development, construction, manufacture and installation of facilities as a prerequisite to the management of those assets in an operational sense. We might be exposed to these risks from time to time by relying on these corporations and/or other third parties which could include any and/or all of the following:

•	the construction activities of our accommodations are partially dependent on the supply of appropriate construction and development opportunities;

•	development approvals, slow decision making by counterparties, complex construction specifications, changes to design briefs, legal issues and other documentation changes may give rise to delays in completion, loss of revenue and cost over-runs which may, in turn, result in termination of accommodation supply contracts;

•	other time delays that may arise in relation to construction and development include supply of labor, scarcity of construction materials, lower than expected productivity levels, inclement weather conditions, land contamination, cultural heritage claims, difficult site access or industrial relations issues;

•	objections to our activities or those of our customers aired by aboriginal or community interests, environment and/or neighborhood groups which may cause delays in the granting or approvals and/or the overall progress of a project;

•	where we assume design responsibility, there is a risk that design problems or defects may result in rectification and/or costs or liabilities which we cannot readily recover; and

•	there is a risk that we may fail to fulfill our statutory and contractual obligations in relation to the quality of our materials and workmanship, including warranties and defect liability obligations.

The cyclical nature of our business and a severe prolonged downturn could negatively affect the value of our goodwill and long-lived assets.

As of December 31, 2014, goodwill represented approximately 2% of our total assets, entirely in our Canadian reporting unit. We have recorded goodwill because we paid more for some of our businesses that we acquired than the fair market value of the tangible and separately measurable intangible net assets of those businesses. We evaluate goodwill for impairment at each of our reporting units (Canada, Australia, and U.S.) annually, and when an event occurs or circumstances change to suggest that the carrying amount may not be recoverable. In 2014, we recognized goodwill impairment losses of $202.7 million in our Australia and U.S. reporting units. We may recognize additional goodwill impairment losses in the future if, among other factors:

•	global economic conditions deteriorate, including a decrease in the price of or demand for oil, coal and natural gas;

•	the outlook for future profits and cash flow for our Canadian reporting unit deteriorates as the result of many possible factors, including, but not limited to, increased or unanticipated competition, technology becoming obsolete, need to satisfy changes in customers’ accommodations requirements, further reductions in customer capital spending plans, loss of key personnel, adverse legal or regulatory judgment(s), future operating losses at a reporting unit, downward forecast revisions, or restructuring plans;

•	costs of equity or debt capital increase; or

•	valuations for comparable public companies or comparable acquisition valuations deteriorate.

In addition, during 2014, we recognized impairments of our long-lived assets totaling $87.8 million. Extended periods of limited or no activity by our customers at our lodges or villages could require us to record further impairment charges equal to the excess of the carrying value of the lodges or villages over fair value or could result in an impairment to our remaining goodwill balance of $45.3 million.

An accidental release of pollutants into the environment may cause us to incur significant costs and liabilities.

There is inherent risk of environmental costs and liabilities in our business as a result of our handling of petroleum hydrocarbons, because of air emissions and waste water discharges related to our operations, and due to historical industry operations and waste disposal practices. Certain environmental statutes impose joint and several strict liability for these costs. For example, an accidental release by us in the performance of services at one of our or our customers’ sites could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. We may not be able to recover some or any of these costs from insurance.

We may be exposed to certain regulatory and financial risks related to climate change.

Climate change is receiving increasing attention from scientists and legislators alike. The debate is ongoing as to the extent to which our climate is changing, the potential causes of any change and its potential impacts. Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Significant focus is being made on companies that are active producers of depleting natural resources.

There are a number of legislative and regulatory proposals to address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of Canadian, Australian, U.S. federal, regional, provincial and state actions to address global climate change could result in a variety of regulatory programs including potential new regulations, additional charges to fund energy efficiency activities, or other regulatory actions. These actions could:

•	result in increased costs associated with our operations and our customers’ operations;

•	increase other costs to our business;

•	reduce the demand for carbon-based fuels; and

•	reduce the demand for our services.

Any adoption of these or similar proposals by Canadian, Australian, U.S. federal, regional or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business or demand for our services. See “Business—Government Regulation” in Item 1 of the Form 10-K for a more detailed description of our climate-change related risks.

Our inability to control the inherent risks of identifying, acquiring and integrating businesses that we may acquire, including any related increases in debt or issuances of equity securities, could adversely affect our operations.

Acquisitions have been, and our management believes acquisitions will continue to be, a key element of our growth strategy. We may not be able to identify and acquire acceptable acquisition candidates on favorable terms in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Such additional debt service requirements could impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to stockholders.

We expect to gain certain business, financial and strategic advantages as a result of business combinations we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize these intended benefits. An inability to realize expected strategic advantages as a result of the acquisition would negatively affect the anticipated benefits of the acquisition. Additional risks we could face in connection with acquisitions include:

•	retaining key employees of acquired businesses;

•	retaining and attracting new customers of acquired businesses;

•	retaining supply and distribution relationships key to the supply chain;

•	increased administrative burden;

•	developing our sales and marketing capabilities;

•	managing our growth effectively;

•	potential impairment resulting from the overpayment for an acquisition;

•	integrating operations;

•	managing tax and foreign exchange exposure;

•	potentially operating a new line of business;

•	increased logistical problems common to large, expansive operations; and

•	inability to pursue and protect patents covering acquired technology.

Additionally, an acquisition may bring us into businesses we have not previously conducted and expose us to additional business risks that are different from those we have previously experienced. If we fail to manage any of these risks successfully, our business could be harmed. Our capitalization and results of operations may change significantly following an acquisition, and our stockholders may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions.

We may not have adequate insurance for potential liabilities and insurance may not cover certain liabilities, including litigation.

Our operations are subject to many hazards. In the ordinary course of business, we become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance policies. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters. Even a partially uninsured or underinsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position. In addition, we are insured under Oil States’ insurance policies for occurrences prior to the completion of the spin-off. The specifications and insured limits under those policies, however, may be insufficient for such claims. We also face the following other risks related to our insurance coverage:

•	we may not be able to continue to obtain insurance on commercially reasonable terms;

•	the counterparties to our insurance contracts may pose credit risks; and

•	we may incur losses from interruption of our business that exceed our insurance coverage.

Our operations may suffer due to increased industry-wide capacity of certain types of assets.

The demand for and/or pricing of rooms and accommodation service is subject to the overall availability of rooms in the marketplace. If demand for our assets were to decrease, or to the extent that we and our competitors increase our capacity in excess of current demand, we may encounter decreased pricing for or utilization of our assets and services, which could adversely impact our operations and profits.

In addition, we have significantly increased our capacity in the oil sands region over the past seven years and in Australia over the past four years based on our expectation for current and future customer demand for accommodations in these areas. Should our customers build their own facilities to meet their accommodations needs or our competitors likewise increase their available accommodations, or activity in the oil sands or natural resources regions declines significantly, demand and/or pricing for our accommodations could decrease, negatively impacting our profitability.

Loss of key members of our management could adversely affect our business.

We depend on the continued employment and performance of key members of our management. If any of our key managers resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain “key man” life insurance for any of our officers.

Employee and customer labor problems could adversely affect us.

As of December 31, 2014, we were party to collective bargaining agreements covering approximately 1,300 employees in Canada and 400 employees in Australia. In addition, our facilities serving oil sands development work in Northern Alberta, Canada and mining operations in Australia house both union and non-union customer employees. We have not experienced strikes, work stoppages or other slowdowns in the past, but we cannot guarantee that we will not experience such events in the future. A prolonged strike, work stoppage or other slowdown by our employees or by the employees of our customers could cause us to experience a disruption of our operations, which could adversely affect our business, financial condition and results of operations. Our current collective bargaining agreements in Canada expire in 2017 and in Australia in 2015 and 2016.

The enforcement of civil liabilities against Civeo Canada may be more difficult.

Civeo Canada will be a Canadian company and a substantial portion of its assets will be located outside the United States. As a result, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would currently be the case for U.S. judgments obtained against Civeo US. In addition, some claims may be more difficult to bring against Civeo Canada in Canadian courts than it would be to bring similar claims against a U.S. company in a U.S. court.

Our historical combined financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical combined financial information for periods prior to the spin-off that we have included in this proxy statement/prospectus has been derived from Oil States’ accounting records and may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or those that we will achieve in the future. Oil States did not account for us, and we were not operated, as a separate, stand-alone company for the historical periods prior to the spin-off. The costs and expenses reflected in such financial information include an allocation for certain corporate functions historically provided by Oil States, including expense allocations for: (1) certain corporate functions historically provided by Oil States, including, but not limited to finance, legal, risk management, tax, treasury, information technology, human resources, and certain other shared services; (2) certain employee benefits and incentives; and (3) equity-based compensation, that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. These expenses were allocated to us on the basis of direct usage when identifiable, with the remainder allocated based on estimated time spent by Oil States personnel, a pro-rata basis of headcount or other relevant measures of our business and Oil States and its subsidiaries. We have not adjusted our historical combined financial information for periods prior to the spin-off to reflect changes that occurred in our cost structure and operations as a result of our transition to becoming a stand-alone public company, including increased costs associated with an independent board of directors, SEC reporting and the NYSE requirements. Therefore, our historical financial information for periods prior to the spin-off may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future. For additional information, see “Selected Historical Financial Data” in Item 6 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and our financial statements and related notes in Item 8 of the Form 10-K.

We may increase our debt or raise additional capital in the future, which could affect our financial condition, may decrease our profitability or could dilute our shareholders.

We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of our preferred stock, the terms of the debt or our preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our Common Shares, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

Our Credit Facility contains operating and financial restrictions that may restrict our business and financing activities.

Our Credit Facility contains, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us. The Credit Facility contains customary affirmative and negative covenants that, among other things, limit or restrict (i) subsidiary indebtedness, liens and fundamental changes, (ii) asset sales, (iii) margin stock, (iv) specified acquisitions, (v) restrictive agreements, (vi) transactions with affiliates and (vii) investments and other restricted payments, including dividends and other distributions. Specifically, we must maintain an interest coverage ratio, defined as the ratio of consolidated EBITDA (as defined in the Credit Facility) to consolidated interest expense, of at least 3.0 to 1.0 and our maximum leverage ratio, defined as the ratio of total debt to consolidated EBITDA, of no greater than 3.5 to 1.0. Each of the factors considered in the calculations of these ratios are defined in the Credit Facility. EBITDA and consolidated interest, as defined, exclude goodwill impairments, debt discount amortization and other non-cash charges.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to comply with some of the covenants, ratios or tests contained in the Credit Facility may be affected by events beyond our control. If market or other economic conditions remain depressed or further deteriorate, our ability to comply with these covenants, ratios or tests likely will be impaired. Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with our maximum leverage ratio covenant, particularly in the third and fourth quarters of 2015. We may not be able to reduce our indebtedness or otherwise refinance the Credit Facility. A failure to comply with these covenants, ratios or tests could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

We currently have a substantial amount of indebtedness. As of December 31, 2014, we had approximately $775.0 million outstanding under the term loan portion of the Credit Facility, $5.8 million of outstanding letters of credit and capacity to borrow an additional $422.0 million under the revolving portion of the Credit Facility. As of December 31, 2014, our borrowing capacity under the revolving portion of the Credit Facility was reduced by approximately $222.2 million due to the negative covenants. If market or other economic conditions remain depressed or further deteriorate, our borrowing capacity may be further reduced.

Our level of indebtedness may adversely affect our operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	our indebtedness may increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the Credit Facility limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants also affect our flexibility in planning for, and reacting to, changes in the economy and in its industry; and

•	our indebtedness could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our business does not generate sufficient cash flows from operations to enable us to meet our obligations under our indebtedness, we will be forced to take actions such as reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms or at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to the Recent Spin-Off from Oil States

Our costs have increased as a result of operating as a public company, and our management is required to devote substantial time to complying with public company regulations.

Prior to the spin-off, we operated our business as a segment of a public company. As a stand-alone public company, we are incurring additional legal, accounting, compliance and other expenses. For example, after the spin-off, we are obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 and other sections of the Exchange Act. We also are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we are subject to other reporting and corporate governance requirements, including certain requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which impose significant compliance obligations upon us.

The Sarbanes-Oxley Act and the Dodd-Frank Act, as well as new rules subsequently implemented by the SEC and the NYSE, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes may continue to require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause our share price to fall.

We potentially could have received better terms from unaffiliated third parties than the terms we receive in our agreements with Oil States.

The agreements we entered into with Oil States in connection with the spin-off, including the separation and distribution agreement, tax sharing agreement, employee matters agreement, indemnification and release agreement and transition services agreement, were negotiated in the context of the separation while we were still a wholly owned subsidiary of Oil States. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of Oil States. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the spin-off relate to, among other things, the allocation of assets, liabilities, rights and other obligations between Oil States and us. Arm’s-length negotiations between Oil States and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Arrangements Between Oil States and Our Company” for a description of these obligations and the allocation of liabilities between Oil States and us.

Our tax sharing agreement with Oil States may limit our ability to take certain actions, including strategic transactions, and may require us to indemnify Oil States for significant tax liabilities.

Under the tax sharing agreement, we agreed to take certain actions or refrain from taking certain actions to ensure that the spin-off qualifies for tax-free status under section 355 and section 368(a)(1)(D) of the Code. We also made various other covenants in the tax sharing agreement intended to ensure the tax-free status of the spin-off. These covenants restrict our ability to sell assets outside the ordinary course of business, to issue or sell additional Common Shares or other securities (including securities convertible into our Common Shares), or to enter into certain other corporate transactions for a period of two years after the spin-off. For example, we may not enter into any transaction that would cause us to undergo either a 50% or greater change in the ownership of our voting stock or a 50% or greater change in the ownership (measured by value) of all classes of our stock in transactions considered related to the spin-off. See “Arrangements Between Oil States and Our Company—Tax Sharing Agreement.”

Further, under the tax sharing agreement, we are required to indemnify Oil States against certain tax-related liabilities incurred by Oil States (including any of its subsidiaries) relating to the spin-off, to the extent caused by our breach of any representations or covenants made in the tax sharing agreement or the separation and distribution agreement, or made in connection with the private letter ruling or the tax opinion obtained with respect to the spin-off. These liabilities include the substantial tax-related liability (calculated without regard to any net operating loss or other tax attribute of Oil States) that would result if the spin-off of our stock to Oil States stockholders failed to qualify as a tax-free transaction. In addition, we have agreed to pay 50% of any taxes arising from the spin-off to the extent that the tax is not attributable to the fault of either party.

We could have significant tax liabilities for periods during which our subsidiaries and operations were those of Oil States.

For any tax periods (or portion thereof) in which Oil States owned at least 80% of the total voting power and value of our Common Shares, we and our U.S. subsidiaries will be included in Oil States’ consolidated group for U.S. federal income tax purposes. In addition, we or one or more of our U.S. subsidiaries may be included in the combined, consolidated or unitary tax returns of Oil States or one or more of its subsidiaries for U.S. state or local income tax purposes. Under the tax sharing agreement, for each period in which we or any of our subsidiaries are consolidated or combined with Oil States for purposes of any tax return, and with respect to which such tax return has not yet been filed, Oil States will prepare a pro forma tax return for us as if we filed our own consolidated, combined or unitary return, except that such pro forma tax return will generally include current income, deductions, credits and losses from us (with certain exceptions), will not include any carryovers or carrybacks of losses or credits and will be calculated without regard to the federal Alternative Minimum Tax. We will reimburse Oil States for any taxes shown on the pro forma tax returns, and Oil States will reimburse us for any current losses or credits we recognize based on the pro forma tax returns. In addition, by virtue of Oil States’ controlling ownership and the tax sharing agreement, Oil States will effectively control all of our U.S. tax decisions in connection with any consolidated, combined or unitary income tax returns in which we (or any of our subsidiaries) are included. The tax sharing agreement provides that Oil States will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to us, to prepare and file all consolidated, combined or unitary income tax returns in which we are included on our behalf (including the making of any tax elections), and to determine the reimbursement amounts in connection with any pro forma tax returns. This arrangement may result in conflicts of interest between Oil States and us. For example, under the tax sharing agreement, Oil States will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Oil States and detrimental to us; provided, however, that Oil States may not make any settlement that would materially increase our tax liability without our consent. See “Arrangements Between Oil States and Our Company—Tax Sharing Agreement.”

Moreover, notwithstanding the tax sharing agreement, U.S. federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent Oil States or other members of Oil States’ consolidated group fail to make any U.S. federal income tax payments required by law, we could be liable for the shortfall with respect to periods in which we were a member of Oil States’ consolidated group. Similar principles may apply for foreign, state or local income tax purposes where we file combined, consolidated or unitary returns with Oil States or its subsidiaries for federal, foreign, state or local income tax purposes.

If there is a determination that the spin-off is taxable for U.S. federal income tax purposes because the facts, assumptions, representations, or undertakings underlying the tax opinion are incorrect or for any other reason, then Oil States and its stockholders could incur significant income tax liabilities, and we could incur significant liabilities.

Oil States received a private letter ruling from the IRS and an opinion of its outside counsel regarding certain aspects of the spin-off transaction. The private letter ruling and the opinion rely on certain facts, assumptions, representations and undertakings from Oil States and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations, or undertakings are, or become, incorrect or not otherwise satisfied, Oil States and its stockholders may not be able to rely on the private letter ruling or the opinion of its tax advisor and could be subject to significant tax liabilities. In addition, an opinion of counsel is not binding upon the IRS, so, notwithstanding the opinion of Oil States’ tax advisor, the IRS could conclude upon audit that the spin-off is taxable in full or in part if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of certain significant changes in the stock ownership of Oil States or us. If the spin-off is determined to be taxable for U.S. federal income tax purposes for any reason, Oil States and/or its stockholders could incur significant income tax liabilities, and we could incur significant liabilities. For a description of the sharing of such liabilities between Oil States and us, see “Arrangements Between Oil States and Our Company—Tax Sharing Agreement.”

Third parties may seek to hold us responsible for liabilities of Oil States that we did not assume in our agreements.

Third parties may seek to hold us responsible for retained liabilities of Oil States. Under our agreements with Oil States, Oil States agreed to indemnify us for claims and losses relating to these retained liabilities. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Oil States.

Our prior and continuing relationship with Oil States exposes us to risks attributable to businesses of Oil States.

Oil States is obligated to indemnify us for losses that a party may seek to impose upon us or our affiliates for liabilities relating to the business of Oil States that are incurred through a breach of the separation and distribution agreement or any ancillary agreement by Oil States or its affiliates other than us, or losses that are attributable to Oil States in connection with the spin-off or are not expressly assumed by us under our agreements with Oil States. Any claims made against us that are properly attributable to Oil States in accordance with these arrangements would require us to exercise our rights under our agreements with Oil States to obtain payment from Oil States. We are exposed to the risk that, in these circumstances, Oil States cannot, or will not, make the required payment.

The spin-off may have exposed us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The spin-off is subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or an entity vested with the power of such creditor (including without limitation a trustee or debtor-in-possession in a bankruptcy by us or Oil States or any of our respective subsidiaries) were to determine that Oil States or any of its subsidiaries did not receive fair consideration or reasonably equivalent value for distributing shares of Civeo US common stock or taking other action as part of the spin-off, or that we or any of our subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness, including the debt incurred by us in connection with the spin-off, transferring assets or taking other action as part of the spin-off and, at the time of such action, we, Oil States or any of our respective subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had reasonably small capital with which to carry on its business and all business in which it intended to engage or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could void the spin-off as a constructive fraudulent transfer. If such court made this determination, the court could impose a number of different remedies, including without limitation, voiding our liens and claims against Oil States, or providing Oil States with a claim for money damages against us in an amount equal to the difference between the consideration received by Oil States and the fair market value of our company at the time of the spin-off.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that we, Oil States or any of our respective subsidiaries were solvent at the time of or after giving effect to the spin-off, including the distribution of shares of Civeo US common stock.

Under the separation and distribution agreement, Oil States is and we are responsible for the debts, liabilities and other obligations related to the business or businesses which Oil States and we, respectively, own and operate following the spin-off. Although we do not expect to be liable for any such obligations not expressly assumed by us pursuant to the separation and distribution agreement, it is possible that a court would disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to Oil States, particularly if Oil States were to refuse or were unable to pay or perform the subject allocated obligations. See “Arrangements Between Oil States and Our Company—Separation and Distribution Agreement.”

Risks Related to Our Common Shares

The market for Common Shares of Civeo Canada may differ from the market for shares of Civeo US common stock, and the market price and trading volume of Common Shares of Civeo Canada may be volatile.

We intend to list the Civeo Canada Common Shares on the NYSE under the symbol “CVEO,” the same trading symbol under which the shares of Civeo US common stock are currently listed on the NYSE. The market price, trading volume or volatility of the Civeo Canada shares could be different from those of the Civeo US shares.

The market price of our Common Shares may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in financial estimates by analysts and our inability to meet those financial estimates;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	variations in our quarterly operating results and those of our competitors;

•	general economic and stock market conditions;

•	risks related to our business and our industry, including those discussed above;

•	changes in conditions or trends in our industry, markets or customers;

•	terrorist acts;

•	future sales of our Common Shares or other securities; and

•	investor perceptions of the investment opportunity associated with our Common Shares relative to other investment alternatives.

These broad market and industry factors may materially reduce the market price of our Common Shares, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of Civeo Canada’s Common Shares is low.

Common Shares issued to Canadian holders of Civeo US common stock will be subject to transfer restrictions.

The Common Shares to be issued to Canadian holders of Civeo US common stock are expected to be issued on a private placement basis and, as a result, the Common Shares issued to Canadian holders will be subject to a statutory hold period. This hold period will not expire until such time as Civeo Canada has been a reporting issuer in Canada for four months or has otherwise filed a prospectus in Canada in respect of such Common Shares. Civeo Canada is not currently a reporting issuer in Canada, does not currently intend to and may never become a reporting issuer in Canada and does not currently intend to file a Canadian prospectus in respect of the Common Shares. If Civeo Canada does not file such a prospectus or become a reporting issuer, the resale of the Common Shares issued to current Canadian holders of Civeo US common stock will be restricted, holders will not be able to sell any such Common Shares on the public market and such shares will only be tradable if an exemption applies under Canadian securities regulations.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our Common Shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We cannot assure you that we will pay dividends in the future, and our indebtedness could limit our ability to pay dividends on our Common Shares.

We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. In late December 2014, our board of directors, upon the unanimous recommendation of the Finance & Investment Committee of the board, unanimously determined to suspend our quarterly dividend in order to maintain our financial flexibility and best position our company for long-term success. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends on our Common Shares is limited by covenants in our credit facility. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes in the United States if we are required to repatriate foreign earnings to pay such dividends. If we elect to pay dividends in the future, the amount per share of our dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. See “Trading Market and Dividend Information” in this proxy statement/prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of the Form 10-K. There can be no assurance that we will pay a dividend in the future.

Provisions contained in Civeo Canada’s articles and applicable British Columbia law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of Civeo Canada’s shareholders to sell their shares for a premium.

Provisions contained in Civeo Canada’s articles provide for a classified board of directors, limitations on the removal of directors, limitations on shareholder proposals at meetings of shareholders and limitations on shareholder action by written consent, which could make it more difficult for a third-party to acquire control of our company. Civeo Canada’s articles also authorize our board of directors to issue series of preferred shares without shareholder approval. If our board of directors elects to issue preferred shares, it could increase the difficulty for a third-party to acquire us, which may reduce or eliminate our shareholders’ ability to sell their Common Shares at a premium. In addition, we may become subject to Multilateral Instrument 62-104 of the British Columbia Securities Commission Securities Act, which provides a heightened threshold for shareholder acceptance of third-party acquisition offers and could discourage takeover attempts that could result in a premium over the market price for our common shares. See “Description of Civeo Canada’s Share Capital.”

Our business could be negatively affected as a result of the actions of activist shareholders.

Publicly traded companies have increasingly become subject to campaigns by investors seeking to increase shareholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases or even sales of assets or the entire company. For some time and following completion of the Redomicile Transaction, at least one of our shareholders, who, in the past, has been known for its shareholder activism, owns and may continue to own a material portion of our outstanding shares. Given our shareholder composition and other factors, it is possible such shareholder or future activist shareholders may attempt to effect such changes or acquire control over us. Responding to proxy contests and other actions by such activist shareholders or others in the future would be costly and time-consuming, disrupt our operations and divert the attention of our board of directors and senior management from the pursuit of business strategies, which could adversely affect our results of operations and financial condition. Additionally, perceived uncertainties as to our future direction as a result of shareholder activism or changes to the composition of the board of directors may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and make it more difficult to attract and retain qualified personnel. If customers choose to delay, defer or reduce transactions with us or transact with our competitors instead of us because of any such issues, then our revenue, earnings and operating cash flows could be adversely affected.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this proxy statement/prospectus regarding any expected benefits, effects or results of the Redomicile Transaction, the timing of the Redomicile Transaction, the tax and accounting treatment of the Redomicile Transaction and expenses related to the Redomicile Transaction, our operations, costs and effective tax rates going forward, and our financial position, business strategy, plans and objectives for future operations and industry conditions, are forward-looking statements. The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” or other similar words.

The following factors could cause actual results to differ materially from those expressed in the forward-looking statements included in this proxy statement/prospectus:

•	an inability to realize expected benefits from the Redomicile Transaction or the occurrence of difficulties in connection with the Redomicile Transaction;

•	costs related to the Redomicile Transaction, which could be greater than expected;

•	the risk that a condition to closing of the Redomicile Transaction may not be satisfied;

•	changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	the level of supply and demand for oil, coal, natural gas, iron ore and other minerals;

•	the level of activity, spending and developments in the Canadian oil sands;

•	the level of demand for coal and other natural resources from Australia;

•	the availability of attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict drilling;

•	fluctuations in the current and future prices of oil, coal and natural gas;

•	general global economic conditions and the pace of global economic growth;

•	global weather conditions and natural disasters;

•	our ability to find and retain skilled personnel;

•	the availability and cost of capital; and

•	factors discussed under “Risk Factors” and “Approval of the Merger Agreement—Background and Reasons for the Redomicile Transaction” and elsewhere in this proxy statement/prospectus.

Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks before deciding how to vote.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake any obligation to publicly update or revise any forward-looking statements except as required by law.

APPROVAL OF THE MERGER AGREEMENT

(Proposal 1)

The following includes a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Agreement in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Introduction

The Merger Agreement you are being asked to adopt at the annual meeting provides for a merger of US Merger Co with and into Civeo US, with Civeo US surviving the Redomicile Transaction as a wholly owned subsidiary of Civeo Canada. The Redomicile Transaction will result in your shares of Civeo US common stock being exchanged into Common Shares of Civeo Canada, which will result in Civeo Canada becoming the publicly traded corporate parent of the Civeo group of companies and thereby effectively change the place of incorporation of our publicly traded parent company from Delaware to British Columbia.

After the Redomicile Transaction, you will continue to own an interest in a parent company that will continue to conduct, through its wholly owned subsidiaries, the same businesses as conducted by the Civeo group of companies before the Redomicile Transaction. In addition, the Redomicile Transaction will not dilute your economic interest in the Civeo group of companies. The number of shares you will own immediately after the Redomicile Transaction will be the same as the number of shares you owned in Civeo US immediately prior to the Redomicile Transaction. Further, the number of outstanding Common Shares of Civeo Canada will be the same as the number of outstanding shares of Civeo US common stock immediately before consummation of the Redomicile Transaction.

As of March 25, 2015, the record date for the annual meeting, there were 107,317,067 shares of Civeo US common stock outstanding. For a description of the Common Shares of Civeo Canada, see “Description of Civeo Canada’s Share Capital.”

The Parties to the Redomicile Transaction

Civeo US. Civeo US is the current parent holding company of the Civeo group of companies. We are one of the largest integrated providers of long-term and temporary remote site accommodations, logistics and facility management services to the natural resource industry. Please read “Business” in Item 1 of the Form 10-K for more information about our business.

Civeo Canada. Civeo Canada is a company newly organized under the laws of British Columbia, Canada and is currently a wholly owned subsidiary of Civeo US. Civeo Canada wholly owns US Merger Co. Civeo Canada has only nominal assets and has not engaged in any business or other activities other than in connection with its formation and the Redomicile Transaction. Prior to the effective time of the Redomicile Transaction, Civeo Canada will convert from an unlimited liability company to a limited company in accordance with British Columbia law and change its name to Civeo Corporation. As a result of the Redomicile Transaction, Civeo Canada will become the publicly traded parent holding company of the Civeo group of companies.

US Merger Co. US Merger Co is a corporation newly incorporated under the laws of the State of Delaware and is currently a wholly owned subsidiary of Civeo Canada. US Merger Co has only nominal assets and has not engaged in any business or other activities other than in connection with its formation and the Redomicile Transaction.

Background and Reasons for the Redomicile Transaction

After our spin-off in May 2014, we commenced a strategic review, with the support of legal, financial, accounting and other advisors, to assess opportunities to improve our corporate structure, which review resulted in the proposed Redomicile Transaction. In evaluating the Redomicile Transaction, the Civeo US board of directors consulted with Civeo US’s senior management and advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the Redomicile Transaction is in the best interests of Civeo US shareholders and best positions Civeo for sustainable shareholder value creation.

We expect that a substantial portion of the future opportunities in our business will arise in non-U.S. markets. The Redomicile Transaction is intended to position us to benefit from these opportunities. Our business is primarily conducted outside of the U.S. Our revenues from non-U.S. operations were approximately 93% of our total revenues in 2014, 93% in 2013, 90% in 2012 and 90% in 2011, and, in particular, our revenues from our Canadian operations were approximately 70% of total revenue in 2014, 68% in 2013, 65% in 2012 and 67% in 2011.

We believe that restructuring Civeo as a Canadian company will give us competitive advantages not available to a U.S. corporation and will be more consistent with our business operations. We also believe that the legal and regulatory systems in Canada will provide us certain advantages over the comparative systems in the U.S. We believe that establishing our parent company as a Canadian company would enable us to take advantage of the Canadian legal and regulatory systems.

In particular, we believe that the primary benefits available to us from the Redomicile Transaction are as follows.

•	As a Canadian limited company, we will be better positioned to undertake possible restructuring of our Canadian and Australian operations in the future, which would allow us to more efficiently move earnings and cash flow from our operating subsidiaries to our parent company.

•	The Redomicile Transaction is expected to better position us to take advantage of lower Canadian tax rates by positioning us to align our tax position with the jurisdiction where we currently earn the majority of our income, which we believe will enhance our overall profitability.

•	A majority of our cash flow is generated by our Canadian operations. Having our parent company, which during expansionary periods has significant cash requirements, incorporated in the country where we generate most of our cash flow will provide greater flexibility and efficiency in matters of cash management.

•	A more effective corporate structure has the potential to lower our cost of capital, which could in turn enhance our ability to pursue incremental growth projects.

•	By incorporating our parent company (Civeo Canada) in the jurisdiction in which we conduct the largest portion of our business, we expect to realize operational flexibility and administrative efficiencies over the long term.

•	The new corporate structure would not change our future operational plans to grow our business. However, organizing under a Canadian parent is expected to permit us to expand in Canada and internationally with greater efficiency than we could achieve under our existing corporate structure and, therefore, may facilitate the growth of our business as opportunities arise.

•	The Redomicile Transaction may increase the awareness of the strategic importance of our Canadian business and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base. The Redomicile Transaction could also enhance our recognition by the international investment communities, including financial analysts, investment banks and the financial media. This recognition may translate into an increased level of investment by non-U.S. investors.

•

We currently contemplate that, in connection with the Redomicile Transaction, we will seek to reallocate a majority of the lender commitments under our existing credit facility to increase the borrowing capacity available to our Canadian operations, the operational jurisdiction in which we expect such availability will be needed, and to reduce the borrowing capacity availability to our U.S. operations. As part of the refinancing, we may also reduce our overall borrowing capacity. Additionally, we believe that the Redomicile Transaction will allow for greater flexibility in the type of financing available to us in connection with funding our general corporate purposes and for other transactions, including potential future acquisitions, if any, that we may elect to pursue.

•	The Civeo US board concluded that the Redomicile Transaction is the best strategic transaction available to Civeo following a review of other strategic alternatives, including conversion to a real estate investment trust (“REIT”). The Civeo US board and its advisors evaluated the potential effects of a REIT conversion on earnings, valuation and operational flexibility and determined that the Redomicile Transaction offers a superior result to a REIT conversion. The primary factors considered include (1) the fact that over 90% of our earnings are generated outside the United States, which is not typical for companies that pursue a REIT conversion, and the conversion to a REIT would not reduce taxes paid by Civeo in Canada and Australia; and (2) the significant cash expenditures that would be incurred in connection with a REIT conversion, including approximately $720 million in order to fund tax payments of over $300 million, the cash portion of a required earning and profits distribution and transaction costs, which collectively would meaningfully increase Civeo’s leverage metrics. These factors result in the REIT conversion being net present value negative, which the board took into account in concluding that the Redomicile Transaction offers a better alternative.

Although we expect the Redomicile Transaction to provide us the benefits described above, the Redomicile Transaction will expose Civeo and its shareholders to some risks. Our board of directors was cognizant of and considered a variety of negative or potentially negative factors, including the possibility of uncertainty created by the Redomicile Transaction and the change in our legal domicile, the fact that we expect to incur costs to complete the Redomicile Transaction, the fact that British Columbia corporate law imposes different and additional obligations on us, and other risks discussed in the discussion under “Risk Factors.” After completing its review of the expected benefits and the potential advantages of the Redomicile Transaction, our board of directors unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Redomicile Transaction, are advisable and in the best interests of Civeo US and its stockholders, (2) approved the Redomicile Transaction and the Merger Agreement and (3) resolved to recommend adoption of the Merger Agreement to stockholders of Civeo US. Nevertheless, we cannot assure you that the anticipated benefits of the Redomicile Transaction will be realized.

The Redomicile Transaction

There are several principal steps to effect the Redomicile Transaction:

•	Civeo US formed Civeo Canada as a wholly owned subsidiary and US Merger Co as a wholly owned subsidiary of Civeo Canada;

•	Stockholders vote on the Redomicile Proposal at the annual meeting of stockholders;

•	If the Redomicile Proposal is approved by the requisite vote of our stockholders at the annual meeting and the other conditions to closing are satisfied:

•	US Merger Co will merge into Civeo US, with Civeo US surviving as a wholly owned subsidiary of Civeo Canada;

•	as consideration in the Redomicile Transaction, each share of Civeo US common stock you hold immediately prior to the effective time of the Redomicile Transaction will be effectively transferred to Civeo Canada and converted into one Common Share of Civeo Canada; and

•	as a result, you will become a shareholder of Civeo Canada, and your rights will be governed by Civeo Canada’s articles, a form of which is attached to this proxy statement/prospectus as Annex B, and British Columbia law.

We currently anticipate that the Redomicile Transaction will become effective in the second or third quarter of 2015, although we may abandon the Redomicile Transaction at any time prior to its completion, including after obtaining stockholder approval.

Additional Agreements

Pursuant to the Merger Agreement, Civeo US and Civeo Canada have agreed, among other things, that:

•	Civeo Canada will assume certain stock-based compensation plans that are sponsored by Civeo US, and we will amend such plans in order to permit the issuance or delivery of Common Shares thereunder, instead of shares of Civeo US common stock;

•	Civeo Canada will assume the obligations of Civeo US under executive and change of control agreements that Civeo US has in place with certain executive officers; and

•	Civeo Canada will enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Civeo US, upon terms substantially similar to the Civeo US agreements to the extent permitted by Canadian law, and will maintain directors’ and officers’ liability insurance for those executive officers and directors for six years after the effective time of the Redomicile Transaction.

Conditions to Completion of the Redomicile Transaction

The Redomicile Transaction will not be completed unless the following conditions, among others, are satisfied:

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no stop order with respect thereto is in effect;

•	the Merger Agreement is adopted by the requisite vote of stockholders;

•	Civeo Canadian Holdings ULC has been converted to a limited company;

•	the Common Shares to be issued pursuant to the Redomicile Transaction are authorized for listing on the NYSE, subject to official notice of issuance;

•	Civeo US receives an opinion from Baker Botts L.L.P., as of the effective date of the Redomicile Transaction, confirming the matters discussed under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations,” including the conclusion that the Redomicile Transaction will not result in the treatment of Civeo Canada as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Internal Revenue Code and any regulations promulgated thereunder or other official interpretations thereof;

•	Civeo US receives an opinion from Bennett Jones LLP, as of the effective date of the Redomicile Transaction, confirming the matters discussed under “Material Tax Considerations—Material Canadian Federal Income Tax Considerations”;

•	the applicable conditions under the Tax Sharing Agreement with Oil States are satisfied;

•	no change in applicable law with respect to Section 7874 of the Internal Revenue Code (or any other U.S. tax law), any actual or proposed regulations promulgated thereunder (including official guidance announcing an intention to promulgate regulations with retroactive effect) or any actual or proposed official interpretation thereof, has occurred that, in the sole discretion of Civeo US, would have a material adverse effect on the Redomicile Transaction;

•	none of the parties to the Merger Agreement is subject to any decree, order or injunction that prohibits the consummation of the Redomicile Transaction;

•	other than the filing of the certificate of merger, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Redomicile Transaction, including any required filings under applicable U.S. state and Canadian provincial securities laws, have been obtained or made; and

•	all consents of any third party, including the lenders under our credit facility, required to consummate the Redomicile Transaction have been obtained.

In addition, the expected timing for the completion of the Redomicile Transaction may be impacted by other conditions described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomicile Transaction will be satisfied or waived, or that the Redomicile Transaction will be completed.

Termination

We may decide to terminate the Merger Agreement and abandon the Redomicile Transaction at any time prior to the effective time of the Redomicile Transaction by action of our board of directors.

Management of Civeo Canada

Prior to the completion of the Redomicile Transaction, the officers and directors of Civeo US, including the directors elected at the annual meeting, will be appointed as the officers and directors of Civeo Canada. Civeo Canada’s articles will provide for the same classified board of directors that Civeo US currently has, and Civeo US’s directors will carry their terms of office over to the Civeo Canada board of directors.

If the Redomicile Transaction is completed, the members of the Civeo Canada board of directors will serve until the earlier of their successors being elected or their death, disability or retirement.

Civeo Canada will enter into indemnity agreements with those directors and officers who currently have indemnity agreements with Civeo US, upon terms substantially similar to the Civeo US agreements to the extent permitted by Canadian law.

Interests of Certain Persons in the Redomicile Transaction

We do not believe that any of our directors or executive officers have interests in the Redomicile Transaction that are different from the interests of our stockholders generally. No change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Redomicile Transaction.

Recommendation and Required Vote

At a special meeting held on April 6, 2015, the Civeo US board of directors unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Redomicile Transaction, are advisable and in the best interests of Civeo US and its stockholders, (2) approved the Redomicile Transaction and the Merger Agreement and (3) resolved to recommend adoption of the Merger Agreement to stockholders of Civeo US. Accordingly, the Civeo US board of directors recommends that the stockholders of Civeo US vote “FOR” the Redomicile Proposal and “FOR” the Adjournment Proposal.

To approve the Redomicile Proposal, the affirmative vote of a majority of the outstanding shares of Civeo US common stock entitled to vote on the matter is required. To approve the Adjournment Proposal, the affirmative vote of a majority of the outstanding shares of Civeo US common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required. See “The Annual Meeting of Stockholders—Record Date; Voting Rights; Vote Required for Approval.”

As of the record date, there were 107,317,067 shares of Civeo US common stock outstanding and entitled to vote. As of such date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately 900,000 of such shares. This represents approximately 0.9% of the common stock of Civeo US. Our directors and executive officers have indicated that they intend to vote their shares in favor of the Redomicile Proposal and the Adjournment Proposal at the annual meeting, although none of them have entered into any agreements obligating them to do so.

Comparison of Rights of Holders of Shares of Civeo US Common Stock with Holders of Common Shares of Civeo Canada

The completion of the Redomicile Transaction will change the governing corporate law that applies to stockholders of our parent company from Delaware law to British Columbia law. The legal system governing corporations organized under British Columbia law differs from the legal system governing corporations organized under Delaware law. As a result, we are unable to adopt governing documents for Civeo Canada that are identical, or even substantially similar, to the governing documents for Civeo US. We have attempted to preserve in the notice of articles and articles of Civeo Canada a similar allocation of material rights and powers between the shareholders and our board of directors that exists under Civeo US’s certificate of incorporation and bylaws. Nevertheless, the proposed notice of articles and articles for Civeo Canada differ from Civeo US’s certificate of incorporation and bylaws, both in form and substance. We summarize the material differences between the governing documents for Civeo US and Civeo Canada, and the changes in your rights as a shareholder resulting from the Redomicile Transaction, under “Comparison of Rights of Shareholders.” We believe that these changes (i) either are required by British Columbia law or otherwise result from differences between the corporate laws of Delaware and the corporate laws of British Columbia, and (ii) relate to the change of the place of incorporation of the publicly traded corporate parent of the Civeo group of companies from Delaware to British Columbia.

Notwithstanding the differences in the governing documents between Civeo US and Civeo Canada, we believe that British Columbia law and the Civeo Canada articles as a whole adequately safeguard the rights of stockholders of Civeo US.

The characteristics of and the differences between shares of Civeo US common stock and the Common Shares of Civeo Canada are summarized under “Description of Civeo Canada’s Share Capital” and “Comparison of Rights of Shareholders.”

Regulatory Matters

Other than the filing of the certificate of merger with the Delaware Secretary of State, we are not aware of any governmental approvals or actions that are required to complete the Redomicile Transaction other than compliance with U.S. federal and state securities laws, and various portions of British Columbia corporate law.

No Appraisal Rights

Appraisal rights are not available to stockholders of Civeo US in connection with the Redomicile Transaction.

Exchange of Shares

The exchange of shares of Civeo US common stock into Civeo Canada’s Common Shares will occur automatically at the completion of the Redomicile Transaction.

Beneficial holders of shares held in “street name” through a bank, broker or other nominee and record owners of shares held in book-entry form will not be required to take any action. Your ownership of Common Shares of Civeo Canada will be recorded in book-entry form by your nominee (for shares held in “street name”)

or by Computershare Trust Company, N.A., our transfer agent (for shares held by record owners in book-entry form), without the need for any additional action on your part. Holders of record who hold their shares in book-entry form will receive a statement of their holdings in Civeo Canada after the Redomicile Transaction.

Stock certificates representing shares of Civeo US common stock will, at the effective time of the Redomicile Transaction, automatically represent the same number of Civeo Canada Common Shares. You will not be required to exchange your stock certificates as a result of the Redomicile Transaction. If you desire to sell some or all of your Civeo Canada Common Shares after the effective time, delivery of the stock certificate or certificates which previously represented Civeo US shares will be sufficient.

Following the Redomicile Transaction, certificates bearing the name of Civeo Canada will be issued in the normal course upon surrender of outstanding Civeo US certificates for transfer or exchange. Holders who submit Civeo US certificates for transfer or exchange following the Redomicile Transaction will receive Civeo Canada Common Shares in book-entry form unless otherwise requested.

Share Compensation Plans

As of the completion of the Redomicile Transaction, Civeo Canada will adopt and assume and become the plan sponsor of each stock-based compensation plan and agreement of Civeo US.

At the effective time of the Redomicile Transaction and pursuant to the terms of the Merger Agreement, all outstanding options to purchase shares of Civeo US common stock and all outstanding restricted stock awards and other equity-based awards granted to employees and directors by Civeo US or any of its subsidiaries under our equity incentive plans prior to the effective time of the Redomicile Transaction will entitle the holder to purchase or receive, or receive benefits or amounts based on, as applicable, an equal number of Common Shares. All of such equity-based awards will generally be subject to the same terms and conditions as were applicable to such awards immediately prior to the effective time of the Redomicile Transaction.

Stock Exchange Listing

Civeo US’s shares are currently listed on the NYSE. We intend to make an application so that, immediately following the completion of the Redomicile Transaction, the Common Shares of Civeo Canada will be listed on the NYSE under the symbol “CVEO,” the same symbol under which the shares of Civeo US common stock are currently listed. There is currently no established public trading market for the Common Shares of Civeo Canada.

Accounting Treatment of the Redomicile Transaction under U.S. GAAP

The Redomicile Transaction will represent a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at cost. Accordingly, the assets and liabilities of Civeo US will be reflected at their carrying amounts in the accounts of Civeo Canada at the completion of the Redomicile Transaction.

Impact of Redomicile Transaction on Operating Costs

We do not expect the Redomicile Transaction to have a material effect on our operating costs, including our selling, general and administrative expenses. We believe that the cost of doing business in Canada is generally comparable to the cost of doing business in the United States.

Credit Facility

In order to consummate the Redomicile Transaction, we will be required to obtain the consent of the lenders under our existing credit facility. We are currently working with the syndicate of banks included in our existing credit facility to amend our credit facility to reallocate a majority of the lender commitments under the facility to increase the borrowing capacity available to our Canadian operations, the operational jurisdiction in which we expect such availability will be needed, and to reduce the borrowing capacity availability to our U.S. operations. There is currently no planned change to the borrowing capacity of our Australian operations. As part of the amendment process, we plan to reduce our overall borrowing capacity to approximately $825 million. We plan to use excess cash flow and existing cash to repay a portion of the term loan, which may negatively impact our liquidity. We are also seeking an amendment from the lenders under our existing credit facility to increase the maximum leverage ratio, defined as the ratio of total debt to consolidated EBITDA, from its current level of no greater than a 3.5 to 1 ratio of total debt to EBITDA. The amendments we are requesting from our lenders require approval of 50% of our total borrowing capacity under our existing credit facility and require commitments from our lenders for the increase in borrowing capacity available in Canada. We expect to complete the amendment process with our lenders before the annual meeting, and the amendment would be effective upon completion of the Redomicile Transaction. We may not be able to obtain the consent of our lenders to the Redomicile Transaction, or to amend our credit facility or term loan, without paying significant fees or at all. Any failure to amend our credit facility or term loan could reduce the expected benefits of the Redomicile Transaction.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “Material U.S. Federal Income Tax Consequences” below is a discussion of the material U.S. federal income tax consequences (1) to U.S. Holders and non-U.S. Holders (as defined below) of (A) exchanging shares of Civeo US common stock for Civeo Canada shares in the Redomicile Transaction, and (B) owning and disposing of Civeo Canada shares received in the Redomicile Transaction and (2) to Civeo US and Civeo Canada of the Redomicile Transaction. The information presented under the caption “Material Canadian Federal Income Tax Considerations” is a discussion of the material Canadian federal income tax consequences (1) to Civeo US and Civeo Canada of the Redomicile Transaction; (2) to stockholders resident for tax purposes in a country other than Canada of the Redomicile Transaction and of the ownership and disposition of the Civeo Canada shares; and (3) to stockholders resident for tax purposes in Canada of the Redomicile Transaction and of the ownership and disposition of the Civeo Canada shares.

You should consult your own tax advisor regarding the applicable tax consequences to you of the Redomicile Transaction and of ownership and disposition of the Civeo Canada shares under the laws of the U.S. (federal, state and local), Canada (federal, provincial and local) and any other applicable jurisdiction.

Material U.S. Federal Income Tax Consequences

Scope of Discussion

The following discussion summarizes the material U.S. federal income tax consequences of the Redomicile Transaction, and of the holding and disposing of Civeo Canada’s Common Shares received by beneficial owners of shares of Civeo US common stock (“Holders”) in the Redomicile Transaction. This summary does not address any tax aspects other than those pertaining to U.S. federal income taxation, is not a complete analysis or listing of all potential tax consequences of the Redomicile Transaction or of holding and disposing of Civeo Canada’s Common Shares, and does not address all tax considerations that may be relevant to the particular circumstances of Holders. In particular, the summary addresses only the U.S. federal income tax consequences to Holders who hold their shares of Civeo US common stock, and who will hold their Common Shares of Civeo Canada, solely as capital assets. In addition, the summary does not cover the Medicare tax on “net investment income,” the rules applicable to U.S. federal estate or gift taxes or any aspect of state, local or non-U.S. tax law. Moreover, the summary does not address any tax consequences to Holders who are subject to special rules under U.S. federal income tax laws, such as:

•	banks, financial institutions, underwriters or insurance companies;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	Holders who hold shares as part of a straddle, hedge, wash sale, integrated transaction or conversion transaction;

•	Holders who have been, but are no longer, citizens or residents of the United States;

•	Holders owning shares through a partnership or other fiscally transparent person;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	Holders subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•	Holders who received their shares of Civeo US common stock through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax qualified retirement plan or otherwise as compensation; or

•	Holders who, after the Redomicile Transaction, own (directly or through attribution) 10% or more of the total combined voting power of all classes of shares entitled to vote of Civeo Canada.

This discussion is based on the Internal Revenue Code, the Treasury regulations promulgated thereunder and judicial and administrative interpretations thereof , in each case as in effect and available on the date of this proxy statement/prospectus. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. Civeo US will not request a ruling from the IRS as to the U.S. federal tax consequences of the Redomicile Transaction, post-Redomicile ownership and disposition of Common Shares of Civeo Canada or any other matter. There can be no assurance that the IRS will not challenge any of the U.S. federal tax consequences described below.

The determination of the actual tax consequences of the Redomicile Transaction and of holding and disposing of Common Shares of Civeo Canada to a Holder will depend on the Holder’s specific situation. Holders should consult their own tax advisors as to the tax consequences of the Redomicile Transaction, and of the holding and disposing of Common Shares of Civeo Canada, based upon their particular circumstances, including the applicability and effect of state, local, non-U.S. or other tax laws and of changes in those laws.

For purposes of this discussion, a “U.S. Holder” is a Holder of shares of Civeo US common stock, or after the completion of the Redomicile Transaction, Common Shares of Civeo Canada, that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (A) a U.S. court can exercise primary supervision over the trust’s administration and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A “non-U.S. Holder” is a Holder of shares of Civeo US common stock or, after the completion of the Redomicile Transaction, Common Shares of Civeo Canada, other than a U.S. Holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “Partnership”). If a Partnership is a Holder of shares of Civeo US common stock or Common Shares of Civeo Canada, the tax treatment of a partner in that Partnership generally will depend on the status of the partner and the activities of the Partnership. Holders that are Partnerships and partners in such Partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Redomicile Transaction and the ownership and disposition of Common Shares of Civeo Canada.

Material U.S. Federal Income Tax Consequences of the Redomicile Transaction to Civeo US and Civeo Canada

The Redomicile Transaction

For U.S. federal income tax purposes, the Redomicile Transaction will qualify as a non-recognition transaction under Section 351 or 368(a) of the Internal Revenue Code and no gain or loss will be recognized by Civeo US or Civeo Canada as a result of the Redomicile Transaction.

Tax Residence of Civeo Canada for U.S. Federal Income Tax Purposes.

Civeo Canada generally will be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under general rules of U.S. federal income taxation. Section 7874 of the Internal Revenue Code, however, contains rules that result in a foreign corporation being taxed as a U.S. corporation for U.S. federal income tax purposes. The application of these rules is complex and there is little guidance regarding their application.

Under Section 7874 of the Internal Revenue Code, a corporation created or organized outside the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, a U.S. tax resident and subject to U.S. federal income tax on its worldwide income) when (i) the foreign corporation acquires, directly or indirectly, substantially all of the assets held, directly or indirectly, by a U.S. corporation, (ii) after the acquisition, the stockholders of the acquired U.S. corporation hold at least 80% (by vote or value) of the shares of the foreign corporation by reason of holding shares of the U.S. acquired corporation, and (iii) after the acquisition, the foreign corporation’s expanded affiliated group does not have substantial business activities in the foreign corporation’s country of organization or incorporation when compared to the expanded affiliated group’s total business activities. For this purpose, “expanded affiliated group” means the foreign corporation and all subsidiaries in which the foreign corporation owns, directly or indirectly, more than 50% of the stock (by vote or value). Pursuant to and upon completion of the Redomicile Transaction, (i) Civeo Canada will acquire all of the assets of Civeo US and (ii) the stockholders of Civeo US will own 100% of the Common Shares of Civeo Canada. Therefore, Civeo Canada will be treated as a U.S. corporation for U.S. federal income tax purposes (pursuant to Section 7874 of the Internal Revenue Code) unless the Civeo Canada expanded affiliated group is treated as having substantial business activities in Canada.

Treasury regulation section 1.7874-3T provides that an expanded affiliated group will be treated as having substantial business activities in the relevant foreign country when compared to its total business activities if, in general, at least 25% of the expanded affiliated group’s employees (by number and compensation), asset value and gross income are based, located and derived, respectively, in the relevant foreign country (the “25% test”). Specifically, (i) the number of “group employees” based in the relevant foreign country must be at least 25% of the total number of group employees on the applicable date, which is either the date the transaction is completed or the last day of the month immediately preceding the closing of the transaction (to be applied consistently for purposes of the 25% test), (ii) the “employee compensation” incurred with respect to group employees based in the relevant foreign country must be at least 25% of the total employee compensation incurred with respect to all group employees during the testing period, which is the one-year period ending on the applicable date (as described in clause (i) above), (iii) the value of the “group assets” (generally, tangible and real property, including certain leases thereof) located in the relevant foreign country must be at least 25% of the total value of all group assets on the applicable date, and (iv) the “group income” (generally, gross income from unrelated customers) derived in the relevant foreign country must be at least 25% of the total group income during the testing period (as described in clause (ii) above).

In general, a substantial portion of Civeo’s operations occur in Canada such that we believe the Canadian operations constitute substantial business activities under the applicable Treasury regulations. If Civeo Canada continues these substantial Canadian operations through the closing date of the Redomicile Transaction and thereafter, then we believe that Civeo Canada will satisfy the 25% test, and, therefore, Civeo Canada will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Internal Revenue Code. We caution, however, that the satisfaction of the 25% test generally is determined at the closing of the Redomicile Transaction and there could be adverse changes to the relevant facts and circumstances. In addition, there have been legislative and administrative proposals to expand the scope of Section 7874 of the Internal Revenue Code. Thus, Civeo Canada’s ability to satisfy the 25% test or otherwise avoid status as a U.S. corporation, could be affected by change in law under Section 7874 of the Internal Revenue Code, the Treasury Regulations promulgated thereunder or otherwise that could result in Civeo Canada being treated as a U.S. corporation. If it were determined that Civeo Canada should be taxed as a U.S. corporation for U.S. federal income tax purposes, Civeo Canada could be liable for substantial additional U.S. federal income tax.

Material U.S. Federal Income Tax Consequences to U.S. Holders

The Redomicile Transaction

The receipt of Common Shares of Civeo Canada in exchange for shares of Civeo US common stock in the Redomicile Transaction generally will constitute a non-recognition transaction for U.S. federal income tax purposes. However, Section 367(a) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder generally will require U.S. Holders to recognize gain, but not loss, on the exchange of Civeo US common stock for Civeo Canada Common Shares in the Redomicile Transaction. As a result, a U.S. Holder who receives Civeo Canada Common Shares in the Redomicile Transaction generally will recognize capital gain in an amount equal to the excess, if any, of (A) the fair market value of the Civeo Canada Common Shares received in the Redomicile Transaction over (B) such U.S. Holder’s adjusted tax basis in its shares of Civeo US common stock exchanged in the Redomicile Transaction. Gain will be determined separately for each block of shares of Civeo US common stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the Redomicile Transaction. Any capital gain generally will be long-term capital gain if the U.S. Holder’s holding period for its shares of Civeo US common stock is more than one year at the time of the Redomicile Transaction. For this purpose, the holding period of shares of Civeo US common stock generally would include a U.S. Holder’s holding period for Oil States shares in respect of which the shares of Civeo US common stock were distributed in the 2014 spin-off of Civeo from Oil States. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum U.S. federal income tax rate of 20%. If the U.S. Holder has a holding period for the shares of Civeo US common stock of one year or less at the time of the Redomicile Transaction, any capital gain will be short term capital gain. A U.S. Holder will not recognize any loss in its shares of Civeo US common stock and will not be permitted to net any unrealized losses against any gain recognized with respect to other shares of Civeo US common stock. A U.S. Holder’s aggregate tax basis in its Civeo Canada Common Shares received in the Redomicile Transaction generally will equal the adjusted basis of the Civeo US common stock exchanged therefor, increased by any gain recognized, and the holding period for any Civeo Canada Common Shares received by such holder will include the holding period of the shares of Civeo US exchanged therefor.

Distributions on Civeo Canada’s Common Shares

Subject to the discussion below under “—Material U.S. Federal Income Tax Consequences to U.S. Holders—Passive Foreign Investment Company Provisions,” U.S. Holders will be required to include in gross income the gross amount of any distribution received on the Civeo Canada’s Common Shares (including any Canadian withholding taxes imposed on the distribution) to the extent that the distribution is paid out of Civeo Canada’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. We refer to such a distribution herein as a dividend. Distributions in excess of the current and accumulated earnings and profits of Civeo Canada first will be applied to reduce the U.S. Holder’s adjusted tax basis in its Civeo Canada’s Common Shares, and thereafter will constitute gain from the sale or exchange of such shares.

Dividends paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

For purposes of calculating the foreign tax credit, dividends paid on Common Shares of Civeo Canada will be treated as income from sources outside the United States and will generally constitute passive income. Subject to certain complex conditions and limitations, Canadian withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. If you do not elect to claim a credit for any foreign taxes paid during a taxable year, you may instead claim a deduction in respect of such foreign taxes. The rules governing the foreign tax credit are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under your particulate circumstances.

Special rules not described herein may apply to U.S. Holders who do not have a uniform tax basis and holding period in all of their Common Shares, and any such U.S. Holders are urged to consult their own tax advisors with regard to such rules.

Dispositions of Civeo Canada’s Common Shares

Subject to the discussion below under “—Material U.S. Federal Income Tax Consequences to U.S. Holders—Passive Foreign Investment Company Provisions,” a U.S. Holder of Civeo Canada’s Common Shares generally will recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of such Common Shares in an amount equal to the difference between the amount realized from such sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis in such Common Shares. In the case of a non-corporate U.S. Holder, the maximum U.S. federal income tax rate applicable to such gain is 20% under current law if the U.S. Holder’s holding period for such Common Shares exceeds twelve months. A U.S. Holder’s holding period in Civeo Canada Common Shares generally would include a U.S. Holder’s holding period for shares of Civeo US common stock in respect of which the Civeo Canada Common Shares were distributed in the Redomicile Transaction. For this purpose, the holding period of shares of Civeo US common stock generally would include a U.S. Holder’s holding period for Oil States shares in respect of which the shares of Civeo US common stock were distributed in the 2014 spin-off of Civeo from Oil States. The deductibility of capital losses is subject to limitations under the Internal Revenue Code.

Passive Foreign Investment Company Provisions

The treatment of U.S. Holders of Civeo Canada’s Common Shares in some cases could be materially different from that described above if, at any relevant time, Civeo Canada were classified as a passive foreign investment company, which we refer to as a PFIC.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (A) 75% or more of its gross income is “passive income” or (B) the average percentage (by value) of assets held by such corporation which produce passive income or which are held for the production of passive income (“passive assets”) is 50% or more. In this regard, passive income generally includes dividends, interest, rents, royalties and gains from the sale or other disposition of passive assets, but an exception is available for rents and royalties derived in the active conduct of a leasing or licensing business (“active business exception”). For purposes of the PFIC determination, a foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

On the basis of its anticipated income, assets and operations, and assuming its qualification for the active business exception, Civeo Canada does not expect to be classified as a PFIC following the Redomicile Transaction. Nevertheless, the tests for determining PFIC status are complex and fact dependent. In addition, there is difficulty in accurately predict future income and assets relevant to the PFIC determination, and business plans are subject to change. Accordingly, Civeo Canada cannot assure U.S. Holders that it will not become a PFIC. If Civeo Canada should determine in the future that it is a PFIC, it will endeavor to so notify U.S. Holders of Civeo Canada’s Common Shares, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. Holders of such Common Shares should consult their own tax advisors about the PFIC rules, including the availability of certain elections.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

The Redomicile Transaction

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain, if any, realized on the exchange of shares of Civeo US common stock for Civeo Canada Common Shares pursuant to the Redomicile Transaction, unless the non-U.S. Holder is subject to U.S. backup withholding (as discussed below) or Civeo US is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding the Redomicile Transaction or such non-U.S. Holder’s holding period. Civeo US does not believe that it is or has been a U.S. real property holding corporation within the last five years.

Owning and Disposing of Civeo Canada’s Common Shares

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received from Civeo Canada, or gains realized from the sale, exchange or other taxable disposition of Civeo Canada’s Common Shares, unless: (A) the dividends or gains are effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. Holder in the United States); (B) in the case of gains realized by a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the U.S. for 183 days or more during the taxable year in which the gains are realized and certain other conditions are met; or (C) the non-U.S. Holder is subject to backup withholding (as discussed below).

Information Reporting and Backup Withholding

Dividends on Civeo Canada’s Common Shares paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting unless the Holder is a corporation, other exempt recipient or non-U.S. Holder who establishes such foreign status. Dividends subject to information reporting are subject to U.S. backup withholding (currently at a 28% rate) unless the Holder furnishes the payor with a tax identification number (“TIN”) and satisfies certain certification requirements. Information reporting and U.S. backup withholding also may apply to the payment of proceeds from a sale of Civeo Canada’s Common Shares within the United States or through certain U.S.-related intermediaries.

For a non-U.S. Holder to avoid to U.S. backup withholding on a subsequent disposition of Civeo Canada Common Shares, or dividends paid on those Civeo Canada Common Shares, the non-U.S. Holder may be required to provide a TIN, certify the holder’s foreign status or otherwise establish an exemption.

U.S. backup withholding is not an additional tax, and any amounts withheld under the U.S. backup withholding rules generally may be refunded or credited against a Holder’s U.S. federal income tax liability, if any, provided that such Holder furnishes the required information to the IRS in a timely manner. Holders should consult their own tax advisors about the information reporting requirements that could be applicable to the exchange of shares of Civeo US common stock for Civeo Canada’s Common Shares in the Redomicile Transaction and any potential penalties associated with a failure to satisfy such requirements.

Individual holders who hold interests in “specified foreign financial assets,” such as Civeo Canada’s Common Shares, may be required to disclose certain information relating to each “specified foreign financial asset” on their income tax return for the year if the aggregate value of such assets exceeds $50,000, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). Penalties may apply to the failure to properly disclose such information.

Holders should consult their tax advisor regarding the application of information reporting and U.S. backup withholding rules to their particular situations.

The foregoing discussion is intended for general information only and not to be regarded as legal or tax advice to any particular Holder. Tax matters regarding the Redomicile Transaction are very complicated, and the tax consequences of the Redomicile Transaction to any particular Holder will depend on that Holder’s particular situation. Holders should consult their own tax advisor to determine the specific tax consequences of the Redomicile Transaction, including tax return reporting requirements, the applicability of U.S. federal, state, local and non-U.S. tax laws, and the effect of any proposed change in the tax laws to them.

Material Canadian Federal Income Tax Considerations

Scope of Discussion

The following discussion summarizes the material Canadian federal income tax consequences of the Redomicile Transaction, and of the holding and disposing of Civeo Canada’s Common Shares received by

Holders. This summary does not purport to be a comprehensive description of all of the Canadian tax considerations that may be relevant to a decision to approve the Redomicile Transaction or to own or dispose of Civeo Canada’s Common Shares. In particular, the discussion deals only with the principal Canadian federal income tax considerations generally applicable to a beneficial owner of shares of Civeo US common stock who acquires Civeo Canada’s Common Shares as part of the Redomicile Transaction and who, at all relevant times, for purposes of the application of the Canadian Tax Act, (1) deals at arm’s length with Civeo US and Civeo Canada; (2) is not affiliated with Civeo US and Civeo Canada; and (3) holds the Civeo US common stock and will hold the Civeo Canada Common Shares as capital property. Generally, shares will be capital property to a Holder provided the Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary does not address all issues relevant to shareholders who acquired or will acquire their Civeo US common stock or Civeo Canada Common Shares on the exercise of an employee stock option. Such shareholders should consult their own tax advisors. This summary does not apply to a Holder with respect to whom Civeo US is or will be a foreign affiliate within the meaning of the Canadian Tax Act. For U.S. tax law implications, see above under “Material U.S. Federal Income Tax Consequences.”

This summary does not address all tax consequences that may be relevant to particular Holders and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders are urged to consult their own tax advisors with respect to their particular circumstances.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding, or disposition of Civeo common stock or Civeo Canada Common Shares must be converted into Canadian dollars based on exchange rates as determined in accordance with the Canadian Tax Act.

Material Canadian Federal Income Tax Consequences of the Redomicile Transaction to Civeo US and Civeo Canada

For Canadian federal income tax purposes, no gain or loss will be recognized by Civeo US or Civeo Canada as a result of the Redomicile Transaction.

Holders who are not Residents of Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Canadian Tax Act, at all relevant times, is not (and is not deemed to be) a resident of Canada, is the beneficial owner of the income or gain realized on a distribution from, or realized on a disposition of, Civeo US common stock or Civeo Canada Common Shares, does not have a “permanent establishment” or “fixed base” in Canada, does not use or hold, and is not deemed to use or hold, Civeo US common stock or Civeo Canada Common Shares in, or in the course of, carrying on a business in Canada, and does not carry on an insurance business in Canada and elsewhere (a “Non-Canadian Holder”).

The Redomicile Transaction

A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act when such holder’s shares of Civeo US common stock are exchanged for Civeo Canada Common Shares on the Redomicile Transaction, unless the Civeo US common stock is “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable tax treaty or convention.

Generally, the Civeo US common stock will not constitute taxable Canadian property to a Non-Canadian Holder at a particular time provided that (1) the Civeo US common stock is listed at that time on a stock exchange designated under the Canadian Tax Act (which includes the NYSE), and (2) the Non-Canadian Holder, persons with whom the Non-Canadian Holder does not deal at arm’s length, or the Non-Canadian Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of Civeo US at any time during the 60-month period that ends at that time.

After the Redomicile Transaction

Dividends paid, credited, or deemed under the Canadian Tax Act to be paid or credited to a Non-Canadian Holder on Civeo Canada Common Shares generally will be subject to Canadian withholding tax, at the rate of 25% of the gross amount of the dividends. The rate of such Canadian withholding tax will generally be reduced to 15% under the terms of the Treaty in the case of Non-Canadian Holders who are residents of the United States and entitled to benefits under the Treaty. U.S. Holders of Civeo Canada Common Shares will be required to provide proof of their residency status for Treaty benefits, or else the Canadian withholding tax rate on dividends will be 25%.

Gains realized on the disposition of Civeo Canada Common Shares received by a Non-Canadian Holder as a result of the Redomicile Transaction generally will not be subject to Canadian tax if such shares are listed on a stock exchange designated under the Canadian Tax Act (which includes the NYSE) and, at any time within 60 months ending at the time of the disposition, the Non-Canadian Holder, alone or together with others not dealing at arm’s length with the Non-Canadian Holder, has not owned 25% or more of the shares of any class of the capital stock of Civeo Canada. In any event, gains realized by a Non-Canadian Holder on the disposition of Civeo Canada Common Shares will generally not be subject to Canadian tax, provided that the value of the Civeo Canada Common Shares is not derived principally from real property, resource property or timber property situated in Canada, as contemplated under the Canadian Tax Act (and in the Treaty, in the case of Non-Canadian Holders who are residents of the United States and entitled to benefits under the Treaty). We do not expect that the value of the Civeo Canada Common Shares will be derived principally from real property in Canada.

Residents of Canada

The following portion of the summary is generally applicable to a Holder who, for purposes of the Canadian Tax Act, is resident or deemed to be resident in Canada at all relevant times (a “Canadian Resident Holder”). This portion of the summary is not applicable to (i) a shareholder that is a “specified financial institution,” (ii) a shareholder an interest in which is a “tax shelter investment,” (iii) a shareholder that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution,” or (iv) a shareholder to whom the “functional currency” reporting rules apply, each as defined in the Canadian Tax Act. Such shareholders should consult their own tax advisors.

The Redomicile Transaction

A Canadian Resident Holder will realize a capital gain (or sustain a capital loss) on the disposition of such holder’s Civeo US common stock pursuant to the Redomicile Transaction, to the extent that the fair market value of the Civeo Canada Common Shares received pursuant to the Redomicile Transaction, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Civeo US common stock to the Canadian Resident Holder immediately before the Redomicile Transaction.

The cost to a Canadian Resident Holder of each Civeo Canada Common Share received pursuant to the Redomicile Transaction will be equal to the fair market value of a share of Civeo US common stock at the effective time of the Redomicile Transaction.

Generally, a Canadian Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Canadian Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

A Canadian Resident Holder that is throughout the year a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable for a refundable tax on investment income, including taxable capital gains realized in respect of the disposition of the Civeo US common stock on the Redomicile Transaction.

After the Redomicile Transaction

Dividends received on the Civeo Canada Common Shares by a Canadian Resident Holder will be subject to the tax treatment generally applicable to taxable dividends paid by taxable Canadian corporations. In the case of a Canadian Resident Holder who is an individual (other than certain trusts), dividends received or deemed to be received on Civeo Canada Common Shares will be included in computing the Canadian Resident Holder’s income, and will be subject to the normal gross-up and dividend tax credit rules applicable to dividends paid by taxable Canadian corporations under the Canadian Tax Act, including the enhanced gross-up and dividend tax credit applicable to any dividend designated as an “eligible dividend” in accordance with the provisions of the Canadian Tax Act.

A Canadian Resident Holder that is a corporation will be required to include in income any dividend received or deemed to be received on Civeo Canada Common Shares, and generally will be entitled to deduct an equivalent amount in computing its taxable income. A Canadian Resident Holder that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Canadian Tax Act on dividends received (or deemed to be received) on the Civeo Canada Common Shares to the extent such dividends are deductible in computing taxable income for the year.

Generally, a Canadian Resident Holder who disposes of or is deemed to dispose of a Civeo Canada Common Share in a taxation year will be subject to the rules described above under “—Material Canadian Federal Income Tax Considerations—Residents of Canada—The Redomicile Transaction.” Certain rules in the Canadian Tax Act may result in a capital loss that otherwise would have been realized by a Canadian Resident Holder from a disposition of Civeo Canada Common Shares being suspended, reduced, or denied. Canadian Resident Holders should consult their own tax advisors in this regard.

Provided that they are listed on a stock exchange designated under the Canadian Tax Act, which includes the NYSE, Civeo Canada Common Shares will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, tax-free savings accounts, deferred profit sharing plans and registered education savings plans. In addition, the foreign reporting rules will not apply to a Canadian Resident Holder of Civeo Canada Common Shares.

TRADING MARKET AND DIVIDEND INFORMATION

Market for Our Common Shares

The shares of Civeo US common stock trade on the NYSE under the trading symbol “CVEO.” A “when-issued” trading market for shares of Civeo US common stock on the NYSE began on May 19, 2014 and “regular-way” trading of shares of Civeo US common stock began on June 2, 2014. Prior to May 19, 2014, there was no public market for shares of Civeo US common stock. Set forth in the table below for the periods presented are the high and low sale prices for shares of Civeo US common stock. We expect the Common Shares of Civeo Canada to be listed on the NYSE under the symbol “CVEO,” the same symbol under which your shares in Civeo US are currently listed and traded.

	High	Low	Dividend Declared per Share
Fiscal Year Ended December 31, 2014:
Second Quarter (from June 2, 2014)	$28.40	$22.46	—
Third Quarter	$28.19	$11.60	$0.13
Fourth Quarter	$13.33	$3.88	$0.13
Fiscal Year Ending December 31, 2015:
First Quarter	$4.20	$2.25	—
Second Quarter (through April 6)	$3.14	$2.55	—

On September 26, 2014, the last trading day before the public announcement that Civeo US would redomicile in Canada, the closing price of shares of Civeo US common stock on the New York Stock Exchange was $25.47 per share. On April 6, 2015, the last practicable date before the date of this proxy statement/prospectus, the closing price of the shares of Civeo US common stock was $3.12 per share.

Holders of Record

As of March 25, 2015, there were 20 holders of record of shares of Civeo US common stock. All Common Shares of Civeo Canada outstanding before the Redomicile Transaction are owned by Civeo US.

Dividend Information

We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. In late December 2014, our board of directors, upon the unanimous recommendation of the Finance & Investment Committee of the board, unanimously determined to suspend our quarterly dividend in order to maintain our financial flexibility and best position our company for long-term success. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends on our Common Shares is limited by covenants in our Credit Facility. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes in the United States if we are required to repatriate foreign earnings to pay such dividends. If we elect to pay dividends in the future, the amount per share of our dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. There can be no assurance that we will pay a dividend in the future.

Performance Graph

The following performance graph and chart compare the cumulative total return on our common stock relative to the cumulative total returns of the Standard & Poor’s 500 Stock Index, the Philadelphia OSX Index, an index of oil and gas related companies that represent an industry composite of our peer group, and a customized peer group of sixteen companies, respectively, for the period commencing June 2, 2014 (the day our common stock began trading on the NYSE) and ending December 31, 2014. The graph and chart show the value at the dates indicated of $100 invested on June 2, 2014 in stock or May 31, 2014 in index and assume the reinvestment of all dividends.

The sixteen companies included in our customized peer group are: Basic Energy Services Inc., Black Diamond Group Ltd., Carbo Ceramics Inc., Choice Hotels International Inc., Extended Stay America Inc., Forum Energy Technologies Inc., Horizon North Logistics Inc., La Quinta Holdings Inc., Matrix Service Co., Newalta Corp., Newpark Resources Inc., Oil States International Inc., Precision Drilling Corp., Savanna Energy Services Corp., Tesco Corp. and Tetra Tech Inc.

	Cumulative Total Return
	6/2/14	6/14	7/14	8/14	9/14	10/14	11/14	12/14
Civeo Corporation	$100.00	$107.66	$109.25	$109.84	$50.19	$52.69	$41.22	$17.99
S&P 500	100.00	102.07	100.66	104.69	103.22	105.74	108.58	108.31
PHLX Oil Service Sector	100.00	110.12	103.37	105.00	96.06	88.43	76.30	74.66
Peer Group	100.00	107.16	97.99	101.28	91.40	84.94	75.87	72.64

Prepared by Research Data Group, Inc. Used with permission. Copyright© 2015. All rights reserved.

The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but we are not responsible for any errors or omissions in such information.

The performance graph above is furnished and not filed for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. The performance graph is not soliciting material subject to Regulation 14A.

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

Pro forma financial statements for Civeo Canada to reflect the Redomicile Transaction are not presented in this proxy statement/prospectus because no significant pro forma adjustments are required to be made as a result of the Redomicile Transaction to the audited consolidated financial statements of Civeo US for the year ended December 31, 2014.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information as of March 31, 2015 regarding the individuals who serve as our executive officers and directors, including the two nominees for election to the Class I positions on the board of directors at the annual meeting.

NAME	POSITION(S)	AGE	CLASS
Douglas E. Swanson	Chairman of the Board	76	Class III

Bradley J. Dodson	President, Chief Executive Officer and Director	41	Class III

Frank C. Steininger	Senior Vice President, Chief Financial Officer and Treasurer	57	—

Peter McCann	Senior Vice President, Australia	48	—

Allan Schoening	Senior Vice President, Human Resources/HS&E	56	—

C. Ronald Blankenship*	Director	65	Class I

Martin A. Lambert	Director	59	Class II

Constance B. Moore	Director	59	Class II

Richard A. Navarre	Director	54	Class II

Charles Szalkowski*	Director	66	Class I

*	Nominee for election as Class I director at the annual meeting.

Douglas E. Swanson has been Chairman of the Board of Civeo since May 2014. Mr. Swanson served as a director of Oil States from February 2001 to June 2014 and served as Oil States’ Chief Executive Officer from February 2001 until he retired in April 2007. From January 1992 to August 1999, Mr. Swanson served as President and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. He holds a B.A. degree from Cornell College and is a Certified Public Accountant. Mr. Swanson was a director and member of the compensation committee of Flint Energy Services, Ltd., (Toronto: FEX: TO) a Canadian integrated midstream oil and gas production services provider from April 2000 to May 2010. He was Chairman of the board of directors of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company that provided integrated pressure control and related services worldwide from March 2006 to September 2010.

Bradley J. Dodson has been President and Chief Executive Officer and director of Civeo since December 2013. Mr. Dodson held several executive positions with Oil States from March 2001 to June 2014, including serving as Executive Vice President, Accommodations from December 2013 to June 2014, Senior Vice President, Chief Financial Officer and Treasurer from April 2010 to December 2013, Vice President, Chief Financial Officer and Treasurer from May 2006 to April 2010, Vice President, Corporate Development from March 2003 to May 2006 and Director of Business Development from March 2001 to February 2003. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co. He holds a M.B.A. degree from the University of Texas at Austin and a B.A. degree in economics from Duke University.

Frank C. Steininger has served as Senior Vice President, Chief Financial Officer and Treasurer of Civeo since May 2014. From March 2014 to May 2014, Mr. Steininger was a consultant to Oil States. From August 1980 to March 2014, Mr. Steininger worked for PricewaterhouseCoopers LLP, where he was admitted to the partnership in 1991. From 1997 to 2014, Mr. Steininger was an Assurance Partner in PwC’s Global Energy practice. He holds a B.S. degree in accounting from the University of Akron.

Peter McCann has served as Senior Vice President, Australia since June 2014. Mr. McCann was Managing Director of The MAC, a wholly owned subsidiary of Civeo from June 2012 to June 2014. From January 2010 through June 2012, Mr. McCann was the Executive General Manager, Finance for The MAC. From 2004 to 2010, Mr. McCann served as Chief Financial Officer of Royal Wolf Trading. Mr. McCann holds a Bachelor of Commerce degree in accountancy from the University of New South Wales.

Allan Schoening has served as Senior Vice President, Human Resources & Health, Safety and Environment since May 2014. From June 2012 to April 2014, Mr. Schoening served as Senior Director and then Vice President, Human Resources and Health, Safety and Environment for PTI Group Inc., a subsidiary of Oil States. From June 2009 to May 2012, Mr. Schoening was self-employed as an independent business consultant. Prior to 2009, Mr. Schoening was based in London, England where he served as Senior Vice President for Katanga Mining Limited, a Canadian listed mining company with operations in Africa, for the period from 2005 to 2009. From 1995 to 2004, Mr. Schoening served in senior and executive management positions with Barrick Gold Corporation and Kinross Gold. Mr. Schoening’s career also includes domestic and international assignments with the completions division of Schlumberger Limited. He holds a B.A., Psychology (Spec.) from the University of Alberta.

C. Ronald Blankenship has been a director of Civeo since July 2014. Mr. Blankenship served as President and Chief Executive Officer of Verde Realty in January 2009 and he assumed the additional responsibilities of Chairman of the Board from January 2012 to December 2012. Prior to 2009, he served as Co-Chairman of Verde Group beginning in 2003. From 1998 until 2003, he was Vice Chairman of Security Capital Group Incorporated. Prior to his role as Vice Chairman, he served as Chief Operating Officer of Security Capital from 1998 to 2002 and Managing Director of Security Capital from 1991 until 1998. Prior to 1997, he was the Chief Executive Officer of Archstone Communities Trust. In addition, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management board for Trammell Crow Residential Services. Prior to that, Mr. Blankenship was the chief financial officer and president of office development for Mischer Corporation, a Houston-based real estate development company. Mr. Blankenship began his career at Peat Marwick Mitchell & Company. Mr. Blankenship currently serves on the boards of Regency Centers Corp., Pacolet Milliken Enterprises, Inc., a private investment company, Berkshire Group and Carefree Communities. Mr. Blankenship is a certified public accountant and a graduate of the University of Texas at Austin.

Martin A. Lambert has been a director of Civeo since May 2014. Mr. Lambert served as a director of Oil States from February 2001 to May 2014. Mr. Lambert is retired. He served as Chief Executive Officer of Swan Hills Synfuels LP, an energy conversion company, from November 2008 until July 2014. Prior thereto, Mr. Lambert served as a founder and managing director of Matco Capital Ltd., a private equity firm focused in the energy sector, since mid-2002. Mr. Lambert was a partner in the Canadian law firm Bennett Jones LLP from March 1987 to March 2007 and served as the Chief Executive Officer of that firm from 1996 to 2000. He served as a director of Calfrac Well Services Ltd., from March 2004 to May 2010. Mr. Lambert currently serves on the audit committee of Zedi, Inc., a private company involved in Canadian, U.S. and other international oilfield services. Mr. Lambert received his LLB degree from the University of Alberta in 1979.

Constance B. Moore has been a director of Civeo since June 2014. Ms. Moore has served as a director of Tri Pointe Homes (NYSE: TPH) since July 2014. Ms. Moore was a director of BRE Properties, Inc. (BRE) (NYSE: BRE) from September, 2002 until BRE was acquired in April 2014. Ms. Moore served as President and Chief Executive Officer of BRE from January 2005 until April 2014 and served as President and Chief Operating Officer from January 2004 until December 2004. Ms. Moore has more than 35 years of experience in the real estate industry. Prior to joining BRE in 2002, she was the managing director of Security Capital Group & Affiliates. From 1993 to 2002, Ms. Moore held several executive positions with Security Capital Group, including co-chairman and chief operating officer of Archstone Communities Trust. Ms. Moore holds an M.B.A. from the University of California, Berkeley, Haas School of Business, and a bachelor’s degree from San Jose State University. In 2009, she served as chair of the National Association of Real Estate Investment Trusts (NAREIT). Currently, she is chair of the Fisher Center for Real Estate and Urban Economics Policy Advisory Board at UC Berkeley; a member of the compensation committee of TriPointe Homes (NYSE: TPH); a director on the board of Bridge Housing Corporation; a member of the Urban Land Institute; serves on the board of the Tower Foundation at San Jose State University; and is a Trustee for the City of Hope.

Richard A. Navarre has been a director of Civeo since June 2014. Mr. Navarre served as the President and Chief Commercial Officer of Peabody Energy Corporation from February 2008 until he retired in June 2012. He previously served as the Peabody Energy Corporation Executive Vice President of Corporate Development and Chief Financial Officer from July 2006 to January 2008 and as Chief Financial Officer from October 1999 to June 2008. Mr. Navarre currently provides advisory services to the energy industry and investment firms. Mr. Navarre is currently an independent director and member of the audit committee for Natural Resource Partners LP (NYSE: NRP), an advisory Board member for Secure Energy, LLC and was a past Chairman of the Board for United Coal Company, LLC. He is a member of the board of directors of the Foreign Policy Association, a member of the Hall of Fame of the College of Business at Southern Illinois University-Carbondale, a member of the Board of Advisors of the College of Business and Administration, and a member of the Cardinal Glennon—Children’s Hospital Benefit Committee. Mr. Navarre is a Certified Public Accountant and received his B.S. in Accounting from Southern Illinois University-Carbondale.

Charles Szalkowski has been a director of Civeo since June 2014. Mr. Szalkowski worked with the law firm of Baker Botts L.L.P. from 1975 until he retired as a senior partner and general counsel of the firm in December 2012. Since his retirement, Mr. Szalkowski has pursued his personal interests. Mr. Szalkowski recently became an emeritus member of the Rice University Board of Trustees, where he had previously chaired the Board’s audit committee and served on the compensation committee. He was previously on the board of directors of Accelerate Learning Inc. (formerly Stemscopes Inc.). Mr. Szalkowski became a Certified Public Accountant in 1971 and received his J.D. and M.B.A. degrees from Harvard University in 1975 and B.S. in Accounting and B.A. in economics and political science from Rice University in 1971. He also serves on the boards of several non-profit organizations, including an aviation museum, two children’s charities, an economic development agency and a corporate law public policy body.

Qualifications of Directors

When identifying our directors appointed to our board, the following are considered:

•	the person’s reputation, integrity and independence;

•	the person’s qualifications as an independent, disinterested, non-employee or outside director;

•	the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board of directors and the current state of Civeo and the accommodations industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to Civeo; and

•	the person’s knowledge of areas and businesses in which we operate.

We believe that the above mentioned attributes, along with the leadership skills and other experience of the Civeo board of directors described below, provide Civeo with the perspectives and judgment necessary to guide its strategies and monitor their execution.

We believe the breadth and variety of business experience of each of our directors and director nominees identified in the following table make each of them well qualified to serve on our board of directors.

	Executive Leadership	Financial	Accommodations, Real Estate and Hospitality	International Operations	Past or Present CEO	Director Experience
Douglas E. Swanson	Ö	Ö	Ö	Ö	Ö	Ö
C. Ronald Blankenship	Ö	Ö	Ö		Ö	Ö
Bradley J. Dodson	Ö	Ö	Ö	Ö	Ö
Martin A. Lambert	Ö	Ö	Ö	Ö	Ö	Ö
Constance B. Moore	Ö	Ö	Ö		Ö	Ö
Richard A. Navarre	Ö	Ö		Ö		Ö
Charles Szalkowski	Ö	Ö		Ö

In selecting nominees for the board of directors, the Nominating & Corporate Governance Committee considers, among other things, the diversity of the board of directors in terms of educational background, business industry experience, and knowledge of different geographic markets and the accommodations industry. In the case of current directors being considered for renomination, the Nominating & Corporate Governance Committee took into account the director’s history of attendance at board of directors and committee meetings, the director’s tenure as a member of the board of directors and the director’s preparation for and participation in such meetings.

Board Structure

We currently expect that, upon the completion of the Redomicile Transaction, the Civeo Canada board of directors will consist of the same number of members as the Civeo US board of directors has prior to such completion, a majority of whom satisfy the independence standards established by the Sarbanes-Oxley Act and the applicable rules of the SEC and the NYSE.

The Civeo US board of directors is, and upon completion of the Redomicile Transaction, the Civeo Canada board of directors will be, divided into three classes, each of roughly equal size. The directors designated as Class I directors will have terms expiring at the annual meeting, and the nominees elected at the annual meeting will have terms expiring in 2018; the directors designated as Class II directors will have terms expiring in 2016; and the directors designated as Class III directors will have terms expiring in 2017. Commencing with the annual meeting of stockholders held in 2016, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. We have not yet set the date of the first annual meeting of stockholders to be held following the Redomicile Transaction.

Board Committees

The Civeo US board of directors has established, and the Civeo Canada board of directors will establish, several standing committees in connection with the discharge of its responsibilities. In connection with the Redomicile Transaction, the Civeo Canada board of directors will establish the following committees, all of which are currently standing committees of the Civeo US board of directors:

Audit Committee

In connection with the Redomicile Transaction, the Civeo Canada board of directors will establish an audit committee, composed of at least one director (or at least three directors if Civeo Canada becomes a reporting issuer in Canada) and a majority of independent directors. We expect the initial members of the audit committee will be Messrs. Navarre and Szalkowski and Ms. Moore, each of whom the board of directors has determined is independent and each of whom currently serve on the Civeo US Audit Committee.

The Audit Committee will meet separately with representatives of our independent auditors, our internal audit personnel and representatives of senior management in performing its functions. The Audit Committee will review the general scope of audit coverage, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The board of directors has determined that each of Messrs. Navarre and Szalkowski and Ms. Moore is financially literate and has accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The board of directors also has determined that each of Mr. Navarre and Ms. Moore qualify as audit committee financial experts under the applicable rules of the Exchange Act. A more detailed discussion of the Audit Committee’s mission, composition and responsibilities is contained in the Audit Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” and then “Audit Committee” and then proceeding to the Committee Charters heading on the right side of the page.

Compensation Committee

In connection with the Redomicile Transaction, the Civeo Canada board of directors will establish a compensation committee, composed of at least one director (or at least three directors if Civeo Canada becomes a reporting issuer in Canada) and a majority of independent directors. We expect that the members of the compensation committee will be Messrs. Blankenship and Lambert and Ms. Moore, each of whom the board of directors has determined is independent and each of whom currently serve on the Civeo US Compensation Committee.

The Compensation Committee will administer the 2014 Equity Participation Plan of Civeo Corporation (the “EPP”), and in this capacity make a recommendation to the full board of directors concerning aggregate amount of all option grants or stock awards to employees as well as specific awards to executive officers under the EPP. In addition, the Compensation Committee will be responsible for (i) making recommendations to the board of directors with respect to the compensation of our chief executive officer and other executive officers, (ii) overseeing and approving compensation and employee benefit policies and (iii) reviewing and discussing with our management the Compensation Discussion and Analysis and related disclosure included in our annual proxy statement. A more detailed discussion of the Compensation Committees mission, composition and responsibilities is contained in the Compensation Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” and then “Compensation Committee” and then proceeding to the Committee Charters heading on the right side of the page.

Nominating & Corporate Governance Committee

In connection with the Redomicile Transaction, the Civeo Canada board of directors will establish a nominating and corporate governance committee, composed of at least one director (or at least three directors if Civeo Canada becomes a reporting issuer in Canada) and a majority of independent directors. We expect that the initial members of the Nominating & Corporate Governance Committee will be Messrs. Swanson and Szalkowski, each of whom the board of directors has determined is independent and each of whom currently serve on the Civeo US Nominating & Corporate Governance Committee.

The Nominating & Corporate Governance Committee will make proposals to the board of directors for candidates to be nominated by the board of directors to fill vacancies or for new directorship positions, if any, which may be created from time to time. A more detailed discussion of the Nominating & Corporate Governance Committee’s mission, composition and responsibilities is contained in the Nominating & Corporate Governance Committee charter, which is available on our website, www.civeo.com, by first clicking “Corporate Governance” and then “Nominating and Corporate Governance Committee” and then proceeding to the Committee Charters heading on the right side of the page.

The Nominating & Corporate Governance Committee will consider recommendations from any source, particularly from stockholders, regarding possible candidates for director. To submit a recommendation to the Nominating & Corporate Governance Committee, a stockholder should send a written request to the attention of Civeo’s Secretary at Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve, if elected, and any other information the stockholder may deem relevant to the committee’s evaluation. The request must also disclose the number of shares of common stock beneficially owned by the person or group making the request, the period of time such person or group has owned those shares and the nature of any arrangement or agreement between the stockholder making a nomination and other parties with respect to the nomination. Candidates recommended by stockholders are evaluated on the same basis as candidates recommended by our directors, executive officers, third-party search firms or other sources. These procedures do not preclude a stockholder from making nominations in accordance with the process described below under “Future Stockholder Proposals.”

Finance & Investment Committee

In connection with the Redomicile Transaction, the Civeo Canada board of directors will establish a Finance & Investment Committee. We expect that the initial members of the Finance & Investment Committee will be Messrs. Blankenship, Lambert and Navarre.

The Finance & Investment Committee will assist the Board in its consideration of opportunities to enhance our long-term performance and valuation, including reviewing and making recommendations to the Board with respect to our strategic objectives, financial and operating metrics and performance, dividend policy and other distributions and return of capital transactions impacting shareholders.

Committee Composition

Below is a summary of our committee structure and membership information.

     Chairperson                  Member                  Financial Expert

	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Finance & Investment Committee

Douglas E. Swanson

C. Ronald Blankenship

Martin A. Lambert

Constance B. Moore

Richard A. Navarre

Charles Szalkowski

Board of Directors and Committee Meetings

During 2014, the Civeo US board of directors held 20 meetings, the Audit Committee held three meetings, the Compensation Committee held three meetings, the Nominating & Corporate Governance Committee held four meetings and the Finance & Investment Committee held five meetings. Each of the directors attended at least 75% of the meetings of the board of directors and the committees on which he or she served. While we understand that scheduling conflicts may arise, we expect directors to make reasonable efforts to attend the annual meeting of stockholders and meetings of the board of directors and the committees on which they serve.

Our Corporate Governance Guidelines provide that our non-employee directors shall meet separately in executive session at least annually. The director who presides at these sessions is the Chairman of the Board, assuming such person is a non-management director. Otherwise, the presiding director will be chosen by a vote of the non-management directors. In addition to the executive sessions of our non-management directors, our independent directors (as defined in the applicable NYSE listing standards) are required to meet in executive session at least annually. The independent directors generally meet in executive session at each board meeting. Our Chairman of the Board, who is an independent director, presides at these sessions.

Board of Directors Oversight of Enterprise Risk

The Civeo US board of directors utilized, and the Civeo Canada board of directors will utilize, our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management and all employees are responsible for day-to-day risk management, and management conducts a risk assessment of our business annually. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, materiality and velocity of the risk, as well as to identify steps to mitigate and manage each risk. Our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

Risk oversight is a responsibility of the board of directors. The board of directors has delegated responsibility for monitoring certain enterprise risks to its standing committees.

The results of the risk assessment are reviewed with the Audit Committee annually. The centerpiece of the assessment is the discussion of our key risks, which includes the potential magnitude, likelihood of each risk occurring and the speed with which the risk could impact us. As part of the process for evaluating each risk, a senior manager is identified to manage the risk, monitor potential impact of the risk and execute initiatives to mitigate the risk.

Director Independence

To qualify as “independent” under the NYSE listing standards, a director must meet objective criteria set forth in the NYSE listing standards, and the board of directors must affirmatively determine that the director has no material relationship with us (either directly or as a stockholder or officer of an organization that has a relationship with us) that would interfere with his or her exercise of independent judgment in carrying out his or her responsibilities as a director.

The Civeo US board of directors reviews, and after the Redomicile Transaction, the Civeo Canada board of directors will review, all direct or indirect business relationships between each director (including his or her immediate family) and our Company, as well as each director’s relationships with charitable organizations, to assess director independence as defined in the listing standards of the NYSE. The NYSE listing standards include a series of objective tests, such as the director is not an employee of our Company and has not engaged in various types of business dealings with our Company. In addition, as further required by the NYSE, the Civeo US board of directors has made, and after the Redomicile Transaction, the Civeo Canada board of directors will make, a subjective determination as to each independent director that no material relationships exist which, in the opinion of the board of directors, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. When assessing the materiality of a director’s relationship with us, the board of directors will consider the issue not merely from the standpoint of the director, but also from the standpoint of the persons or organizations with which the director has an affiliation.

The Civeo US board of directors has determined that all of the Civeo US directors, except for Bradley Dodson, our current President and Chief Executive Officer, qualify as “independent” in accordance with NYSE listing standards.

Corporate Governance Guidelines

Civeo US has adopted, and in connection with the Redomicile Transaction, the Civeo Canada board of directors will adopt, Corporate Governance Guidelines to best ensure that the board of directors has the necessary authority and practices in place to make decisions that are independent from management, that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management are aligned with the interests of the stockholders. Civeo US’s Corporate Governance Guidelines are available at www.civeo.com by first clicking “Corporate Governance” and then “Corporate Governance Guidelines.”

Board of Directors Leadership

Since Civeo US’s spin-off from Oil States in May 2014, the Chairman of the Board and Chief Executive Officer roles have been split, and will continue to be split following the Redomicile Transaction, with the

Chairman of the Board role being filled by a non-executive member of the board of directors. We believe the separation of these two positions will lead to a strong independent leadership structure.

Corporate Code of Business Conduct & Ethics

Civeo US has adopted, and in connection with the Redomicile Transaction, Civeo Canada will adopt, a Corporate Code of Business Conduct and Ethics, which will require that all directors, officers and employees of Civeo act ethically at all times. This policy is available at Civeo US’s web site www.civeo.com by first clicking “Corporate Governance” and then “Corporate Code of Business Conduct and Ethics.”

Substantially all of our employees are required to complete online training on a regular basis which includes a review of the Corporate Business Conduct & Ethics Code policy and an acknowledgement that the employee has read and understands the policy.

Financial Code of Ethics for Senior Officers

Civeo US has adopted, and in connection with the Redomicile Transaction, the Civeo Canada board of directors will adopt, a Financial Code of Ethics for Senior Officers that applies to the chief executive officer, chief financial officer, principal accounting officer and other senior accounting and financial officers (“Senior Officers”).

Senior Officers must also comply with the Company’s Business Conduct and Ethics Code. Ethical principles set forth in this policy include, among other principals, matters such as:

•	Acting ethically with honesty and integrity

•	Avoiding conflicts of interest

•	Complying with disclosure and reporting obligations with full, fair accurate, timely and understandable disclosures

•	Complying with applicable laws, rules and regulations

•	Acting in good faith, responsibly with due care, competence and diligence

•	Promoting honest and ethical behavior by others

•	Respecting confidentiality of information

•	Responsibly using and maintain assets and resources

Director Resignation Policy

Civeo US has adopted, and in connection with the Redomicile Transaction, the Civeo Canada board of directors will adopt, a director resignation policy. The director resignation policy will provide that if a director fails to receive a majority vote in an uncontested director election, that director is required by our Corporate Governance Guidelines to inform the Chairman of the Nominating & Corporate Governance Committee of the failure and tender his or her resignation to the Committee for consideration. Such resignation shall not be effective unless and until the board of directors chooses to accept the resignation in accordance with our Corporate Governance Guidelines. While not necessarily resulting in a resignation, the offer will provide the Nominating & Corporate Governance Committee the opportunity to consider the appropriateness of continued board of directors membership and make a recommendation to the board of directors as to the director’s continuation. In making this recommendation, the Committee will consider all factors deemed relevant by its members including, without limitation, (1) the underlying reasons why stockholders may have “withheld” votes for election from such director, if known; (2) the length of service and qualifications of the director whose resignation has been tendered; (3) the director’s past and potential future contributions to us; (4) the current mix of skills and attributes of directors on the board; (5) whether, by accepting the resignation, we will no longer be in compliance with any applicable law, rule, regulation, or governing instrument; and (6) whether accepting the resignation would be in our best interests and our stockholders.

The Nominating & Corporate Governance Committee will recommend to the board of directors the action, if any, to be taken with respect to the resignation, and the board of directors will consider whether the director’s abilities and qualifications are such that they negate the assumption that he or she is unsuitable, which could be inferred from the director’s failure to receive a majority vote.

The director resignation policy will also provide that if a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director is required by our Corporate Governance Guidelines to inform the Chairman of the Nominating & Corporate Governance Committee of the change and tender his or her resignation to the Committee for consideration. Such resignation shall not be effective unless and until the board of directors chooses to accept the resignation in accordance with our Corporate Governance Guidelines. The board, through the Nominating & Corporate Governance Committee, shall review the matter in order to evaluate the continued appropriateness of such director’s membership on the board of directors and each applicable committee under these circumstances, taking into account all relevant factors and may accept or reject a proffered resignation.

Compensation Committee Interlocks and Insider Participation

During 2014, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (2) a director of another entity, one of whose executive officers served on our Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our Compensation Committee (1) was an officer or employee of our Company during 2014, (2) was formerly an officer of our Company, or (3) had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

Nomination and Support Agreement

In October 2014, we and JANA Partners LLC (“JANA”) entered into a Nomination and Support Agreement under which we agreed to expand our board of directors and to add three new independent directors. One of the new directors resigned from the board on December 24, 2014, and due to JANA’s ownership falling below the threshold specified in the agreement, the other two directors resigned from the board on January 2, 2015. Following the resignations, the size of the board of directors was decreased to seven members. The Nomination and Support Agreement contains various standstill restrictions, voting commitments (including, among other items, with respect to the board’s director nominations and matters relating to the Redomicile Transaction) and other support obligations of JANA that continue through November 1, 2015.

Communications with Directors

Stockholders or other interested parties may send communications, directly and confidentially, to the board of directors, to any committee of the board of directors, to non-management directors or to any director in particular by sending an envelope marked “confidential” to such person or persons c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of the Company to the addressee without review by management.

Accounting and Auditing Concerns

The Audit Committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis should be read in conjunction with “Executive Compensation” included elsewhere in this proxy statement/prospectus. In this Compensation Discussion and Analysis, “Named Executive Officers” refers to the four individuals named in the Summary Compensation Table below. The information provided below reflects compensation earned at Oil States or its subsidiaries prior to our spin-off from Oil States, as well as compensation earned at Civeo for the period from May 30, 2014 (the date of the spin-off) to December 31, 2014. An overview of executive compensation programs in place prior to the spin-off, as well as information concerning Civeo’s executive compensation programs, is included below.

Compensation decisions for our Named Executive Officers prior to the spin-off were made by Oil States. To the extent such persons were senior officers of Oil States, the compensation decisions impacting them were made by the Oil States Compensation Committee (the “Oil States Compensation Committee”) of the board of directors of Oil States. Executive compensation decisions following the spin-off have been made by the Compensation Committee of Civeo US, all of whom are independent directors. Executive compensation decisions following the completion of the Redomicile Transaction will be made by the Compensation Committee of Civeo Canada. Broadly speaking, we do not anticipate material changes to Civeo’s executive compensation programs following the completion of the Redomicile Transaction.

This Compensation Discussion and Analysis has three parts:

•	Oil States 2014 Executive Compensation. This section describes executive compensation programs at Oil States for the pre-spin period of January 1, 2014 to May 30, 2014.

•	Effects of the Spin-off on Outstanding Executive and Other Compensation Awards. This section details the effect of the spin-off on outstanding Oil States compensation awards as well as Civeo compensation programs in which our Named Executive Officers participate.

•	Civeo Compensation Programs. This section discusses the executive compensation programs at Civeo following the spin-off.

Information with respect to only four individuals has been presented in this Compensation Discussion and Analysis because these four individuals are the only persons who qualify as Named Executive Officers for 2014. Our Named Executive Officers include the following:

Name	2014 Oil States Job Title	2014 Civeo Job Title
Bradley J. Dodson	Executive Vice President, Accommodations	President and Chief Executive Officer

Frank C. Steininger(1)	N/A	Senior Vice President, Chief Financial Officer and Treasurer

Peter L. McCann	Managing Director, The MAC (2)	Senior Vice President, Australia

Ron R. Green(3)	Senior Vice President, Accommodations and President, North America	Former Senior Vice President, North America

(1)	Prior to March 4, 2014, Mr. Steininger was a partner of PricewaterhouseCoopers LLP. Effective from March 4, 2014 to May 29, 2014, Mr. Steininger was a consultant to Oil States. Effective May 30, 2014, Mr. Steininger became an employee of Civeo in the capacity of Senior Vice President, Chief Financial Officer and Treasurer.
(2)	Mr. McCann was an officer of The MAC Services Group, Pty Limited., an indirect subsidiary of Oil States.
(3)	Mr. Green was an officer of PTI Group Inc., an indirect subsidiary of Oil States and the Senior Vice President, Accommodations for Oil States. Civeo terminated Mr. Green’s employment in June 2014.

Oil States 2014 Executive Compensation

The Oil States Compensation Committee provided overall guidance to Oil States’ executive compensation program and administered its incentive compensation plans.

Oil States’ executive compensation program included three primary components which were generally performance oriented and, when taken together, constituted a balanced method towards providing total compensation for Oil States’ executive officers. The three major components consisted of (a) base salary, (b) annual incentive compensation, and (c) long-term incentive awards. The design of this compensation program supported Oil States’ philosophy on executive total compensation.

Executive Total Compensation Philosophy and Objectives

Oil States’ philosophy towards executive compensation for Named Executive Officers and other senior managers was to offer a compensation package that provided competitive base salary levels and compensation incentives to satisfy the following objectives:

•	Attract, motivate, reward and retain key employees and executives required to achieve corporate strategic plans;

•	Reinforce the relationship between individual performance of executives and business results;

•	Align the interests of executives with the long-term interests of stockholders; and

•	Maintain a compensation program that neither promotes overly conservative actions or excessive risk taking.

The Oil States Compensation Committee believed this approach closely linked the compensation of Oil States’ executives to both the execution of Oil States’ strategy and the accomplishment of Oil States goals.

Compensation Benchmarking Relative to Market

In the exercise of its duties, the Oil States Compensation Committee periodically benchmarked Oil States’ executive compensation against that of comparable companies. The Oil States Compensation Committee did not set percentile goals against benchmark data for purposes of determining executive compensation levels. The Oil States Compensation Committee considered the market to consist of both the oilfield services industry and the geographic markets in which Oil States competed for executive talent. Benchmark data from the following peer group of companies was used for comparison purposes:

Carbo Ceramics, Inc.	Helmerich & Payne, Inc.

Cameron International Corporation	Key Energy Services, Inc.

Core Laboratories N.V.	McDermott International, Inc.

Dresser-Rand Group, Inc.	Oceaneering International, Inc.

Dril-Quip, Inc.	RPC, Inc.

Exterran Holdings, Inc.	Superior Energy Services, Inc.

FMC Technologies, Inc.	Tidewater, Inc.

Helix Energy Solutions Group, Inc.

In selecting benchmark companies, the Oil States Compensation Committee considered each company’s participation in the energy services sector as well as market capitalization, annual revenue, business complexity, profitability, returns on equity and assets metrics as well as the number of divisions/segments, countries in which they operated and total number of employees. Benchmarked companies changed from time to time to ensure their continued suitability for comparative purposes.

In evaluating the peer group and other comparison data for compensation purposes, the Oil States Compensation Committee neither based its decisions on quantitative relative weights of various factors, nor on mathematical formulas. Rather, the Oil States Compensation Committee exercised its discretion and made its judgment after considering those factors it deemed relevant. The Oil States Compensation Committee engaged Frederic W. Cook & Co., Inc. (the “Consultant”) to provide independent advice on executive compensation matters. In 2013, the Consultant confirmed to the chair of the Oil States Compensation Committee certain industry compensation data provided by management and provided feedback regarding proposed compensation terms to the Committee. All compensation consultant arrangements, including scope of work and fee arrangements, were pre-approved by the Compensation Committee Chairman.

Compensation Practices as They Relate to Risk Management

Oil States’ compensation policies and practices were designed to provide rewards for short-term and long-term performance. In general, optimal financial and operational performance, particularly in a competitive business, requires some degree of risk-taking. Oil States’ compensation strategies were designed to encourage company growth and appropriate, closely managed risk taking but not to encourage excessive risk taking or actions that could have a material adverse effect on Oil States over the long-term. Oil States also attempted to design its compensation program for the larger general employee population to ensure it did not inappropriately incentivize Oil States’ employees to take unnecessary risks in their day to day activities.

Oil States’ compensation arrangements also contained certain design elements that were intended to minimize the incentive for taking unwarranted risk to achieve short-term, unsustainable results. Those elements included a ceiling or “cap” on amounts that could be earned under the annual incentive cash compensation plan and performance based equity award programs.

Elements of Compensation

Base Salary—Base salary was the guaranteed element of an executive’s direct compensation and was intended to provide a foundation for a competitive overall compensation package for the executive. Executive officer base salaries which were reviewed annually were determined after an evaluation that took into consideration the executive’s prior experience and breadth of knowledge as well as benchmark data from the peer group of companies and other similarly sized companies in businesses comparable to Oil States, Oil States’ and the executive’s performance and any recent material changes in an executive’s responsibilities. These factors taken in combination with overall industry conditions and retention risks formed the basis for subjective determination on base salary adjustments.

While considering performance and compensation recommendations made by the President and Chief Executive Officer, the Oil States Compensation Committee made independent assessments with respect to compensation levels for each executive officer.

Annual Cash Incentive Compensation—Oil States’ Annual Incentive Compensation Plan (“Oil States AICP”) was performance based and provided executives with financial incentives in the form of annual cash bonuses based on consolidated Oil States and business unit performance. Annual incentive awards were linked to the achievement of pre-determined Oil States-wide and business unit quantitative performance goals and were designed to place a significant portion of the executive’s total compensation at risk. The purpose of the Oil States AICP was to:

•	create stockholder value;

•	reinforce focus on the attainment of annual goals that lead to long-term success of Oil States;

•	provide annual performance-based cash incentive compensation;

•	motivate achievement of critical annual operating performance metrics; and

•	motivate employees to continually improve Oil States-wide and business unit performance.

The structure of the Oil States AICP was sufficiently flexible to allow the Oil States Compensation Committee the discretion to set annual goals and objectives in conjunction with input from management that it believed were consistent with creating shareholder value. Goals and objectives generally included growth objectives, operating objectives, safety goals and other measures that the board of directors of Oil States believed would drive financial performance. Under the Oil States AICP, an incentive target, expressed as a percent of base salary, was established for each executive officer based upon, among other factors including geographic market differences, the Oil States Compensation Committee’s review of publically available competitive compensation data for each position, level of responsibility and ability to impact Oil States’ success. Achieving results which exceeded a minimum, or threshold, level of performance triggered an Oil States AICP payout. Performance results at or below the threshold (i.e., achieving a percentage less than 85% of the related Oil States AICP performance objective) resulted in no Oil States AICP award. Targeted performance was earned when an executive achieved 100% of his Oil States AICP performance objective(s). Overachievement (i.e., achieving a percentage of 120% of the corresponding Oil States AICP performance objective) was the performance level at which incentive compensation was maximized. Where performance results fell between the threshold and target level, a pro rata portion of the Oil States AICP target amount would be paid out. Where performance results fell between the target and overachievement level, 100-200% of the Oil States AICP target amount would be paid out proportionately. Under the 2014 Oil States AICP, the award opportunities, expressed as a percentage of eligible Oil States AICP earnings (i.e. annual base salary), for the Named Executive Officers were as follows:

	Threshold	Target	Overachievement
Bradley J. Dodson	0%	65%	130%
Frank C. Steininger(1)	—	—	—
Peter L. McCann(2)	0%	55%	110%
Ron R. Green	0%	75%	150%

(1)	See Named Executive Officers table above for more information about Mr. Steininger.
(2)	Mr. McCann’s Oil States AICP target was adjusted to 65%, effective March 1, 2014.

The maximum Oil States AICP overachievement percentage, as illustrated above, was capped at twice the target level percentage to mitigate the potential for excessive risk taking. Targets and goals were adjusted to incorporate material acquisitions, further limiting the potential for excessive risk taking.

At the beginning of each year, the Oil States Compensation Committee was responsible for establishing measurable, achievable and quantifiable performance objectives based on recommendations by the Chief Executive Officer. At the end of each year, the Oil States Compensation Committee reviewed the performance results of Oil States and the incentive awards to be paid to each executive officer and to all participants in the Oil States AICP, as a group. In its discretion, the Oil States Compensation Committee interpreted the Oil States AICP and had authority to make adjustments in individual, business unit or Oil States-wide results.

Performance measures were selected and weighted by management and the Oil States Compensation Committee annually to give emphasis to performance criteria over which participants had direct influence. The Oil States Compensation Committee established “earnings before interest, taxes, depreciation and amortization” (“EBITDA”) as the primary corporate financial performance objective for each executive officer. In addition, a portion of the incentive potential for certain participants was based on return on investment (“ROI”) and, for certain of the executives, none of whom were Named Executive Officers, other strategic goals as determined appropriate for the executives’ areas of responsibilities. Other strategic goals and objectives varied and included measures such as safety performance. EBITDA and ROI targets were generally based on Oil States or business unit annual budgeted financial statements which were approved by the board of directors of Oil States. The relative percentages of EBITDA and ROI used to evaluate Oil States’ executives were based on the nature of each executive’s role in Oil States and how that role impacted overall goals and performance of Oil States. Executives who had less control over segment-based or Oil States’ ROI had performance measures more heavily weighted towards EBITDA. Oil States believed the use of tailored performance goals, which were closely aligned with drivers of Oil States’ success, furthered its compensation strategy of reinforcing the relationship between strong individual performance of executives and overall business performance.

For the Named Executive Officers, only EBITDA performance was used to determine Oil States AICP bonus pay-outs. For 2014, Mr. Dodson had 100% of his incentive compensation based on Oil States’ EBITDA. Mr. McCann’s incentive compensation was based 100% on Australian Accommodations’ EBITDA. Mr. Green’s incentive compensation was based 10% on Oil States’ EBITDA with the remainder tied to North American Accommodations’ EBITDA. Mr. Steininger’s incentive compensation was prorated for the year upon his employment with Civeo and was based on Oil States EBITDA for the period of January 1 to May 31, 2014 and Civeo consolidated EBITDA for the remainder of the year. For the period of January 1 to May 31, 2014, Oil States’ EBITDA target, established in February 2014, was $308.6 million. On a consolidated basis, Oil States achieved 103.1% of its EBITDA target for the period of January 1, 2014 to May 31, 2014.

Long-term Incentives—Oil States made certain stock-based awards under its 2001 Equity Participation Plan, which was approved by Oil States’ stockholders, to align the interests of executive officers with those of stockholders and to provide an incentive for long-term retention. The plan’s main purposes were to:

•	provide an additional incentive for executives to further the growth, development and financial success of Oil States by personally benefiting through ownership of Oil States’ stock and/or rights; and

•	enable Oil States to attract and retain the services of highly qualified executives who were considered essential to the long term success of Oil States by offering them an opportunity to own stock in Oil States and/or rights that were linked to growth and financial success.

Oil States’ 2001 Equity Participation Plan provided for the grant of any combination of:

•	stock options;

•	restricted stock;

•	performance awards;

•	dividend equivalents;

•	deferred stock; and

•	stock payments or phantom stock awards.

Under Oil States’ 2001 Equity Participation Plan, Oil States historically granted nonqualified stock options and time-vested restricted stock awards. Oil States amended the 2001 Equity Participation Plan on March 31, 2009, to provide for minimum vesting periods of one year for performance based awards and three years for tenure based awards, except for a small percentage of the authorized shares available for awards under the 2001 Equity Participation Plan. As a result of this amendment, vesting may have occurred earlier than the minimum vesting periods with respect to no more than 10% of shares cumulatively authorized under the 2001 Equity Participation Plan. Option terms ranged from six to ten years. Options were awarded with an exercise price per share equal to the NYSE’s closing price of Oil States’ common stock on the date of grant, or the last preceding trading day if the award date was a date when markets were closed (“NYSE Closing Price”). Restricted stock awards, which were valued based on the NYSE Closing Price, generally vested over a four year period at a rate of 25% per year. In special situations, however, the Oil States Compensation Committee approved awards with shorter vesting periods. The Oil States Compensation Committee never granted options with an exercise price that was less than the NYSE Closing Price on the date of grant.

Oil States’ 2001 Equity Participation Plan prohibited re-pricing or replacing underwater stock options or cancelling or effecting a cash buyout of stock options without the approval of Oil States’ stockholders. Effective February 19, 2013, Oil States amended its 2001 Equity Participation Plan as follows:

•	The maximum value of performance awards to any participant in a calendar year was limited to $4,000,000;

•	Options forfeited or cancelled were not available to be “recycled” and awarded again;

•	An option agreement could not be cancelled or amended in exchange for cash or another equity award;

•	Loans from Oil States to plan participants were not permitted;

•	Dividend equivalents were not permitted to be credited to option awards and, for other awards, were not payable until the underlying deferred stock or performance award vested; and

•	The Oil States Compensation Committee could delegate to the Chief Executive Officer the right to grant awards under the 2001 Equity Participation Plan to any person who was not subject to Section 16 of the Exchange Act subject to conditions and restrictions that the Oil States Compensation Committee determined.

Oil States believed these changes to its 2001 Equity Participation Plan were consistent with “best practices” for equity plans for publicly traded companies. In determining appropriate awards, the Oil States Compensation Committee annually reviewed each executive’s past performance and experience, his or her position and ability to contribute to the future success and growth of Oil States, time in the current job, base compensation and competitive market data. The Oil States Compensation Committee also took into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in Oil States’ stock. The Oil States Compensation Committee also took into consideration that, unlike some benchmark companies, Oil States had no defined benefit retirement plan nor any supplemental executive retirement benefits or similar arrangements. The Oil States Compensation Committee believed that stock options, restricted stock grants and, beginning in 2012, performance based and phantom stock, along with significant vesting requirements, were an effective method of reinforcing the long-term nature of Oil States’ business as well as creating retention incentives. In addition, grants of stock options, restricted stock and performance based and phantom stock awards reinforced alignment with stockholder interests. The Oil States Compensation Committee considered the foregoing factors and other relevant factors in making subjective determinations in awarding equity based compensation to its executive officers on an annual basis, typically at its February meeting each year.

Higher-level positions generally had a greater percentage of their total compensation based on performance linked longer-term incentives. The quantum of long-term incentive grants varied from year to year and reflected a variety of factors including, among others, competitive market practices, retention priorities, total previous grants, current stock valuation, estimated future charges to earnings, and individual, business unit and company-wide performance.

For 2014, Oil States incorporated a combination of nonqualified stock options, restricted stock awards, deferred stock awards, performance based awards and phantom stock awards as the primary executive long-term incentive and retention tools for Named Executive Officers. Restricted stock and deferred stock awards offered the additional advantages of potentially reducing overall Oil States stock dilution relative to other awards, while improving Oil States’ executive retention prospects in a very competitive labor market. Oil States recognized that stock options alone may not have had adequate retention value in a historically cyclical industry. Accordingly, Oil States believed the introduction of performance based and phantom stock equity awards added a supplementary incentive for continued outstanding performance while enhancing Oil States’ ability to attract and retain talented executives in an increasingly competitive marketplace, ultimately benefiting stockholder returns. The Oil States Compensation Committee weighed the cost of these grants alongside their potential benefit as an incentive, retention and compensation tool and made their decisions accordingly.

In administering the long-term incentive equity plan, the Oil States Compensation Committee evaluated the potential for dilution of future earnings per share. For this reason and other compensation design considerations, the Oil States Compensation Committee focused participation in the long-term incentive plan on senior level employees who would have the greatest impact on the strategic direction and long-term results of Oil States.

Performance Based Awards—Performance based awards represented the right to receive shares of Oil States’ common stock, subject to forfeiture conditions and achieving performance objectives. Because of tax considerations in Canada and Australia, Mr. Dodson was the only Named Executive Officer to receive a performance based award in the past. Oil States’ performance based awards did not entitle a recipient to voting rights, dividends or any other privileges or rights afforded to stockholders of Oil States until such time as shares of Oil States’ common stock were delivered to the recipient following satisfaction of vesting requirements.

Oil States’ performance based awards vested contingent upon the Named Executive Officer’s continued employment through the specified vesting date and Oil States’ achievement of specified performance objectives during the performance period that commenced on January 1st of a specified three year performance period and ended on December 31st of the third year of that period. Subject to the level of performance achieved, Named Executive Officers could earn between 0% and 200% of the target number of shares of Oil States stock as provided by the award. Earned shares would typically be delivered to the Named Executive Officer within two and a half months following the end of the performance period. Performance based awards made in February 2012 and February 2013 had a performance criteria that was measured based upon Oil States’ achievement levels of average after-tax annual return on invested capital (“ROIC”) for the respective three year performance period.

Where the average annual after-tax ROIC over the three year performance period was less than or equal to 6% (the “Entry Level”), 100% of the performance awards was forfeited. Where the performance measure equalled 9.5% (the “Target Level”), 100% of the performance awards vested. If the performance measure was equal to or greater than 13% (the “Over-Achieve Level”), 200% of the performance awards vested. Where performance fell between the Entry and Target Level or between the Target and the Over-Achieve Level, a pro rata portion of the performance awards vested. Under certain events, such as a change in control or specified employment termination scenarios, plan provisions allowed for vesting acceleration of performance awards.

Phantom Stock Awards—Oil States introduced cash-settled phantom stock awards in 2012 under its phantom stock plan to certain Canadian executives. This plan was introduced for tax efficiency purposes for both Oil States and the executive. Mr. Green received a grant of 10,500 shares of phantom stock in February 2014. This grant was scheduled to vest in three equal installments on each anniversary from the date of grant. Each phantom stock award entitled the holder to a cash equivalent amount equal to the value of a share of Oil States common stock on the date of vesting.

Restricted Stock, Deferred Stock and Option Awards—Restricted stock awards in the form of 25,559 restricted shares were made to Mr. Dodson on February 19, 2014 at the then fair market value of $100.43 per restricted share. Stock option awards with respect to 18,369 shares of Oil States common stock were made to Mr. Dodson on February 19, 2014 with an exercise price of $100.43 per share based on the NYSE Closing Price. These awards were scheduled to vest in four equal installments on each anniversary from date of grant, provided that Mr. Dodson remained an employee continuously from the date of grant through the applicable vesting date. Vesting of the awards could be accelerated upon the occurrence of certain events, as described in detail below under “Potential Payments upon Termination or Change in Control.” While a Named Executive Officer held unvested restricted stock, all rights of ownership were ascribed to such shares including the right to vote the shares and receive dividends thereon (except that any dividends or other distributions paid in any form other than cash were subject to forfeiture restrictions applicable to the underlying award). Deferred stock award recipients were not entitled to vote and receive dividends until such awards vest.

Mr. McCann received a grant of deferred stock equal to 7,000 shares in February 2014. This grant was scheduled to vest in four equal installments on each anniversary of the date of grant.

All of the amounts of shares granted have been adjusted to reflect the conversion to Civeo awards in the spin-off.

Stock option grants, restricted and deferred stock awards and performance based and phantom stock awards were expensed in a manner to comply with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718—Stock Compensation”). No program, plan or practice was in place to time the grant of stock options and award restricted stock to executives in coordination with the release of material non-public information. Except in special circumstances, equity grants were made to employees annually in conjunction with the February meeting of the board of directors of Oil States. Officers and directors were prohibited from trading options or any derivative type of contract related to Oil States’ stock.

Benefits

Employee benefits were designed to be comprehensive and competitive with the objective of attracting and retaining employees. Periodically, the Oil States Compensation Committee reviewed plan updates and recommended that Oil States implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits

Oil States offered a competitive range of health and welfare benefits to all employees including executives. These benefits included: medical, prescription drug, vision and dental coverage, life insurance, accidental death and dismemberment, long-term disability insurance, flexible spending accounts, employee assistance, business travel accident insurance and 529 college savings plans. Contributions for parallel coverage under each benefit were the same for all employees including executive officers.

Retirement Plans

Oil States did not offer a defined benefit retirement plan. Oil States offered a defined contribution 401(k) retirement plan to substantially all of its U.S. employees. Participants could contribute from 1% to 75% of their base and cash incentive compensation (subject to IRS limitations). Oil States made matching contributions under this plan on the first 6% of the participant’s compensation (100% match of the first 4% employee contribution and 50% match on the next 2% contribution). Oil States’ matching contributions vested at a rate of 20% per year for each of the employee’s first five years of service and then were immediately vested thereafter. A similar defined contribution retirement plan was in place and available to Oil States’ Canadian employees, including Mr. Green. See “Canadian Retirement Savings Plan” below. In Australia, employers must contribute 9.25% of base salary, up to a capped limit of AUD$197,720 (for 2014) into an employee’s superannuation fund or savings account as part of the Government’s compulsory Superannuation Guarantee. The capped limit is indexed each year.

Deferred Compensation Plan

Oil States maintained a nonqualified deferred compensation plan (the “Deferred Compensation Plan”) that permitted eligible employees and directors to elect to defer all or a part of their cash compensation (base and/or incentives) from Oil States until the termination of their status as an employee or director. Employees that participated in the Deferred Compensation Plan did not receive any additional compensation other than the employer match on compensation deferred equivalent to what would have been matched in Oil States’ 401(k) plan, absent certain IRS limitations. A deferral election could have provided for deferring different forms or levels of compensation (base salary and/or incentive compensation) during the year. The Oil States Compensation Committee administered the Deferred Compensation Plan. Participating employees were eligible to receive from Oil States a matching deferral under the Deferred Compensation Plan that was intended to compensate them for contributions they could not receive from Oil States under the 401(k) plan due to the various limits imposed on 401(k) plans by U.S. federal income tax laws. Directors who elected to participate in the Deferred Compensation Plan did not receive any matching contributions.

Participants in the Deferred Compensation Plan were able to invest contributions made to the Deferred Compensation Plan in investment funds selected by the Oil States Retirement Plan Committee, which also mirrored the 401(k) plan investment funds. Oil States’ percentage match on employee contributions vested in the same manner as in Oil States’ 401(k) plan. Employee contributions into the Deferred Compensation Plan automatically vested and an employee could defer up to 75% of their salary and bonus compensation. Since the investment choices under the Deferred Compensation Plan were identical to the choices available under Oil States’ 401(k) Plan, no above market or preferential earnings were provided under the Deferred Compensation Plan. As such, no earnings on Deferred Compensation Plan amounts were reported in the Summary Compensation table. The Oil States Retirement Plan Committee was composed of employees. The Oil States Compensation Committee established a grantor trust to hold the amounts deferred under the Deferred Compensation Plan by Oil States’ officers and directors. All amounts deferred under the Deferred Compensation Plan remained subject to the claims of Oil States’ creditors.

Allocation of net income (or net loss) in each participant’s account was divided into sub accounts to reflect each participant’s deemed investment designation in a particular fund(s). As of each valuation date, the net income (or net loss) of each fund was allocated among the corresponding sub accounts of the participants. Each sub account was credited with (or debited for) that portion of such net income (or net loss) due to the change in the value of each corresponding sub account from the prior valuation date.

Generally, each participant in the Deferred Compensation Plan received (i) a lump sum distribution or installment payments (at the participant’s election) upon termination of the participant’s service with Oil States and its affiliates or (ii) a lump sum distribution upon a change of control (as defined in the 2001 Equity Participation Plan). For “Key Employees,” as defined in IRS regulations, distributions of deferrals made after 2004 were delayed at least six months. Any other withdrawals by the participant were made in compliance with limitations imposed under Section 409A of the Internal Revenue Code.

Canadian Retirement Savings Plan

As described under the “Retirement Plans,” Oil States offered a defined contribution retirement plan to its Canadian employees. In Canada, Oil States contributed, on a matched basis, an amount up to 5% of each Canadian based, salaried employee’s (including Mr. Green) earnings (base salary plus annual incentive compensation) to the legislated maximum for a Deferred Profit Sharing Plan (DPSP—Maximum for 2014—$12,645). DPSP is a form of defined contribution retirement savings plan governed by Federal Tax legislation which provides for deferral of tax on deposit and investment return until removed from the plan to support retirement income. Employer contributions vest upon the completion of two years of service. Employee contributions are required in order to be eligible for the DPSP employer matching. Maximum employer matching (5% noted above) was attained with (6%) employee contribution which would go into a Group Registered Retirement Savings Plan (GRRSP). The two plans worked in tandem.

Contributions to the “Retirement Savings Plan” for Mr. Green (as with all of the Canadian based salaried employees) were subject to the annual maximum registered savings limit of C$24,270 in 2014 as set out in the Canadian Tax Act.

Participation in the plan was voluntary and matching contributions started after 90 days of employment. Funds were remitted by the company to a third party plan administrator, which were then invested by the administrator on behalf of the employee in accordance with the employee’s investment direction. A broad range of investment options from which to select was made available to all employees. Apart from annual contributions, any growth in the member’s account was dependent upon the investment decisions made by that individual. Oil States made no investment decisions on behalf of the employee and had no obligations under the Retirement Savings Plan other than to remit the defined contributions to the plan administrator for subsequent deposit into member accounts. Oil States periodically undertook reviews to monitor and assess the roles and execution of services by the plan administrator.

Matching contributions noted above (5% employer based upon 6% from employee) were first directed into the tax deferred or registered plans as described above up to Revenue Canada annual limits. For certain employees who by virtue of compensation level exceeded these limits, contributions were then allocated to employee and employer accounts in a Non-Registered Savings Plan (NRSP). This plan functioned in a manner similar to Oil States’ Deferred Compensation Plan.

Other Perquisites and Personal Benefits

Oil States generally did not offer any perquisites or other personal benefits to any executive with an aggregate value over $10,000. Some executives did have Oil States paid club memberships, which were used for business purposes.

Oil States Executive Compensation Policies

•	Re-pricing Stock Options—Oil States’ practice was to price awards at the market price on the date of award. Oil States’ Equity Participation Plan prohibited any re-pricing of options without shareholders’ approval.

•	Securities Trading Policy—Oil States prohibited directors, officers and certain other managers from trading Oil States’ securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibited trading in Oil States’ securities without obtaining prior approval from Oil States’ Compliance Officer. Executive officers and directors were prohibited from trading options or any derivative type of contract related to Oil States’ stock.

•	Clawback Policy—Oil States did not adopt a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct or other specified events. Performance based awards granted to Oil States’ named executive officers as part of its 2013 long-term incentive compensation program did however include language providing that the award could be cancelled and the recipient could be required to repay Oil States for any realized gains to the extent required by applicable law. The Oil States Compensation Committee evaluated the practical, administrative, and other implications of implementing and enforcing a clawback policy, and intended to adopt a clawback policy in compliance with the Dodd-Frank Act once additional guidance was promulgated by the U.S. Securities and Exchange Commission.

•	Executive Stock Ownership Guidelines and Holding Period—Effective February 16, 2007, Executive Stock Ownership Guidelines were adopted by the Oil States Compensation Committee to further align the interests of executives with the interests of stockholders and promote Oil States’ commitment to sound corporate governance.

The Executive Stock Ownership Guidelines were calculated based on a multiple of the executive’s base salary, which was then converted to a fixed number of shares. Once the ownership guideline was established and communicated to the executive, a period of four years was granted to attain the targeted level of ownership. An executive’s ownership guideline did not automatically change as a result of changes in his or her base salary or fluctuations in Oil States’ common stock price. In its discretion, the Oil States Compensation Committee could, from time to time, re-evaluate and revise participants’ guidelines to incorporate these types of events. Ownership guidelines applicable to Messrs. Dodson, McCann and Green were 2X, 1X and 2X of base salary, respectively.

Stock that counted toward satisfaction of the Executive Stock Ownership Guidelines included:

•	Oil States shares owned outright (i.e., open market purchases) by the executive or his or her immediate family members residing in the same household;

•	Vested Oil States restricted stock awards issued as part of the executive’s long-term compensation;

•	Oil States shares acquired upon option exercise that the executive continues to hold;

•	Oil States shares held in Oil States’ Deferred Compensation Plan; and

•	Oil States shares beneficially owned through a trust.

Covered executives were required to maintain their stock ownership at the required level of holdings as long as they were executive officers of Oil States. Messrs. Dodson and McCann were in compliance with the Stock Ownership Guidelines as of May 30, 2014. The deadline was extended for compliance by Mr. Green due to tax inefficiencies associated with issuing restricted stock in Canada.

Executive and Change of Control Agreements

Oil States maintained Executive Agreements with Messrs. Dodson and Green. These Agreements were not considered employment agreements and as such, both executives were employed “at will” by Oil States. These agreements provided protection in the event of a qualified termination, which was defined as an (i) involuntary termination of the executive officer by Oil States other than for “Cause” or (ii) an involuntary termination other than for “Cause” or a voluntary termination by the executive for “Good Reason,” in each case, during a specified period of time after a corporate “Change of Control” (as defined in each Executive Agreement) of Oil States. The triggering events were selected due to the executive not having complete control in either of these circumstances. Executives exercise control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.

Where a qualified termination occurred other than during the 24-month period following a corporate Change of Control, the Executive Agreements provided (i) for payments based on the executive officer’s base salary and target annual bonus, (ii) that all restrictions on restricted stock and phantom stock units would lapse and (iii) for continued health benefits for 24 months. Any vested, non-qualified stock options would expire after 3 months from date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement was intended to encourage continued employment by Oil States of its executive officers and minimize distractions around related uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, Oil States’ agreements required a “double trigger” (i.e., a change of control along with an involuntary loss of employment). Where a qualified termination occurred during the 24-month period following a corporate Change of Control, the agreements provided for a lump sum payment to the executive officer based on his base salary and target annual incentive amount in place on date of termination. In addition, the agreements provided that all restricted stock, performance shares, phantom stock units and options would vest immediately, that all restrictions on such awards would lapse and that outstanding stock options would remain exercisable for the remainder of their terms. The executive officer would also be entitled to (A) health benefits until the earlier of (i) 36 months and (ii) the date the executive began receiving comparable benefits from a subsequent employer, (B) vesting of all employer contributions to our 401(k) plan and Deferred Compensation Plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepted subsequent employment. In keeping with market practice, the executive agreement entered into with Mr. Dodson during 2009 entitled him to be made whole for any excise taxes incurred with respect to severance payments that were in excess of the limits set forth under the Internal Revenue Code. No excise tax gross up protection was provided to Mr. Green. See “Potential Payments Under Termination or Change of Control” in this proxy statement/prospectus for additional disclosures of severance and Change of Control payments for Named Executive Officers.

Oil States’ Executive Agreements had a term of three years and were extended automatically for one additional day on a daily basis for a period of three years, unless notice of non-extension was served by the board of directors of Oil States. Where notice was served, the agreement would terminate on the third anniversary of the date notice was given. To receive benefits under the Executive Agreement, the executive officer was required to execute a release of all claims against Oil States. Certain terms of the Executive Agreements are summarized below.

Under the terms of their Executive Agreements, Messrs. Dodson and Green were each entitled to receive a lump sum payment equal to two times their base salary and target annual incentive amount if a qualified termination occurred during the 24-month period following a Change of Control. Where a qualified termination occurred beyond the 24-month period following a Change of Control, Messrs. Dodson and Green would be entitled to receive a lump sum payment equal to one year’s base salary and target annual bonus amount as well as other benefits described above.

The spin-off of Civeo did not constitute a change of control event and therefore did not entitle executive officers of Oil States to any change of control benefits.

Agreement with Civeo’s Chief Financial Officer

Mr. Steininger agreed to consult for the Company beginning on March 4, 2014 pending the completion of the spin-off transaction. His consulting agreement for the period from March 4, 2014 to May 30, 2014 provided for a weekly fee of $7,692 which was paid bi-weekly.

Following the completion of the spin-off transaction, Mr. Steininger was named the Senior Vice President, Chief Financial Officer and Treasurer of Civeo. Upon his appointment, Mr. Steininger’s salary was set at $400,000 per year, and he received an award of restricted stock in the amount of $800,000.

Effects of Spin-off on Outstanding Executive and Other Compensation Awards

Pursuant to the terms of an employee matters agreement between Oil States and Civeo, the following treatment of outstanding Oil States compensation awards was effected upon completion of the spin-off:

•	Not a Change of Control. The spin-off did not constitute a change of control or similar event under the Oil States or Civeo compensation programs.

•	Restricted Stock Held by Civeo Employees. All outstanding Oil States restricted stock held by current employees of Civeo were cancelled upon the spin-off, with the holder thereof entitled to receive a number of shares of time-vested restricted stock of Civeo common stock determined in a manner to preserve the pre spin-off value of the prior Oil States restricted stock based upon the relative stock prices of Civeo and Oil States. Following the spin-off, such awards are subject to similar terms and conditions as the prior award, except that they will vest based upon continued service with or a change of control of Civeo rather than Oil States.

•	Other Time-Vested Equity Awards held by Civeo Employees. All outstanding Oil States and other time-vested equity and equity-based awards held (other than restricted stock) by Civeo employees (including those held by Civeo’s Named Executive Officers) were converted upon the completion of the spin-off into the same type of award with respect to Civeo common stock, with the number of shares and exercise price of such award, as applicable, adjusted based upon the relative stock prices of Civeo and Oil States to preserve the value of the award prior to the spin-off. Following the spin-off, such awards are subject to the same terms and conditions as prior to the spin-off, except that they will vest based upon continued service with or a change of control of Civeo rather than Oil States.

•	Time-Vested Equity Awards held by Oil States Employees. All outstanding Oil States options, restricted stock and other time-vested equity and equity-based awards held by current and former Oil States employees and directors were modified upon the completion of the spin-off based upon the relative pre- and post-spin-off stock prices of Oil States such that the number of shares and exercise price of such award, as applicable, were adjusted based upon the relative stock prices of Civeo and Oil States to preserve the value of the award prior to the spin-off. Following the spin-off, such awards remain subject to the same terms and conditions as prior to the spin-off.

•	Performance-Based Equity Awards held by Civeo Employees. Performance-based deferred stock awards held by Civeo employees (including those held by Civeo’s Named Executive Officers) were cancelled with the holder thereof entitled to receive a grant of time-vested restricted stock of Civeo common stock, with the number of shares of such time-vested restricted stock determined based upon the number of Oil States shares issuable upon settlement based upon the actual attainment of performance objectives to date as of Oil States’ most recently-completed fiscal quarter, adjusted based upon the relative stock prices of Civeo and Oil States to preserve the value of the award prior to the spin-off. Following the spin-off, such awards vest based upon continued service with or a change of control of Civeo and are not subject to performance vesting conditions.

•	Performance-Based Equity Awards held by Oil States Employees. Performance-based deferred stock awards held by Oil States employees were cancelled with the holder thereof entitled to receive a grant of time-vested restricted stock of Oil States common stock, with the number of shares of such time-vested restricted stock determined based upon the number of Oil States shares issuable upon settlement based upon the actual attainment of performance objectives to date as of Oil States’ most recently-completed fiscal quarter, adjusted based upon the relative stock prices of Civeo and Oil States to preserve the value of the award prior to the spin-off. Following the spin-off, such awards vest based upon continued service or a change of control of Oil States and are not subject to performance vesting conditions.

•	Annual Cash Incentive Plan Awards. From and after the spin-off, all employees of Civeo (including each of Civeo’s Named Executive Officers) ceased participation in Oil States’ annual incentive plan, and all cash incentive awards for 2014 are provided under Civeo’s annual incentive programs, provided that Civeo assumes any accrued liabilities as of the date of the spin-off and any performance targets established by Oil States for 2014 which relate to the performance of the accommodations business.

•	Individual Agreements. All obligations of Oil States under the existing executive agreements between Oil States and Civeo’s employees (including Civeo’s named executive officers) were assumed by Civeo effective as of the distribution, with such modifications to reflect the spin-off, if any, as were mutually agreed between Civeo and the individual. For a description of the current terms of such agreements, see “Compensation Discussion & Analysis—Executive and Change of Control Agreements.”

•	Other Compensation Programs. Unless otherwise agreed upon between Oil States, Civeo and any employee, from and after the spin-off, all employees of Civeo (including each of Civeo’s named executive officers) ceased active participation in all other benefit plans and compensation programs of Oil States and instead became participants in the comparable plan or program of Civeo, to the extent Civeo provides for such a comparable program.

Civeo Compensation Programs

In conjunction with the spin-off and pursuant to an employee matters agreement between Oil States and Civeo, Civeo adopted a total compensation program largely similar to that in place at Oil States. This strategy was implemented to minimize post spin-off disruption while allowing Civeo’s Compensation Committee sufficient time to engage an independent compensation consultant to assist with a review of existing compensation programs and external market data and conditions and consider whether program adjustments were necessary to best serve the long-term interests of Civeo shareholders.

Executive Total Compensation Philosophy and Objectives

Civeo’s philosophy regarding its executive compensation programs for Named Executive Officers and other senior managers is to provide a comprehensive and competitive total compensation program that ensures the following objectives are met:

•	To attract, motivate, reward and retain key employees and executives of sufficient experience and talent to achieve short-term goals and objectives and successfully execute longer-term strategic plans;

•	To reinforce the linkage between individual performance of executives and business results;

•	To align the interests of executives with the long-term interests of stockholders; and

•	To ensure compensation neither promotes overly conservative actions or excessive risk taking.

To this end, Civeo’s total compensation program uses a blend of base salary, annual performance incentives and long-term equity incentives to optimize success with the four objectives above.

Compensation Benchmarking against the Competitive Market

In November 2014, Civeo’s Compensation Committee undertook a compensation consultant review process with the objective of selecting a compensation consulting firm that could provide independent counsel and support to the Committee. Following an extensive interview process involving multiple consulting firms, the Compensation Committee selected the firm of Mercer, LLC to act as compensation consultant, reporting directly to the Compensation Committee. Upon selection, Mercer was engaged to develop and propose for approval by the Compensation Committee a peer group of companies that could be used for benchmarking purposes to assess the competitiveness and suitability of Civeo’s compensation programs and practices. Mercer completed this project mandate in December 2014 following which the peer group set forth below was approved by the Compensation Committee:

Horizon North Logistics Inc.	Newalta Corp.

Black Diamond Group Ltd.	Savanna Energy Services Corp.

Precision Drilling Corp.	Carbo Ceramics Inc.

Oil States International Inc.	Tesco Corp.

Forum Energy Technologies Inc.	Extended Stay America Inc.

Basic Energy Services Inc.	La Quinta Holdings Inc.

Matrix Service Co.	Choice Hotels International Inc.

Newpark Resources Inc.	TETRA Technologies Inc.

Mercer’s peer company filtering and selection process focused on three main industry groupings: (i) diversified support services companies, (ii) oil and gas equipment and services companies and (iii) hotel and lodging companies. Within these industry groupings, primary selection criteria included the following: revenue size, market value, market value to revenue ratio, enterprise value, number of employees, business/operational characteristics and geographic footprint. The Compensation Committee and its compensation consultant will periodically review the peer group to ensure it remains applicable for the purposes for which it was selected.

Mercer’s current role is to advise the Compensation Committee on matters relating to executive compensation to help guide, develop and implement our executive compensation programs. Mercer reports directly to the Compensation Committee and any requests management may have of Mercer throughout the course of its engagement must be approved by the Compensation Committee before any work is undertaken. Mercer may perform work for Civeo outside of the scope of its engagement by the Compensation Committee, but the Compensation Committee reviews and approves all such assignments to ensure that the independence of its compensation consultant is not compromised. The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Mercer is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Mercer in 2014 and determined that Mercer’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2014:

•	Mercer did not provide any services to the Company or management other than services requested by or with the approval of the Compensation Committee, and its services were limited to executive compensation consulting;

•	Mercer maintains a conflicts policy, which was provided to the Compensation Committee with specific policies and procedures designed to ensure independence;

•	Fees paid to Mercer by Civeo during 2014 were less than 1% of Mercer’s total revenue;

•	None of the Mercer consultants working on matters with us had any business or personal relationship with Compensation Committee members (other than in connection with working on matters with us);

•	None of the Mercer consultants working on matters with us (or any consultants at Mercer) had any business or personal relationship with any of our executive officers; and

•	None of the Mercer consultants working on matters with us own shares of our common stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

In March 2015, the Compensation Committee approved the engagement of Mercer to provide benefits consulting services to Civeo. No fees were paid to Mercer in 2014 for these services. During 2015, we expect to pay Mercer approximately $100,000 for the benefits consulting services it provides to us.

Role of Management in Setting Compensation

The Compensation Committee consults our Chief Executive Officer in its determination of compensation matters related to the executive officers reporting directly to the Chief Executive Officer. The Chief Executive Officer makes recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the Chief Executive Officer considers such components as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee takes the Chief Executive Officer’s recommendations under advisement, but the Compensation Committee makes all final decisions regarding such individual compensation. Our Chief Executive Officer’s compensation is reviewed annually and determined solely in the discretion of the Compensation Committee, giving due consideration to performance against goals and objectives and other factors as determined appropriate.

Compensation and Risk Management Interrelationship

Civeo’s compensation programs have been designed to promote financial, operational and organizational growth while giving due consideration to broader enterprise risk management considerations. Civeo’s compensation programs have been designed in a manner to ensure that a balance is maintained between short and long-term incentive compensation, company growth, shareholder returns and risk. The Compensation Committee, in its sole discretion, retains full authority to adjust any aspect of Civeo’s compensation programs if it feels there is insufficient balance between management and employee activities and the best interests of shareholders.

Our Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. In the future, the Compensation Committee will perform this assessment annually and if a likelihood of a material risk exists, it will enlist additional resources for a full assessment.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation plans and benefit programs that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business segments. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market;

•	Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward our overall financial performance and (iii) long-term incentives to more closely tie executive compensation to stockholder interests and provide for it to be at-risk based on performance;

•	Our annual corporate goals will be established with specific consideration given to behavioral risk;

•	We seek to implement appropriate performance measures each year, whether absolute or relative; and

•	We have established maximum payouts to cap any performance incentives in place.

In summary, although a portion of the compensation provided to Named Executive Officers is based on our overall performance or division performance, we believe our compensation programs do not encourage excessive and unnecessary risk-taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short-term and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Compensation Plan Components

Base Salary

Base salaries form the foundation of Civeo’s compensation program and are intended to provide a foundation for a competitive overall compensation package for the executive. Base salaries for Named Executive Officers will be reviewed annually by the Compensation Committee and, where deemed appropriate, adjusted to reflect competitive market conditions as well as other internal factors including performance, internal equity and changes to job scope and responsibility. In general, base salaries are targeted at median levels compared with the peer group but may vary from this reference point when and where deemed appropriate by the Compensation Committee. Following spin-off, annual base salaries for 2014 for Civeo’s Named Executive Officers were as follows:

Named Executive Officer	Base Salary
Bradley J. Dodson	US$	575,000
Frank Steininger	US$	400,000
Peter L. McCann	AUD$	420,000
Ron R. Green	CAD$	465,000

Short-Term Incentive Plan

Prior to the spin-off, Civeo’s board of directors adopted, and Oil States, in its capacity as the sole stockholder of Civeo, approved the Civeo Corporation Annual Incentive Compensation Plan (the “Civeo AICP”) with the objective of providing annual short-term cash incentives in recognition of the attainment of certain performance goals. More specifically, the Civeo AICP key objective is to reward the achievement of defined operating and financial objectives and to align employee activities that will continually improve Civeo, both on a business unit and company-wide basis. Awards under the Civeo AICP that are intended to qualify as performance based compensation under Section 162(m)(4)(C) of the Code are subject to any additional limitations set forth in Section 162(m) of the Code and any applicable regulations or rulings thereunder that are requirements for such awards to so qualify. These limitations are described below. Awards made under the Civeo AICP are designed to represent a material component of the total compensation package for Named Executive Officers. These variable awards when taken in combination with equity-based long-term incentive plan awards represent between 50 – 75% of total direct compensation for Named Executive Officers.

The performance objectives under the Civeo AICP for awards intended to qualify as performance based compensation under Section 162(m) of the Code may include any one or combination of the following metrics: (i) net income; (ii) pre-tax income; (iii) operating income; (iv) cash flow; (v) earnings per share; (vi) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (vii) return on equity; (viii) return on invested capital or assets; (ix) cost reductions or savings; (x) funds from operations and (xi) appreciation in the fair market value of the Civeo common stock. The Compensation Committee will determine which objectives to use with respect to an award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a company-established budget or target, an index or a peer group of companies. A performance objective need not be based on an increase or a positive result and may include, for example, minimizing financial losses during challenging business or economic cycles.

Under the Civeo AICP, an incentive target, expressed as a percent of base salary, was established for each executive officer based upon, among other factors including geographic market differences, the Civeo Compensation Committee’s review of publicly available competitive compensation data for each position, level of responsibility and ability to impact Civeo’s success. Achieving results which exceed a minimum, or threshold, level of performance triggers a Civeo AICP payout. Performance results at or below the threshold (i.e., achieving a percentage less than 85% of the related Civeo AICP performance objective) result in no Civeo AICP award. Targeted performance is earned when an executive achieves 100% of their Civeo AICP performance objective(s). Overachievement (i.e. achieving a percentage of 120% of the corresponding Civeo AICP performance objective) is the performance level at which incentive compensation is maximized. Where performance results fall between the threshold and target level, a pro rata portion of the Civeo AICP target amount will be paid out. Where performance results fall between the target and overachievement level, 100-200% of the Civeo AICP target amount will be paid out proportionately.

Under the 2014 Civeo AICP, the following award opportunities, expressed as a percentage of annual base salary for the Named Executive Officers were:

	Threshold	Target	Overachievement
Bradley J. Dodson	0%	90%	180%
Frank C. Steininger	0%	60%	120%
Peter L. McCann	0%	65%	130%
Ron R. Green	0%	75%	150%

The maximum Civeo AICP overachievement percentage, as illustrated above, was capped at twice the target level percentage to mitigate the potential for excessive risk taking. In the past when the Company has undertaken acquisitions, targets and goals were adjusted to incorporate such acquisitions, further limiting the potential for excessive risk taking.

At the beginning of each year, the Civeo Compensation Committee is responsible for establishing measurable, achievable and quantifiable performance objectives based on recommendations by the Chief Executive Officer. At the end of each year, the Civeo Compensation Committee reviews the performance results of Civeo and the incentive awards to be paid to each executive officer and to all participants in the Civeo AICP, as a group. In its discretion, the Civeo Compensation Committee interprets the Civeo AICP and has authority to make adjustments in individual, business unit or Civeo-wide results, subject to the limitations of Section 162(m) in the case of awards intended to qualify as performance-based compensation.

For Civeo’s Named Executive Officers, 2014 Civeo AICP was based solely on adjusted EBITDA performance. EBITDA is widely recognized as the primary valuation and comparison metric used in industry and for this reason was selected as the most suitable performance measure for Civeo AICP purposes. For the year, each of Mr. Dodson’s and Mr. Steininger’s Civeo AICP was based on a pro rata combination of Oil States and Civeo adjusted EBITDA performance. For other Named Executive Officers, 100% of their Civeo AICP was based on full-year adjusted EBITDA performance for the Accommodations business though individually differentiated by geographic area of responsibility. As Mr. Green’s employment was terminated prior to the end of the year, no payment linked to 2014 business results was paid to Mr. Green. Mr. McCann’s Civeo AICP was based solely on adjusted EBITDA performance for the Australian accommodations business unit. For the period of January 1, 2014 to May 31, 2014 (in relation solely to Mr. Dodson’s and Mr. Steininger’s Civeo AICP), Oil States’ EBITDA was $318.1 million, representing an EBITDA performance against budget of 103.1%. For the full year, Civeo consolidated adjusted EBITDA was 100.1%. On a segmented basis, EBITDA performance against budget for Australia was 110.1%.

As approved by the Compensation Committee, Civeo AICP payments to each Named Executive Officer were as follows:

	Civeo AICP Award ($)	% of Eligible Civeo AICP Earnings
Bradley J. Dodson	$430,831	101%
Frank C. Steininger	$201,615	101%
Peter L. McCann	$391,561	153%
Ron R. Green	—	—

Adjustments to EBITDA referenced above include one-time, unanticipated financial events incurred following approval of the 2014 accommodations business unit budget. For 2014, specific adjustments for North American purposes included expenses related to the spin-off, changes in foreign exchange rates and one-time executive severance payments. Adjustments made to Australian business unit calculations included intangibles write-off associated with the MAC Group brand and spin-off marketing and administrative expenses. All adjustments to EBITDA for Civeo AICP purposes were reviewed and approved by the Compensation Committee. Adjusted EBITDA is a non-GAAP financial measure.

Equity Participation Plan (“EPP”)

Prior to the spin-off, Civeo’s board of directors adopted, and Oil States, in its capacity as the sole stockholder of Civeo approved, the EPP to attract and retain high caliber employees, consultants and directors. The EPP provides for the grant of equity-based awards, including options to purchase shares of Civeo common stock, restricted stock awards, deferred stock awards, performance awards, dividend equivalents or stock payments.

Subsequent to the approval and adoption of the EPP, Civeo’s board of directors approved the issue of grants of Civeo restricted stock under the EPP to individuals serving as officers and employees of Civeo from and after the spin-off, with such grants effective as of the completion of the spin-off. The aggregate number of shares of restricted stock issued to such individuals pursuant to these grants was 111,306 shares valued at a share price of $23.06. The aggregate grant date value of all such Civeo restricted stock granted upon completion of the spin-off (other than those restricted stock granted in connection with the cancellation of existing Oil States equity compensation awards) totaled $2,566,716.

Civeo’s Named Executive Officers received restricted stock upon the spin-off with the following approximate grant date fair values: Bradley J. Dodson ($606,704) and Frank C. Steininger ($800,000). These grants vest in equal annual installments over a four-year period following date of grant.

Other Perquisites and Personal Benefits

Civeo generally does not offer any perquisites or other personal benefits to any executive with an aggregate value over $10,000. Some executives do have Civeo paid club memberships, which are used for business purposes.

Benefit Plans

Civeo’s employee benefit plans are designed from a market competitive perspective with the objective of attracting and retaining talented employees. The Compensation Committee will conduct periodic reviews of the

Company’s employee benefit plans to ensure they meet their objectives and where in the sole discretion of the Compensation Committee believe changes to these plans are warranted, will implement such changes.

Health and Welfare Benefits

Civeo’s health and welfare benefits are provided to all employees including executives. These benefits include comprehensive coverage for medical, prescription drug, vision and dental expenses as well as life insurance, long-term disability, accidental death and dismemberment, business travel, employee assistance, flexible spending accounts and 529 college savings plans. Contributions for these benefits are based on a cost-sharing model between the employee and the Company and are the same for employees and executives.

Retirement Plans

Civeo offers a defined contribution 401(k) retirement plan to all of its U.S. employees including its executives. Those participating in the plan can contribute from 1% to 75% of their base salary and cash incentive compensation, subject to IRS limitations. Civeo makes matching contributions under this plan on the first 6% of the participant’s compensation, providing 100% match on the first 4% of the employee’s contribution and a 50% match on the remaining 2% of the employee’s contribution. A similar defined contribution plan, which uses the same contribution formula, is in place in Canada and is structured around regulations established by the Canadian Revenue Agency. In Australia, employees and executives must contribute 9.25% of base salary to an annual capped limit as established by the Australian Taxation Office.

Deferred Compensation Plan

Civeo has established and maintains a nonqualified deferred compensation plan that permits eligible employees and directors to defer all or a part of their cash compensation, including base salary and bonus compensation, until the termination of their employment or directorship, whichever is applicable. Eligible employees participating in the deferred compensation plan did not receive any additional compensation aside from the employer matching contributions on compensation deferred equivalents that would have been matched in Civeo’s 401(k) plan. Participating employees are eligible to receive a matching deferral under the Deferred Compensation Plan that is intended to compensate them for contributions they could not receive under the 401(k) plan due to limits imposed on 401(k) plans by U.S. federal income tax laws. Directors who participate in the deferred compensation plan do not receive matching contributions. The deferred compensation plan as with all other benefit plans is administered by the Compensation Committee.

Civeo Executive Compensation Philosophies

Repricing Stock Options

Civeo’s practice is to price awards at the market price on the date of award. Civeo’s Equity Participation Plan prohibits any repricing of options without shareholder approval.

Securities Trading Policy

Civeo prohibits directors, officers and certain other managers from trading Civeo’s securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits trading in Civeo’s securities without obtaining prior approval from Civeo’s Vice President, Corporate Controller. Executive officers and directors are prohibited from trading options or any derivative type of contract related to Civeo stock.

Clawback Policy

Civeo has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct or other specified events. The Civeo Compensation Committee will evaluate the practical and administrative implications of implementing and enforcing a clawback policy upon formalization of a clawback policy within the Dodd-Frank Act or as directed by the U.S. Securities and Exchange Commission.

Executive Stock Ownership Guidelines and Holding Period

Civeo has not yet adopted an Executive Stock Ownership Policy. The Company is currently gathering information with respect to the Executive Stock Ownership practices of its peer group. This information will be used to assist with the development and implementation of a policy governing stock ownership guidelines for Civeo executives, subject to the sole discretion and approval of the Compensation Committee.

Accounting and Tax Considerations

Under Section 162(m) of the Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. An exception applies to this deductibility limitation for a limited period of time in the case of companies that become publicly-traded.

We reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of the stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design such arrangements to comply with (or be exempt from) Section 409A to the extent that the design is also appropriate for our business goals with respect to that arrangement.

All equity awards to our employees, including executive officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with FASB ASC Topic 718—Stock Compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with Civeo’s management the Compensation Discussion and Analysis included in this proxy statement/prospectus. Based on that review and discussion, the Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement/prospectus.

Respectfully submitted,

Martin A. Lambert, Chairperson

C. Ronald Blankenship

Constance B. Moore

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation paid in respect of specified periods to the Named Executive Officers of Civeo US. In 2013 and through May 30, 2014, the Named Executive Officers (other than Mr. Steininger) were employed and compensated by Oil States. Subsequent to May 30, 2014, all of our Named Executive Officers were employed and compensated by Civeo. The amounts summarized below reflect aggregate compensation paid by both Oil States and Civeo.

Name and Principal Position	Year	Salary ($)	Stock Awards (S)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total
Bradley J. Dodson	2014	$554,808	$1,159,074	$128,116	$430,831	$101,121	$2,373,950
Chief Executive Officer	2013	413,077	842,625	113,240	447,047	45,413	1,861,402

Frank C. Steininger(2)	2014	230,769	800,021	—	201,615	106,844	1,339,249
Chief Financial Officer and Treasurer	2013	—	—	—	—	—	—

Peter L. McCann(3)	2014	376,582	703,010	—	391,561	34,958	1,506,111
Senior Vice President, Australia	2013	358,638	481,500	—	193,291	15,326	1,048,755

Ron R. Green(4)	2014	201,202	1,054,515	—	—	4,405,103	5,660,820
	2013	429,134	1,203,750	—	253,435	286,147	2,172,466

(1)	These columns represent the dollar amounts for the years shown of the aggregate grant date fair value of restricted stock awards, performance based awards and phantom stock awards and option awards, as applicable, granted in those years computed in accordance with FASB ASC Topic 718—Stock Compensation. Generally, the aggregate grant date fair value is the aggregate amount that Civeo expects to expense in its financial statements over the award’s vesting schedule (generally four years). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect Civeo’s future accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executive officers. All options awarded were priced at the date of the award. See Note 16 to Civeo’s consolidated financial statements included in Item 8 of the Form 10-K for additional detail regarding assumptions underlying the value of these awards.
(2)	Mr. Steininger was not an employee of Oil States during 2013 and, accordingly, no amounts are reflected with respect to him in this table. See Named Executive Officers table in “Compensation Discussion and Analysis” for more information about Mr. Steininger’s employment arrangements through May 30, 2014.
(3)	Compensation reported for Mr. McCann, other than stock awards and option awards, was made in Australian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year. U.S. dollar to Australian dollar exchange for 2014 and 2013 was $0.9025 and $0.8925, respectively.
(4)	Compensation reported for Mr. Green, other than stock awards and option awards, was made in Canadian dollars and is reflected in this table in U.S. dollars using the average exchange rate for each year, other than for severance benefits. U.S. dollar to Canadian dollar exchange for 2014 and 2013 was $0.9117 and $0.9397, respectively. Mr. Green’s stock awards are “Phantom Stock Awards.” Civeo terminated Mr. Green’s employment in June 2014. In connection with the termination, Civeo US agreed to provide certain severance benefits to Mr. Green, including (1) a lump sum cash payment in the amount of $1.6 million; (2) cash settlement of all outstanding phantom stock units in the amount of approximately $2.8 million; (3) vesting of all outstanding restricted stock awards; (4) eligibility to exercise all vested and outstanding stock options for the remainder of their term and (5) continuation of medical benefits under Civeo US’s Canadian benefit plan for a period of 24 months in consideration for which Mr. Green agreed to release of claims, non-compete, non-solicitation and confidentiality provisions. The U.S. dollar to Canadian dollar exchange for Mr. Green’s severance benefits on the date of his termination was $0.934.

(5)	Amounts in 2013 for “Non-Equity Incentive Plan Compensation” paid to each of the Named Executive Officers were made pursuant to Oil States’ Annual Incentive Compensation Plan and were paid in 2014. Amounts in 2014 for “Non-Equity Incentive Plan Compensation” paid to each of the Named Executive Officers were made pursuant to Civeo’s Annual Incentive Compensation Plan and were paid in 2015. For a description of Civeo’s plan, see “Compensation Discussion and Analysis—Civeo Compensation Programs—Compensation Plan Components—Short-Term Incentive Plan.”
(6)	The amounts shown in “All Other Compensation” column reflect the following for each Named Executive Officer:

Name and Principal Position	Year	Retirement Plan Match ($)(a)	Deferred Compensation Plan Match (S)(a)	Dividends ($)(b)	Other ($)(c)	Total
Bradley J. Dodson	2014	$12,799	$35,188	$47,438	$5,696	$101,121
	2013	14,872	28,533	—	2,008	45,413

Frank C. Steininger	2014	—	—	9,020	97,824	106,844
	2013	—	—	—	—	—

Peter L. McCann(d)	2014	16,532	—	18,426	—	34,958
	2013	15,326	—	—	—	15,326

Ron R. Green(d)	2014	11,364	10,989	—	4,382,750	4,405,103
	2013	9,206	36,441	—	240,500	286,147

(a)	Represents the matching contributions allocated by Civeo and Oil States, as applicable, to Mr. Dodson pursuant to the 401(k) Retirement Plan and the Deferred Compensation Plan, as more fully described in “Compensation Discussion and Analysis—Oil States 2014 Executive Compensation—Elements of Compensation—Retirement Plans” and “—Deferred Compensation Plan”, included herein. Mr. Green received the matching contributions in the Canadian Retirement Savings Plan and Canadian Non-Registered Savings Plan. Mr. McCann received a contribution to his Australian Superannuation fund as required by Australian law.
(b)	The amounts shown in the “Dividends” column in the table above reflect dividends paid during 2014 on unvested restricted stock awards.
(c)	The amounts shown in the “Other” column in the table above include club dues and the imputed income attributable to term life insurance benefits provided for Mr. Dodson. Mr. Steininger’s other compensation includes $96,918 in compensation received under the terms of his consulting arrangement with Oil States and the imputed income attributable to term life insurance benefits. Mr. Green’s other compensation in 2014 includes his severance benefits, as further described in footnote 3 above. Mr. Green’s other compensation in 2013 includes a $240,500 completion bonus paid in connection with a foreign assignment in Australia.
(d)	Except for Mr. Green’s severance benefits, the payments described above were converted to U.S. dollars using 2014 and 2013 average exchange rates of $0.9117 and $0.9397, respectively, for Canadian dollars and $0.9025 and $0.8925, respectively, for Australian dollars. The U.S. dollar to Canadian dollar exchange for Mr. Green’s severance benefits on the date of his termination was $0.934.

Mr. Dodson is a party to an Executive Agreement, which agreement is not considered an employment agreement. For a description of this agreement, see “Potential Payments Upon Termination or Change of Control—Executive and Change of Control Agreements.” The compensation amounts described in the preceding table were determined as described under “Compensation Discussion and Analysis—Civeo Compensation Programs—Compensation Plan Components.” The material terms of the awards reported in the Grants of Plan Based Awards Table below are described in the “Compensation Discussion and Analysis—Civeo Compensation Programs—Compensation Plan Components—Short-Term Incentive Plan” and “—Equity Participation Plan (“EPP”).”

GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and non-equity awards granted to Named Executive Officers in 2014. In connection with the spin-off, stock based compensation awards granted under the 2001 Oil States Plan and held by Civeo grantees as of May 30, 2014 were converted to Civeo awards as more fully described under “Compensation Discussion and Analysis—Effects of Spin-off on Outstanding Executive and Other Compensation Awards”. These conversions were intended to preserve the intrinsic value of the awards as of May 30, 2014. For awards issued prior to the spin-off, the following table displays the grants as converted to Civeo awards. The table includes the following: (1) the grant date; (2) the estimated future payouts under the non-equity incentive plan, which is discussed in “Compensation Discussion and Analysis—Civeo Compensation Programs—Compensation Plan Components—Short-Term Incentive Plan,” included herein; (3) the number of restricted stock and phantom stock awards pursuant to Oil States’ 2001 Equity Participation Plan, as adjusted for the conversion to the replacement Civeo award, and Civeo’s 2014 Equity Participation Plan; (4) the number of stock option awards, which consist of the number of shares underlying stock options awarded, pursuant to Oil States’ 2001 Equity Participation Plan, as adjusted for the conversion to the replacement Civeo award; (5) the exercise price of the stock option awards, which reflects the NYSE closing price on grant date, as adjusted for the conversion to the replacement Civeo award; and (6) the fair value of each equity award computed in accordance with FASB ASC Topic 718—Stock Compensation as of the grant date.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Options Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Plan	Grant Date(2)	Threshold ($)	Target ($)	Maximum ($)
Bradley J. Dodson	AICP		0	517,500	1,035,000
	2001 Plan	2/19/2014				25,559			552,365
	2001 Plan	2/19/2014					18,369	21.87	128,116
	2014 Plan	5/30/2014				26,310			606,709

Frank C. Steininger	AICP		0	240,000	480,000
	2014 Plan	5/30/2014				34,693			800,021

Peter L. McCann(5)	AICP		0	273,000	546,000
	2001 Plan	2/19/2014				32,147			703,010

Ron R. Green(6)	AICP		0	348,750	697,500
	2001 Plan	2/19/2014				48,220			1,054,515

(1)	The amounts shown in the columns “Target” and “Maximum” reflect the target and overachievement levels of bonus payable under the Civeo AICP (see discussion in “Compensation Discussion and Analysis—Civeo Compensation Programs—Compensation Plan Components —Short-Term Incentive Plan,” included herein), which is based on an executive’s base salary paid during the year multiplied by the executive’s applicable bonus percentage for that level. The base salary used in this table is the base salary in effect as of December 31, 2014; however, actual awards are calculated based on a participant’s eligible Civeo AICP earnings paid in the year. Performance results at or below the threshold level percentage of performance targets established under the Civeo AICP will result in no payments being made under the Civeo AICP.
(2)	The dates presented in this column represent the date the awards were granted by Oil States for grants prior to the spin-off from Oil States, and by Civeo for all other awards. Upon the completion of the spin-off, the awards granted prior to the spin-off were converted pursuant to the terms of an employee matters agreement between Oil States and Civeo. See “Compensation Discussion and Analysis—Effects of Spin-Off on Outstanding Executive and Other Compensation Awards.”
(3)

The amounts shown in “All Other Stock Awards” and “All Other Option Awards” columns for Mr. Dodson reflect the number of restricted stock awards and stock options, respectively, granted from January 1, 2014 through May 30, 2014 pursuant to Oil States’ 2001 Equity Participation Plan and May 30, 2014 through December 31, 2014 pursuant to Civeo’s 2014 Equity Participation Plan. See “Compensation Discussion and Analysis—Civeo Compensation Programs—Compensation Plan Components—Equity Participation Plan (“EPP”)” included herein. The amounts shown in this column for Mr. Green reflect the number of phantom stock awards granted in 2014 pursuant to the Canadian Long Term Incentive Plan. The amounts shown for Mr. McCann reflect the number of deferred stock awards granted in February 2014 pursuant to Oil States’ 2001 Equity Participation Plan. All of the amounts of shares granted have been adjusted to reflect the conversion to Civeo awards in the spin-off.
(4)	This column shows the full grant date fair value of restricted stock awards, phantom stock awards and stock options computed under FASB ASC Topic 718—Stock Compensation and granted to the Named Executive Officers during 2014. Generally, the full grant date fair value is the amount that Oil States and Civeo would expense in its financial statements over the award or option vesting schedule. Stock options granted in 2014 were valued at award date at a fair value of $32.04 per option.
(5)	Mr. McCann’s Civeo AICP award amounts were made in Australian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2014 of $0.9025 U.S. dollar per Australian dollar. Mr. McCann’s equity incentive plan award in 2014 consisted of 32,147 deferred stock awards, after replacement with Civeo awards. Vesting will occur annually at a rate of 25% per year on the first, second, third and fourth anniversaries of the grant date.
(6)	Mr. Green’s Civeo AICP award amounts were made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2014 of $0.94 U.S. dollar per Canadian dollar. Mr. Green’s equity incentive plan award in 2014 consisted of 48,220 phantom share awards, after replacement with Civeo awards, that were payable in cash at vesting date based on Civeo’s stock price on the vesting date. All of the awards vested upon his termination in June 2014.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2014. This table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date or other factors, as discussed. Accelerated vesting provisions applicable to the outstanding awards are described below under “—Potential Payments upon Termination or Change in Control.” The market value of the stock awards is based on the closing market price of Civeo’s common stock as of December 31, 2014, which was $4.11. For additional information about the option awards and stock awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis”, included herein.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Bradley J. Dodson	10,333	(1)	3,444	(1)	$16.43	2/17/2021
	11,481	(4)	11,480	(4)	$18.43	2/16/2022
	4,592	(8)	13,777	(8)	$17.48	2/19/2023
	—	(11)	18,369	(11)	$21.87	2/19/2024
							8,611	(2)	35,391
							11,481	(5)	47,187
							45,924	(6)	188,748
							18,944	(9)	77,860
							45,924	(10)	188,748
							25,259	(12)	103,814
							26,310	(13)	108,134

Frank C. Steininger							34,693	(13)	142,588

Peter L. McCann							1,984	(3)	8,154
							9,185	(5)	37,750
							10,333	(7)	42,469
							20,666	(9)	84,937
							32,147	(12)	132,124

(1)	Stock option award of February 17, 2011 that vests at the rate of 25% per year, with vesting dates of February 17, 2012, February 17, 2013, February 17, 2014 and February 17, 2015.
(2)	Restricted stock award of February 17, 2011 that vests at the rate of 25% per year, with vesting dates of February 17, 2012, February 17, 2013, February 17, 2014 and February 17, 2015.
(3)	Restricted stock award of May 17, 2011 that vests at the rate of 25% per year, with vesting dates of May 17, 2012, May 17, 2013, May 17, 2014 and May 17, 2015.
(4)	Stock option award of February 16, 2012 that vests at the rate of 25% per year, with vesting dates of February 16, 2013, February 16, 2014, February 16, 2015 and February 16, 2016.
(5)	Restricted or deferred stock award of February 16, 2012 that vests at the rate of 25% per year, with vesting dates of February 16, 2013, February 16, 2014, February 16, 2015 and February 16, 2016.
(6)	Restricted stock award of February 16, 2012 that will vest 100% on February 16, 2015.
(7)	Deferred stock award of June 22, 2012 that vests at the rate of 25% per year, with vesting dates of June 22, 2013, June 22, 2014, June 22, 2015 and June 22, 2016.
(8)	Stock option award of February 19, 2013 that vests at the rate of 25% per year, with vesting dates of February 19, 2014, February 19, 2015, February 19, 2016 and February 19, 2017.

(9)	Restricted or deferred stock award of February 19, 2013 that vests at the rate of 25% per year, with vesting dates of February 19, 2014, February 19, 2015, February 19, 2016 and February 19, 2017.
(10)	Restricted stock award of February 19, 2013 that will vest 100% on February 16, 2016.
(11)	Stock option award of February 19, 2014 that vests at the rate of 25% per year, with vesting dates of February 19, 2015, February 19, 2016, February 19, 2017 and February 19, 2018.
(12)	Restricted or deferred stock award of February 19, 2014 that vests at the rate of 25% per year, with vesting dates of February 19, 2015, February 19, 2016, February 19, 2017 and February 19, 2018.
(13)	Restricted stock award of May 30, 2014 that vests at the rate of 25% per year, with vesting dates of May 30, 2015, May 30, 2016, May 30, 2017 and May 30, 2018.

OPTIONS EXERCISED AND STOCK VESTED

The following table provides information for the Named Executive Officers during the period from January 1, 2014 through May 30, 2014 on (1) stock option exercises, including the number of shares of Oil States common stock acquired upon exercise and the value realized, and (2) the number of shares of Oil States common stock acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax. Share numbers in the tables below have not been converted into Civeo awards.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Pre-tax Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Bradley J. Dodson	46,700	3,321,945	6,625	659,005
Frank C. Steininger	—	—	—	—
Peter L. McCann	—	—	2,932	291,178
Ron R. Green	—	—	2,500	246,000

(1)	Reflects shares received pursuant to restricted stock awards under Oil States’ 2001 Equity Participation Plan for grants made in 2009 through 2012 to each Named Executive Officer.

The following table provides information for the Named Executive Officers during the period from June 1, 2014 through December 31, 2014 on (1) stock option exercises, including the number of shares of Civeo US common stock acquired upon exercise and the value realized, and (2) the number of shares of Civeo US common stock acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Pre-tax Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Pre-tax Value Realized on Vesting ($)
Bradley J. Dodson	—	—	—	—
Frank C. Steininger	—	—	—	—
Peter L. McCann	—	—	3,445	86,986
Ron R. Green	—	—	11,481	303,213

(1)	Reflects shares received pursuant to restricted stock awards under Oil States’ 2001 Equity Participation Plan for grants made in 2009 through 2012 to each Named Executive Officer, as converted to the replacement Civeo award.

NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan and Canadian Non-Registered Savings Plan

Civeo maintains the Deferred Compensation Plan, which is a nonqualified deferred compensation plan for U.S. citizens that permits our directors and eligible employees to elect to defer all or a part of their cash compensation (base and/or incentive pay) from us until the termination of their status as a director or employee or a change of control. Prior to the spin-off, Oil States maintained a similar plan. In Canada, Oil States maintained a similar plan in which Mr. Green was a participant. See “Compensation Discussion and Analysis—Oil States 2014 Executive Compensation—Elements of Compensation—Deferred Compensation Plan”, included herein, for details about the plans. Mr. McCann does not participate in a similar plan. Mr. Steininger does not participate in Civeo’s Deferred Compensation Plan. Additionally, he was not employed by Oil States and, accordingly, did not participate in Oil States’ deferred compensation plan.

The investment alternatives available to an executive under the Deferred Compensation Plan are the same mutual funds available to all employees under Civeo’s 401(K) Retirement Plan.

Detailed below is activity in the Deferred Compensation Plan for Mr. Dodson. Mr. Green is a Canadian citizen based in Edmonton, Canada and was not eligible to participate in the Deferred Compensation Plan; however, he did participate in a similar Canadian Non-Registered Savings Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance At Last Fiscal Year End ($)
Bradley J. Dodson	97,818	35,188	52,826	—	795,434
Ron R. Green	15,799	10,989	21,985	(581,174)	—

(1)	All contribution amounts for the last fiscal year reported in this table are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” amounts reported in the Summary Compensation Table for 2014.
(2)	Amounts reported in this column are also included in the “All Other Compensation” column of the Summary Compensation Table for 2014.
(3)	This column represents net unrealized appreciation, dividends and distributions from mutual fund investments for 2014 associated with investments held in the Deferred Compensation Plan for Mr. Dodson and in the Canadian Non-Registered Savings Plan for Mr. Green.
(4)	Mr. Green withdrew the balance in his account upon his termination from Civeo.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation to Mr. Dodson in the event of a qualified termination, which is defined as (i) an involuntary termination of the executive officer by Civeo other than for “Cause” or (ii) either an involuntary termination other than for “Cause” or a voluntary termination by the executive for “Good Reason,” in each case, during a specified period of time after a corporate “Change of Control” (as defined in his Executive Agreement) of Civeo. See “—Executive and Change of Control Agreements” herein for additional information; such Executive and Change of Control Agreement is referred to herein as “Executive Agreement”. The scope and terms of compensation due to each Named Executive Officer upon voluntary terminations, early retirement, retirement, for Cause termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the table assume that such qualified termination was effective as of December 31, 2014 and, therefore, include compensation earned through such time and are estimates of the amounts which would be paid out to the executives upon their terminations. The actual amounts to be paid can only be determined at the time of such executive’s separation from Civeo.

The spin-off was not a change-in-control and therefore did not entitle Named Executive Officers of Civeo to any change-in-control benefits.

Executive and Change of Control Agreements

Pursuant to Mr. Dodson’s Executive Agreement, if he is terminated by Civeo following a Change of Control of Civeo (other than termination by Civeo for Cause, as defined in the agreement, or by reason of death or disability), or if he voluntarily terminates his employment for “Good Reason”, as defined, in either case, in the agreement, during the 24-month period following a corporate Change of Control, then he is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus that may be earned by him pursuant to the Civeo AICP for the year of termination. If Mr. Dodson is terminated by Civeo not for Cause other than during the 24-month period following a Change of Control, he is entitled to receive a lump sum severance payment of one times the sum of his base salary and the target annual bonus that may be earned by him pursuant to the AIP for the year of termination.

If Mr. Dodson is terminated by Civeo not for Cause other than during the 24-month period following a corporate Change of Control, the Executive Agreement provides (i) for the cash lump sum severance payments described above, (ii) that all restrictions on restricted stock lapse and (iii) for continued health benefits for 12 months. Any vested, non-qualified stock options would expire after three months of the date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by Civeo of its executive officers and minimize distractions around related uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control, Civeo agreements require a “double trigger” (i.e., a change of control along with an involuntary loss of employment). If a qualified termination occurs during the 24-month period following a corporate Change of Control, the agreement provides for a lump sum payment to the executive officer based on his base salary and target annual incentive amount in place on the date of termination. In addition, the agreement provides that all restricted stock and options immediately vest, that all restrictions on such awards will lapse and that outstanding stock options will remain exercisable for the remainder of their terms. The executive officer will also be entitled to (A) health benefits until the earlier of (i) 36 months and (ii) the date the executive begins receiving comparable benefits from a subsequent employer, (B) vesting of all contributions to our 401(k) plan and Deferred Compensation Plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of the executive’s base salary at the time of termination until the earliest to occur of (i) December 31 of the second calendar year following the year of termination and (ii) the date the executive accepts subsequent employment. The Executive Agreement entitles Mr. Dodson to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Code.

To receive benefits under the Executive Agreement, Mr. Dodson is required to execute a release of all claims against Civeo.

Deferred Compensation Plan

Generally, each participant in the Deferred Compensation Plan will receive, at the participant’s election, a lump sum distribution or installment payments upon a change of control or a termination of the participant’s service with Civeo and its affiliates. For “Key Employees,” as defined in IRS regulations, distributions of deferrals made after 2004 are delayed at least six months. Any other withdrawals by the participant will be made in good faith compliance with 409A limitations. See “Nonqualified Deferred Compensation” for information regarding the aggregate balance of each Named Executive Officer who participates in the Deferred Compensation Plan and “Compensation Discussion and Analysis—Oil States 2014 Executive Compensation—Elements of Compensation—Deferred Compensation Plan” for additional information regarding payments under the Deferred Compensation Plan.

Equity Awards

Civeo’s stock option agreements provide that, in the event of an employee’s disability, retirement or death, outstanding unvested stock options will become fully vested and will be exercisable for a period of one year following the employee’s date of termination due to disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code, retirement (on or after attainment of age 65 or, with the Civeo Compensation Committee’s express written consent, on or after the age of 55) or death. Civeo restricted stock award agreements provide that restricted stock awards will become fully vested on (i) the date a Change of Control occurs or (ii) the termination of an employee’s employment due to his death or a disability that entitles the employee to receive benefits under a long term disability plan of Civeo. Civeo’s performance based award agreements provided that, if prior to the second anniversary of the grant date of the award, (A) a Change of Control occurs, or (B) the employee becomes disabled or dies, then the performance based award will vest upon the occurrence of such event at the “determined percentage.” The “determined percentage” is the performance of vesting that would have occurred under the award as if the date of the applicable vesting event were the most recently completed fiscal quarter of Civeo. In addition, in the case of disability or death, the “determined percentage” shall be multiplied by a fraction representing the time of actual employment by the employee from the grant date of the award until the third anniversary thereof.

Quantification of Payments

Shown in the table below are potential payments upon the assumed (i) involuntary not for Cause termination of the Named Executive Officers employed by Civeo on December 31, 2014 other than during the 24-month period following a Change of Control, or (ii) involuntary not for Cause termination or termination by the Named Executive Officer for “Good Reason,” in either case, during the 24-month period following a Change of Control of Civeo, occurring as of December 31, 2014. None of Mr. Dodson’s potential payments as of December 31, 2014 would trigger a gross -up payment for excise taxes that would be reimbursed under his Executive Agreement.

	Bradley J. Dodson		Frank C. Steininger
Executive benefits and Payments Upon Separation	Involuntary Not for Cause Termination without a Civeo Change of Control on 12/31/2014	Termination with a Civeo Change of Control on 12/31/2014	Involuntary Not for Cause Termination without a Civeo Change of Control on 12/31/2014	Termination with a Civeo Change of Control on 12/31/2014
Compensation:
Cash Severance	$1,092,500	$2,185,000	$—	$—
Stock Options(1)	$—	$—	$—	$—
Stock Awards(1)	$749,882	$749,882	$—	$142,588
Benefits & Perquisites:
Health and Welfare Benefits(2)	$8,645	$17,256	$—	$—
Outplacement Assistance(3)	$—	$69,750	$—	$—
Tax Gross Up	$—	$—	$—	$—

Peter L. McCann
Executive benefits and Payments Upon Separation	Involuntary Not for Cause Termination without a Civeo Change of Control on 12/31/2014	Termination with a Civeo Change of Control on 12/31/2014
Compensation:
Cash Severance	$—	$—
Stock Options(1)	$—	$—
Stock Awards(1)	$—	$305,434
Benefits & Perquisites:
Health and Welfare Benefits(2)	$—	$—
Outplacement Assistance(3)	$—	$—
Tax Gross Up	$—	$—

(1)	Reflects the value of unvested stock options, restricted stock awards and deferred stock awards as of December 31, 2014 that would be accelerated as a result of the separation event based on Civeo’s stock price of $4.11, which was the closing market price of Civeo’s common stock as of December 31, 2014. The amounts reported in the “Stock Options” row would also be realized by the Named Executive Officers in the event of a Named Executive Officer’s disability, retirement or death occurring on December 31, 2014. In addition, the amounts reported in the “Stock Awards” row would be realized by the Named Executive Officers in the event of the occurrence of a Change of Control (without the occurrence of a qualified termination) or upon the Named Executive Officer’s death or disability, in each case, occurring on December 31, 2014.
(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the Named Executive Officer under Civeo’s health and welfare benefit plans for the applicable continuation period specified in the Executive Agreements.
(3)	Reflects the maximum amount of outplacement assistance that would be provided for the Named Executive Officer pursuant to the Executive Agreement.

Green Separation

Civeo terminated Mr. Green’s employment in June 2014. In connection with the termination, Civeo US agreed to provide certain severance benefits to Mr. Green, including (1) a lump sum cash payment in the amount of $1.6 million; (2) cash settlement of all outstanding phantom stock units in the amount of approximately $2.8 million; (3) vesting of all outstanding restricted stock awards; (4) eligibility to exercise all vested and outstanding stock options for the remainder of their term and (5) continuation of medical benefits under Civeo US’s Canadian benefit plan for a period of 24 months in consideration for which Mr. Green agreed to release of claims, non-compete, non-solicitation and confidentiality provisions. The U.S. dollar to Canadian dollar exchange for Mr. Green’s severance benefits on the date of his termination was $0.934. As Mr. Green’s employment was terminated prior to the end of the year, no payment under the Civeo AICP linked to 2014 business results was paid to Mr. Green. Mr. Green withdrew the balance in his Deferred Compensation Plan account upon his termination from the Company.

DIRECTOR COMPENSATION

Our non-employee directors receive compensation for their services on the board of directors. Following the Redomicile Transaction, we expect our director compensation programs and amounts will be structured similarly to those currently in place at Civeo, which are described below.

Directors who are also our employees do not receive a retainer or fees for service on our board of directors or any committees. Mr. Dodson, a director of Civeo and the Civeo’s President and Chief Executive Officer, does not receive director compensation. Directors who are not employees receive an annual retainer of $50,000 and fees of $2,000 for attendance at each board of directors or committee meeting. The non-employee director who serves as the Chairman of the Board receives an additional annual retainer of $75,000, which is paid quarterly 50% in cash and 50% in fully vested Civeo US shares prior to the Redomicile Transaction and fully vested Common Shares following the Redomicile Transaction, and each non-employee director who serves as the chairman of the Compensation Committee, the Nominating & Corporate Governance Committee or the Finance & Investment Committee receives an additional annual retainer of $10,000. The chairman of the Audit Committee receives an additional annual retainer of $17,500. Members of the Nominating & Corporate Governance Committee, the Compensation Committee and the Finance & Investment Committee, other than the Committee chairman, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee chairman, receive an additional annual retainer of $10,000. In 2014, newly elected non-employee directors received restricted stock awards valued at $125,000 after their initial election. In 2015, that amount was reduced to $100,000. In addition, non-employee directors receive additional restricted stock awards valued at $100,000 at each annual shareholders’ meeting after which they continue to serve. The non-employee directors’ restricted share awards are valued on the award date based on the closing share price and vest on the earlier of one year from the date of grant or the next annual shareholders’ meeting date following the date of grant.

Non-employee directors are also subject to Civeo’s share ownership and holding period guidelines pursuant to which they are expected to retain restricted share awards remaining, after payment of applicable taxes, valued at five times the annual retainer amount, or $250,000, until retirement or until leaving the board of directors. Once the ownership guideline is established for a director and communicated, the director has four years to attain the targeted level of ownership. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our board of directors or committees and for other reasonable expenses related to the performance of their duties as directors, including attendance at pertinent continuing education programs and training.

The table below summarizes the compensation paid by Civeo US to non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Douglas E. Swanson	$120,525	$162,500	$283,025
C. Ronald Blankenship	66,699	125,000	191,699
Martin A. Lambert	100,560	125,000	225,560
Constance B. Moore	79,569	125,000	204,569
Richard A. Navarre	96,975	125,000	221,975
Charles Szalkowski	81,569	125,000	206,569
Mayank Ashar(2)	50,057	125,000	175,057
Michael L. Ashner(3)	33,329	125,000	158,329
Alexander D. Greene(4)	28,370	125,000	153,370
Gary Rosenthal(5)	91,143	125,000	216,143
Marc Weisman(6)	33,726	125,000	158,726

(1)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awards granted in 2014 calculated in accordance with FASB ASC Topic 718—Stock Compensation. Please see Note 16 to the notes to consolidated financial statements included in Item 8 of the Form 10-K for information regarding the assumptions relied upon for this calculation. Pursuant to FASB ASC Topic 718—Stock Compensation, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our future accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the directors. Mr. Swanson’s stock award total includes $37,500 of Civeo US common stock as part of his fees as Chairman of the Board, which vested on the grant date.
(2)	Mr. Ashar resigned from the board on October 22, 2014 and his awards were forfeited upon his resignation.
(3)	Mr. Ashner resigned from the board on January 2, 2015 and his awards were forfeited upon his resignation.
(4)	Mr. Greene resigned from the board on January 2, 2015 and his awards were forfeited upon his resignation.
(5)	Mr. Rosenthal resigned from the board on December 23, 2014 and his awards were forfeited upon his resignation.
(6)	Mr. Weisman resigned from the board on December 24, 2014 and his awards were forfeited upon his resignation.

As of December 31, 2014, the aggregate number of unvested shares of restricted stock awards and the aggregate number of shares outstanding underlying option awards held by non-employee directors are as follows:

Name	Stock Awards	Option Awards
Douglas E. Swanson	5,421	—
C. Ronald Blankenship	4,926	—
Martin A. Lambert	5,421	—
Constance B. Moore	5,421	—
Richard A. Navarre	5,421	—
Charles Szalkowski	5,421	—
Michael L. Ashner(1)	9,797	—
Alexander D. Greene(1)	9,797	—

(1)	Mr. Ashner and Mr. Green resigned from the board on January 2, 2015, and their awards were forfeited upon their resignation.

ARRANGEMENTS BETWEEN OIL STATES AND OUR COMPANY

This section provides a summary description of agreements between Oil States and us relating to our restructuring transactions and our relationship with Oil States as a result of the spin-off. This description of the agreements between Oil States and us is a summary and, with respect to each such agreement, is qualified by reference to the terms of the agreement, each of which are filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part. We encourage you to read the full text of these agreements. We entered into these agreements with Oil States prior to the completion of the spin-off; accordingly, we entered into these agreements with Oil States in the context of our relationship as a wholly owned subsidiary of Oil States. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

Separation and Distribution Agreement

The Separation and Distribution Agreement governs the terms of the separation of the accommodations business from Oil States’ other businesses. Generally, the Separation and Distribution Agreement includes Oil States’ and our agreements relating to the restructuring steps taken to complete the separation, including the assets and rights to be transferred, liabilities to be assumed, contracts to be assigned and related matters. Subject to the receipt of required governmental and other consents and approvals, in order to accomplish the separation, the Separation and Distribution Agreement provides for Oil States and us to transfer specified assets and liabilities between the companies that operate the accommodations business after the distribution, on the one hand, and Oil States’ remaining businesses, on the other hand. As a result of this transfer, we own all assets exclusively related to the accommodations business and assumed all liabilities to the extent related to the accommodations business. Oil States generally retained all other assets and liabilities, including assets and liabilities related to discontinued, non-accommodation businesses. The Separation and Distribution Agreement required Oil States and us, at the request of the other, to endeavor, if reasonably practicable, to obtain consents, approvals and amendments required to novate or assign the assets and liabilities that are to be transferred pursuant to the Separation and Distribution Agreement as soon as reasonably practicable.

Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets were transferred on an “as is, where is” basis. Generally, if the transfer of any assets or liabilities requires a consent that was not obtained before the distribution, or if any assets or liabilities were transferred to the other party and should not have been so transferred, each party agreed to hold the assets or liabilities for the intended party’s use and benefit (and at its expense) until they can be transferred to such intended party.

The Separation and Distribution Agreement specifies those conditions that must be satisfied or waived by Oil States prior to the distribution. In addition, Oil States had the right to determine the date and terms of the distribution, including payment by us of a special dividend of $750.0 million to Oil States.

Transition Services Agreement

The Transition Services Agreement sets forth the terms on which Oil States provides to us, on a temporary basis, certain services or functions that the companies historically have shared. Transition services provided to us by Oil States may include administrative, payroll, legal, processing, financial audit support, financial transaction support, and other support services, information technology systems and various other corporate services. The agreement provides for the provision of specified transition services, generally for a period of up to nine months, with a possible extension of one month (an aggregate of 10 months) at a predetermined fee based on estimated cost to Oil States. The Transition Services Agreement expired under the terms of the agreement on February 28, 2015. We incurred costs under the Transition Services Agreement totaling $1.3 million during the year ended December 31, 2014.

Tax Sharing Agreement

The Tax Sharing Agreement governs the respective rights, responsibilities, and obligations of Oil States and us with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes. The Tax Sharing Agreement will remain in effect until the parties agree in writing to its termination; however, notwithstanding such termination, the Tax Sharing Agreement will remain in effect with respect to any payments or indemnification due for all taxable periods prior to such termination during which the agreement was in effect.

In general, pursuant to the Tax Sharing Agreement:

•	Civeo US and Oil States agreed to cooperate in the preparation of tax returns and with regard to any audits related to Civeo US’s or Oil States’ tax returns;

•	the Tax Sharing Agreement assigned responsibilities for administrative matters, such as the filing of tax returns, payment of taxes due, retention of records and conduct of audits, examinations, or similar proceedings;

•	with respect to any periods (or portions thereof) ending prior to the distribution, Oil States will pay any U.S. federal income taxes of the affiliated group of which Oil States is the common parent and, if Civeo US (including any of its subsidiaries) is included in that affiliated group, Civeo US will pay Oil States an amount equal to the amount of U.S. federal income tax Civeo US would have paid had Civeo US filed a separate consolidated U.S. federal income tax return, subject to certain adjustments. With respect to any periods (or portions thereof) beginning after the distribution, Civeo US will be responsible for any U.S. federal income taxes of Civeo US and its subsidiaries;

•	with respect to any periods (or portions thereof) ending prior to the distribution, Oil States will pay any U.S. state or local income taxes that are determined on a consolidated, combined, or unitary basis and, if Civeo US (including any of its subsidiaries) is included in such determination, Civeo US will pay Oil States an amount equal to the amount of tax Civeo US would have paid had Civeo US filed a separate return for such income, subject to certain adjustments;

•	with respect to any periods (or portions thereof) beginning after the distribution, Civeo US is responsible for any U.S. federal income taxes of Civeo US and its subsidiaries;

•	Oil States is responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only Oil States and/or its subsidiaries (excluding Civeo US and its subsidiaries), and Civeo US is responsible for any U.S. federal, state, local or foreign taxes due with respect to tax returns that include only Civeo US and/or its subsidiaries;

•	to the extent that any gain or income is recognized by Oil States (including its subsidiaries) in connection with the failure of the spin-off to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code, Civeo US will indemnify Oil States for any taxes on such gain or income to the extent such failure is attributable to:

•	any inaccurate written covenant, representation, or warranty by Civeo US made in connection with the Tax Sharing Agreement or the officer’s certificate; or

•	any act, failure to act, or omission by Civeo US inconsistent with any material covenant, representation or warranty in the Tax Sharing Agreement, officer’s certificate, tax opinion or the private letter ruling request;

•	any breach by Civeo US of applicable representations, warranties, or covenants in the Tax Sharing Agreement; or

•	any other action taken by Civeo US; and

•	Civeo US will bear 50% of the amount of any gain or income that is recognized by Oil States (including its subsidiaries) in connection with the failure of the spin-off to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code, to the extent such failure is not attributable to the fault of either party.

Oil States received a private letter ruling substantially to the effect that, for U.S. federal income tax purposes, (i) certain transactions to be effected in connection with the separation qualify as transactions under Sections 355 and/or 368(a) of the Code, and (ii) the distribution qualifies as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code. In addition, Oil States received an opinion from its tax counsel regarding certain matters upon which the IRS will not rule. The opinion relied on the private letter ruling as to matters covered by the private letter ruling.

Civeo US agreed to certain restrictions that are intended to preserve the tax-free status of the contribution, distribution, and related transactions. During the two-year period following the spin-off, these covenants restrict ability of Civeo US to sell assets outside the ordinary course of business, to issue or sell its shares or other securities (including securities convertible into its common stock), or to enter into any other corporate transaction that would cause Civeo US to undergo either a 50% or greater change in the ownership of its voting stock or a 50% or greater change in the ownership (measured by value) of all classes of its stock. Civeo US may take certain actions otherwise subject to these restrictions only if Oil States consents to the taking of such action or if Civeo US obtains, and provides to Oil States, a private letter ruling from the IRS and/or an opinion from an independent law firm or accounting firm, in either case, reasonably satisfactory to Oil States, to the effect that such action would not jeopardize the tax-free status of the contribution, distribution, or related transactions.

Employee Matters Agreement

The Employee Matters Agreement governs Oil States’ and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs and provides for the treatment of outstanding Oil States equity and other compensation awards and programs.

The Employee Matters Agreement generally provides that:

•	Civeo US assumed all liabilities and obligations relating to Civeo US employees and former employees of the accommodations business;

•	Civeo US assumed all obligations pursuant to any collective bargaining, employment and other agreements between any Civeo US employee and Oil States;

•	Oil States’ time-based equity and equity-based awards held by Civeo US employees were converted into similar awards with respect to shares of Civeo US common stock, with adjustments to the number of shares subject to the award and exercise price to preserve the pre spin-off value;

•	Oil States’ time-based equity and equity-based awards held by current and former Oil States employees or directors remained outstanding with adjustments to the number of shares subject to the award and exercise price to preserve the pre spin-off value;

•	Oil States’ performance-based deferred stock awards were cancelled with the holders thereof entitled to receive a number of time-based restricted shares of Civeo US common stock (in the case of Civeo US employees) or Oil States (in the case of Oil States employees) to preserve the pre-spinoff value of the prior award, assuming settlement based upon the actual attainment of performance objectives to date as of Oil States’ most recently-completed fiscal quarter;

•	Account balances under Oil States’ tax-qualified savings plan which relate to Civeo US employees and former employees of the accommodations business were transferred directly to the tax-qualified savings plan that Civeo US established;

•	Responsibility for amounts held by current Civeo US employees and former employees of the accommodations business pursuant to Oil States’ nonqualified deferred compensation plan has been transferred to a comparable plan of Civeo US, with the portion of assets held pursuant to the “rabbi” trust relating to Oil States’ nonqualified deferred compensation plan being transferred contemporaneously; and

•	Following the spin-off, Civeo US employees ceased active participation under all benefit plans sponsored by Oil States and, to the extent Civeo has adopted such plans, are covered under the corresponding benefit plans of Civeo US. Civeo US recognizes service with Oil States for all purposes of determining vesting, eligibility and benefit level under Civeo US’s benefit plans and provides credit for all deductibles and other limitations under the Civeo US benefit plans to the extent the Civeo US employee and former accommodations business employee satisfied the obligation under the corresponding Oil States benefit plan.

Indemnification and Release Agreement

The Indemnification and Release Agreement governs the treatment of all aspects relating to indemnification, insurance, litigation responsibility and management, and litigation document sharing and cooperation. Generally, the Indemnification and Release Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Oil States’ business with Oil States. The Indemnification and Release Agreement also establishes procedures for handling claims subject to indemnification and related matters. Pursuant to the Indemnification and Release Agreement, we and Oil States generally released the other party from all claims arising prior to the spin-off, including claims arising under the transaction agreements and the indemnification provisions described above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the related party transactions described in “Arrangements Between Oil States and Our Company” above, this section discusses other transactions and relationships with related persons during the past three fiscal years. As a subsidiary of Oil States prior to the spin-off, we engaged in related party transactions with Oil States. Those transactions are described in more detail in Note 18—Related Party Transactions to the notes to consolidated financial statements in Item 8 of the Form 10-K.

Policies and Procedures with Respect to Related Party Transactions and Conflicts of Interest

Our board of directors has adopted procedures for approving related party transactions. We will review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Corporate Secretary’s office will be primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to us or a related person will be filed with the SEC when required, and disclosed in our proxy statement/prospectus.

Our Business Conduct & Ethics Code prohibits conflicts of interest. Any waivers of these guidelines must be approved by the Nominating & Corporate Governance Committee of our board of directors. Under the Business Conduct & Ethics Code, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with our interests. Our prohibition on conflicts of interest under the Business Conduct & Ethics Code includes related person transactions.

We have multiple processes for reporting conflicts of interests, including related party transactions. Under the Business Conduct & Ethics Code, all directors and employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors. Any transaction involving related persons must be reported in writing by our division executives as part of their quarterly representation letter. This information will then reviewed by disinterested members of our Nominating & Corporate Governance Committee, our board of directors or our independent registered public accounting firm, as deemed appropriate, and discussed with management. As part of this review, the following factors will generally be considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of the transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our Company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all material related party transactions must be approved or ratified by the Nominating & Corporate Governance Committee of our board of directors. Any member of the Nominating & Corporate Governance Committee who is a related person with respect to a transaction will be recused from the review of the transaction.

In addition, we will annually distribute a questionnaire to our executive officers and members of our board of directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information will then be reviewed for any conflicts of interest under the Business Conduct & Ethics Code.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, the charter of our Nominating & Governance Committee requires that the members of such committee assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described above under “Management—Director Independence.”

To establish restrictions with regard to corporate participation in the political system as imposed by law, the following guidelines are contained in our Business Conduct and Ethics Code:

•	No funds, assets, or services of the Company will be used for political contributions, directly or indirectly, unless allowed by applicable foreign and U.S. law and approved in advance by the board of directors.

•	Company contributions to support or oppose public referenda or similar ballot issues are only permitted with advance approval of the board of directors.

•	Employees, if eligible under applicable foreign and U.S. law, may make political contributions through legally established Company sponsored and approved political action committees. Any such personal contribution is not a deductible expense for federal or other applicable income tax purposes and is not eligible for reimbursement by the Company as a business expense. To the extent permitted by law, the Company’s resources may be used to establish and administer a political action committee or separate segregated fund. All proposed activities shall be submitted for the review of, and approval by, the board of directors prior to their implementation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Civeo US’s officers, directors and persons who own more than 10% of Civeo US’s outstanding shares of common stock (collectively, “Section 16 Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Civeo US’s common stock and other equity securities. Section 16 Reporting Persons are required by SEC regulations to furnish Civeo US with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it, and written representations from certain Section 16 Reporting Persons that all Section 16(a) reports required to be filed for such persons had been filed, Civeo US believes that during 2014 the Section 16 Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that (i) Martin Lambert, director, inadvertently failed to timely report three transactions in his deferred compensation plan account, including the acquisition of 15,958 shares of phantom stock in connection with the spin-off, the acquisition of 81 shares of phantom stock as a dividend reinvestment and the disposition of 16,039 shares of phantom stock upon the transfer of the deferred compensation plan account from Oil States to Civeo, as Civeo US common stock is not an investment option in the deferred compensation plan; (ii) Peter McCann, Senior Vice President, Australia, inadvertently filed one late Form 4 to disclose the acquisition of 3,445 shares of deferred stock that had vested and (iii) Ronald R. Green inadvertently failed to timely report the acquisition of 109,455 shares of phantom stock in connection with the spin-off.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

All Common Shares of Civeo Canada outstanding before the Redomicile Transaction are owned by Civeo US.

The following table sets forth information known to Civeo US with respect to the beneficial ownership of Civeo US’s shares as of March 25, 2015 by:

•	each stockholder known by Civeo US to own more than 5% of Civeo US’s outstanding shares;

•	each of Civeo US’s current directors;

•	each of Civeo US’s named executive officers; and

•	all of Civeo US’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of that could be issued upon the exercise of outstanding options and warrants held by that person that are currently exercisable or exercisable within 60 days of March 25, 2015 are considered outstanding. These shares, however, are not considered outstanding as of March 25, 2015 when computing the percentage ownership of each other person.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage(2)
Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	11,824,000	11.0%

Greenlight Entities(4) 140 East 45 Street, Floor 24 New York, NY 10017	10,658,929	9.9%

FMR LLC(5) 82 Devonshire Street Boston, Massachusetts 02109	8,332,671	7.8%

Vanguard Group(6) 100 Vanguard Blvd Malvern, PA 19355	6,232,767	5.8%

D.E. Shaw & Co., L.P.(7) 1166 Avenue of the Americas, 9th Floor New York, NY 10036	5,692,222	5.3%

BlackRock, Inc(8) 40 East 52nd Street New York, NY 10022	5,448,382	5.1%
Douglas E. Swanson	112,041	*
Bradley J. Dodson(9)	626,751	*
Frank C. Steininger	131,646	*
Ron R. Green(10)	45,331	*
Peter McCann	21,233	*

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage(2)
C. Ronald Blankenship	4,926	*
Martin A. Lambert	65,641	*
Constance B. Moore	16,241	*
Richard A. Navarre	5,421	*
Charles Szalkowski	5,421	*
All current directors and executive officers as a group (9 persons)(9)	989,321	*

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002.
(2)	Based on total shares outstanding of 107,317,067 as of March 25, 2015.
(3)	Based on a Schedule 13G/A filed with the SEC pursuant to the Exchange Act on February 13, 2014. The shares reported represent the aggregate beneficial interest owned by Capital World Investors. Capital World Investors may be deemed to have sole voting power and sole dispositive power with respect to 11,824,000 shares.
(4)	Based upon information contained in the Schedule 13D filed by (i) Greenlight Capital, Inc.; (ii) DME Advisors GP, LLC; (iii) DME Capital Management, LP; (iv) DME Advisors, L.P. and (v) David Einhorn on October 9, 2014 (collectively, the “Greenlight Entities”). Greenlight Capital, Inc. may be deemed to have shared voting power with respect to 6,860,707 shares and shared dispositive power with respect to 6,860,707 shares. DME Advisors GP, LLC may be deemed to have shared voting power with respect to 3,798,222 shares and shared dispositive power with respect to 3,798,222 shares. DME Capital Management, LP may be deemed to have shared voting power with respect to 2,281,700 shares and shared dispositive power with respect to 2,281,700 shares. DME Advisors, L.P. may be deemed to have shared voting power with respect to 1,516,522 shares and shared dispositive power with respect to 1,516,522 shares. David Einhorn may be deemed to have shared voting power with respect to 10,658,929 shares and shared dispositive power with respect to 10,658,929 shares.
(5)	Based on a Schedule 13G/A filed with the SEC pursuant to the Exchange Act on February 13, 2015, the shares reported represent the aggregated beneficial ownership by FMR LLC (“FMR”) (together with its wholly owned subsidiaries). FMR may be deemed to have sole voting power with respect to 270,873 shares and sole dispositive power with respect to 8,332,671 shares. FMR has no shared voting or dispositive power with respect to any of the shares shown.
(6)	Based on a Schedule 13G filed with the SEC pursuant to the Exchange Act on February 11, 2015. The shares reported represent the aggregated beneficial ownership by the Vanguard Group. The Vanguard Group may be deemed to have the sole voting power with respect to 138,413 shares and sole dispositive power with respect to 6,102,954 and shared dispositive power with respect to 129,813.
(7)	Based on a Schedule 13G/A filed with the SEC pursuant to the Exchange Act on February 17, 2015. The shares reported represent the aggregate beneficial ownership by D.E. Shaw & Co., L.P. and David E. Shaw. D.E. Shaw & Co., L.P. may be deemed to have shared voting power with respect to 5,652,219 shares and shared dispositive power with respect to 5,692,222 shares.
(8)	Based on a Schedule 13G filed pursuant to the Exchange Act on February 3, 2015, the shares reported represent the aggregate beneficial ownership by BlackRock, Inc. and certain of its affiliates. BlackRock, Inc. may be deemed to have sole voting power with respect to 5,196,608 shares and sole dispositive power with respect to 5,448,382 shares.
(9)	Includes shares that may be acquired within 60 days of March 25, 2015 through the exercise of options to purchase shares as follows: Mr. Dodson—73,476.
(10)	As of June 18, 2014, Mr. Green’s severance date.

DESCRIPTION OF CIVEO CANADA’S SHARE CAPITAL

The following description of Civeo Canada’s share capital at the effective time of the Redomicile Transaction is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the British Columbia Business Corporations Act, and the complete text of Civeo Canada’s articles, which will be substantially in the form attached as Annex B to this proxy statement/prospectus. You should read those laws and documents carefully.

Authorized Share Capital

The authorized shares of Civeo Canada will consist of (i) 550,000,000 common shares, par value $0.01 per share, (ii) up to 50,000,000 Class A preferred shares, par value $0.01 per share, to be issued in one or more series, and (iii) up to 50,000,000 Class B preferred shares, par value $0.01 per share, to be issued in one or more series, provided that the authorized limit of the Class A preferred shares and the Class B preferred shares will be 50,000,000 shares in the aggregate. The first series of Class A preferred shares will be designated as the “Class A Series 1 Preferred Shares” and will be authorized for issuance of up to 50,000,000 Class A Series 1 Preferred Shares, and the first series of Class B preferred shares will be designated as the “Class B Series 1 Preferred Shares” and will be authorized for issuance of up to 50,000,000 Class B Series 1 Preferred Shares, provided that the authorized limit of the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares will be 50,000,000 shares in the aggregate.

Civeo Canada may issue shares subject to the maximum authorized share capital contained in its notice of articles. The authorized share capital may be increased or decreased by a resolution approved by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matter, voting together as a single class. The directors of Civeo Canada will be authorized to issue new common shares, Class A preferred shares or Class B preferred shares without shareholder approval.

The rights and restrictions to which the common shares will be subject will be set out in Civeo Canada’s articles. Civeo Canada’s notice of articles and articles permit the board of directors, without shareholder approval, to alter and attach special rights and restrictions to the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares, including the number of shares, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Common Shares

Voting Rights

Except as provided by law or pursuant to the rights that the directors may attach to the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of common shares will be entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, will have the right to vote for the election of directors and will not have cumulative voting rights. Except as otherwise required by law, holders of common shares will not be entitled to vote on any amendment to the notice of articles or articles that relates solely to the terms of the Class A Series 1 Preferred Shares, Class B Series 1 Preferred Shares or any future outstanding series of preferred shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the notice of articles and articles or pursuant to British Columbia law.

Dividends

Subject to prior rights and preferences that may be applicable to the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of common shares will be entitled to receive ratably in proportion to the number of common shares held by them such dividends (payable in cash, shares or otherwise), if any, as may be declared from time to time by the board of directors out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing the company is insolvent or the payment of dividends would render the company insolvent. All outstanding common shares will be fully paid and non-assessable, and the common shares to be issued in connection with the Redomicile Transaction will be fully paid and non-assessable. There will not be a fixed rate of dividends.

Conversion, Sinking fund, Redemption, Liquidation and Preemption Rights

The holders of common shares will have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of Civeo Canada’s affairs, holders of common shares will be entitled to share ratably in Civeo Canada’s assets in proportion to the common shares held by them that are remaining after payment or provision for payment of all of Civeo Canada’s debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any other outstanding preferred shares, if any.

Preferred Shares

Civeo Canada will be authorized to issue Class A preferred shares and Class B preferred shares in one or more series. The Class A preferred shares will be voting shares, while the Class B preferred shares will be non-voting shares. Civeo Canada has further authorized the issuance of Class A Series 1 Preferred Shares and Class B Series 1 Preferred Shares of up to 50,000,000 shares, being the limit of both series of preferred shares to be issued in the aggregate, which shall have the rights, privileges, restrictions and conditions as determined and attached from time to time by the board of directors, without the requirement for further shareholder approval.

Notice of Articles and Articles

Provisions of our notice of articles and articles may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Among other things, our notice of articles and articles:

•	provide that our directors will be divided into three classes serving staggered three-year terms, with only one class being elected each year by our shareholders. This classified board may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of our directors;

•	provide that our directors may only be removed by shareholders passing a special resolution with the requisite special majority of three-quarters of the votes cast at a meeting of shareholders entitled to vote in the election of directors, voting together as a single class;

•

establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our articles specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;

•	provide our board of directors the ability to issue the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may only be set by the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, be filled by the affirmative vote of a majority of directors then in office;

•	provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred shares with respect to such series;

•	provide that our notice of articles and articles can be amended or repealed at any regular or special meeting of shareholders or amended by the board of directors in certain circumstances, including the requirement that most amendments by the shareholders at a meeting be upon the affirmative vote of at least 66 2/3% of the voting power of the issued and outstanding shares generally entitled to vote on such matters; and

•	provide that, if a meeting of shareholders has been adjourned one or more times due to insufficient attendance required to pass any resolution, and at such adjourned meeting, less than the number of holders required to pass any resolution requiring 66 2/3% of the voting power of the issued and outstanding shares is present in person or by proxy, with the approval of the board, the holders holding at least 66 2/3% of the shares present in person or by proxy at such adjourned meeting and entitled to vote on the matter, voting together as a single class, may alter the articles.

When interpreting a director’s duties under British Columbia law, Canadian courts have generally interpreted a director’s duty to act in “the best interest of the company” to comprehend a duty to treat all stakeholders affected by corporate actions equitably and fairly, including in the context of a change of control transaction. Accordingly, in determining what is in “the best interests of the company”, it may be legitimate for our directors to consider the interests of not only the company’s shareholders, but other stakeholders, such as employees and creditors, as well.

Limitation of Liability and Indemnification Matters

Our articles limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under British Columbia law. British Columbia law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its articles;

•	if, in relation to the subject matter of the relevant proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company; or

•	in the case of the relevant proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.

Any amendment, repeal or modification of these provisions would be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our articles also provide that we will indemnify our directors and officers to the fullest extent permitted by British Columbia law. Our articles also permit us to purchase insurance on behalf of any officer, director, employee or other agent of Civeo Canada or, at Civeo Canada’s request, of another entity, for any liability arising out of that person’s actions in such capacity, regardless of whether British Columbia law would permit indemnification. We intend to enter into indemnification agreements with each of our current and future directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and have provided a written undertaking required under British Columbia law.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares will be Computershare Trust Company, N.A.

Listing

Civeo US’s shares are currently listed on the NYSE. We intend to make an application so that, immediately following the completion of the Redomicile Transaction, the Common Shares of Civeo Canada will be listed on the NYSE under the symbol “CVEO,” the same symbol under which the shares of Civeo US common stock are currently listed. There is currently no established public trading market for the Common Shares of Civeo Canada.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Your rights as a stockholder of Civeo US are governed by the Delaware General Corporation Law (“DGCL”) and the amended and restated certificate of incorporation and amended and restated bylaws of Civeo US. If the Redomicile Transaction is consummated, you will become a shareholder of Civeo Canada, and your rights will be governed by British Columbia law and Civeo Canada’s notice of articles and articles in effect at the effective time of the Redomicile Transaction as thereafter amended, restated or replaced.

Many of the principal attributes of Civeo US’s shares and Civeo Canada’s Common Shares will be similar. However, there are differences between your rights under British Columbia law and the DGCL. In addition, there are differences between Civeo US’s certificate of incorporation and bylaws and Civeo Canada’s notice of articles and articles.

The following discussion summarizes the material changes and certain similarities in your rights resulting from the Redomicile Transaction. As such, this summary does not set forth all of the differences between the DGCL and British Columbia law or all the differences between Civeo US’s certificate of incorporation and bylaws and Civeo Canada’s articles. This summary is subject to the complete text of the DGCL, British Columbia law, Civeo US’s certificate of incorporation and bylaws and Civeo Canada’s notice of articles and articles. We encourage you to read those laws and documents. Civeo Canada’s form of articles are attached to this proxy statement/prospectus as Annex B. For information as to how you can obtain Civeo US’s certificate of incorporation and bylaws, see “Where You Can Find More Information.”

Authorized Capital Stock

Civeo US. Civeo US’s authorized capital stock consists of (i) 550,000,000 shares of common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share. Under Civeo US’s certificate of incorporation, Civeo US’s board of directors has the authority to issue one or more series of preferred stock with designations, voting powers, preferences and rights, and any qualifications, restrictions or limitations thereof, as the board of directors may determine.

Civeo Canada. Civeo Canada’s authorized share capital will consist of (i) 550,000,000 common shares, par value $0.01 per share, (ii) up to 50,000,000 Class A preferred shares, par value $0.01 per share, to be issued in one or more series, and (iii) up to 50,000,000 Class B preferred shares, par value $0.01 per share, to be issued in one or more series, provided that the authorized limit of the Class A preferred shares and the Class B preferred shares will be 50,000,000 shares in the aggregate. The first series of Class A preferred shares will be designated as the “Class A Series 1 Preferred Shares” and will be authorized for issuance of up to 50,000,000 Class A Series 1 Preferred Shares, and the first series of Class B preferred shares will be designated as the “Class B Series 1 Preferred Shares” and will be authorized for issuance of up to 50,000,000 Class B Series 1 Preferred Shares, provided that the authorized limit of the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares will be 50,000,000 shares in the aggregate. Civeo Canada’s board of directors may issue the Common Shares, the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares of Civeo Canada at the times and to the persons that the directors may determine without further shareholder approval. Pursuant to the special rights and restrictions of the Class A preferred shares and the Class B preferred shares, Civeo Canada’s board of directors will have the authority to attach special rights and restrictions to the shares of a series of the Class A preferred shares and the Class B preferred shares, including the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares, in relation to designations, voting powers, preferences and rights, and any qualifications, restrictions or limitations thereof, as the board of directors may determine.

Outstanding Capital Stock

Civeo US. Civeo US has outstanding only one class of common stock. Holders of shares of Civeo US common stock are entitled to all of the respective rights and obligations provided to common stockholders under

Delaware law and Civeo US’s certificate of incorporation and bylaws. As of March 25, 2015, there were (i) 107,317,067 shares of Civeo US common stock outstanding and (ii) no shares of Civeo US preferred stock outstanding.

Civeo Canada. Civeo Canada also will have only one class of common shares outstanding upon consummation of the Redomicile Transaction. Holders of the common shares of Civeo Canada will be entitled to all the respective rights and obligations provided to such shareholders under Civeo Canada’s articles and British Columbia law.

Designations of Preferred Stock

Civeo US. Civeo US’s certificate of incorporation authorizes preferred stock, which stock may be entitled to dividends, voting rights (whether full or limited), redemption provisions and certain preferences as may be determined from time to time by Civeo US’s board of directors. No series of preferred stock have been designated and no shares of preferred stock are outstanding.

Civeo Canada. Civeo Canada’s notice of articles will also authorize Class A preferred shares and Class B preferred shares, to be issued in one or more series. Certain rights and restrictions may be determined from time to time by Civeo Canada’s shareholders and directors, subject to certain exceptions.

The special rights and restrictions attached to the Class A preferred shares and Class B preferred shares as a class will provide that either class of preferred shares includes one or more series of shares, and they authorize the directors, by resolution to: (i) determine the maximum number of shares of the Class A Series 1 Preferred Shares, Class B Series 1 Preferred Shares and any other series of preferred shares, if any; (ii) alter the name of the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares and create an identifying name or alter any identifying name of any further series of preferred shares as designated; and/or (iii) attach or alter any special rights or restrictions to the Class A Series 1 Preferred Shares, to the Class B Series 1 Preferred Shares or to shares of any further series of preferred shares created; and to alter the articles and file the alteration of the notice of articles accordingly.

If, after a series of preferred shares is issued, Civeo Canada desires to alter or authorize special rights or restrictions of that series of preferred shares, those alterations or authorizations must be approved by a majority of the votes cast at a meeting of the shareholders who are entitled to vote in the election of the directors, voting together as a single class. Additionally, pursuant to British Columbia law, if special rights or restrictions are altered by a shareholders’ resolution and any right or special right attached to issued shares is prejudiced or interfered with, then the consent by a special separate resolution of the holders of shares of that class or series will be required, having a special majority of two-thirds of the votes cast by such shareholders. Within a series, any special right or restriction attached to a share must also be attached to the other shares of that series.

Voting Rights

Civeo US. Each holder of shares of Civeo US common stock is entitled to one vote per share on all matters to be voted on by common stockholders.

Civeo Canada. Each holder of Common Shares of Civeo Canada will be entitled to one vote per share on all matters to be voted on by holders of Common Shares. Each holder of a Class A Series 1 Preferred Share of Civeo Canada will be entitled to such number of votes per share as determined by the board of directors at the time of the first issuance of such Class A Series 1 Preferred Shares on such matters as set out in the articles or required pursuant to British Columbia law. Holders of Class B Series 1 Preferred Shares will not be entitled to vote on any matters except for those matters mandated by British Columbia law.

Dividend Rights

Civeo US. The DGCL generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Civeo US’s bylaws authorize the board to declare, and Civeo US to pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the DGCL and Civeo US’s certificate of incorporation.

Civeo Canada. Pursuant to British Columbia law, a company may declare a dividend and pay that dividend, whether out of profits, capital or otherwise, by issuing shares or property, including cash. Civeo Canada’s articles will grant the power to declare and pay dividends to the board of directors. However, dividends cannot be declared where there are reasonable grounds for believing the company is insolvent or the payment of dividends would render the company insolvent.

Size of the Board of Directors

Civeo US. The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws. Civeo US’s certificate of incorporation and bylaws provide that the number of directors on Civeo US’s board of directors shall be fixed from time to time by resolutions adopted by the majority of the board of directors.

Civeo Canada. British Columbia law requires that a public company must have at least three directors. As of the consummation of the Redomicile Transaction, Civeo Canada’s board of directors is expected to have the same number of members as the Civeo US board of directors has prior to such consummation. Civeo Canada’s articles will provide that a majority of directors can appoint one or more additional directors provided that the number of additional directors appointed cannot exceed one-third of the number of current directors that were previously elected by shareholders (regardless of whether such election was at the immediately preceding annual meeting). Civeo Canada’s articles will provide that the authorized number of directors may only be set by the board of directors.

Classification of the Board of Directors; Term of Directors

Civeo US. Civeo US’s certificate of incorporation divides the Civeo board of directors into three classes, as nearly equal in number as is ratably possible: Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting following the annual meeting of stockholders at which such director was elected; provided, however, that the directors designated as Class I directors will have terms expiring at the annual meeting, and the nominees elected at the annual meeting will have terms expiring in 2018; the directors designated as Class II directors will have terms expiring in 2016; and the directors designated as Class III directors will have terms expiring in 2017.

At such annual election, the directors chosen to succeed those whose terms then expire will generally be of the same class as the directors they succeed.

In the event of any changes in the authorized number of directors, each director then continuing to serve will continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board will specify the class to which a newly created directorship shall be allocated.

Civeo Canada. Civeo Canada’s articles will also divide its board into three classes, as nearly equal in number as is ratably possible: Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting following the annual meeting of shareholders at which such director was elected; provided, however, that the directors designated as Class I directors will have terms expiring in 2018; the directors designated as Class II directors will have terms expiring in 2016; and the directors designated as Class III directors will have terms expiring in 2017.

Election of Directors

Civeo US. The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote. The Civeo US bylaws provide that each director will be elected by the vote of the plurality of votes cast by stockholders entitled to vote on the election.

Civeo Canada. Pursuant to the articles of Civeo Canada, the shareholders will elect each director at the annual general meeting of shareholders by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote.

Removal of Directors

Civeo US. Under the Civeo US certificate of incorporation, stockholders of Civeo US may remove directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of Civeo US entitled to vote in the election of the directors, voting together as a single class.

Civeo Canada. Pursuant to Civeo Canada’s articles, directors may be removed by the affirmative vote of three-quarters of the votes cast at a meeting of the shareholders who are entitled to vote in the election of the directors, voting together as a single class. The board may also remove any director before the expiration of his or her term of office if such director is convicted of an indictable offense or if such director ceases to be qualified to act as a director and does not promptly resign.

Filling of Vacancies on the Board of Directors

Civeo US. Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. Civeo US’s certificate of incorporation and bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies occurring on the Civeo US board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director. Each director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been elected expires and until the director’s successor is duly elected and qualified or until his or her earlier resignation or removal, or in the case of newly created directorships, will hold office until such time as determined by the directors electing such new director.

Civeo Canada. Civeo Canada’s articles will allow for a vacancy on the board of directors to be filled only by directors. Civeo Canada’s articles further provide that the majority of directors at a directors’ meeting may appoint one or more additional directors between annual general meetings, provided that the maximum number of additional directors that can be appointed cannot exceed one-third of the number of current directors that were previously elected by shareholders (regardless of whether such election was at the immediately preceding annual meeting). This means that if there are seven directors, the directors of Civeo Canada could appoint up to two additional directors.

Ability to Call Special Meetings of Shareholders

Civeo US. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws. Civeo US’s bylaws provide that special meetings of stockholders may be called at any time only by the board of directors or the chairman of the board of directors.

Civeo Canada. Pursuant to the articles of Civeo Canada, the directors may call a meeting of shareholders to consider special business of shareholders (a “special meeting”) at their discretion. In addition, under British Columbia law, shareholders who hold at least 1/20 of the issued shares of a company may requisition the directors to call a special meeting. If the directors do not call the meeting within 21 days after receiving a requisition in compliance with British Columbia law, the requisitioning shareholders, or any one or more of them holding, in the aggregate, more than 1/40 of the issued shares of the company that carry the right to vote at special meetings, may send notice of a special meeting to be held to transact the business stated in the requisition.

Notice of Annual and Special Meetings of Shareholders

Civeo US. Civeo US’s bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given to each stockholder of record entitled to vote not less than 10 nor more than 60 calendar days before the date of the meeting.

Civeo Canada. Unless an annual general meeting is deferred or waived in accordance with British Columbia law, the directors must call, after its first annual general meeting, an annual meeting of shareholders at least once in each calendar year and not later than 15 months after the last preceding annual general meeting.

Civeo Canada must send written notice of every meeting at least 21 days but not more than two months before the meeting to each shareholder entitled to attend the meeting, as well as to each director. Subject to British Columbia law, any previously scheduled meeting of the shareholders may be postponed by resolution of the board of directors upon public notice given prior to the date previously scheduled for the meeting of shareholders.

Shareholder Action by Written Consent

Civeo US. The Civeo US certificate of incorporation provides that no action that is required or permitted to be taken at any annual or special meeting of the stockholders of Civeo US may be taken without a meeting, and the power of the stockholders of Civeo US to consent in writing to the taking of any such action by written consent without a meeting is specifically denied.

Civeo Canada. Civeo Canada’s articles will provide that no action that is required or permitted to be taken at any annual or special meeting of the shareholders of Civeo Canada may be taken without a meeting, and the power of the shareholders of Civeo Canada to consent in writing to the taking of any such action by written consent without a meeting is specifically denied.

Advance Notice Requirements for Director Nominations and Other Proposals by Shareholders

Civeo US. The Civeo US bylaws generally permit stockholders to nominate director candidates at annual and special meetings of stockholders if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form, including the information with respect to the director nominee and the nominating stockholder as required by the bylaws. Civeo US’s bylaws also allow for business to be properly brought before an annual meeting of stockholders, if the stockholder intending to propose the business gives timely notice in writing in proper form, including the information about the proposal and the stockholder making the proposal required by the bylaws.

To be timely, the Civeo US bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at an annual meeting or of business to be properly brought before an annual meeting be delivered to the Civeo US corporate secretary at the principal executive offices of Civeo US not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo US. In no event will the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice.

To be timely with respect to a special meeting, the Civeo US bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at a special meeting be delivered to the Civeo US corporate secretary at the principal executive offices of Civeo US not later than the close of business on the later of the 120th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

Civeo Canada. British Columbia law provides for shareholder proposals generally. It states that shareholders proposals may be made by eligible registered or beneficial holders of shares entitled to vote at an annual general meeting of shareholders so long as the shareholder has held such shares uninterrupted for a period of at least two years before the date of signing of the proposal, and who together in the aggregate constitute at least 1% of the issued and outstanding shares of the company or have a fair market value in excess of $2,000 in the aggregate. British Columbia law provides that Civeo Canada would have to receive the proposal at least three months before the anniversary of the previous year’s annual reference date. The annual reference date is the date a company holds its annual general meeting, or if the company does not hold an annual general meeting, the date the shareholders select to be the annual reference date, by unanimous resolution. The annual reference date for 2015 will be established by unanimous resolution prior to the Redomicile Transaction as May 14, 2015, the date of the annual meeting.

Civeo Canada will adopt the same advance notice policy as Civeo US. To be timely, Civeo Canada’s articles will require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at an annual meeting or of business to be properly brought before an annual meeting be delivered to the Civeo Canada corporate secretary at the principal executive offices of Civeo Canada not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo Canada. Civeo Canada’s articles will provide that, for purposes of the advance notice provisions, the first anniversary of the 2015 annual meeting shall be deemed to be May 14, 2016. In no event will the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice.

To be timely with respect to a special meeting, Civeo Canada’s articles will require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate at a special meeting be delivered to the Civeo Canada corporate secretary at the principal executive offices of Civeo Canada not later than the close of business on the later of the 120th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

Amendments to the Certificate of Incorporation and Notice of Articles

Civeo US. The DGCL generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. The Civeo US certificate of incorporation requires the affirmative vote of 66 2/3% of the voting power of the outstanding shares of stock of Civeo US entitled to vote thereon, voting together as a single class, in order to amend, alter or repeal any provision of the Civeo US certificate of incorporation.

Civeo Canada. Under British Columbia law, an amendment to the notice of articles must be approved by the type of resolution specified by British Columbia law, or if British Columbia law does not specify the type of resolution, by the type of resolution specified in the articles, or if neither British Columbia law nor the articles specify the type of resolution, by a special resolution. Directors may approve certain alterations to the notice of articles such as a change in the company’s name or a change in the directors, as permitted by British Columbia law, without additional shareholder approval. Certain specific alterations to the notice of articles, such as those affecting a particular class or series of shares in a manner that would prejudice or interfere with the rights of such class or series, will entitle the affected class or series to vote on the alteration, whether or not it otherwise carries the right to vote.

Amendments to Bylaws and Articles

Civeo US. Under the DGCL, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation. The Civeo US bylaws provide that the bylaws may be altered, amended or repealed and new bylaws may be adopted (a) at any annual or special meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the voting power of the stock issued and outstanding and entitled to vote thereat or (b) by the affirmative vote of a majority of the Board; provided, however, that, in the case of any stockholder action at a special meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the bylaws must be contained in the notice of the special meeting.

Civeo Canada. Under British Columbia law, the articles contain all the rules of conduct of a corporation (i.e., the bylaws). A corporation may amend its articles upon the adoption of the requisite resolution approving such amendment. Unless otherwise specified under British Columbia law or by the type of resolution specified in Civeo Canada’s articles if British Columbia law does not specify the type of resolution, an alteration to Civeo Canada’s articles by the shareholders will generally require an affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote thereon. If British Columbia law does not specify the type of resolution and the articles do not specify a shareholders’ resolution is required, Civeo Canada may by a directors’ resolution alter the articles to the fullest extent permitted by British Columbia law. The articles also provide that, if a meeting of shareholders has been adjourned one or more times due to insufficient attendance required to pass any resolution, and at such adjourned meeting, less than the number of holders required to pass any resolution requiring 66 2/3% of the voting power of the issued and outstanding shares is present in person or by proxy, with the approval of the board, the holders holding at least 66 2/3% of the shares present in person or by proxy at such adjourned meeting and entitled to vote on the matter, voting together as a single class, may alter the articles. An alteration to the articles that does not make the notice of articles incorrect or incomplete takes effect on the date and time the resolution authorizing the alteration is received for deposit at the company’s record office or on any later effective date and time specified in the resolution. If an alteration to the articles would render any information in the notice of articles incorrect or incomplete or would alter special rights or restrictions attached to shares, Civeo Canada must note on the resolution authorizing the alteration that the alteration does not take effect until the notice of articles is altered to reflect the alteration to the articles, the resolution is deposited at the company’s records office and then it must alter its notice of articles. Subsequently, the alteration to the articles takes effect when the alteration to the notice of articles takes effect.

Forum Selection

Civeo US. The Civeo US certificate of incorporation provides that, unless Civeo US consents in writing, the State of Delaware Chancery Court will be the sole and exclusive forum for any (i) derivative action or proceeding, (ii) action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of Civeo US, (iii) any action asserting a claim against Civeo US under the DGCL, the Civeo US certificate of incorporation or the bylaws of Civeo US or (iv) claim against Civeo US governed by the internal affairs doctrine.

Civeo Canada. Civeo Canada’s articles will be silent as to forum selection.

State/Provincial Anti-Takeover Statutes

Civeo US. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder,” unless prior to such date the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. Civeo US is governed by Section 203 of the DGCL.

Civeo Canada. The governing British Columbia corporate statute does not contain a similar provision as the DGCL.

Mergers, Consolidations and Other Transactions

Civeo US. Under the DGCL, the approval of the board of directors and the holders of a majority of the shares entitled to vote is required for a merger, consolidation or sale of all of substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s certificate of incorporation;

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Civeo Canada. Under British Columbia law, certain actions such as: (i) amalgamations (other than with certain affiliated corporations); (ii) arrangements; (iii) sales, leases or exchanges of all, or substantially all, the undertaking of a corporation other than in the ordinary course of business; (iv) continuances; and (v) other actions such as liquidations are required to be approved by the shareholders by an affirmative vote of 66 2/3% of the votes cast. In certain specified cases where rights may be prejudiced or interfered with, a resolution passed by two thirds of the votes cast is required to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In certain extraordinary corporate actions, such as approval of amalgamations and plans of arrangement, all shares have a vote, whether or not they generally having voting rights and, in certain cases, may have separate class votes.

The British Columbia Securities Commission has adopted Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”). MI 61-101 sets out the rules and policies in connection with certain types of transactions between a reporting issuer and a person, other than a bona fide lender, that is a related party of the issuer. A related party includes a person that manages or directs the affairs or operations of the issuer, a person that is a major shareholder, a director or senior officer of the issuer. A “related party transaction” defined under MI 61-101 includes, but is not limited to, where the issuer directly or indirectly: (i) purchases or acquires an asset from the related party for valuable consideration; (ii) sells, transfers or disposes of an asset to the related party; (iii) issues a security to the related party or subscribes for a security of the related party; (iv) assumes or otherwise becomes subject to a liability of the related party; (v) borrows money from or lends money to the related party; or (vi) releases, cancels or forgives a debt or liability owned by the related party.

MI 61-101 provides that related party transactions are subject to certain disclosure requirements, formal valuations and minority approval, where not exempt.

Civeo Canada is not currently a reporting issuer in Canada and as such MI 61-101 does not currently apply to Civeo Canada. Should Civeo Canada become a reporting issuer in Canada in the future, MI 61-101 would apply to Civeo Canada.

Preemptive Rights and Preferential Subscription Rights

Civeo US. Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. The Civeo US certificate of incorporation provides that holders of shares of Civeo US capital stock do not have preemptive rights.

Civeo Canada. Companies incorporated under British Columbia law have the option of including preemptive rights in their articles if they so choose. The articles of Civeo Canada will provide that holders of Common Shares of Civeo Canada do not have preemptive rights.

Directors’ and Officers’ Liability and Indemnification

Civeo US. The Civeo US certificate of incorporation provides that no director of Civeo US will be liable to Civeo US or any of its stockholders for monetary damages for breach of fiduciary duty as a director of Civeo US, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition, Civeo US directors will not be liable to the fullest extent permitted by any amendment to the DGCL that further limits the liability of a director. The Civeo US bylaws provide for indemnification of Civeo US’s directors to the full extent permitted by law.

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.

Civeo Canada. British Columbia law provides that a company may indemnify an individual who is or was a director or officer of the company against all eligible penalties to which the individual is or may be liable, and/or after the final proceeding, pay the expenses actually and reasonably incurred by the individual in respect of that proceeding. Subject to where indemnification is prohibited (as further discussed below) a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the director or officer in respect of that proceeding if the director or officer has not been reimbursed for those expenses and is wholly or substantially successful on the merits in the outcome of the proceeding.

British Columbia law allows a company to pay the expenses incurred by a director or officer as they are incurred in advance of the final disposition of an eligible proceeding provided that the director or officer provides an undertaking that, if it is ultimately determined that the payment expenses is prohibited, the eligible party will repay the amounts advanced.

Under British Columbia law, a company is prohibited from indemnifying or paying the expenses of an eligible party if it had entered into an indemnification agreement when it was prohibited by its articles, the director or officer did not act honestly or in good faith, or the director or officer did not have reasonable grounds for believing his or her conduct was lawful.

Finally, if an eligible proceeding is brought against an officer or director by or on behalf of the company or an associated corporation, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company, the company cannot indemnify the director or officer against eligible penalties or pay the eligible party’s expenses relating to the proceeding unless a court orders otherwise.

Shareholder Rights Plan

Civeo US. Civeo US currently has no stockholder rights plan. The Civeo US board of directors could, pursuant to its authority to issue preferred stock, adopt a stockholder rights plan without stockholder approval at any future time.

Civeo Canada. Civeo Canada has no shareholder rights plan. So long as any such plan does not conflict with the articles, the entitlements and obligations attached to shares can be agreed upon by way of private contractual arrangements.

Oppression Remedy

Civeo US. The DGCL does not provide for a similar remedy.

Civeo Canada. An oppression remedy is available to shareholders pursuant to British Columbia law. Where the company is conducting its affairs, or the directors are exercising their powers, in an oppressive manner, or in a way that is unfairly prejudicial to one or more of the shareholders, a shareholder may apply to the court for a remedy. A shareholder includes a beneficial owner of a share and any other person whom the court considers to be an appropriate person to make an application. If the court agrees, it has broad discretion to order a remedy it sees fit, including, but not limited to, directing or prohibiting any act, regulating the conduct of the company’s affairs and removing any director.

Quorum of Shareholders

Civeo US. Civeo US’s bylaws provide that the presence of stockholders, in person or by proxy, holding at least a majority of the outstanding shares of Civeo US common stock will be required to establish a quorum. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. When specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of that class or series constitute a quorum of the class or series for the transaction of business.

Civeo Canada. Civeo Canada’s articles also provide that a quorum shall be the presence of shareholders, in person or by proxy, holding at least a majority of the voting power of the outstanding shares of Civeo Canada. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Similarly, when specified business is to be voted on by a class or series of shares voting as a class, the holders of a majority of the voting power of the shares of that class or series constitute a quorum of the class or series for the transaction of business.

Inspection of Corporate Records

Civeo US. Under the DGCL, any stockholder may inspect Civeo US’s stock ledger, a list of its stockholders, and its other books and records for a proper purpose during usual business hours. Moreover, under the DGCL and Civeo US’s bylaws, Civeo US must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting on a reasonably accessible electronic network (provided that the information required to gain access to such list is provided with notice of the meeting) or during normal business hours, at the principal place of business of Civeo US. The list must also be produced at the time and place of the meeting during the whole time thereof.

Civeo Canada. Under British Columbia law, Civeo Canada must keep certain records, including its central securities register, available for inspection and copying. Current directors can inspect the records Civeo Canada is required to keep. Upon receipt of a shareholder request, the directors may determine that the shareholders are entitled to inspect or obtain a copy of any accounting records of Civeo Canada, with such determination to be made by way of a directors’ resolution. An inspection of the company’s records must be conducted during statutory business hours. Pursuant to British Columbia law, a person may apply to Civeo Canada for a list setting out the names and addresses of shareholders, and the number of shares they each hold. Civeo Canada must provide the requested list to the applicant that is made up to and including a date that is not more than 14 days before the date on which the application was received.

Appraisal Rights

Civeo US. Under the DGCL, a stockholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, subject to specified exceptions. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (a) listed on a national securities exchange or (b) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, the DGCL provides that appraisal rights generally will be available if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (a) shares of the corporation surviving or resulting from the transaction, or those shares plus cash in lieu of fractional interests, (b) shares of any other corporation, or those shares plus cash in lieu of fractional interests, unless those shares are listed on a national securities exchange or held of record by more than 2,000 holders or (c) any combination of the foregoing.

Appraisal rights are not available to stockholders of Civeo US in connection with the Redomicile Transaction.

Civeo Canada. Under British Columbia law, shareholders of a company are not generally entitled to demand appraisal of the fair value of their shares. However, shareholders can dissent where a resolution is proposed to effect a fundamental change to the corporation (i.e., an amalgamation, arrangement, continuation, or a sale of all or substantially all of the property). If the dissenter wishes to sell his or her shares to the company, the company and dissenter must establish the payout value of the shares one of three ways: (i) the company and dissenter may agree on the payout value; (ii) the company may apply to court and the court may determine the payout value of the shares or (iii) the court may order that the payout value of the shares be established by arbitration or by reference to the registrar, or a referee, of the court.

Shareholder Derivative Lawsuits

Civeo US. Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a stockholder. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder.

Civeo Canada. Under British Columbia law, a shareholder or director must have leave of the court in order to bring a derivative action.

THE ANNUAL MEETING

We are furnishing this proxy statement/prospectus to our stockholders in connection with the solicitation of proxies by Civeo US’s board of directors for use at the annual meeting of stockholders.

Time, Place and Date

The annual meeting of stockholders will be held on May 14, 2015, at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002.

Purpose of the Annual Meeting

At the annual meeting, Civeo US’s board of directors will ask stockholders to vote on the following proposals:

1.	to adopt the Merger Agreement, pursuant to which the merger of US Merger Co into Civeo US will be effected (the “Redomicile Proposal”);

2.	to elect the two Class I members of the board of directors named herein to hold office until the 2018 annual meeting of stockholders or until their respective successors have been elected and qualified (the “Director Proposal”);

3.	to ratify the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the 2015 fiscal year (the “Auditor Proposal”);

4.	to approve, on an advisory basis, executive compensation (the “Say on Pay Proposal”);

5.	to recommend, on an advisory basis, whether a stockholder vote to approve executive compensation should occur every one, two or three years (the “Say When on Pay Proposal”); and

6.	to approve any proposal to adjourn the annual meeting to a later date if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Redomicile Proposal at the time of the annual meeting (the “Adjournment Proposal”).

Only the approval of the Redomicile Proposal is required for the completion of the Redomicile Transaction.

Civeo US’s board of directors has unanimously approved the Merger Agreement and recommends that you vote “FOR” the Redomicile Proposal. The board of directors also recommends that you vote “FOR” the Director Proposal, “FOR” the Auditor Proposal, “FOR” the Say on Pay Proposal, “ONE YEAR” for the Say When on Pay Proposal and “FOR” the Adjournment Proposal.

Record Date; Outstanding Voting Securities; Voting Rights; Vote Required for Approval

Stockholders of record of Civeo US as of the close of business, U.S. Eastern time, on March 25, 2015 have the right to attend the annual meeting and vote their shares, or may grant a proxy to vote on each of the proposals included in this proxy statement/prospectus.

Civeo US has one outstanding class of common stock, par value $0.01 per share, that entitles holders to vote at meetings of Civeo US’s stockholders.

On the record date, there were approximately 107,317,067 shares of Civeo US common stock outstanding. Each share of Civeo US common stock entitles the holder to one vote. Stockholders may not cumulate their votes. There are no matters that require a supermajority vote under Civeo US’s certificate of incorporation.

The affirmative vote of a majority of the outstanding shares of Civeo US common stock entitled to vote on the matter is required to approve the Redomicile Proposal.

The two nominees for director who receive the greatest number of votes cast at the meeting will be elected as directors. In accordance with Civeo US’s corporate governance guidelines, however, any director who does not receive a majority of votes cast “FOR” or “WITHHELD” in an uncontested election is required to tender his or her resignation for consideration by the Nominating & Corporate Governance Committee following certification of the stockholder vote. For more information, please read “Management—Director Resignation Policy.”

The affirmative vote of a majority of the outstanding shares of Civeo US common stock represented in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve the Auditor Proposal, the Say on Pay Proposal and the Adjournment Proposal. With respect to the Say When on Pay Proposal, the alternative (other than abstention) regarding the frequency of future advisory votes on executive compensation that receives the most votes will be deemed the recommendation of the stockholders.

Our directors and executive officers have indicated that they intend to vote their shares in favor of the Redomicile Proposal, each of the director nominees and each of the other proposals described in this proxy statement/prospectus, although none of them have entered into any agreements obligating them to do so. On the record date, our directors and executive officers and their affiliates beneficially owned approximately 0.9% of the common stock of Civeo US.

Proxies and Voting Instruction Cards

A proxy card is being sent with this proxy statement/prospectus to each stockholder of record of Civeo US as of the record date for the annual meeting. If you are a stockholder of record of Civeo US as of the record date, you may grant a proxy to vote on each of the Proposals described in this proxy statement/prospectus by following the instructions on the proxy card.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. In particular, if you hold your shares in “street name” through The Depository Trust Company (“DTC”), you should follow the procedures typically applicable to voting of securities beneficially held through DTC because Cede & Co., as nominee of DTC, is the stockholder of record in Civeo US’s stock transfer book with respect to such shares.

If you have timely submitted a properly executed proxy card and specifically indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not specifically indicated your votes, your shares will be voted as recommended by the Civeo US board of directors with respect to that proposal. The board of directors knows of no matters, other than those stated in this proxy statement/prospectus, to be presented for consideration at the annual meeting.

Revocation. In addition to revocation in any other manner permitted by law, you can revoke your proxy in one of the following ways:

•	filing a written revocation with the secretary prior to the voting of such proxy;

•	giving a duly executed proxy bearing a later date; or

•	attending the annual meeting and voting in person.

Your attendance at the annual meeting will not itself revoke your proxy.

Quorum

The presence of stockholders, in person or by proxy, holding at least a majority of the outstanding shares of Civeo US common stock will be required to establish a quorum. The stockholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum.

Inspection Rights

Under the DGCL, any stockholder may inspect Civeo’s stock ledger, a list of its stockholders, and its other books and records for a proper purpose during usual business hours. Moreover, under the DGCL and Civeo US’s bylaws, Civeo US must make available, before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of registered shares in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting on a reasonably accessible electronic network (provided that the information required to gain access to such list is provided with notice of the meeting) or during normal business hours, at the principal place of business of the corporation. The list must also be produced at the time and place of the meeting during the whole time thereof.

ELECTION OF DIRECTORS

(Proposal 2)

Two directors are to be elected to serve as Class I members of the board of directors at the annual meeting. Based on the recommendation of our Nominating & Corporate Governance Committee, the board of directors has nominated C. Ronald Blankenship and Charles Szalkowski to fill the two expiring Class I positions on the board of directors, to hold office for three-year terms expiring at the annual meeting of stockholders in 2018, and until their respective successors have been duly elected and qualified, or until their earlier death, resignation or removal. Stockholder nominations will not be accepted for filling board of directors seats at the annual meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Our board of directors has determined that Messrs. Blankenship and Szalkowski are “independent” as that term is defined by the applicable NYSE listing standards. See “Management—Director Independence” above for a discussion of director independence determinations. See “Management” for a brief biography of all directors, including the director nominees.

Each of the nominees is a current member of the Civeo US board of directors. The members of the Civeo US board of directors will serve on the board of Civeo Canada following the completion of the Redomicile Transaction.

Each of the nominees has consented to serve as director if so elected. Although management does not contemplate the possibility, if any nominee is not a candidate or should be unable to serve as a director at the time of the election, the shares represented by proxies will be voted for the election of a substitute nominated by the board of directors to replace such nominee.

Civeo US’s board of directors recommends that you vote “FOR” each of the director nominees named above.

RATIFICATION OF AUDITORS

(Proposal 3)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2015. Ernst & Young LLP has audited the Company’s consolidated financial statements beginning with the year ended December 31, 2010. Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the appointment of Ernst & Young LLP as the Company’s auditors for the year ending December 31, 2015 to our stockholders for ratification as a matter of good corporate practice. If the appointment is not ratified, it is not anticipated that Ernst & Young LLP will be replaced in 2015. The Audit Committee will, however, consider whether it is appropriate to appoint another independent registered public accounting firm for 2016. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year.

Audit Fee Disclosure

The following table shows the aggregate fees billed by and paid to Ernst & Young LLP for 2014 since the Company’s spin-off (May 30, 2014) from Oil States (in thousands):

Audit Fees	$1,360
Audit-Related Fees	—
Tax Fees	647
All Other Fees	—

Total	$2,007

Audit Fees. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with accounting consultations billed as audit services, the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

Audit-Related Fees. Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions and accounting consultations and audits in connections with acquisitions, and internal control reviews.

Tax Fees. Tax fees include professional services provided for tax compliance, tax advice and tax planning, except those rendered in connection with the audit. Tax fees also include tax consulting assistance related to the Company’s consideration of a REIT conversion as well as our planned redomiciliation to Canada.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted the Audit Committee Pre-Approval Policy, effective as of May 5, 2014, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Vice President, Controller and Corporate Secretary. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. All services rendered by Ernst & Young LLP in 2014 were subject to our pre-approval policy. The Company has not agreed to indemnify Ernst & Young LLP in connection with any of their work, except for limited indemnification for certain tax compliance and advisory engagements. The Company has a policy that the hiring of any alumni of the Company’s independent accounting firm must be pre-approved by either the Chief Financial Officer or the Vice President, Controller and Corporate Secretary to ensure compliance with independence regulations.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of Ernst & Young LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Registered Public Accounting Firm contained in the financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2015.

The board of directors recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as Civeo US’s independent registered public accounting firm for the year ending December 31, 2015.

Audit Committee Report

The board of directors appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the board of directors on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial expertise of the Audit Committee and the adequacy of the committee charter.

During 2014, and earlier in 2015 in preparation for the filing with the Form 10-K, the Audit Committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s examinations;

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent registered public accounting firm and with appropriate Company financial and compliance personnel;

•	discussed with the Company’s senior management and the independent registered public accounting firm the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent registered public accounting firm’s independence, and (4) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent registered public accounting firm and the Company’s internal auditor, recommended to the board of directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the Company by the independent registered public accounting firm (discussed above under the Proposal to Ratify the Selection of Independent Registered Public Accounting Firm (Proposal 2)), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company’s financial statements.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee

Richard A. Navarre, Chairman

Constance B. Moore

Charles Szalkowski

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(Proposal 4)

We are asking that you vote for approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement/prospectus, commonly referred to as a “Say-on-Pay” proposal.

Section 14A of the Exchange Act requires us to provide an advisory stockholder vote to approve the compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the disclosure rules of the SEC. Accordingly, we are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement/prospectus, including under “Compensation Discussion and Analysis” and “Executive Compensation.”

As discussed in greater detail in the Compensation Discussion and Analysis portion of this proxy statement/prospectus, our executive compensation programs are designed to:

•	Attract, motivate, reward and retain key employees and executives of sufficient experience and talent to achieve short-term goals and objectives and successfully execute longer-term strategic plans;

•	Reinforce the linkage between individual performance of executives and business results;

•	Align the interests of executives with the long-term interests of stockholders; and

•	Ensure compensation neither promotes overly conservative actions or excessive risk taking.

The compensation program is designed to reward executives for long-term strategic management and the enhancement of stockholder value. We believe that the compensation program design and policies contribute to achievement of our objectives.

Our philosophy regarding the executive compensation program for our Named Executive Officers and other senior managers has been to design a compensation package that provides competitive base salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize corporate performance relative to established goals, and (iii) support both our short-term and long-term strategic goals. The Compensation Committee believes this approach closely links the compensation of our executives to the execution of our strategy and the accomplishment of our goals that coincide with stockholder objectives.

For the reasons expressed above, the Compensation Committee and the board of directors believe that these policies and practices are aligned with the interests of our stockholders and reward our executives for performance.

We are therefore requesting your nonbinding vote on the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of Civeo US’s named executive officers as disclosed in this proxy statement/prospectus pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and the narrative discussion.”

As an advisory resolution, our stockholders’ vote on this proposal is not binding on the board of directors or us. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. Decisions regarding the compensation and benefits of our Named Executive Officers remain with our board of directors and the Compensation Committee. We expect, however, that the Compensation Committee will review the voting results on this proposal and give consideration to the outcome when making future decisions regarding compensation of our Named Executive Officers.

Civeo US’s board of directors recommends a vote “FOR” the adoption, on a non-binding, advisory basis, of the resolution approving the compensation of our Named Executive Officers.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

(Proposal 5)

This proposal, commonly known as a “say-when-on-pay” proposal, provides stockholders with the opportunity to vote, on a non-binding advisory basis, on the frequency with which we should conduct the say-on-pay vote. You are given the option of selecting a frequency of every one, two or three years, or abstaining.

The Civeo US board of directors has determined that an advisory resolution on executive compensation that is submitted to stockholders every year is the most appropriate alternative for our Company and, therefore, the board of directors recommends that you vote in favor of an annual advisory resolution on executive compensation. This recommendation is based on our belief that an annual advisory resolution on executive compensation will provide stockholders with a frequent and consistent opportunity to express their views on our executive compensation as disclosed in our annual proxy statements and will allow the Compensation Committee to take our stockholders’ views into account more quickly than a less frequent vote would allow and to evaluate changes in our stockholders’ views over time as our executive compensation program evolves.

As an advisory vote, this proposal is not binding upon us or the board of directors, and the board could, if it concluded it was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. In setting the agenda for future stockholder meetings, however, we expect that the board of directors will review voting results on this proposal and give due consideration to the outcome. In future years, the board of directors could also recommend to stockholders that an advisory resolution on executive compensation be submitted to stockholders less frequently than annually.

You are not voting to approve or disapprove of the board’s recommendation. You are being asked to select from one of the four choices set forth above. The alternative (other than abstention) that receives the most votes will be deemed the advice of the stockholders. The Civeo US board of directors recommends that future advisory resolutions on executive compensation be submitted to stockholders every year.

ADJOURNMENT PROPOSAL

(Proposal 6)

At the annual meeting, stockholders will vote on the approval of any proposal to adjourn the annual meeting to a later date, if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the annual meeting. In addition, under the bylaws of Civeo US, the chairman of the annual meeting or a majority of the shares of common stock represented in person or by proxy may adjourn the annual meeting from time to time, whether or not there is a quorum.

Civeo US’s board of directors recommends that you vote “FOR” the Adjournment Proposal.

EXPERTS

The consolidated financial statements of Civeo Corporation at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this proxy statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Baker Botts L.L.P., Houston, Texas, will pass upon certain U.S. federal income tax consequences of the Redomicile Transaction. Bennett Jones LLP, Calgary, Alberta, Canada, will pass upon certain Canadian legal matters with respect to the Redomicile Transaction, including legal matters with respect to the validity of the Common Shares to be issued pursuant to the Redomicile Transaction.

FUTURE STOCKHOLDER PROPOSALS

To be included in the proxy materials for the 2016 annual meeting of stockholders, stockholder proposals that are submitted for presentation at that annual meeting and are otherwise eligible for inclusion in the proxy statement/prospectus must be received by us no later than December 15, 2015. Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any stockholder proposal if notice of the proposal is not received by us in accordance with the advance notice requirements of our bylaws discussed below. It is suggested that proponents submit their proposals by certified mail, return receipt requested.

Our bylaws provide the manner in which stockholders may give notice of business and director nominations to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice, must be entitled to vote at the annual meeting and must comply with the procedures below. The item to be brought before the meeting must be a proper subject for stockholder action (in the case of business other than nominations), and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to the Civeo US corporate secretary at the principal executive offices of Civeo US not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for the 2016 annual meeting of stockholders, notice will have to be received by us no later than January 15, 2016. If, however, the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by Civeo US. The notice must set forth the information required by the provisions of our bylaws dealing with stockholder proposals and nominations of directors. All notices should be directed to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002. Under current SEC rules, we are not required to include in our proxy statement/prospectus any director nominated by a stockholder using this process. If we choose not to include such a nominee, the stockholder will be required to distribute its own proxy materials in connection with its solicitation of proxies with respect to that nominee.

If the Redomicile Transaction is effected, the advance notice provision deadlines set forth above for shareholder proposals and director nominations will be applicable to the 2016 annual general meeting of Civeo Canada shareholders, other than pursuant to a requisition of a meeting made pursuant to the provisions of the British Columbia Business Corporations Act.

HOUSEHOLDING

The SEC permits a single proxy statement to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one proxy statement/prospectus unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate proxy statements wishes to receive a single proxy statement in the future, that stockholder should contact their broker or send a request to our Corporate Secretary, Civeo Corporation, Three Allen Center, 333 Clay Street, Suite 4980, Houston, TX 77002. We will deliver, promptly upon written or oral request to the general counsel, a separate copy of this proxy statement/prospectus to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION

Civeo US is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Civeo US’s SEC filings also are available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Civeo US at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Civeo US’s web site is located at http://www.civeo.com. Civeo US’s filings with the SEC are available, free of charge, through its web site, as soon as reasonably practicable after those reports or filings are electronically filed with or furnished to the SEC. Information on Civeo US’s web site or any other web site is not incorporated by reference in this proxy statement/prospectus and does not constitute a part of this proxy statement/prospectus.

Civeo Canada has filed a registration statement on Form S-4 with the SEC to register the offering of its Common Shares in connection with the Redomicile Transaction. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Civeo Canada under applicable U.S. securities laws in addition to being the proxy statement/prospectus of Civeo US for the annual meeting.

You may obtain without charge a copy of our filings with the SEC by requesting them in writing or by telephone at the following address:

Carolyn J. Stone

Vice President, Controller and Corporate Secretary

Civeo Corporation

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

(713) 510-2400

In order to ensure timely delivery of these documents, you should make such request no later than five business days prior to the date of the annual meeting.

ANNEX A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 6, 2015, by and among Civeo Corporation, a Delaware corporation (“Civeo US”), Civeo Canadian Holdings ULC, an unlimited liability company organized under the laws of British Columbia, Canada and wholly owned subsidiary of Civeo US (“Civeo Canada”), and Civeo US Merger Co, a Delaware corporation and wholly owned subsidiary of Civeo Canada (“US Merger Co”).

RECITALS:

1. The Boards of Directors of each of Civeo US, Civeo Canada and US Merger Co have unanimously determined that it is advisable and in the best interests of their respective shareholders to reorganize so that Civeo Canada will become the parent company of Civeo US as a result of the merger of US Merger Co with and into Civeo US, with Civeo US surviving as a wholly owned subsidiary of Civeo Canada (the “Merger”).

2. Prior to the Merger, Civeo Canada shall be converted from an unlimited liability company to a limited company formed under the laws of British Columbia, Canada (the “Conversion”).

3. The Boards of Directors of each of Civeo US, Civeo Canada and US Merger Co have unanimously approved the Merger, this Agreement and, to the extent applicable, the other transactions described herein upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued share of common stock, par value US $0.01 per share, of Civeo US (“Civeo US Common Stock”), other than those shares of Civeo US Common Stock held by Civeo US in treasury, shall be effectively transferred to Civeo Canada and converted into one common share in the capital of Civeo Canada (a “Civeo Canada Common Share”).

4. The Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the outstanding shares of Civeo US Common Stock entitled to vote on the matter.

NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), US Merger Co shall be merged with and into Civeo US, the separate corporate existence of US Merger Co shall thereupon cease and Civeo US shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effects set forth in the DGCL.

SECTION 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, US Merger Co and Civeo US shall cause a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251(c) of the DGCL to be properly executed and filed in accordance with such section and otherwise make all other filings or recordings as required by the DGCL in connection with the Merger. The Merger shall become effective at such time that Civeo US shall have designated in the Certificate of Merger as the effective time of the Merger (the “Effective Time”).

ARTICLE II

CHARTER DOCUMENTS,

DIRECTORS AND OFFICERS

SECTION 2.1 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of US Merger Co in effect immediately prior to the Effective Time. Such Certificate of Incorporation shall thereafter continue to be the Certificate of Incorporation of the Surviving Corporation until amended as provided therein and under the DGCL.

SECTION 2.2 Bylaws of Surviving Corporation. From and after the Effective Time, the Bylaws of US Merger Co in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

SECTION 2.3 Directors of Surviving Corporation. From and after the Effective Time, the directors of US Merger Co immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

SECTION 2.4 Officers of Surviving Corporation. From and after the Effective Time, the officers of US Merger Co immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until his or her earlier death, resignation or removal or until his or her successor is duly elected or appointed.

SECTION 2.5 Directors and Officers of Civeo Canada. Prior to the Effective Time, Civeo US, in its capacity as the sole shareholder of Civeo Canada, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of Civeo US immediately prior to the Effective Time to be elected or appointed as the directors and officers of Civeo Canada (to the extent the officers and directors of Civeo Canada and Civeo US are not already identical), each such person to have the same office(s) with Civeo Canada (and the same classes and committee memberships in the case of directors) as he or she held with Civeo US, with the directors of each class to serve until the next meeting of the Civeo Canada shareholders at which an election of directors of such class is required or until their successors are elected or appointed (or their earlier death, disability or retirement).

ARTICLE III

CANCELLATION AND CONVERSION

OF STOCK

SECTION 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of either Civeo US, Civeo Canada or US Merger Co:

(a) Cancellation of Civeo US Stock. Each issued share of Civeo US Common Stock that is owned immediately prior to the Effective Time by Civeo US as a treasury share or by Civeo Canada, US Merger Co or any subsidiary of Civeo US shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in connection with such cancellation.

(b) Conversion of Remaining Civeo US Shares. Each issued and outstanding share of Civeo US Common Stock (other than the shares of Civeo US Common Stock to be cancelled in accordance with Section 3.1(a)) shall be effectively transferred to Civeo Canada and converted into one validly issued, fully paid and nonassessable Civeo Canada Common Share. Civeo Canada shall add to the stated capital account maintained for the Civeo Canada Common Shares an amount equal to the fair market value of the Civeo US Common Stock so transferred and converted into Civeo Canada Common Shares.

(c) Conversion of US Merger Co Capital Stock. Each issued and outstanding share of common stock, par value US $0.01 per share, of US Merger Co shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value US $0.01 per share, of the Surviving Corporation.

(d) Stock-Based Compensation Plans. Civeo US shall assign, and Civeo Canada shall assume, Civeo US’s rights and obligations under the stock-based benefit and compensation plans and programs and agreements providing for the grant or award of restricted stock, stock units, stock options, stock appreciation rights, performance shares, performance units, dividend equivalent rights, and share awards to the employees and directors of Civeo US and its affiliates (collectively, the “Stock Plans”) in accordance with Article IV of this Agreement. To the extent a Stock Plan provides for awards of incentive stock options pursuant to Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), approval of such plan by Civeo US, as the sole stockholder of Civeo Canada, shall to the extent necessary be deemed, as of the Effective Time, to constitute Civeo Canada’s shareholder approval for purposes of Section 422(b) of the Code. For the avoidance of doubt, nothing shall prohibit Civeo Canada from requiring its subsidiaries, including Civeo US, to reimburse Civeo Canada for the costs of equity compensation issued to the applicable subsidiary’s employees pursuant to the Stock Plans.

SECTION 3.2 Direct Registration of Civeo Canada Shares.

(a) At the Effective Time, (i) record ownership of the Civeo Canada Common Shares into which the issued and outstanding shares of Civeo US Common Stock were converted in accordance with Section 3.1(a) shall, except as provided in clause (ii), be kept in uncertificated, book entry form by Civeo Canada’s transfer agent, Computershare Trust Company, N.A., and (ii) any certificate representing such shares of Civeo US Common Stock shall automatically represent the same number of Civeo US Common Shares.

(b) At the Effective Time, holders of Civeo US Common Stock will cease to be, and will have no rights as, stockholders of Civeo US, other than the right to receive: (i) any dividend or other distribution with a record date prior to the Effective Time that may have been declared or made by Civeo US on such shares of Civeo US Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time; and (ii) the Civeo Canada Common Shares pursuant to Section 3.1(b). At the Effective Time, the stock transfer books of Civeo US shall be closed and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Civeo US Common Stock that were outstanding immediately prior to the Effective Time.

SECTION 3.3 No Dissenters’ Rights. There are no dissenters’ rights or appraisal rights available to holders of Civeo US Common Stock under the DGCL in connection with the Merger.

ARTICLE IV

EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

(a) At the Effective Time, Civeo US shall assign and Civeo Canada shall assume the rights and obligations of Civeo US under each Stock Plan listed on Exhibit A (the “Assumed Equity Plans”).

(b) To the extent any Stock Plan or any applicable agreement relating thereto provides for the issuance, delivery or purchase of, or otherwise relates to, Civeo US Common Stock, from and after the Effective Time, such Stock Plan or applicable agreement shall be deemed to have been amended to provide for the issuance, delivery or purchase of, or otherwise relate to, Civeo Canada Common Shares, and all options or awards issued, or benefits available or based upon the value of a specified number of shares of Civeo US Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, an equivalent number of Civeo Canada Common Shares in accordance with the terms of such Stock Plan and any applicable agreement relating thereto. The outstanding options or other awards or benefits available under the terms of the Stock Plans at and following the Effective Time shall, to the extent permitted by law and otherwise reasonably practicable, otherwise be exercisable, payable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time (including, for greater certainty, having the same option exercise or measurement price). Notwithstanding the foregoing, the number of Civeo Canada Common Shares issuable or available upon the exercise, payment, issuance or availability of such option, award or benefit immediately after the Effective Time, and the option exercise or measurement price of each such option, award or benefit, shall be subject to adjustment by Civeo Canada only to the extent necessary to ensure that the spread between the exercise price and fair market value of the shares subject to the option or stock appreciation right, and for other awards the fair market value of such awards or benefits, is no more after the Effective Time as compared to immediately prior to the Effective Time. The foregoing adjustments shall be made in accordance with applicable law (and administrative practice of applicable governmental authorities), including but not limited to Section 409A of the Code and the U.S. Treasury Regulations promulgated thereunder, Subsection 7(1.4) of the Income Tax Act (Canada) (the “Canadian Tax Act”), or Regulation 6801(d) of the regulations promulgated under the Canada Tax Act, to the extent such provisions are applicable to an option, award, or benefit. Other than as set forth above, the Merger will not affect the underlying terms or conditions of any outstanding equity awards, which shall remain subject to their original terms and conditions.

(c) At the Effective Time, the obligations of Civeo US under or with respect to each plan, trust, agreement, program or benefit listed on Exhibit B (collectively, the “Assumed Benefit Plans” and, together with the Assumed Equity Plans, the “Assumed Plans”) shall become the lawful obligations of Civeo Canada and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Civeo Canada hereby expressly adopts and assumes all obligations of Civeo US under the Assumed Benefit Plans.

(d) Such amendments or other actions that are deemed necessary or appropriate by Civeo US and Civeo Canada to effect the Merger, including to facilitate the assumption by Civeo Canada of the Assumed Plans, and any other amendments or actions that Civeo US and Civeo Canada shall deem advisable, shall be adopted and entered into with respect to the Assumed Plans.

ARTICLE V

CONDITIONS PRECEDENT

The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:

(a) The registration statement on Form S-4 filed with the Securities and Exchange Commission by Civeo Canada (the “Registration Statement”) in connection with the offer and issuance of the Civeo Canada Common Shares to be issued pursuant to the Merger shall have become effective under the Securities Act of 1933, as amended, and no stop order with respect thereto shall be in effect.

(b) This Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of Civeo US Common Stock entitled to vote on the matter.

(c) The Conversion shall have occurred.

(d) The Civeo Canada Common Shares to be issued pursuant to the Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance and satisfaction of other standard conditions.

(e) Civeo US shall have provided Civeo Canada with a certificate pursuant to Treasury Regulation Section 1.1445-2(c)(3) stating that Civeo US is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code and proof, reasonably satisfactory to Civeo Canada, that Civeo US has provided notice of such certifications to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(f) Civeo US shall have received an opinion from Baker Botts L.L.P., on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Effective Time, and subject to reasonable assumptions, confirming the matters discussed under “Material Tax Considerations—Material U.S. Federal Income Tax Considerations” in the Registration Statement, including the conclusion that the Merger will not result in the treatment of Civeo Canada as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and any regulations promulgated thereunder or other official interpretations thereof. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of Civeo US, US Merger Co and Civeo Canada (with such changes as are necessary, in the opinion of such counsel, to reflect any change in applicable law, regulation or official interpretation thereof occurring between the date hereof and the Effective Time).

(g) Civeo US shall have received an opinion from Bennett Jones LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Effective Time, and subject to reasonable assumptions, confirming the matters discussed under “Material Tax Considerations—Material Canadian Federal Income Tax Considerations” in the Registration Statement.

(h) The applicable conditions under the Tax Sharing Agreement by and between Oil States International, Inc. and Civeo US, dated May 27, 2014, shall have been satisfied.

(i) There shall have been no change in applicable law with respect to Section 7874 of the Code (or any other U.S. tax law), any actual or proposed regulations promulgated thereunder (including official guidance announcing an intention to promulgate regulations with retroactive effect) or any actual or proposed official interpretation thereof, has occurred that, in the sole discretion of Civeo US, would have a material adverse effect on the Merger.

(j) None of the parties hereto shall be subject to any decree, order or injunction of any court of competent jurisdiction, whether in the U.S., Canada or any other country, that prohibits the consummation of the Merger.

(k) Other than the filing of the Certificate of Merger provided for under Article I, all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under (i) applicable U.S. state securities and “Blue Sky” laws and (ii) applicable Canadian provincial securities laws, shall have been obtained or made.

(l) All consents of any third party required to consummate the Merger have been obtained, including (if any) under the Syndicated Facility Agreement, dated as of May 28, 2014, among Civeo US, Civeo Canada Inc., Civeo Premium Camp Services Ltd. and Civeo Australia Pty Limited, as Borrowers, the Lenders named therein, Royal Bank of Canada, as Administrative Agent, U.S. Collateral Agent, Canadian Administrative Agent, Canadian Collateral Agent and an Issuing Bank, and RBC Europe Limited, as Australian Administrative Agent, Australian Collateral Agent and an Issuing Bank.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Civeo US, by action of the Board of Directors of Civeo US.

SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Civeo US, Civeo Canada or US Merger Co.

SECTION 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of Civeo US of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval or adoption is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 6.4 Waiver. At any time prior to the Effective Time, to the extent permitted by applicable law, the parties may waive compliance with any of the agreements or covenants contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VII

COVENANTS

SECTION 7.1 Rule 16b-3 Approval. Civeo US, Civeo Canada and US Merger Co shall take all such actions as may reasonably be required to cause the transactions contemplated by Section 3.1, Article IV and any other dispositions of Civeo US equity securities (including derivative securities) or acquisitions of Civeo Canada equity securities (including derivative securities) in connection with this Agreement and the Merger by each individual who (i) is a director or officer of Civeo US, or (ii) at the Effective Time, is or will become a director or officer of Civeo Canada, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 7.2 US Merger Co Shareholder Vote. By its execution and delivery of this Agreement, Civeo Canada is hereby adopting this Agreement and approving the Merger as the sole stockholder of US Merger Co.

SECTION 7.3 Further Assurances. Each of Civeo US, US Merger Co and Civeo Canada shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or reasonably appropriate to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions provided for herein.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

SECTION 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws that would apply any other law.

SECTION 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

SECTION 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

SECTION 8.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Civeo US, Civeo Canada and US Merger Co have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CIVEO CORPORATION, a Delaware corporation
By:
/s/ BRADLEY J. DODSON
Name: Bradley J. Dodson
Title: President and Chief Executive Officer

CIVEO US MERGER CO, a Delaware corporation
By:
/s/ BRADLEY J. DODSON
Name: Bradley J. Dodson
Title: President

CIVEO CANADIAN HOLDINGS ULC, an unlimited liability company organized under the laws of British Columbia, Canada
By:
/s/ BRADLEY J. DODSON
Name: Bradley J. Dodson
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

ASSUMED EQUITY PLANS

1.	2014 Equity Participation Plan of Civeo Corporation

2.	Canadian Long-Term Incentive Plan

3.	Employee Non-Qualified Stock Option Agreements under the 2014 Equity Participation Plan of Civeo Corporation

4.	Restricted Stock Agreements under the 2014 Equity Participation Plan of Civeo Corporation

5.	Non-Employee Director Restricted Stock Agreements under the 2014 Equity Participation Plan of Civeo Corporation

6.	Deferred Stock Agreements (Australia) under the 2014 Equity Participation Plan of Civeo Corporation

7.	Deferred Stock Agreements (Canada) under the 2014 Equity Participation Plan of Civeo Corporation

8.	Employee Phantom Unit Agreements (US) under the 2014 Equity Participation Plan of Civeo Corporation

EXHIBIT B

ASSUMED BENEFIT PLANS

1.	Civeo Corporation 2015 Free Cash Flow Incentive Plan

2.	Civeo Corporation Annual Incentive Compensation Plan

3.	Executive Agreement between Civeo Corporation and Bradley J. Dodson

ARTICLES

Company Name:	CIVEO CORPORATION

Certificate of Incorporation Number:	BC1023108

PART 1

INTERPRETATION

1.1 Definitions. In these Articles, unless the context otherwise requires:

“Board” and “directors” mean the directors or sole director of the Company for the time being;

“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor statute;

“legal personal representative” means the personal or other legal representative of the shareholder;

“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

“seal” means the seal of the Company, if any.

1.2 Business Corporations Act and Interpretation Act Definitions Applicable. The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act (British Columbia), with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

PART 2

SHARES AND SHARE CERTIFICATES

2.1 Authorized Share Structure. The authorized share structure of the Company consists of shares of the class or classes and series, if any, described in the Notice of Articles of the Company.

2.2 Form of Share Certificate. Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3 Shareholder Entitled to Certificate or Acknowledgement. Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgement of the shareholder’s right to obtain such a share certificate, provided that in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

2.4 Delivery by Mail. Any share certificate or non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5 Replacement of Worn Out or Defaced Certificate or Acknowledgement. If the directors are satisfied that a share certificate or a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgement, as the case may be, and on such other terms, if any, as they think fit:

(a)	order the share certificate or acknowledgement, as the case may be, to be cancelled; and

(b)	issue a replacement share certificate or acknowledgement, as the case may be.

2.6 Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgement. If a share certificate or a non-transferable written acknowledgement of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgement, as the case may be, must be issued to the person entitled to that share certificate or acknowledgement, as the case may be, if the directors receive:

(a)	proof satisfactory to them that the share certificate or acknowledgement is lost, stolen or destroyed; and

(b)	any indemnity the directors consider adequate.

2.7 Splitting Share Certificates. If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8 Certificate Fee. There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

2.9 Recognition of Trusts. Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

PART 3

ISSUE OF SHARES

3.1 Directors Authorized. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the Company may issue, allot, sell or otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2 Commissions and Discounts. The Company may at any time, pay a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3 Brokerage. The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4 Conditions of Issue. Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(a)	consideration is provided to the Company for the issue of the share by one or more of the following:

(i)	past services performed for the Company;

(ii)	property;

(iii)	money; and

(b)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

3.5 Share Purchase Warrants and Rights. Subject to the Business Corporations Act, the Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture shares, bonds, shares or any other securities issued or created by the Company from time to time.

PART 4

SHARE REGISTERS

4.1 Central Securities Register. As required by and subject to the Business Corporations Act, the Company must maintain in British Columbia a central securities register.

The directors may, subject to the Business Corporations Act, appoint an agent to maintain the central securities register. The directors may also appoint one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares, as the case may be. The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2 Closing Register. The Company must not at any time close its central securities register.

PART 5

SHARE TRANSFERS

5.1 Registering Transfers. A transfer of a share of the Company must not be registered unless:

(a)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(b)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(c)	if a non-transferable written acknowledgement of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgement has been surrendered to the Company.

5.2 Form of Instrument of Transfer. The instrument of transfer in respect of any share of the Company must be either in the form on the back of the share certificate representing such share or in such other form as may be approved by the directors from time to time.

5.3 Transferor Remains Shareholder. Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4 Signing of Instrument of Transfer. If a shareholder, or the duly authorized attorney of that shareholder, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates deposited with the instrument of transfer:

(a)	in the name of the person named as transferee in that instrument of transfer; or

(b)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5 Transfer Fee. There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

PART 6

TRANSMISSION OF SHARES

6.1 Legal Personal Representative Recognized on Death. In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

6.2 Rights of Legal Personal Representative. The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

PART 7

PURCHASE OF SHARES

7.1 Company Authorized to Purchase Shares. Subject to Article 7.2, the special rights and restrictions attached to the shares of any class or series and the Business Corporations Act, the Company may, if authorized by the directors, purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2 Purchase When Insolvent. The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(a)	the Company is insolvent; or

(b)	making the payment or providing the consideration would render the Company insolvent.

7.3 Sale and Voting of Purchased Shares. If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(a)	is not entitled to vote the share at a meeting of its shareholders;

(b)	must not pay a dividend in respect of the share; and

(c)	must not make any other distribution in respect of the share.

PART 8

BORROWING POWERS

8.1 Borrowing Powers. The Board may from time to time at its discretion on behalf of the Company:

(a)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(b)	issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(c)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

(d)	mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

PART 9

ALTERATIONS

9.1 Alteration of Authorized Share Structure. Subject to Article 9.2, Article 9.3 and the Business Corporations Act, the Company may by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote upon such matter, voting together as a single class:

(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(b)	increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

(c)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares;

(d)	if the Company is authorized to issue shares of a class of shares with par value:

(i)	decrease the par value of those shares; or

(ii)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(e)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(f)	alter the identifying name of any of its shares; or

(g)	otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2 Special Rights and Restrictions of Issued Preferred Shares. Subject to the requirements under the Business Corporations Act, the Company may by an ordinary resolution of the shareholders, voting together as a single class:

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class of preferred shares or series of preferred shares that have been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class of preferred shares or series of preferred shares that have been issued.

9.3 Special Rights and Restrictions. Subject to the Business Corporations Act, the Company may by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote upon such matters, voting together as a single class:

(a)	create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares that have not been issued; or

(b)	vary or delete any special rights or restrictions attached to the shares of any class or series of shares that have not been issued.

9.4 Alterations by Directors’ Resolutions. Subject to the Business Corporations Act, and without restricting the powers of the directors pursuant to Parts 26, 27, 28 and 29 of these Articles, the Company may by a simple majority of the Board:

(a)	Alter the authorized share structure:

(i)	if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

(ii)	subdivide or consolidate all or any of its unissued shares;

(iii)	if the Company is authorized to issue shares of a class of shares with par value:

(A)	decrease the par value of those shares; or

(B)	if none of the shares of that class of shares are allotted or issued, increase the par value of those shares;

(iv)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value;

(v)	alter the identifying name of any of its shares.

(b)	Alter any other sections of these Articles to the fullest extent permitted by the Business Corporations Act if the Business Corporations Act does not specify the type of resolution required and these Articles do not specify a shareholders’ resolution is required.

9.5 Change of Name. The Company may by a directors’ resolution authorize an alteration of its Notice of Articles in order to change its name.

9.6 Other Alterations. If the Business Corporations Act does not specify the type of resolution, these Articles do not give authority to the directors to make such a resolution, and these Articles do not specify another type of resolution, the Company may by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matters, voting together as a single class, alter these Articles.

9.7 Alterations after one or more Adjournments. If a meeting of shareholders has been adjourned one or more times due to insufficient attendance required to pass any resolution, and at such adjourned meeting, less than the number of holders required to pass any resolution requiring 66 2/3% of the voting power of the issued and outstanding shares, as applicable, is present in person or by proxy, with the approval of the Board, the holders holding at least 66 2/3% of the shares represented at such adjourned meeting and entitled to vote on the matter, voting together as a single class, may alter these Articles.

PART 10

MEETINGS OF SHAREHOLDERS

10.1 Annual General Meetings. Unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, the Company must hold its first annual general meeting within 18 months after the date on which it was incorporated or otherwise recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date on a date and at a time as may be fixed by resolution of the Board and set forth in the notice of meeting.

10.2 Resolution Instead of Annual or Special Meeting Prohibited. Any action required or permitted to be taken by the shareholders of the Company must be taken at a duly held annual or special meeting of shareholders and may not be taken by any consent in writing of such shareholders.

10.3 Calling of Meetings of Shareholders. Meetings of shareholders of the Company to consider special business may be called by:

(a)	the Board, pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the Board, or

(b)	the Chairman of the Board.

No business other than that stated in the notice shall be transacted at any meetings called to consider special business pursuant to this Section 10.3.

10.4 Notice for Meetings of Shareholders. The Company must send notice of the date, time, location, and the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at the meeting, of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, not more than two months and at least the following number of days before the meeting:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

Except as required by law, holders of Preferred Shares are not entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. Subject to the Business Corporations Act, any previously scheduled meeting of the shareholders may be postponed by resolution of the Board upon public notice given prior to the date previously scheduled for the meeting of shareholders.

10.5 Record Date for Notice. The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(a)	if and for so long as the Company is a public company, 21 days;

(b)	otherwise, 10 days.

If no record date is set, the record date is 5 p.m. pacific time on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6 Record Date for Voting. The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by less than 21 days or more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. pacific time on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting. When a determination of shareholders entitled to vote at any meeting of shareholders has been made, as provided in this Section, the determination shall apply to any adjournment thereof except where the determination has been made through the closing of share transfer books and the stated period of closing has expired.

10.7 Record Date for Other Purposes. The directors may set a date as the record date for the purpose of determining shareholders for any purpose. The record date must not precede the date on which the meeting is to be held by less than 21 days or more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution relating to the matter for which the record date is required.

10.8 Failure to Give Notice and Waiver of Notice. The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.9 Notice of Special Business at Meetings of Shareholders. If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(a)	state the general nature of the special business; and

(b)	if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders: at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

(c)	be delivered during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

10.10 Location of General Meetings. The Chairman of the Board, or the Board, by a resolution passed by a majority of the directors, may determine the location of any meeting of shareholders, and such locations may be held outside of British Columbia.

10.11 Notice of Shareholder Business and Nominations.

(a)	Annual Meetings of Shareholders.

(i)	Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (A) pursuant to the Company’s notice of meeting in accordance with Part 10 of these Articles, (B) by or at the direction of the Board, (C) by or at the direction or request of one or more “qualified shareholders” pursuant to a valid “proposal”, each as defined in the Business Corporations Act, and made in accordance with Part 5, Division 7 of the Business Corporations Act, (D) pursuant to a requisition of the shareholders that complies with and is made in accordance with section 167 of the Business Corporations Act or (E) by any shareholder of the Company who was a shareholder of record at the time the notice was delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth below. For greater certainty, this Section 10.11(a) shall not apply to nominations of persons for election to the Board and the proposal of business to be considered by the shareholders pursuant to a shareholder requisition or a shareholder proposal specified in clauses (C) and (D) of the immediately preceding sentence that is made in accordance with the applicable provisions of the Business Corporations Act.

(ii)

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to paragraph (i)(E) of this Section 10.11(a), the shareholder must have given timely notice thereof in writing to the Secretary of the Company in accordance with this

Section 10.11(a) and, in the case of business other than nominations, such other business must otherwise be a proper matter for shareholder action under the Business Corporations Act. To be considered timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after the anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (A) the 120th calendar day prior to the annual meeting or (B) the 10th calendar day following the calendar day on which public announcement of the date of the meeting is first made by the Company. Notwithstanding the foregoing, the Company’s initial annual meeting shall be deemed to occur on May 14, 2015, with the first anniversary of such initial meeting to be May 14, 2016, for purposes of providing notice pursuant to this section. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

(iii)	A shareholder’s notice shall set forth:

(A)	to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

(B)	as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to alter the Articles of the Company, the language of the proposed alteration), the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(C)	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class or series and number of shares of the Company held of record and beneficially by such shareholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such shareholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, share appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner, with respect to shares of the Company, (v) the name in which all such shares are registered on the share transfer books of the Company, (vi) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear at the meeting in person or by proxy to submit the business or nomination specified in such notice, (vii) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding share capital required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination, and (viii) all other information relating to the proposed business or nomination which may be required to be disclosed under applicable law.

In addition, a shareholder seeking to submit such business or nomination at the meeting shall promptly provide any other information reasonably requested by the Company. The foregoing notice requirements of this Section 10.11(a) shall be deemed satisfied by a shareholder with respect to business other than a nomination if the shareholder has notified the Company of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

(iv)	Notwithstanding anything in the second sentence of paragraph (ii) of this Section 10.11(a) to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 120 calendar days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 10.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Company.

(b)	Special Meetings of the Shareholders.

(i)	Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting (A) by or at the direction of the Board, including pursuant to the Company’s notice of meeting under Section 10.4 of these Articles, (B) by or at the direction or request of one or more “qualified shareholders” pursuant to a valid “proposal”, each as defined in the Business Corporations Act, and made in accordance with Part 5, Division 7 of the Business Corporations Act, or (C) pursuant to a requisition of the shareholders that complies with and is made in accordance with section 167 of the Business Corporations Act.

(ii)	Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected (A) by or at the direction of the Board, including pursuant to the Company’s notice of meeting, provided that the Board has determined that directors shall be elected at such meeting, (B) by or at the direction or request of one or more “qualified shareholders” pursuant to a valid “proposal”, each as defined in the Business Corporations Act, and made in accordance with Part 5, Division 7 of the Business Corporations Act, (C) pursuant to a requisition of the shareholders that complies with and is made in accordance with section 167 of the Business Corporations Act, or (D) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this Section 10.11 who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10.11. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors to the Board, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting pursuant to paragraph (ii)(D) of this Section 10.11(b) if the shareholder’s notice required by paragraph (a)(iii) of this Section 10.11 is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the later of the 120th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(c)	General.

(i)	Only the persons who are nominated in accordance with the procedures set forth in this Article are eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10.11. Except as otherwise provided by law, the Notice of Articles or these Articles, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article and, if any proposed nomination or business in not in compliance with this Article, to declare that the defective proposal or nomination will be disregarded.

(ii)	For purposes of this Section 10.11, “public announcement” shall mean disclosure in a press release reported by a comparable US or Canadian national news service or in a document publicly filed by the Company with the Securities and Exchange Commission, and the Toronto Stock Exchange.

(iii)	Notwithstanding the foregoing provisions, shareholders shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 10.11. Nothing in this Section 10.11 shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Shares to elect directors under an applicable Designation of Series of Class A Preferred Shares or Designation of Series of Class B Preferred Shares (as defined in Part 26 and 28 of these Articles).

PART 11

PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1 Special Business. At a meeting of shareholders, the following business is special business:

(a)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(b)	at an annual general meeting, all business is special business except for the following:

(i)	business relating to the conduct of or voting at the meeting;

(ii)	consideration of any financial statements of the Company presented to the meeting;

(iii)	consideration of any reports of the directors or auditor;

(iv)	the setting or changing of the number of directors;

(v)	the election or appointment of directors;

(vi)	the compensation and remuneration of directors and officers, including “say-on-pay” and “say-when-on-pay” votes regarding director or officer compensation and any plans or programs regarding such compensation;

(vii)	the appointment of an auditor or the ratification of the Company’s appointment of an auditor;

(viii)	the setting of the remuneration of an auditor;

(ix)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(x)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2 Business Approval. Except as otherwise required by these Articles and the Business Corporations Act, the votes required for the Company to approve any business to be considered by the shareholders, including special business, at any meeting of shareholders is the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Company entitled to vote thereon, voting as a single class. In the case of any business, including special business, submitted for a vote of the shareholders as to which a shareholder approval requirement is applicable under the shareholder approval policy of any stock exchange or quotation system on which the shares of the Company are traded or quoted, the requirements of Rule 16b-3 under the Exchange Act or any provision of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), in each case for which no higher voting requirement is specified by the Business Corporations Act or these Articles, the vote required for approval shall be the requisite vote specified in such shareholder approval policy, Rule 16b-3 or Internal Revenue Code provision, as the case may be (or the highest such requirement if more than one is applicable). In the case of any proposal for shareholder action properly made by a shareholder pursuant to Rule 14a-8 under the Exchange Act, the vote required for approval shall be the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for or against or abstained from voting on, the matter.

11.3 Actions Requiring a Special Resolution. The following actions that are required by the Business Corporations Act to be passed by a special resolution of the shareholders, being an arrangement, conversion, amalgamation, a sale, lease or a disposition of all or substantially all of its undertaking, continuation or liquidation, may be passed only with a special resolution having a requisite special majority of two-thirds of the votes cast at a meeting of shareholders.

11.4 Quorum. Except as otherwise provided by law, the Notice of Articles or these Articles, the holders of a majority of the voting power of all outstanding shares of the Company represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, except that when specified business is to be voted on by a class or series of shares voting as a class, the holders of a majority of the shares of that class or series shall constitute a quorum of the class or series for the transaction of business. The chairman of the meeting or a majority of the shares so represented may adjourn the meeting from time to time, whether or not there is a quorum. No notice of the time and place of adjourned meetings need be given except as required by law or these Articles. The shareholders present in person or by proxy at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

11.5 One Shareholder May Constitute Quorum. If there is only one shareholder entitled to vote at a meeting of shareholders:

(a)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(b)	that shareholder, present in person or by proxy, may constitute the meeting.

11.6 Other Persons May Attend. The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.7 Requirement of Quorum. No business, other than the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.8 Lack of Quorum. If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(a)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(b)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.9 Quorum Required at Succeeding Meeting. No business may be transacted at any adjourned meeting of shareholders referred to in Article 11.8(b) unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.10 Chair. The chair of the shareholders’ meetings shall be the Chairman of the Board, failing him/her, the then Chief Executive Officer, failing him/her, whomever the Chairman of the Board appoints is entitled to chair the shareholders’ meetings.

11.11 Inspectors of Elections; Opening and Closing the Polls. The Board by resolution shall appoint, or shall authorize an officer of the Company to appoint, one or more inspectors, which inspector or inspectors may include individuals who serve the Company in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of shareholders and make a written report thereof. One or more persons may be designated as alternate inspector(s) to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of the shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging such person’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person’s ability. The inspector(s) shall have the duties prescribed by law. The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the shareholders will vote at a meeting.

11.12 Conduct of Meetings. The Board may to the extent not prohibited by law adopt such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of shareholders are not required to be held in accordance with the rules of parliamentary procedure.

11.13 Adjournments. The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.14 Notice of Adjourned Meeting. It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.15 Decision by Show of Hands or Poll. Subject to the Business Corporations Act, every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.16 Declaration of Result. The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.15, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.17 Motion Need Not be Seconded. No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.18 Casting Vote. In case of an equality of votes, the chair of a meeting of shareholders does not have a second or casting vote.

11.19 Meetings by Remote Communication. If authorized by the Board, and subject to any guidelines and procedures that the Board may adopt, shareholders and proxy holders not physically present at a meeting of shareholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether the meeting is to be held in a designated place or solely by means of remote communication, provided that (a) the Company implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxy holder; (b) the Company implements reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including the opportunity to read or hear the proceedings in the meeting substantially concurrently with such proceedings; and (c) if the shareholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of the vote or other action is maintained by the Company. A shareholder or proxy holder who participates in a meeting in a manner contemplated by this Article 11.19 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

PART 12

VOTES OF SHAREHOLDERS

12.1 Number of Votes by Shareholder or by Shares. Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(a)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

(b)	on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2 Votes of Persons in Representative Capacity. A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3 Votes by Joint Holders. If there are joint shareholders registered in respect of any share:

(a)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(b)	if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4 Legal Personal Representatives as Joint Shareholders. Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5 Representative of a Corporate Shareholder. If an entity that is not an individual and that is not a subsidiary of the Company is a shareholder, that entity may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(a)	for that purpose, the instrument appointing a representative must:

(i)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(ii)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(b)	if a representative is appointed under this Article 12.5:

(i)	the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the entity that the representative represents as that entity could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

(ii)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6 Proxy Provisions Do Not Apply to All Companies. Articles 12.7 to 12.15 do not apply to the Company if and for so long as it is a public company within the meaning of the Business Corporations Act.

12.7 Appointment of Proxy Holders. Every shareholder of the Company, including an entity that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8 Alternate Proxy Holders. A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9 When Proxy Holder Need Not Be Shareholder. A person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(a)	the person appointing the proxy holder is an entity or a representative of an entity appointed under Article 12.5;

(b)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(c)	the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10 Deposit of Proxy. A proxy for a meeting of shareholders must:

(a)	be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(b)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.11 Validity of Proxy Vote. A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(a)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	by the chair of the meeting, before the vote is taken.

12.12 Form of Proxy. A proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[Name of Company]

The undersigned, being a shareholder of the above named Company, hereby appoints             , or, failing that person,             , as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [             day of             , 201    ] and at any adjournment of that meeting.

Signed this             day of             , 201    .

Signature of shareholder

Name of shareholder—printed

12.13 Revocation of Proxy. Subject to Article 12.14, every proxy may be revoked by an instrument in writing that is:

(a)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(b)	provided, at the meeting, to the chair of the meeting.

12.14 Revocation of Proxy Must Be Signed. An instrument referred to in Article 12.13 must be signed as follows:

(a)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or his or her legal personal representative or trustee in bankruptcy; or

(b)	if the shareholder for whom the proxy holder is appointed is an entity, the instrument must be signed by the entity or by a representative appointed for the entity under Article 12.5.

12.15 Production of Evidence of Authority to Vote. The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

12.16 Appointment of Attorney or Agent to Cast Vote in any other Corporation. Unless otherwise provided by directors resolution, the Chief Executive Officer, the Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Company, in the name of and on behalf of the Company, to cast the votes which the Company may be entitled to cast as the holder of shares or other securities in any other entity, any of whose shares or other securities may be held by the Company, at meetings of the holders of the shares or other securities of the other entity, or to consent in writing, in the name of the Company as such holder, to any action by such other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Company and under its corporate seal, if any, or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper.

PART 13

DIRECTORS

13.1 First Directors; Number of Directors. The first directors are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(a)	if the Company is a public company, the greater of three and the most recently set of:

(i)	the number of directors as determined by the Board; and

(ii)	the number of directors set under Article 14.5;

(b)	if the Company is not a public company, the most recently set of:

(i)	the number of directors as determined by the Board; and

(ii)	the number of directors set under Article 14.5.

13.2 Change in Number of Directors. If the number of directors is changed pursuant to Article 13.1, the majority of the directors during a directors’ meeting or if by written resolution, by unanimous written consent of the directors may appoint a director or directors, as the case may be, to accommodate any vacancies in the Board resulting from the change in the number of directors set by the shareholders.

13.3 Directors’ Acts Valid Despite Vacancy. An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4 Remuneration of Directors. The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If the directors so decide, the remuneration of the directors, if any, will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.5 Reimbursement of Expenses of Directors. The Company must reimburse each director for the reasonable expenses that he or she may incur in and about the business of the Company.

13.6 Special Remuneration for Directors. If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, he or she may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that he or she may be entitled to receive.

13.7 Gratuity, Pension or Allowance on Retirement of Director. Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

PART 14

ELECTION AND REMOVAL OF DIRECTORS

14.1 Procedure for Election of Directors; Required Vote. Election of directors at all meetings of the shareholders at which directors are to be elected need not be by written ballot unless otherwise determined by the Board prior to such meeting, and, subject to the rights of the holders of any series of Preferred Shares to elect directors under an applicable series of Preferred Shares, a plurality of the votes of the shares present in person or represented by proxy at the meeting of shareholders and entitled to vote upon the election the directors shall elect directors.

14.2 Election and Rotation at Annual General Meeting. The directors of the Company shall be elected and divided into three classes, as nearly equal in number as is ratably possible: Class I directors, Class II directors and Class III directors and shall retire in rotation such that each director is always appointed for a three-year term.

Each director shall serve for a term ending on the third annual meeting following the annual meeting of shareholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term expiring at the next annual meeting of shareholders following the end of the 2017 calendar year, the directors first elected to Class II shall serve for a term expiring at the annual meeting of shareholders following the end of the 2015 calendar year, and the directors first elected to Class III shall serve for a term expiring at the annual meeting of shareholders following the end of the 2016 calendar year. Each director shall hold office until the annual meeting of shareholders at which such director’s term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

At such annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall have designated one or more directorships whose terms then expire as directorships of another class in order to more nearly achieve equality of number of directors among the classes. In the event of any changes in the authorized number of directors, each director then continuing to serve shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board, or shareholders, as applicable, shall specify the class to which a newly created directorship shall be allocated.

14.3 Consent to be a Director. No election, appointment or designation of an individual as a director is valid unless:

(a)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(b)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(c)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.4 Failure to Elect or Appoint Directors. If:

(a)	the Company fails to hold an annual general meeting, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(b)	the shareholders fail, at the annual general meeting, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(i)	the date on which his or her successor is elected or appointed; and

(ii)	the date on which he or she otherwise ceases to hold office under the Business Corporations Act or these Articles.

14.5 Places of Retiring Directors Not Filled. If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not re-elected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.6 Directors May Fill Vacancies. Any vacancy occurring in the Board may only be filled by a majority of the directors during a directors’ meeting or if by written resolution, by unanimous written consent of the directors.

14.7 Remaining Directors Power to Act. The directors may act notwithstanding any vacancy in the Board, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the Board or, subject to the Business Corporations Act, for any other purpose.

14.8 Additional Directors. Notwithstanding Articles 13.1 and 13.2, between annual general meetings, a majority of the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(a)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(b)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed shall hold office pursuant to the terms of the class of directors he or she was appointed to, and shall cease to hold office immediately before the next election or appointment of such class of directors under Article 14.2, and is eligible for re-election or re-appointment. For greater clarity, a director appointed to be a Class I director may hold office until the three-year term of the Class I directors has expired.

14.9 Ceasing to be a Director. A director ceases to be a director when:

(a)	the term of office of the director expires;

(b)	the director dies;

(c)	the director resigns as a director by notice in writing or by electronic submission provided to the Company or a lawyer for the Company; or

(d)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10 Removal of Director by Shareholders. Pursuant to this Article 14.10, the shareholders may remove any director before the expiration of his or her term of office by passing a special resolution with the requisite special majority of three-quarters of the votes cast at a meeting of shareholders entitled to vote in the election of directors, voting together as a single class. Upon such a vacancy being created, only the directors are entitled to appoint a director to fill the resulting vacancy.

14.11 Removal of Director by Directors. The directors may remove any director before the expiration of his or her term of office if the director is convicted of an indictable offence, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and only the directors may appoint a director to fill the resulting vacancy.

PART 15

POWERS AND DUTIES OF DIRECTORS

15.1 Powers of Management. The directors must, subject to the Business Corporations Act and these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

15.2 Appointment of Attorney of Company. The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the Board, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in him or her.

PART 16

DISCLOSURE OF INTEREST OF DIRECTORS

16.1 Obligation to Account for Profits. A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the Business Corporations Act.

16.2 Restrictions on Voting by Reason of Interest. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

16.3 Interested Director Counted in Quorum. A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

16.4 Disclosure of Conflict of Interest or Property. A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

16.5 Director Holding Other Office in the Company. A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to his or her office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

16.6 No Disqualification. No director or intended director is disqualified by his or her office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

16.7 Professional Services by Director or Officer. Subject to the Business Corporations Act, a director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

16.8 Director or Officer in Other Corporations. A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and, subject to the Business Corporations Act, the director or officer is not accountable to the Company for any remuneration or other benefits received by him or her as director, officer or employee of, or from his or her interest in, such other person.

PART 17

PROCEEDINGS OF DIRECTORS

17.1 Regular Meetings of Directors. The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine. The Chairman of the Board or any four directors may call a regular meeting of the directors at any time. The place of any meeting of the directors shall be the corporate headquarters of the Company unless otherwise agreed by a majority of the directors.

17.2 Special Meetings of Directors. A special meeting of the directors may be called at any time at the request of (a) the Chairman of the Board or (b) any four directors. The place of any special meeting shall be the corporate headquarters of the Company unless otherwise agreed by a majority of the directors.

17.3 Voting at Meetings. Questions arising at any meeting of directors are to be decided by a majority of votes at which a quorum is present and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

17.4 Chair of Meetings. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board. He shall make reports to the Board and the shareholders and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as President or Chief Executive Officer, if so elected by the Board. The directors also may elect a vice-chairman to act in the place of the Chairman of the Board upon his or her absence or inability to act.

17.5 Meetings by Telephone or Other Communications Medium. A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director who participates in a meeting in a manner contemplated by this Article 17.5 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

17.6 Notice of Meetings. Other than for meetings held at regular intervals as determined by the directors pursuant to Article 17.1, reasonable notice of each regular and special meetings of the directors, specifying the place, day and time of that meeting must be given to each of the directors by any method set out in Article 23.1 and shall be delivered in person or by telephone or electronic transmission to each director or sent by first-class mail, addressed to each director. If the notice is mailed, it shall be deposited in the U.S. mail at least five days prior to any regular or special meeting. If the notice is delivered in person, by telephone or electronic transmission, it shall be delivered at least two days prior to any regular meeting and 24 hours prior to any special meeting. The notice for special meeting need not specify the purpose or place of the meeting if the meeting is to be held at the corporate headquarters of the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these Articles, as provided under section 9.5 of the Articles of the Company. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with section 17.7 of these Articles.

17.7 When Notice Not Required. It is not necessary to give notice of a meeting of the directors to a director if:

(a)	the meeting is to be held immediately following a meeting of shareholders at which directors are elected, or is the meeting of the directors at which that director is appointed; or

(b)	the director has waived notice of the meeting.

17.8 Meeting Valid Despite Failure to Give Notice. The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director does not invalidate any proceedings at that meeting.

17.9 Waiver of Notice of Meetings. Any director may send to the Company a document signed by him or her waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to such director and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director.

17.10 Quorum. The quorum necessary for the transaction of the business of the directors is deemed to be set at a majority of the entire Board who are present in person, telephonically or by proxy and those directors may constitute a meeting; however if at any meeting of the Board there is less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. Subject to any provisions of any law and these Articles, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

17.11 Validity of Acts Where Appointment Defective. Subject to the Business Corporations Act, an act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

17.12 Action by Consent of Board. To the extent permitted by applicable law, the Board and any committee thereof may act without a meeting so long as all members of the Board or committee have delivered, in writing or by electronic transmission, a consent with respect to any Board action taken in lieu of a meeting.

PART 18

EXECUTIVE AND OTHER COMMITTEES

18.1 Appointment and Powers of Executive Committee. The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the Board, all of the directors’ powers, except:

(a)	the power to fill vacancies in the Board;

(b)	the power to remove a director;

(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(d)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

18.2 Appointment and Powers of Other Committees. The directors may, by resolution:

(a)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(b)	delegate to a committee appointed under paragraph (a) any of the directors’ powers, except:

(i)	the power to fill vacancies in the Board;

(ii)	the power to remove a director;

(iii)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(iv)	the power to appoint or remove officers appointed by the directors; and

(c)	make any delegation referred to in paragraph (b) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

18.3 Obligations of Committees. Any committee appointed under Articles 18.1 or 18.2, in the exercise of the powers delegated to it, must:

(a)	conform to any rules that may from time to time be imposed on it by the directors; and

(b)	report every act or thing done in exercise of those powers at such times as the directors may require.

18.4 Powers of Board. The directors may, at any time, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(b)	terminate the appointment of, or change the membership of, the committee; and

(c)	fill vacancies in the committee.

18.5 Other Committee Matters. Subject to Article 18.3(a) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 18.1 or 18.2:

(a)	the committee may meet and adjourn as it thinks proper;

(b)	the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

(c)	a majority of the members of the committee constitutes a quorum of the committee;

(d)	questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote; and

(e)	the committee may appoint such subcommittees as it deems necessary or desirable.

PART 19

OFFICERS

19.1 Directors May Appoint Officers. The elected officers of the Company shall be selected by, and serve at the pleasure of, the Board. Such officers shall have the authority and duties delegated to each of them, respectively, by the Board from time to time. The elected officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Treasurer, and such other officers (including, without limitation, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents) as the Board from time to time may deem proper. The Chairman of the Board shall be chosen from among the directors. All officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this section 19.1. The Board or any committee thereof may from time to time elect, or the Chairman of the Board may appoint, such other officers (including one or more Vice Presidents, Controllers, Assistant Secretaries and Assistant Treasurers), as may be necessary or desirable for the conduct of the business of the Company. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Articles or as may be prescribed by the Board or such committee or by the Chairman of the Board, as the case may be.

19.2 Election and Term of Office. The elected officers of the Company shall be elected from time to time by the Board. Each officer shall hold office until such person’s successor is duly elected and qualified or until such person’s death or until he or she resigns or is removed pursuant to these Articles.

19.3 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board. He shall make reports to the Board and the shareholders and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as President or Chief Executive Officer, if so elected by the Board. The directors also may elect a vice-chairman to act in the place of the Chairman of the Board upon his or her absence or inability to act.

19.4 Chief Executive Officer. The Chief Executive Officer shall be responsible for the general management of the affairs of the Company and shall perform all duties incidental to such person’s office which may be required by law and all such other duties as are properly required of him by the Board. Unless the Board has elected a vice-chairman and such vice-chairman is able to act in the place of the Chairman of the Board, the Chief Executive Officer, if he is also a director, shall, in the absence of or because of the inability to act of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of shareholders and the Board.

19.5 President. The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Company’s business and general supervision of its policies and affairs. The President shall have such other powers and shall perform such other duties as are assigned to him by the Board or the Chairman of the Board.

19.6 Vice Presidents. Any Executive Vice President, Senior Vice President and Vice President shall have such powers and perform such duties as are assigned to him by the Board or the Chairman of the Board.

19.7 Treasurer. The Treasurer shall exercise general supervision over the receipt, custody and disbursement of corporate funds. The Treasurer shall cause the funds of the Company to be deposited in such banks as may be authorized by the Board, or in such banks as may be designated as depositories in the manner provided by resolution of the Board. The Treasurer shall, in general, perform all duties incident to the office of the Treasurer and shall have such further powers and duties and shall be subject to such directions as may be granted or imposed from time to time by the Board or the Chairman of the Board.

19.8 Secretary. The Secretary shall keep or cause to be kept, in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the shareholders. The Secretary shall see that all notices are duly given in accordance with the provisions of these Articles and as required by law; shall be custodian of the records and the seal of the Company and affix and attest the seal to all share certificates of the Company (unless the seal of the Company on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Company under its seal; and shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board or the Chairman of the Board.

19.9 Assistant Secretaries. Assistant Secretaries shall have such of the authority and perform such of the duties of the Secretary as may be provided in these Articles or assigned to them by the Board, the Chairman of the Board or the Secretary. Assistant Secretaries shall assist the Secretary in the performance of the duties assigned to the Secretary, and in assisting the Secretary, each Assistant Secretary shall for such purpose have the powers of the Secretary. During the Secretary’s absence or inability, the Secretary’s authority and duties shall be possessed by such Assistant Secretary or Assistant Secretaries as the Board or the Chairman of the Board may designate.

19.10 Removal. Any officer elected, or agent appointed, by the Board may be removed by the affirmative vote of a majority of the Board or, except in the case of an officer chosen by the Board, by the Chairman of the Board or any other officer upon whom such power of removal may be conferred by the Board. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor or such person’s death, resignation or removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

19.11 Vacancies. A newly created elected office and a vacancy in any elected office because of death, resignation or removal may be filled by the Board, the Company’s Chairman of the Board or any other officer upon whom such power may be conferred by the Board for the unexpired portion of the term.

19.12 Functions, Duties and Powers of Officers. The directors may, for each officer:

(a)	determine the functions and duties of the officer;

(b)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(c)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

19.13 Qualifications. No officer may be appointed unless that officer is qualified in accordance with the Business Corporations Act. One person may hold more than one position as an officer of the Company. Any person appointed as the Chairman of the Board must be a director. Any other officer need not be a director.

PART 20

INDEMNIFICATION

20.1 Right to Indemnification. Each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other unincorporated entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the

Company to the fullest extent authorized by the Business Corporations Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employment Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that, except as provided in Section 20.3, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section 20.1 shall be a contract right and shall include, to the fullest extent authorized by the Business Corporations Act, the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, any advance payments to be paid by the Company within 20 calendar days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the Business Corporations Act requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 20.1 or otherwise.

20.2 Right of Claimant to Bring Suit. If a claim under Section 20.1 of these Articles is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the Business Corporations Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board, independent legal counsel or its shareholders) to have made a determination prior to the circumstances that the claimant has met the applicable standard of conduct set forth in the Business Corporations Act, nor an actual determination by the Company (including its Board, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

20.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Part 20 is not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Notice of Articles, these Articles, agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of these Articles shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Company to indemnification hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

20.4 Indemnification of Other Persons. Subject to any restrictions in the Business Corporations Act, the Company may grant rights to indemnification, and rights to have the Company pay the expenses incurred in defending any proceeding in advance of its final disposition to any person.

20.5 Non-Compliance with Business Corporations Act. The failure of a director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Article 20.

20.6 Company May Purchase Insurance. The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(a)	is or was a director, officer, employee or agent of the Company;

(b)	is or was a director, officer, employee or agent of an entity at a time when the entity is or was an affiliate of the Company;

(c)	at the request of the Company, is or was a director, officer, employee or agent of an entity or of a partnership, trust, joint venture or other unincorporated entity;

(d)	at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

20.7 Amendment, Repeal or Modification. Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

PART 21

DIVIDENDS

21.1 Payment of Dividends Subject to Special Rights. The provisions of this Article 21 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

21.2 Declaration of Dividends. Subject to the Business Corporations Act and the rights of the holders of issued shares of the Company, the directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

21.3 No Notice Required. The directors need not give notice to any shareholder of any declaration under Article 21.2.

21.4 Record Date. The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5 p.m. on the date on which the directors pass the resolution declaring the dividend.

21.5 Manner of Paying Dividend. A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of cash, of specific assets, of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

21.6 Settlement of Difficulties. If any difficulty arises in regard to a distribution under Article 21.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(a)	set the value for distribution of specific assets;

(b)	determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(c)	vest any such specific assets in trustees for the persons entitled to the dividend.

21.7 When Dividend Payable. Any dividend may be made payable on such date as is fixed by the directors.

21.8 Dividends to be Paid in Accordance with Number of Shares. All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

21.9 Receipt by Joint Shareholders. If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

21.10 Dividend Bears No Interest. No dividend bears interest against the Company.

21.11 Fractional Dividends. If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

21.12 Payment of Dividends. Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

21.13 Capitalization of Surplus. Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

PART 22

DOCUMENTS, RECORDS AND REPORTS

22.1 Recording of Financial Affairs. The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

22.2 Inspection of Records. Upon receipt of a shareholder request, the directors may, but need not, determine that the shareholders are entitled to inspect or obtain a copy of any accounting records of the Company, with such determination to be made by way of a directors’ resolution.

PART 23

NOTICES

23.1 Method of Giving Notice. Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report, consent, waiver or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(a)	mail addressed to the person at the applicable address for that person as follows:

(i)	for a record mailed to a shareholder, the shareholder’s registered address;

(ii)	for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the mailing address of the intended recipient;

(b)	delivery at the applicable address for that person as follows, addressed to the person:

(i)	for a record delivered to a shareholder, the shareholder’s registered address;

(ii)	for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

(iii)	in any other case, the delivery address of the intended recipient;

(c)	sending the record by fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(d)	sending the record by email to the email address provided by the intended recipient for the sending of that record or records of that class;

(e)	physical delivery to the intended recipient; or

(f)	as otherwise permitted by any securities legislation (together with all regulations and rules made and promulgated thereunder and all administrative policy statements, blanket orders, and rulings, notices, and other administrative directions issued by securities commissions or similar authorities appointed thereunder) in any province or territory of Canada or in the federal jurisdiction of the United States or in any state of the United States that is applicable to the Company.

23.2 Deemed Receipt of Mailing. A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 23.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing.

23.3 Certificate of Sending. A certificate signed by the secretary, if any, or other officer of the Company or of any other entity acting in that behalf for the Company stating that a notice, statement, report, consent, waiver or other record was addressed as required by Article 23.1, prepaid and mailed or otherwise sent as permitted by Article 23.1 is conclusive evidence of that fact.

23.4 Notice to Joint Shareholders. A notice, statement, report, consent, waiver or other record may be provided by the Company to the joint shareholders of a share by providing the record to the joint shareholder first named in the central securities register in respect of the share.

23.5 Notice to Trustees. A notice, statement, report, consent, waiver or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(a)	mailing the record, addressed to them:

(i)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

(ii)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(b)	if an address referred to in paragraph (a)(ii) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

PART 24

SEAL AND EXECUTION OF DOCUMENTS

24.1 Who May Attest Seal. Except as provided in Articles 24.2 and 24.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(a)	any two directors;

(b)	the Secretary or any Assistant Secretary;

(c)	any other officer, together with any director;

(d)	if the Company only has one director, that director; or

(e)	any one or more directors or officers or persons as may be determined by the directors.

24.2 Sealing Copies. For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 24.1, the impression of the seal may be attested by the signature of any director or officer.

24.3 Mechanical Reproduction of Seal. The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the Chairman of the Board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

24.4 Execution of Documents Generally. The directors may from time to time appoint any one or more persons, officers or directors for the purpose of executing any instrument, document or agreement in the name of and on behalf of the Company for which the seal need not be affixed, and if no such person, officer or director is appointed, then any one officer or director of the Company may execute such instrument, document or agreement. Unless provided otherwise by resolution of the Board, the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, Senior Vice President or Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Company. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, Senior Vice President or Vice President of the Company may delegate contractual powers to others under such person’s jurisdiction, it being understood, however, that any such delegation of power shall not relieve the officer of responsibility with respect to the exercise of the delegated power.

PART 25

COMMON SHARES

SPECIAL RIGHTS AND RESTRICTIONS

25.1 Special Rights and Restrictions. The Company is authorized to issue up to 550,000,000 shares of a class designated as “Common Shares” with a par value of $0.01 and such shares shall have attached thereto the following rights, privileges, restrictions and conditions.

25.2 Voting Rights. The holders of the Common Shares shall be entitled to receive notice of, and to attend, all meetings of the shareholders of the Company and shall have one vote for each Common Share held at all meetings of the shareholders of the Company, except for meetings at which only holders of another specified class or series of shares of the Company are entitled to vote separately as a class or series.

25.3 Dividends. Subject to the prior rights and preferences attaching to any other class of shares of the Company, the right to receive any dividend declared by the Company in such amount and in such form as the directors of the Company may from time to time determine, and all dividends which the directors of the Company may declare on the Common Shares shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding. For greater certainty, the Board may in their absolute discretion declare dividends on any one or more classes of shares in the Company to the exclusion of all other classes of shares of the Company.

25.4 Dissolution. In the event of the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares shall, subject to the prior rights of the holders of the Preferred Shares, be entitled to receive the remaining property and assets of the Company.

PART 26

CLASS A PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS

26.1 Special Rights and Restrictions. The Company is authorized to issue a class A of preferred shares, up to a maximum of 50,000,000 shares, with such limit to be the aggregate number of class A and class B preferred shares to be issued by the Company, to be designated as “Class A Preferred Shares”, with a par value of $0.01, which may be issued in one or more series as determined by the directors of the Company. The Class A Preferred Shares shall be entitled to receive notice of any meeting of shareholders and shall be entitled to such number of votes per Class A Preferred Share as authorized by the directors, by resolution, at or prior to the time of the creation or designation of the applicable series, except as otherwise required by the Business Corporations Act. In addition to such rights respecting voting, the Class A Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	subject to the provisions of the Business Corporations Act, the special rights and restrictions attached to the Class A Preferred Shares authorize the directors, by resolution, to do one or more of the following:

(i)	create and designate any series of Class A Preferred Shares and authorize the alteration of the Notice of Articles to provide for such series;

(ii)	determine the maximum number of shares of each of those series of shares that the Company is authorized to issue, determine that there is no maximum number or alter any determination made, under this subparagraph or otherwise, in relation to a maximum number of those shares, and authorize the alteration of the Notice of Articles accordingly;

(iii)	alter the Articles, and authorize the alteration of the Notice of Articles, to create an identifying name by which the shares of any of those series of shares may be identified or to alter any identifying name created for those shares;

(iv)	create, define and attach special rights and restrictions to the shares of each series and alter the Articles, and authorize the alteration of the Notice of Articles, to attach special rights or restrictions to the shares of any of those series of shares or to alter any special rights or restrictions attached to those shares at any time as the directors determine; including the determination of any or all of the following:

(A)	the voting powers, if any, and whether such voting powers are full or limited, in such series;

(B)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(C)	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(D)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(E)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of shares, or any other security, of the Company or any other entity, and price or prices or the rates of exchange applicable thereto;

(F)	the right, if any, to subscribe for or to purchase any securities of the Company or any other entity;

(G)	the provisions, if any, of a sinking fund applicable to such series; and

(H)	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board and shall be stated in a resolution or resolutions providing for the issuance of such Class A Preferred Shares (a “Designation of Series of Class A Preferred Shares”);

(b)	the directors are authorized to issue a first series of up to 50,000,000 series 1 Class A Preferred Shares, with such limit to be the aggregate number of class A and class B preferred shares to be issued by the Company, designated as the “Class A Series 1 Preferred Shares”, having the rights, privileges, restrictions and conditions as set out in Part 27 of these Articles; and

(c)	the number of authorized shares of the Class A Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of two-thirds of the holders of the outstanding Common Shares, without a vote of the holders of the Class A or Class B Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to any Designation of Series of Class A Preferred Shares.

PART 27

CLASS A SERIES 1 PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS

27.1 Special Rights and Restrictions. The Company is authorized to issue up to 50,000,000 Class A Series 1 Preferred Shares, with such limit to be the aggregate number of class A and class B preferred shares to be issued by the Company, with a par value of $0.01, which may be issued at any time as determined by the directors of the Company and having the special rights and restrictions authorized by the directors, by resolution.

PART 28

CLASS B PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS

28.1 Special Rights and Restrictions. The Company is authorized to issue a class B of preferred shares, up to a maximum of 50,000,000 shares, with such limit to be the aggregate number of class A and class B preferred shares to be issued by the Company, to be designated as “Class B Preferred Shares”, with a par value of $0.01, which may be issued in one or more series as determined by the directors of the Company. The Class B Preferred Shares shall not be entitled to receive notice of any meeting of shareholders or to vote at any such meeting, except as otherwise required by the Business Corporations Act. In addition to such rights respecting voting, the Class B Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)	subject to the provisions of the Business Corporations Act, the special rights and restrictions attached to the Class B Preferred Shares authorize the directors, by resolution, to do one or more of the following:

(i)	create and designate any series of Class B Preferred Shares and authorize the alteration of the Notice of Articles to provide for such series;

(ii)	determine the maximum number of shares of each of those series of shares that the Company is authorized to issue, determine that there is no maximum number or alter any determination made, under this subparagraph or otherwise, in relation to a maximum number of those shares, and authorize the alteration of the Notice of Articles accordingly;

(iii)	alter the Articles, and authorize the alteration of the Notice of Articles, to create an identifying name by which the shares of any of those series of shares may be identified or to alter any identifying name created for those shares;

(iv)	create, define and attach special rights and restrictions to the shares of each series and alter the Articles, and authorize the alteration of the Notice of Articles, to attach special rights or restrictions to the shares of any of those series of shares or to alter any special rights or restrictions attached to those shares at any time as the directors determine; including the determination of any or all of the following:

(A)	the voting powers, if any, and whether such voting powers are full or limited, in such series;

(B)	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(C)	whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(D)	the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(E)	the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes of any other series of the same or any other class or classes of shares, or any other security, of the Company or any other entity, and price or prices or the rates of exchange applicable thereto;

(F)	the right, if any, to subscribe for or to purchase any securities of the Company or any other entity;

(G)	the provisions, if any, of a sinking fund applicable to such series; and

(H)	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;

all as shall be determined from time to time by the Board and shall be stated in a resolution or resolutions providing for the issuance of such Class B Preferred Shares (a “Designation of Series of Class B Preferred Shares”); and

(b)	the directors are authorized to issue a first series of up to 50,000,000 series 1 Class B Preferred Shares, with such limit to be the aggregate number of class A and class B preferred shares to be issued by the Company, designated as the “Class B Series 1 Preferred Shares”, having the rights, privileges, restrictions and conditions as set out in Part 29 of these Articles; and

(c)	except as required by law, holders of Class B Preferred Shares, being non-voting preferred shares, shall not be entitled to receive notice of any meeting of shareholders at which they are not entitled to vote. The number of authorized shares of the Class B Preferred Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of two-thirds of the holders of the outstanding Common Shares, without a vote of the holders of the Class A or Class B Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to any Designation of Series of Class B Preferred Shares.

PART 29

CLASS B SERIES 1 PREFERRED SHARES

SPECIAL RIGHTS AND RESTRICTIONS

29.1 Special Rights and Restrictions. The Company is authorized to issue up to 50,000,000 Class B Series 1 Preferred Shares, with such limit to be the aggregate number of class A and class B preferred shares to be issued by the Company, with a par value of $0.01, which may be issued at any time as determined by the directors of the Company and having the special rights and restrictions authorized by the directors, by resolution.

[Remainder of page intentionally left blank; signature page to follow]

DATED:                     , 2015.

SIGNATURE OF INCORPORATOR

CIVEO CORPORATION

By:
Authorized Signatory

ANNEX C

Annual Report on Form 10-K of Civeo Corporation

for the Year Ended December 31, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 001-36246

Civeo Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-3831207
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 510-2400

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Exchange on Which Registered
Common Stock, par value $.01 per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    YES  ☐    NO  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    YES  ☐    NO  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    YES  ☒    NO  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.

(Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

The aggregate market value of common stock held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter, June 30, 2014, was $2,670,477,182.

The Registrant had 107,381,452 shares of common stock outstanding as of March 6, 2015.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders, which the registrant intends to file with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K, are incorporated by reference into Part III of this Annual Report on Form 10-K.

CIVEO CORPORATION

INDEX

Annex C

C-i

PART I

This annual report on Form 10-K contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the Exchange Act). Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors. For a discussion of known material factors that could affect our results, please refer to “Part I, Item 1. Business,” “Part I, Item 1A. Risk Factors,” “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk” below.

In addition, in certain places in this annual report, we refer to reports published by third parties that purport to describe trends or developments in the energy industry. We do so for the convenience of our stockholders and in an effort to provide information available in the market that will assist our investors in a better understanding of the market environment in which we operate. However, we specifically disclaim any responsibility for the accuracy and completeness of such information and undertake no obligation to update such information.

Cautionary Statement Regarding Forward-Looking Statements

We include the following cautionary statement to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 for any “forward-looking statement” made by us, or on our behalf. All statements other than statements of historical facts included in this Annual Report on Form 10-K are forward-looking statements. The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” or other similar words. Such statements may include statements regarding our future financial position, budgets, capital expenditures, projected costs, plans and objectives of management for future operations and possible future strategic transactions. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf.

In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, our company:

•	changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	the level of supply and demand for oil, coal, natural gas, iron ore and other minerals;

•	the level of activity, spending and developments in the Canadian oil sands;

•	the level of demand for coal and other natural resources from Australia;

•	the availability of attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict drilling;

•	fluctuations in the current and future prices of oil, coal and natural gas;

•	general global economic conditions and the pace of global economic growth;

•	global weather conditions and natural disasters;

•	our ability to find and retain skilled personnel;

•	the availability and cost of capital;

•	an inability to realize expected benefits from our plan to redomicile the Company to Canada or the occurrence of difficulties in connection with the redomicile transaction;

•	costs related to the redomicile transaction, which could be greater than expected;

•	the risk that a condition to closing of the redomicile transaction may not be satisfied; and

•	the other factors identified in “Part I, Item 1A. “Risk Factors.”

Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake any obligation to publicly update or revise any forward-looking statements except as required by law.

ITEM 1.	Business

Available Information

We maintain a website with the address of www.civeo.com. We are not including the information contained on the Company’s website as a part of, or incorporating it by reference into, this Annual Report on Form 10-K. The Company makes available free of charge through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after the Company electronically files such material with, or furnishes such material to, the Securities and Exchange Commission (the Commission). The filings are also available through the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or by calling 1-800-SEC-0330. Also, these filings are available on the internet at www.sec.gov and free of charge upon written request to the corporate secretary at the address shown on the cover page of this Annual Report on Form 10-K.

Spin-off

On May 5, 2014, the board of directors of Oil States International, Inc. (Oil States) approved the separation of its Accommodations segment into a standalone, publicly traded company, Civeo. In accordance with the separation and distribution agreement, the two companies were separated by Oil States distributing to its stockholders all 106,538,044 shares of common stock of Civeo it held after the market closed on May 30, 2014 (the Spin-Off). Each Oil States stockholder received two shares of Civeo common stock for every one share of Oil States stock held at the close of business on the record date of May 21, 2014. In conjunction with the separation, Oil States received a private letter ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, for U.S. federal income tax purposes, the distribution of Civeo common stock was not taxable to Oil States or U.S. Holders of Oil States common stock. Following the separation, Oil States retained no ownership interest in Civeo, and each company now has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the separation was filed by Civeo with the SEC and was declared effective on May 8, 2014. On June 2, 2014, Civeo common stock began trading the “regular-way” on the New York Stock Exchange under the “CVEO” stock symbol. Pursuant to the separation and distribution agreement with Oil States, on May 28, 2014, we made a special cash distribution to Oil States of $750 million.

In connection with the spin-off, on May 28, 2014, we entered into a $650.0 million, 5-year revolving credit facility and a 5-year U.S. term loan facility totaling $775.0 million. For further discussion, please see “Liquidity and Capital Resources” in Item 7 and Note 10 – Debt to the notes to consolidated financial statements included in Item 8.

Redomiciling to Canada

On September 29, 2014, we announced our intention to redomicile the Company to Canada. We expect to execute a “self-directed redomiciling” of the Company as permitted under the U.S. Internal Revenue Code. U.S. federal income tax laws permit a company to change its domicile to a foreign jurisdiction without corporate-level U.S. federal income taxes provided that such company has “substantial business activity” in the relevant jurisdiction. “Substantial business activity” is defined as foreign operations consisting of over 25% of a company’s total (i) revenues, (ii) assets, (iii) employees and (iv) employee compensation. With approximately 50% or more of our operations in Canada based on these metrics, we believe we will qualify for a self-directed redomiciling. We expect to complete the migration in the second or third quarter of 2015. There is no assurance that we will be able to complete the migration in a timely manner or at all, and if completed, we may not achieve the expected benefits. For further information about the redomicile transaction, please see the registration statement on Form S-4 (Registration No. 333-201335) filed by Civeo Canadian Holdings ULC on December 31, 2014.

Our Company

We are one of the largest integrated providers of long-term and temporary remote site accommodations, logistics and facility management services to the natural resource industry. We operate in some of the world’s most active oil, coal, natural gas and iron ore producing regions, including Canada, Australia and the U.S. We have established a leadership position in providing a fully integrated service offering to our customers, which include major and independent oil and natural gas companies, mining companies and oilfield and mining service companies. Our Develop, Own and Operate model allows our customers to focus their efforts and resources on their core development and production operations.

Our scalable modular facilities provide workforce accommodations where, in many cases, traditional infrastructure is not accessible, sufficient or cost effective. Our services allow for efficient development and production of resources found in areas without sufficient housing, infrastructure or local labor. We believe that many of the more recently discovered mineral deposits and hydrocarbon reservoirs are in remote locations. We support these facilities by providing lodging, catering and food services, housekeeping, recreation facilities, laundry and facilities management, as well as water and wastewater treatment, power generation, communications and personnel logistics where required. Our accommodations services allow our customers to outsource their accommodations needs to a single supplier, maintaining employee welfare and satisfaction while focusing their investment on their core resource production efforts. Our primary focus is on providing accommodations to leading natural resource companies at our major properties, which we refer to as lodges in Canada and villages in Australia. We have seventeen lodges and villages in operation, with an aggregate of more than 22,000 rooms. Additionally, in the United States and Canada we have eleven smaller open camp properties as well as a fleet of mobile accommodation assets. We have long-standing relationships with many of our customers, many of whom are large investment grade energy and mining companies.

Demand for our accommodations services generally originates from our customers’ projects, most significantly during the development or construction phase and, to a lesser extent, the operations and production phase. Demand for our services is primarily driven by our customers’ capital spending programs related to the construction and development of oil sands projects, mines and other resource developments including associated resource delineation and infrastructure. Long term demand for our services is driven by the operations of the producing projects and mines including operating and production activities, sustaining and maintenance capital spending, the drilling and completion of steam-assisted gravity drainage (SAGD) wells and long-term development of related infrastructure. Industry capital spending programs are generally based on the long-term outlook for commodity prices, economic growth and estimates of resource production.

For the years ended December 31, 2014, 2013 and 2012, we generated $942.9 million, $1.0 billion and $1.1 billion in revenues and $(142.9) million, $259.5 million and $352.9 million in operating income (loss), respectively. The majority of our operations, assets and income are derived from lodge and village facilities which have historically been contracted by our customers on a take-or-pay basis for periods from several months to multi-year periods. These facilities generate more than 75% of our revenue. Important performance metrics include average available rooms, revenue related to our major properties, occupancy and revenue per available room, or RevPAR. “Other Revenue,” shown below, consists of our revenue related to our open camp facilities and mobile fleet as well as third party sales related to our manufacturing division. The chart below summarizes these key statistics for the periods presented in this Annual Report on Form 10-K.

	Year Ended December 31,
	2014	2013	2012
	(In millions, except for average available lodges/villages rooms and RevPAR)
Lodge/Village Revenue (1)
Canada	$497.2	$548.7	$550.2
Australia	213.3	255.5	273.7

Total Lodge/Village Revenue	$710.5	$804.2	$823.9

Mobile and Open Camp Revenue
Canada	$164.2	$161.8	$167.0
Australia	—	—	2.5
United States	68.2	75.1	115.5

Total Mobile and Open Camp Revenue	$232.4	$236.9	$285.0

Total Revenue	$942.9	$1,041.1	$1,108.9

Average Available Lodge/Village Rooms (2)
Canada	12,557	11,541	10,660
Australia	9,271	8,925	7,761

Total Lodge/Village Rooms	21,828	20,466	18,421
RevPAR for Lodges and Villages
Canada	$108	$130	$141
Australia	63	78	97

Total RevPAR for Lodges and Villages	$89	$108	$123

Occupancy in Lodges and Villages (3)
Canada	85%	92%	93%
Australia	68%	83%	93%

Total Occupancy in Lodges and Villages	78%	87%	93%

Average Exchange Rate
Canadian dollar to U.S. dollar	$0.9056	$0.9711	$1.0006
Australian dollar to U.S. dollar	0.9025	0.9650	1.0359

(1)	Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.
(2)	Average available rooms include rooms that are utilized for our personnel.
(3)	Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

We have grown our average available room count by 30% since 2011 through a disciplined capital expenditure program.

Our Competitive Strengths

Develop, Own, Operate model with solutions that span the lifecycle of the customers’ projects

We employ a Develop, Own, Operate business model, offering an integrated solution to our customers’ workforce accommodations needs. We identify and acquire sites through purchase or long-term lease and then arrange for necessary permits for development. We are also able to engineer, design, construct, install and operate full service, scalable facilities. This comprehensive service offering enables our customers to focus on their core competency – the exploration and development of natural resources – and consequently allocate their operational resources and financial capital more efficiently. In return for outsourcing their accommodations needs, our customers benefit from efficient operations and consistent service delivery with greater cost and quality control. Housing personnel and contractors is not a significant project or operating expense for our customers, nor is it their expertise. However, accommodations availability and quality are material factors impacting our customers’ project timing and success. The quality of accommodations is critical to the attraction, retention and productivity of our customers’ workforce when skilled employees are in relatively limited supply in the regions where we operate. Our Develop, Own, Operate model provides accountability and a single-source counterparty that we believe is valued by our customers.

Using our Develop, Own, Operate business model, we provide accommodations solutions which span the lifecycle of customer projects from the initial exploration and resource delineation to long term production. Initially, as customers assess the resource potential and determine how they will develop it, they typically need accommodations for a limited number of employees for an uncertain duration of time. Our fleet of mobile accommodation assets is well-suited to support this initial exploratory stage as customers evaluate their development and construction plans. As development of the resource begins, we are able to serve their needs through either our open camp model or through our scalable lodge or village model. As projects grow and headcount needs increase, we are able to scale our facility size to meet our customers’ growing needs. By providing infrastructure early in the project lifecycle, we are well positioned to continue to service our customers throughout the production phase, which typically lasts decades.

Reputation and experience

Without a track-record of relevant operating success in a region, customers are reluctant to award accommodations contracts to unproven counterparties. We believe that our reputation and proven ability to build and operate accommodations offer a competitive advantage in securing new contracts. Through a predecessor, we initially entered the large scale, workforce accommodation market through a 2,100 bed facility that we built and sold to Syncrude in 1990 and operated and managed for them for nearly twenty years. Our initial investment in large scale owned and operated accommodations in the oil sands in Canada came with the establishment of our PTI Lodge in 1998 and through our predecessor in Australia with our Moranbah Village in 1996. Since making those initial investments, our product and service offering has evolved as our customers’ needs have changed. Accommodations are critical to our customers’ projects; without timely availability and quality of accommodations, their projects may not start as expected or may not be able to attract and retain sufficient qualified labor. We believe our track-record of meeting deadlines and delivering a high level of service aids in the establishment and operation of many projects and allow us to minimize risk for our customers. In Canada, we received Shell’s Vendor of the Year award in 2010 as well as the Award of Distinction for Aboriginal Affairs from the Premier of Alberta in 2011. In 2013, our Australian operations received the prestigious Australian Business Award for Service Excellence. In 2014, our Australian operations received several awards, including the National Customer Service Award for a Large Business from the Australian Service Excellence Awards and the Employer of the Year Award for Central Queensland from the Queensland Training Awards, among others.

High quality asset base in areas with long-lived resource assets

We have built a network of high quality accommodations assets that are generally placed near long-lived resource assets – primarily metallurgical coal mines in the Bowen Basin of Australia, oil sands recovery projects in Alberta, Canada and oil and gas shale resources in the U.S. These reserves generally have long-term development horizons that we believe provide us with a long term opportunity for occupancy in our lodges and villages. Many of our guests are working on resource assets that are expected to have production lives of 30 to 40 years, although production levels, and thus our occupancy, may fluctuate during these periods as commodity prices vary. Many of our accommodations are strategically located near concentrations of large resource projects, allowing multiple customers to access our sites and share accommodations costs that would otherwise be borne by each project individually.

We offer services with comfortable, high quality rooms complemented by comprehensive infrastructure and supporting services. Our services include laundry, power generation, water and wastewater treatment as well as a growing expertise in personnel logistics, allowing our customers to focus on resource development. These facilities and services are targeted towards the larger, more stable resource companies and their contractors. We are well positioned to serve multi-year resource developments. We seek a customer base that typically contracts for accommodations services under take-or-pay contracts which span from several months to five years.

Land banking focus with a pipeline of approved developments

We believe that there are benefits created by investing early in land in order to gain the strategic, early mover advantage in an emerging region or resource play. The initial component of our Develop, Own, Operate business model is site selection and permitting. Our business development team actively assesses regions of potential future customer demand and pursues land acquisition and permitting, a process we describe as “land banking.” We believe that having the first available accommodations solution in a new market allows us to win contracts from customers and gives us an early mover advantage as competitors may be less willing to speculatively invest in undeveloped land in the expectation of future demand without firm customer commitments.

We currently operate in a total of 28 locations, which includes seven lodges, ten villages and eleven open camps across Australia, Canada and the U.S., several of which have the capacity for further expansion if market and customer demands grow and if we obtain appropriate permitting and other regulatory approvals. In some of these locations, we have already secured additional land to expand our operational footprint if needed. Our financial strength allows us to make these investments which we believe is a competitive advantage. We have a pipeline of five undeveloped sites that have received the necessary permitting and regulatory approvals. We believe this will allow us to respond promptly to future room demand in emerging regions.

Significant operational and financial scale

Natural resources projects in the Canadian oil sands region and Australian mining regions are typically large in scope and scale, oftentimes costing several billion dollars, and have significant requirements for equipment and labor. Service providers, particularly outsourced accommodations providers, in this sector must have significant operational and financial scale and resources to adequately serve these sizable developments. With cash flow from existing facilities coupled with our solid financial structure, we are capable and willing to invest further to support customer growth plans. Our largest lodge, Wapasu Creek Lodge, has over 5,100 rooms which we believe is the second largest lodging property in North America, in terms of rooms, second only to a hotel in Las Vegas. With our proven operational track record, substantial installed base and strong balance sheet, we are able to clearly demonstrate to customers that we have the willingness to invest and have the scale to deliver services on their most substantial projects, reducing their project timing and counterparty risks.

Our Business Strategy

Pursue growth in existing markets through existing and undeveloped locations

We believe that we may have expansion opportunities in our existing markets through our portfolio of permitted, undeveloped locations. We also have permitted expansion capability in some of our current operating lodges and villages. The permits associated with land banked undeveloped locations and existing locations allow for the development of up to approximately 20,000 additional lodge and village rooms over time, which represents a potential increase of more than 92% over the 22,381 rooms in operation as of December 31, 2014. For the four years ended December 31, 2014, we have invested $35.4 million on land banking. However, we are under no obligation to develop these sites and cannot provide any assurance that these locations will be developed. See “Risk Factors – Our land banking strategy may not be successful” in Item 1A. With our integrated business model, this pipeline of permitted developments provides us with the ability to respond quickly to customer project approvals and be an early mover in regions with emerging accommodation demand.

We will continue to be proactive in securing land access and permits for future locations, so that we are prepared to be an early mover in identified growth regions. When a market opportunity is identified, we secure an appropriate block of land, either through acquisitions or leases, with appropriate zoning, near high quality reserves and/or near prospective customer locations. This strategy requires us to carefully evaluate potential future demand opportunities, oftentimes several years in advance of the specific market opportunity due to the lead time required for development approvals and land development. We believe that our scale and financial position can provide us with advantages in pursuing this strategy. Our existing land holdings comprise assets that expand our capacity in some of our base markets as well as properties that extend the reach of our offering.

Capital discipline based on returns focused investment and flexible financial structure

We take a thoughtful, measured, disciplined and patient approach to our investments. Our land banking strategy creates an option to develop a property in the future. Our scalable facility design then allows us to match the pace of our investments to demand growth. For example, our Wapasu Creek Lodge opened in 2007 with 589 rooms. As activity in the area expanded, we were able to build further stages such that Wapasu now comprises 5,174 rooms with three central core facilities. We believe that we have an incumbency advantage to extend our contracts after the initial term due to our services and long lead times for site development and permitting.

Our substantial base of operations and cash flow will allow us to pursue and execute our strategic growth plan while maintaining a suitable leverage profile given the contract profile of our existing operations. We believe that our financial strength makes us a more attractive counterparty for the largest natural resource companies. Our capital base allows us to undertake large projects, often involving long lead times, and commit capital throughout industry cycles.

Pursue growth through expanded services

We have opportunities to provide additional personnel related services to our existing customer base. As a trusted partner on issues related to personnel and as an expert in remote workforce logistics, we are pursuing opportunities to manage or assist in the logistics of our guests’ journey from home to our properties to work and back home, including reservations management, flight centers and bus terminals. By expanding our solution to remote site accommodations, we believe that we can improve the occupancy of our lodges and villages long term.

Selectively pursue acquisition opportunities

We actively pursue accretive acquisitions in market sectors where we believe such acquisitions can enhance and expand our business. We believe that we can expand existing services and broaden our geographic footprint through strategic acquisitions. These acquisitions also allow us to generate incremental revenues from existing and new customers and obtain greater market share.

We employ a buy and build strategy for acquisitions. We purchase cash flow producing assets in complementary markets and grow those assets organically. The December 2010 acquisition of our Australian business is an example of our buy and build strategy. We viewed the Australia accommodations market as an attractive market with a similar economic and political profile to our Canadian business. At the date of acquisition, our Australian business had 5,210 rooms. We have since grown the room count by 78% through the addition of 4,086 rooms while adding four villages to that portfolio.

Our History

Our Canadian operations, founded in 1977, began by providing modular rental housing to energy customers, primarily supporting drilling rig crews. Over the next decade, the business acquired a catering operation and a manufacturing facility, enabling it to provide a more integrated service offering. Through our experience in building and managing Syncrude’s Mildred Lake Village beginning in 1990, we recognized a need for a premium, and more permanent, solution for workforce accommodations in the oil sands region. Pursuing this strategy, we opened PTI Lodge in 1998, one of the first independent lodging facilities in the region.

With an integrated business model, we are able to identify, solve and implement solutions and services that enhance the guests’ accommodations experience and reduce the customer’s total cost of remote housing. Through our experiences and integrated model, our accommodation services have evolved to include fitness centers, water and wastewater treatment, laundry service and many other advancements. As our experience in the region grew, we were the first to introduce to the Canadian oil sands market suite-style accommodations for middle and upper level management working in the oil sands region with our Beaver River Executive Lodge in 2005. Since then we have continued to innovate our service offering to meet our customers’ growing and evolving needs. From that entrepreneurial beginning, we have developed into Canada’s largest third-party provider of accommodations in the oil sands region.

Today, in addition to providing accommodations services, we endeavor to support customers’ logistical efforts in managing the movement of large numbers of personnel efficiently. At our Wapasu Creek location, we have introduced services that improve the customer’s efficiency in transporting personnel to the mine site on a daily basis as well as the efficiency in rotating personnel when crews change. These logistical services have generated cost efficiencies for our customer.

Beginning with the acquisition of our Australian business in December 2010, we support the Australian natural resources industry through ten villages located in Queensland, New South Wales and Western Australia. Like Canada, our Australian business has a long-history of accommodating customers in remote regions beginning with its initial Moranbah Village in 1996, and has grown to become Australia’s largest integrated provider of accommodations services for people working in remote locations. Our Australian business was the first to introduce resort style accommodations to the mining sector, adding landscaping, outdoor kitchens, pools, fitness centers and, in some cases, taverns. In all our operating regions, our business is built on a culture of continual service improvement to enhance the guest experience and reduce customer remote housing costs.

We take an active role in minimizing our environmental impact of our operations through a number of sustainable initiatives. Our off-site building manufacturing process allows us to minimize waste that arises from the construction process. We also have a focus on water conservation and utilize alternative water supply options such as recycling and rainwater collection and use. By building infrastructure such as waste-water treatment and water treatment facilities to recycle grey and black water on some of our sites, we are able to gain cost efficiencies as well as reduce the use of trucks related to water and wastewater hauling, which in turn, reduces our carbon footprint. In our Australian villages, we utilize passive solar design principles and smart switching systems to reduce the need for electricity related to heating and cooling.

Our Industry

We provide services for the oil and gas and mining industries. Our scalable modular facilities provide long-term and temporary work force accommodations where traditional infrastructure is often not accessible, sufficient or cost effective. Once facilities are deployed in the field, we also provide catering and food services, housekeeping, laundry, facility management, water and wastewater treatment, power generation, communications and personnel logistics. Demand for our services is cyclical and substantially dependent upon activity levels, particularly our customers’ willingness to spend capital on the exploration for, development and production of oil, coal, natural gas and other resource reserves. Our customers’ spending plans are generally based on their view of commodity supply and demand dynamics as well as the outlook for near-term and long-term commodity prices. As a result, the demand for our services is highly sensitive to current and expected commodity prices.

We serve multiple projects and multiple customers at most of our sites, which allows those customers to share the costs associated with their peak construction accommodations needs. As projects shift from construction-related activities and into production activities, project headcounts reduce and our facilities provide customers with cost efficiencies as they are able to share the costs of accommodations related infrastructure (power, water, sewer and IT) and central dining and recreation facilities with other customers operating projects in the same vicinity.

Our business is significantly influenced by the level of production of oil sands deposits in Alberta, Canada, activity levels in support of natural resources production in Australia and oil and gas production in Canada and the U.S. Our two primary activity drivers are development and production activity in the oil sands region in Western Canada and the metallurgical coal region of Australia’s Bowen Basin.

Historically, oil sands developers and Australian mining companies built, owned and in some cases operated the accommodations necessary to house their personnel in these remote regions because local labor and third-party owned rooms were not available. Over the past 20 years and increasingly over the past 10 years, some customers have moved away from the insourcing business model for some of their accommodations as they recognize that accommodations are non-core investments for their business.

Civeo is one of the few accommodations providers that service the entire value chain from site identification to long-term facility management. We believe that our existing industry divides accommodations into three primary types: lodges and villages, open camps and mobile assets. Civeo is principally focused on lodges and villages. Lodges and villages typically contain a larger number of rooms and require more time and capital to develop. These facilities typically have dining areas, meeting rooms, recreational facilities, pubs and landscaped grounds where weather permits. Lodges and villages are generally built supported by multi-year, take-or-pay contracts. These facilities are designed to serve the long-term needs of customers in constructing and operating their resource developments. Open camps are usually smaller in number of rooms and typically serve customers on a spot or short-term basis. They are “open” for any customer who needs lodging services. Finally, mobile camps are designed to follow customers and can be deployed rapidly to scale. They are often used to support conventional and in-situ drilling crews as well as pipeline and seismic crews and are contracted on a well-by-well or short term basis. Oftentimes, customers will initially require mobile accommodations as they evaluate or initially develop a field or mine. Open camps may best serve smaller operations or the needs of customers as they expand in a region. These open camps can also serve as an initial, small foothold in a region until the demand for a full-scale lodge or village is required.

The accommodations market is segmented into competitors that serve components of the overall value chain, but has very few integrated providers. We estimate that customer-owned rooms represent over 50% of the market. Engineering firms such as Bechtel, Fluor and ColtAmec will design accommodations facilities. Many public and private firms, such as ATCO Structures & Logistics Ltd. (ATCO), WesternOne Inc.’s modular building division (Britco) and Horizon North Logistics Inc. (Horizon North), will build the modular accommodations for sale. Horizon North, Black Diamond Group Limited (Black Diamond), ATCO and Algeco Scotsman will primarily own and lease the units to customers and in some cases provide facility management services, usually on a shorter-term basis with a more limited number of rooms, similar to our open camp and mobile fleet business. Facility service companies, such as Aramark Corporation (Aramark), Sodexo Inc. (Sodexo) or Compass Group PLC (Compass Group), typically do not invest in and own the accommodations assets, but will manage third-party or customer-owned facilities. We believe the integrated model provides value to our customers by reducing project timing and counterparty risks. In addition with our holistic approach to accommodations, we are able to identify efficiency opportunities for the customers and execute them. With our focus on large-scale lodges and villages, our business model is most similar to a developer of multi-family properties, such as Camden or Post, or a developer of lodging properties who is also an owner operator, such as Hyatt or Starwood.

Canada

Overview

During the year ended December 31, 2014, we generated approximately 70% of our revenue from our Canadian operations. We are Canada’s largest integrated provider of accommodations services for people working in remote locations. We provide our accommodation services through lodges, open camps and mobile assets. Our accommodations support workforces in the Canadian oil sands and in a variety of oil and natural gas drilling, mining and related natural resource applications as well as disaster relief efforts.

Canadian Market

Demand for our oil sands accommodations is primarily influenced by the longer-term outlook for crude oil prices rather than current energy prices, given the multi-year production phase of oil sands projects and the costs associated with development of such large scale projects. Utilization of our existing Canadian capacity and our future expansions will largely depend on continued oil sands spending.

The Athabasca oil sands are located in northern Alberta, an area that is very remote with a limited local labor supply. Of Canada’s 33.5 million residents, nearly half of the population lives in ten cities, only 10% of the population lives in Alberta and less than 1% live within 100 kilometers of the oil sands. The local municipalities, of which Fort McMurray is the largest, have grown rapidly over the last decade stressing their infrastructure and are challenged to respond to large-scale changes in demand. As such, the workforce accommodations market provides a cost effective solution to the problem of staffing large oil sands projects by sourcing labor throughout Canada to work on a rotational basis.

During the year ended December 31, 2014, activity in the Athabasca oil sands region generated over three-fourths of our Canadian revenue. The oil sands region of northern Alberta continues to represent one of the world’s largest, long term growth areas for oil production. Our McClelland Lake, Wapasu, Athabasca, Henday and Beaver River Lodges are focused on the northern region of the Athabasca oil sands, where customers primarily utilize surface mining to extract the bitumen, or oil sands. Oil sands mining operations are characterized by large capital requirements, large reserves, large personnel requirements, very low exploration or reserve risk and relatively lower cash operating costs per barrel of bitumen produced. Our Conklin and Anzac lodges as well as a portion of our mobile fleet of assets are focused in the southern portion of the region where we primarily serve in situ operations and pipeline expansion activity. In situ methods are used on reserves that are too deep for traditional mining methods. In situ technology typically injects steam to the deep oil sands in place to separate the bitumen from the sand and pumps it to the surface where it undergoes the same upgrading treatment as the mined bitumen. Reserves requiring in situ techniques of extraction represent 80% of the established recoverable reserves in Alberta. In situ operations generally require less capital and personnel and produce lower volumes of bitumen per development, with higher ongoing operating expense per barrel of bitumen produced.

Most recently, we opened our McClelland Lake Lodge in the summer of 2014 at an initial capacity of 1,561 rooms and reached our full initial capacity of 1,888 rooms in the fourth quarter of 2014. McClelland Lake Lodge currently supports a new oil sands mining project in the region under a three-year contract for the majority of the rentable rooms.

Canadian Services

Rooms in our Canadian Lodges

		Extraction	As of December 31,
Lodges	Region	Technique	2014	2013	2012
Wapasu	N. Athabasca	mining	5,174	5,174	5,174
Henday	N. Athabasca	mining/in situ	1,698	1,698	1,698
McClelland Lake Lodge	N. Athabasca	mining	1,888	—	—
Athabasca (1)	N. Athabasca	mining	2,005	1,557	1,877
Beaver River	N. Athabasca	mining	1,094	1,094	876
Conklin	S. Athabasca	mining/in situ	700	1,036	948
Anzac	S. Athabasca	in situ	526	526	—
Lakeside (2)	N. Athabasca	mining	—	510	510

Total Rooms			13,085	11,595	11,083

(1)	Currently closed due to lower expected activity in the region.
(2)	In late 2014, we received notice from our landlord to move off the site. The lodge was permanently closed during the fourth quarter of 2014.

Our oil sands lodges support construction and operating personnel for maintenance and expansionary projects as well as ongoing operations associated with surface mining and in situ oil sands projects generally under short and medium-term contracts. All of our lodge properties, with the exception of Lakeside, are located on land with leases obtained from the province of Alberta with initial terms of ten years. Our leases have expiration dates that range from 2015 to 2026. Currently, only 36% of our Canadian lodge rooms are on land with leases expiring prior to December 31, 2017. Thus far, we have successfully renewed or extended all expiring land leases, with the exception of the Lakeside lease noted in footnote 2 above, and expect we will be able to in the future. We provide a full service hospitality function at our lodges including reservation management, check in and check out, catering, housekeeping and facilities management. Our lodge guests receive the amenity level of a full-service hotel plus three meals a day. Since mid-year 2006, we have installed over 13,000 rooms in our lodge properties supporting oil sands activities in northern Alberta. Our growth plan for this part of our business includes the expansion of these properties where we believe there is durable long-term demand. During 2014, we added 1,796 rooms (net of retirements) to our major oil sands lodges. Our Wapasu Creek Lodge is equivalent in size to the largest hotels in North America.

During the year ended December 31, 2014, over 75% of our Canadian revenue was generated by our seven major lodges. We provide our lodge services on a day rate or monthly rental basis and our customers typically commit for short to medium term contracts (from several months up to 10 years). Customers make a minimum nightly or monthly room commitment for the term of the contract, and the multi-year contracts provide for inflationary escalations in rates for increased food, labor and utilities costs.

Open Camps

In addition to our oil sands lodges, we have seven open camps in Alberta, British Columbia, Saskatchewan and Manitoba. The major differentiator between lodges and open camps is the size of the facility. Open camps are generally smaller facilities that provide a level of amenity similar to that of one of our larger lodges including quality accommodation and food services, satellite television, fitness facilities and on-site laundry. We own the land where all of our open camp assets are located except for Mariana Lake Lodge and Redvers Lodge, which are on leased land. In early 2015, we renewed our Mariana Lake Lodge lease in early 2015 for a term through 2025, and we plan to vacate the Redvers Lodge lease upon its expiration in March 2015. Open camps are typically utilized for exploratory, seasonal or short term projects. Therefore, customer commitments for open camps tend to be shorter in initial duration (six to eighteen months). Open camps may be operational for twelve months or several years or transition into lodges depending on customer demand. Over time, room counts may fluctuate up or down depending on demand in the region. If the demand in a region decreases, open camps can be relocated to areas of greater activity. We provide accommodation services at our open camps on a day rate basis. Open camp revenue comprises a portion of “Other Revenue” in our Canadian segment.

Our Alberta open camps service the Athabasca and Peace River oil sands as well as conventional and shale play oil and gas developments and infrastructure expansions. Mariana Lake Lodge provides seasonal accommodation to the pipeline construction industry as well as workforces related to in situ projects in the southern portion of the Athabasca oil sands. Our Redvers Lodge and Boundary Lodge in Saskatchewan service the Canadian area of the Bakken Shale, a prolific shale basin spanning the US and Canadian border. Our newest open camp, Antler River Lodge, which opened in September 2014, also serves customers in the Bakken Shale. Geetla Lodge services the Horn River Basin in British Columbia.

Rooms in our Canadian Open Camps

Open Camps	Province	As of December 31,
		2014	2013	2012
Mariana Lake	Alberta	435	486	478
Boundary	Saskatchewan	346	346	—
Waskada	Manitoba	—	196	196
Antler River	Manitoba	212	—	—
Red Earth	Alberta	114	114	92
Redvers	Saskatchewan	102	102	102
Geetla	British Columbia	81	81	135
Christina Lake	Alberta	35	65	10

Total Rooms		1,325	1,390	1,013

Mobile Fleet

Our mobile fleet consists of modular, skid-mounted accommodations and central facilities that can be configured to quickly serve a multitude of short to medium term accommodation needs. The dormitory, kitchen and ancillary assets can be rapidly mobilized and demobilized and are scalable to support 200 to 800 people in a single location. In addition to asset rental, we provide catering, cleaning and housekeeping as well as camp management services, including fresh water and sewage hauling services. Our mobile fleet services the traditional oil and gas sector in Alberta and British Columbia and in situ oil sands drilling and development operations in Alberta as well as pipeline construction crews throughout Canada. The assets have also been used in the past in disaster relief efforts, the Vancouver Olympic Games and a variety of other non-energy related projects.

Our mobile fleet assets are rented on a per unit basis based on the number of days that a customer utilizes the asset. In cases where we provide catering or ancillary services, the contract can provide for per unit pricing or cost-plus pricing. Customers are also typically responsible for mobilization and demobilization costs. Mobile fleet revenue comprises a portion of “Other Revenue” in our Canadian segment.

Australia

Overview

During the year ended December 31, 2014, we generated 23% of our revenue from our Australian operations. As of December 31, 2014, we had 9,296 rooms across ten villages, of which 7,392 rooms service the Bowen Basin region of Queensland, one of the premier metallurgical coal basins in the world. We provide accommodation services on a day rate basis to mining and related service companies (including construction contractors) typically under medium-term contracts (three to five years) with minimum nightly room commitments. During 2014, we added 34 rooms (net of retirements) to our Australian villages. In the third quarter of 2013, we opened our new Boggabri Village, initially consisting of 508 rooms, to serve the Gunnedah Basin.

Australian Market

The Australian natural resources sector plays a vital role in the Australian economy. The Australian natural resources sector is Australia’s largest contributor to exports and a major contributor to the country’s gross domestic product, employment and government revenue. Australia has broad natural resources including metallurgical and thermal coal, conventional and coal seam gas, base metals, iron ore and precious metals such as gold. The growth of Australian natural resource commodity exports over the last decade has been largely driven by strong Asian demand for coal, iron ore and liquefied natural gas (LNG). Australia resources are primarily located in remote regions of the country that lack infrastructure and resident labor forces to develop these resources. Approximately 60% of the Australian population is located in five cities which are all located on the coast of Australia and over 90% of the population lives in the southern half of the country. Sufficient local labor is lacking near the major natural resources developments, which are primarily inland and in the central and northern parts of the country. As a result, much of the natural resources labor force works on a rotational basis, which often requires a commute from a major city or the coast and a living arrangement near the resource projects. Consequently, there is substantial need for workforce accommodations to support resource production in the country. Workforce accommodations have historically been built by the resource developer/owner, typical of an insourcing business model.

Since 1996, our Australian business has sought to change the insourcing business model through its integrated service offering, allowing customers to outsource their accommodations needs and focus their investment on their core resource production operations. Our Australian accommodations villages are strategically located in proximity to long-lived, low-cost mines operated by large mining companies. The current activities of our Australian segment are primarily related to supplying accommodations in support of metallurgical (met) coal mining in the Bowen Basin region of Queensland.

During the year ended December 31, 2014, our five villages in the Bowen Basin of central Queensland generated 70% of our Australian revenue. The Bowen Basin contains one of the largest coal deposits in Australia and is renowned for its premium metallurgical coal. Met coal is used in the steel making process and demand has largely been driven by growth in global demand for steel finished goods and steel construction materials. More recently, growth in construction demand for steel products in emerging economies, particularly China and India, has also increased demand for the commodity. Australia is the largest exporter of met coal in the world in addition to being close to the largest growth markets. Our villages are focused on the mines in the central portion of the basin and are well positioned for the active mines in the region.

Beyond the Bowen Basin, we serve several emerging markets with our five additional villages. At the end of 2014, we had two villages with over 1,000 combined rooms in the Gunnedah Basin, an emerging thermal, met coal and coal seam gas region of New South Wales. We also service infrastructure projects near Gladstone, including LNG related projects through our Calliope Village. In Western Australia, we serve workforces related to gold mining, iron ore port expansions and LNG facilities operations on the Northwest Shelf through our Kambalda and Karratha villages.

Australian Services

Rooms in our Australian Villages

	Resource Basin		As of December 31,
Villages		Commodity	2014	2013	2012
Coppabella	Bowen	met coal	3,048	3,048	2,912
Dysart	Bowen	met coal	1,798	1,912	1,912
Moranbah	Bowen	met coal	1,240	1,240	1,240
Middlemount	Bowen	met coal	816	816	816
Boggabri	Gunnedah	met/thermal coal	662	508	—
Narrabri	Gunnedah	met/thermal coal	502	502	502
Nebo	Bowen	met coal	490	490	490
Calliope	—	LNG	300	300	300
Kambalda	—	Gold	232	238	238
Karratha	Pilbara	LNG, iron ore	208	208	208

Total Rooms			9,296	9,262	8,618

Our Australian segment operated ten villages with 9,296 rooms as of December 31, 2014 and has a significant development portfolio in Australia. Our Australian business provides accommodation services to mining and related service companies under short- and medium-term contracts. Our Australian accommodations villages are strategically located near long-lived, low-cost mines operated by large mining companies. Our growth plan for this part of our business continues to include the expansion of these properties where we believe there is durable long term demand.

Our Coppabella, Dysart, Moranbah, Middlemount and Nebo villages are located in the Bowen Basin. Coppabella, at over 3,000 rooms, is our largest village and provides accommodation to a variety of customers. The village supports both operational workforce needs as well as contractor needs with resort style amenities, including swimming pools, gyms, a walking track and a tavern. Our Nebo, Dysart, Moranbah and Middlemount villages have a long history of providing service in the region.

In 2011, we opened Narrabri village, the first village of its kind in New South Wales, to service met and thermal coal mines and coal seam gas in the Gunnedah Basin. Our newest village, Boggabri, opened in the third quarter of 2013. Boggabri Village, whose first stage of 508 rooms opened in 2013, services the construction and operating workforce of two customers with approved mines in the Gunnedah Basin. Our Calliope Village services the workforce for onshore infrastructure related to the Curtis Island LNG facilities in Queensland. Karratha, in Western Australia, services workforces related to iron ore port expansions and LNG facilities operations on the Northwest Shelf. Our Kambalda village services several gold mines in Western Australia.

United States

Overview

During the year ended December 31, 2014, our U.S. business generated 7% of our revenue. Our U.S. business has operational exposure to the Rocky Mountain corridor, the Bakken Shale region, the Eagle Ford Shale and Permian Basin regions of Texas and offshore locations in the Gulf of Mexico. The business provides open camp facilities and highly mobile smaller camps that follow drilling rigs and completion crews as well as accommodations, office and storage modules that are placed on offshore drilling rigs and production platforms.

United States Market

Onshore oil and natural gas development has historically been supported by local workforces traveling short to moderate distances to the worksites. With the development of substantial resources in regions such as the

Bakken, Rockies, South Texas and Permian Basin, labor demand has exceeded the local labor supply and accommodations infrastructure to support the demand. Consequently, demand for remote, scalable accommodations has developed in the United States over the past five years. Demand for accommodations in the United States has historically been tied to the level of oil and natural gas exploration and production activity which is primary driven by oil and natural gas prices. Activity levels have been, and we expect will continue to be, highly correlated with hydrocarbon commodity prices.

United States Services

Mobile Fleet

Our business in the U.S. consists primarily of mobile fleet assets. We provide a variety of sizes and configurations to meet the needs of drilling contractors, completion companies, infrastructure construction projects and offshore drilling and completion activity. We provide quality catering and housekeeping services as well.

Our mobile fleet is rented on a per unit basis based on the number of days that a customer utilizes the asset. In cases where we provide catering or ancillary services, the contract can provide for per unit pricing or cost-plus pricing. Customers are also typically responsible for mobilization and demobilization costs.

Open Camps

		As of December 31,
United States Open Camp Rooms	State	2014	2013	2012
West Permian	TX	310	166	—
Three Rivers	TX	274	274	106
Killdeer	ND	235	126	—
Stanley House	ND	157	199	199

Total United States Open Camp Rooms		976	765	305

We have four open camps in the U.S. comprised of 976 rooms as of December 31, 2014. Our Stanley House and Killdeer Lodge, which we opened in October 2013, provide accommodations support to the Bakken Shale region in North Dakota. Our Three Rivers Lodge supports the Eagle Ford Shale in South Texas, and our West Permian Lodge supports the Permian Basin in West Texas.

Manufacturing

As part of our integrated business model in North America, we utilize a flexible manufacturing strategy that combines internal manufacturing capabilities and outsourced manufacturing partners to allow us to respond quickly to changing customer needs and timing. As of December 31, 2014, we own one accommodations manufacturing plant near Edmonton, Alberta, Canada and one facility in Johnstown, Colorado. In Australia, our manufacturing plant in Ormeau, Queensland was closed on December 19, 2014, with future accommodation rooms for Australia to be sourced from third party manufacturers. Each of our facilities specializes in the design, engineering, production, transportation and installation of a variety of portable modular buildings, predominately for our own use. In Canada, we have a staff of engineers and architects that have designed and delivered large and small projects. Our Australian operations are generally near small, regional towns, and we have a long history of integrating our design with the community. We are capable of taking highly replicable and well-designed manufactured buildings and our expertise in site layout combined with site-built components including landscaping, recreational facilities and certain common facilities to create a comfortable community within a community. We design accommodations facilities to suit the climate, terrain and population of a specific project site.

While we have traditionally focused our manufacturing efforts on our internal needs, we from time to time sell units to third parties. Revenues from the sale of accommodation units to third parties has been a small portion of our revenue and is included in “Other Revenue” in our Canadian and U.S. segments. We have not historically sold units to third parties in Australia.

Community Relations

Partnering with regional communities and aboriginal groups is part of our long term strategy. In our Canadian operations, we have worked proactively with local aboriginal communities to develop sustainable recruitment partnerships. In 2004, our Canadian operations entered into two joint ventures, Buffalo Metis Catering and Metis Catering JV, with five Aboriginal communities in the Regional Municipality of Wood Buffalo to provide catering and housekeeping services at our lodges. Our efforts in this area were recognized in 2011 and 2012 through Alberta Chamber of Commerce industry awards of recognition for excellence in aboriginal relations business practices. This success is also recognized by our customers, community and government leaders and is an important component of the social license in which to do business.

In Australia, our community relations program also aims to build and maintain a social license to operate in regional host communities by delivering consultation and engagement from project inception, through development, construction and on into operations. This is a major advantage for our business model as it ensures consistent communication, gains trust and builds relationships to last throughout the resource lifecycle. There is an emphasis on developing partnerships that create a long-term sustainable outcome to address specific community needs. To that end, we partner with local municipalities to improve and expand municipal infrastructure. These improvements provide necessary infrastructure, allowing the local communities an opportunity to expand and improve.

Customers and Competitors

Our customers primarily operate in oil sands mining and development, drilling, exploration and extraction of oil and natural gas and coal and other extractive industries. To a lesser extent, we also support other activities, including pipeline construction, forestry, humanitarian aid and disaster relief, and support for military operations.

Our largest customers in 2014 were Imperial Oil Limited (a company controlled by ExxonMobil Corporation), who accounted for more than 10% of our 2014 revenues, Fluor Canada Ltd and BM Alliance Coal Operations Pty Ltd (an alliance between BHP Billiton and Mitsubishi).

Our primary competitors in Canada in the open and mobile camp accommodations include ATCO, Black Diamond, Horizon North and Clean Harbors, Inc. Some of these competitors have one or two locations similar to our oil sands lodges; however, based on our estimates, these competitors do not have the breadth or scale of our lodge operations. In Canada, we also compete against Aramark and Compass Group for facility management services.

Our primary competitors in Australia to our village accommodations are Ausco Modular (a subsidiary of Algeco Scotsman) and Fleetwood Corporation. We also compete against Aramark, Sodexo and Compass Group for facility management services.

In the United States, we primarily offer our open camp and mobile camps accommodations and compete against Stallion Oilfield Holdings, Inc., Target Logistics Management LLC (a subsidiary of Algeco Scotsman Global S.a.r.l.) and Black Diamond.

Historically, many customers have invested in their own accommodations. Management estimates that our existing and potential customers own approximately 50% of the rooms available in the Canadian oil sands and 60% of the rooms in the Australian coal mining regions.

Our Lodge and Village Contracts

During the year ended December 31, 2014, revenues from our lodges and villages represented over 75% of our consolidated revenues. Our customers typically contract for accommodations services under take-or-pay contracts with terms that most often range from several months to five years. Our contract terms generally provide for a rental rate for a reserved room and an occupied room rate that compensates us for services, including meals, utilities and maintenance for workers staying in the lodges and villages. In multi-year contracts, our rates typically have annual contractual escalation provisions to cover expected increases in labor and consumables costs over the contract term. Over the term of the contract, the customer commits to a minimum number of rooms over a determined period. In some contracts, customers have a contractual right to terminate rooms, for reasons other than a breach, in exchange for a termination fee. As of December 31, 2014, we had 43% of our rooms committed for 2015 and 22% of our rooms committed for 2016, respectively.

As of December 31, 2014, we had 13,317 rooms under contract, or 59% of our available rooms, respectively. The table below details the expiration of those contracts:

Contracted Room Expiration
2015	7,228
2016	1,654
2017	2,148
2018	433
2019	—
Thereafter	1,854

Total	13,317

The contracts expire throughout the year and for many of the near term expirations, we are in the process of negotiating extensions or new commitments. We cannot assure that we can renew existing contracts or obtain new business on the same or better terms.

Seasonality of Operations

Our operations are directly affected by seasonal weather. A portion of our Canadian operations is conducted during the winter months when the winter freeze in remote regions is required for exploration and production activity to occur. The spring thaw in these frontier regions restricts operations in the second quarter and adversely affects our operations and our ability to provide services. Our Canadian operations have also been impacted by forest fires and flooding in the past five years. During the Australian rainy season between November and April, our operations in Queensland and the northern parts of Western Australia can be affected by cyclones, monsoons and resultant flooding. In the U.S., winter weather in the first quarter and the resulting spring break up in the second quarter have historically negatively impacted our Bakken and Rocky Mountain operations. Our U.S. offshore operations have historically been impacted by the Gulf of Mexico hurricane season from July through November.

Employees

As of December 31, 2014, we had approximately 3,000 full-time employees on a consolidated basis, 70% of whom are in Canada, 18% of whom are in Australia and 12% of whom are in the U.S. We were party to collective bargaining agreements covering approximately 1,300 employees located in Canada and 400 employees located in Australia as of December 31, 2014.

Government Regulation

Our business is significantly affected by foreign and U.S. laws and regulations at the federal, provincial, state and local levels relating to the oil, natural gas and mining industries, worker safety and environmental protection. Changes in these laws, including more stringent regulations and increased levels of enforcement of these laws and regulations, could significantly affect our business. Moreover, to the extent that these laws and regulations impose more stringent requirements or increased costs or delays upon our customers in the performance of their operations, the resulting demand for our products and services by those customers may be adversely affected, which impact could be significant and long-lasting. We cannot predict changes in the level of enforcement of existing laws and regulations, how these laws and regulations may be interpreted or the effect changes in these laws and regulations may have on us or our customers or on our future operations or earnings. We also are not able to predict the extent to which new laws and regulations will be adopted or whether such new laws and regulations may impose more stringent or costly restrictions on our customers or our operations.

Our operations and the operations of our customers upon whom we provide our products and services are subject to numerous stringent and comprehensive foreign, federal, provincial, state and local environmental laws and regulations governing the release or discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies issue regulations to implement and enforce these laws, for which compliance is often costly yet critical. The violation of these laws and regulations may result in the denial or revocation of permits, issuance of corrective action orders, modification or cessation of operations, assessment of administrative and civil penalties, and even criminal prosecution. We believe that we are in substantial compliance with existing environmental laws and regulations and we do not anticipate that future compliance with existing environmental laws and regulations will have a material effect on our financial condition, results of operations or cash flows. However, there can be no assurance that substantial costs for compliance or penalties for non-compliance with these existing requirements will not be incurred in the future by us or our customers with whom we conduct business. Moreover, it is possible that other developments, such as the adoption of stricter environmental laws, regulations and enforcement policies or more stringent enforcement of existing environmental laws and regulations, could result in additional costs or liabilities upon us or our customers that we cannot currently quantify.

For example, in Canada, the Federal Government in September 2010 appointed an Oil Sands Advisory Panel to review and comment upon existing scientific studies and literature regarding water monitoring in the Lower Athabasca region and provide recommendations for improving such monitoring. The Oil Sands Advisory Panel presented its final report to the Minister of the Environment in December 2010. In response to this report,

Environment Canada, with input from the government of Alberta through Alberta Environment and Sustainable Resource Development, developed an environmental monitoring plan specific to the oil sands with respect to water, air quality and biodiversity. Further, in January 2011, the Province of Alberta established a Provincial Environmental Monitoring Panel with a mandate to recommend a world class environmental evaluation, monitoring and reporting system, generally for the Province and specifically for the lower Athabasca Region where oil sands are produced. This panel issued its recommendations to the Alberta Minister of the Environment in July 2011. In February 2012, the governments of Canada and Alberta released the Joint Canada-Alberta Implementation Plan for Oil Sands Monitoring. Implementation of the plan commenced in 2012 and will be completed in 2015. The costs of implementing this plan are funded by industry members to a maximum of $50 million annually, some of whom are our customers. The Oil Sands Environmental Monitoring Program Regulation came into force in 2013, enabling the collection of monitoring fees from certain of our customers for the plan. In 2013-2014, enhancements to the environmental monitoring system were made and processes and governance structures and funding mechanisms to support oil sands monitoring were successfully established. As this monitoring regime continues to be implemented, the increased levels of monitoring and enforcement may increase costs for us and our customers and could reduce activity and demand for our services.

Further, the Province of Alberta released its new Renewed Clean Air Strategy in October 2012, which it is in the process of implementing for, at minimum, a 10-year period, beginning in 2013. The implementation of this strategy along with Alberta’s continued implementation of its regulatory changes to oil and oil sands regulation may result in additional costs or liabilities for our customers’ operations.

The Federal Water Pollution Control Act, as amended, and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants into state waters or waters of the U.S. The discharge of pollutants into jurisdictional waters is prohibited unless the discharge is permitted by the U.S. Environmental Protection Agency (EPA) or applicable state agencies. Many of our U.S. properties and operations require permits for discharges of wastewater and/or storm water, and we have developed a system for securing and maintaining these permits. In addition, the Oil Pollution Act of 1990, as amended (OPA), imposes a variety of requirements on responsible parties related to the prevention of oil spills and liability for damages, including natural resource damages, resulting from such spills in waters of the United States. A responsible party under OPA includes the owner or operator of an onshore facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The Federal Water Pollution Control Act and analogous state laws provide for administrative, civil and criminal penalties for unauthorized discharges and, together with the OPA, require the development and implementation of spill prevention and response plans and impose potential liability for the remedial costs and associated damages arising out of any unauthorized discharges.

Past scientific studies have suggested that emissions of certain gases, commonly referred to as greenhouse gases (GHG) and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere and other climatic changes. On January 29, 2010, Canada affirmed its desire to be associated with the Copenhagen Accord that was negotiated in December 2009 as part of the international meetings on climate change regulation in Copenhagen. The Copenhagen Accord, which is not legally binding, allows countries to commit to specific efforts to reduce GHG emissions, although how and when the commitments may be converted into binding emission reduction obligations, if ever, is currently uncertain. Pursuant to the Copenhagen Accord process, Canada has indicated an economy-wide GHG emissions target that equates to a 17 per cent reduction from 2005 levels by 2020, and the Canadian federal government has also indicated an objective of reducing overall Canadian GHG emissions by 60% to 70% from 2006 levels by 2050. However, with current climate change measures in place, Canada’s GHG emissions are forecast to be almost exactly at 2005 levels by 2020 and federal regulations for the oil and gas sector have yet to be introduced. Additionally, in 2009, the Canadian federal government announced its commitment to work with the provincial governments to implement a North America-wide cap and trade system for GHG emissions, in cooperation with the U.S. Under the system, Canada would have a cap-and-trade market for Canadian-specific industrial sectors that could be integrated into a North American market for carbon permits. It is uncertain whether either federal GHG regulations or an integrated North American cap-and-trade system will be implemented, or what obligations might be imposed under any such systems.

Additionally, GHG regulation can take place at the provincial and municipal level. For example, Alberta introduced the Climate Change and Emissions Management Act, which provides a framework for managing GHG emissions by reducing specified gas emissions, relative to gross domestic product, to an amount that is equal to or less than 50% of 1990 levels by December 31, 2020. The accompanying regulation, the Specified Gas Emitters Regulation, requires mandatory emissions reductions through the use of emissions intensity targets, and a company can meet the applicable emissions limits by making emissions intensity improvements at facilities, offsetting GHG emissions by purchasing offset credits or emission performance credits in the open market, or acquiring “fund credits” by making payments of $15 per ton of GHG emissions to the Alberta Climate Change and Management Fund. There are financial penalties for non-compliance for every ton of carbon dioxide equivalent over a facility’s net emission intensity limit as well as for contraventions of other provisions contained in the Specified Gas Emitters Regulation. Further, the Specified Gas Reporting Regulation imposes GHG emissions reporting requirements on a company that has GHG emissions of 50,000 tons or more of carbon dioxide equivalent from a facility in a calendar year. In addition, Alberta facilities must currently report emissions of industrial air pollutants and comply with obligations in approvals and under other environmental regulations. The Canadian federal government currently proposes to enter into equivalency agreements with provinces to establish a consistent regulatory regime for GHGs, but the success of any such plan is uncertain, possibly leaving overlapping levels of regulation. The direct and indirect costs of these regulations may adversely affect our operations and financial results as well as those of our customers with whom we conduct business.

Our Australian segment is regulated by general statutory environmental controls at both the state and federal level which may result in land use approval and compliance risk. These controls include: land use and urban design controls; the regulation of hard and liquid waste, including the requirement for tradewaste and/or wastewater permits or licenses; the regulation of water, noise, heat, and atmospheric gases emissions; the regulation of the production, transport and storage of dangerous and hazardous materials (including asbestos); and the regulation of pollution and site contamination. Some specified activities, for example, sewage treatment works, may require regulation at a state level by way of environmental protection licenses which also impose monitoring and reporting obligations on the holder. There is an increasing emphasis from state and federal regulators on sustainability and energy efficiency in business operations. Federal requirements are now in place for the mandatory disclosure of energy performance under building rating schemes. These schemes require the tracking of specific environmental performance factors. Carbon reporting requirements currently exist for corporations which meet a reporting threshold for greenhouse gases or energy use or production for a reporting (financial) year under national legislation. In addition, the Australian Commonwealth Government’s carbon pricing mechanism (CPM) commenced on July 1, 2012. Under the CPM, entities that are responsible for facilities that meet specified emissions thresholds will be required to purchase and surrender permits representing their carbon emissions. The CPM is intended to operate as a carbon trading scheme, commencing with a three year fixed price period, followed by a flexible price cap-and-trade emissions trading scheme. Although our Australian accommodations facilities are currently below the emissions thresholds specified by the CPM and thus, are not affected by the CPM, this could change in the future and the resultant change could have an adverse effect on our Australian operations and financial results.

The EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified large greenhouse gas emission sources in the U.S., including, among others, offshore and onshore oil and natural gas production facilities, on an annual basis. In addition, the EPA has proposed new regulations that would further restrict GHG emissions, such as the Clean Power Plan, which was proposed in June 2014 and would impose additional obligations on the power generation sector, and proposed standards for methane and volatile organic compound (VOC) emissions from oil and gas sources, which the EPA announced it will issue in the summer of 2015. While our operations are not directly affected by these actions, their impact on our customers could result in a decreased demand for the products and services that we provide.

While the U.S. Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of federal climate legislation in the U.S., a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emission allowances or comply with new regulatory or reporting requirements including the imposition of a carbon tax. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for oil and natural gas, which could reduce our customers’ demand for our products and services. The adoption of legislation or regulatory programs to reduce emissions of greenhouse gases could require us or our customers to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas, which could reduce the demand for our products and services. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as higher sea levels, increased frequency and severity of storms, droughts, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

Our operations as well as the operations of our customers are also subject to various laws and regulations addressing the management, disposal and releases of regulated substances. For example, in the U.S., the federal Resource Conservation and Recovery Act, as amended (RCRA) and comparable state statutes regulate the generation, storage, treatment, transportation, disposal and cleanup of hazardous and non-hazardous solid wastes. Under the auspices of the EPA, most states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Federal and state regulatory agencies can seek to impose administrative, civil and criminal penalties for alleged non-compliance with RCRA and analogous state requirements. In the course of our operations, we generate some amounts of ordinary industrial wastes, such as paint wastes, waste solvents and waste oils that may be regulated as hazardous wastes. Moreover, the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (CERCLA), also known as the Superfund law, and comparable state laws impose liability, without regard to fault or legality of conduct, on classes of persons considered to be responsible for the release of a “hazardous substance” into the environment. These persons include the current and past owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, neighboring landowners and other third-parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We generate materials in the course of our operations that may be regulated as hazardous substances. In the event of mismanagement or release of regulated substances upon properties where we conduct operations, we could become subject to liability and/or obligations under CERCLA, RCRA and/or analogous state laws. Under such laws, we could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial operations to prevent future contamination.

The federal Endangered Species Act, as amended, or the ESA, restricts activities in the United States that may affect endangered or threatened species or their habitats. If endangered species are located in areas of the

United States where our oil and natural gas exploration and production customers operate, such operations could be prohibited or delayed or expensive mitigation may be required. Moreover, as a result of a settlement approved by the U.S. District Court for the District of Columbia in 2011, the U.S. Fish and Wildlife Service is required to make a determination on listing of more than 250 species as endangered or threatened under the ESA before the end of the agency’s 2017 fiscal year. Similar to the ESA, the purposes of the Canadian Species at Risk Act are to prevent wildlife species in Canada from disappearing and to provide for the recovery of wildlife species that no longer exist in the wild in Canada, or that are endangered or threatened as a result of human activity, and to manage species of special concern to prevent them from becoming endangered or threatened.

The designation of previously unprotected species as threatened or endangered in areas of the U.S. and Canada where our customers’ oil and natural gas exploration and production operations are conducted could cause them to incur increased costs arising from species protection measures or could result in limitations on their exploration and production activities, which could have an adverse impact on demand for our products and services.

ITEM 1A.	Risk Factors

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows and results of operations and the price of our shares, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to Our Business

We may not complete the proposed change in the place of incorporation of Civeo from Delaware to British Columbia, Canada. If we do complete the change in the place of incorporation, we may not realize the benefits we anticipate from the redomiciliation, or the redomiciliation may adversely impact us or our stockholders.

We cannot assure that we will complete the announced change of place of incorporation of our parent company from Delaware to British Columbia, Canada. We may choose to defer or abandon the redomiciliation, or we may not be able to complete it because our stockholders do not approve the redomiciliation or certain other conditions are not satisfied.

Even if we complete the redomiciliation to British Columbia, Canada, we may not realize the benefits that we expect to realize from the redomiciliation. The redomiciliation may also expose us to certain risks that could have an adverse effect on us or our results of operations. Further, if the redomiciliation is completed, the rights of our shareholders as shareholders of a British Columbia company will differ from the rights they have currently as shareholders of a Delaware company.

In connection with the proposed migration, we have filed with the SEC a registration statement on Form S-4 that includes a preliminary proxy statement/prospectus, and we will be filing documents with the SEC that contain other relevant materials. A definitive proxy statement/prospectus will be mailed to our shareholders once the registration statement has been declared effective by the SEC. You should read the definitive proxy statement/prospectus carefully and any other materials when they become available because they will contain important information about us and the redomiciliation, including risks related thereto.

Decreased customer expenditure levels will adversely affect our results of operations.

Demand for our services is sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and gas and mining companies. If our customers’ expenditures decline in regions where our facilities are located, our business will be impacted. The oil and gas and mining industries’ willingness to explore, develop and produce depends largely upon the availability of attractive resource prospects and the prevailing view of future commodity prices. Prices for oil, coal, natural gas, and other minerals are subject to large fluctuations in response to changes in the supply of and demand for these commodities, market uncertainty, and a variety of other factors that are beyond our control. Accordingly, a sudden or long-term decline in commodity pricing would have material adverse effects on our results of operations.

In the fourth quarter 2014 and continuing into early 2015, global oil prices dropped to their lowest level in five years due to concerns over global oil demand, the economic growth rate in China, the overall economic health of Europe and price cutting by major oil producing countries, such as Saudi Arabia. Increasing global supply including increased U.S. shale oil production has also negatively impacted pricing. With falling Brent Crude and West Texas Intermediate (WTI) oil prices, Western Canadian Select (WCS) has also fallen. WCS prices in the fourth quarter of 2014 averaged $57.75 per barrel compared to $78.69 per barrel in the third quarter of 2014 and $73.48 per barrel in 2013. As of December 31, 2014, the WTI price was $53.27 and the WCS price was $37.27. Commodity prices, particularly with respect to the oil sands, could continue to deteriorate. A sustained continuation of these levels of commodity prices or further deterioration is likely to significantly depress levels of exploration, development, and production activity, often reflected as reductions in employees or resource production, and have a material adverse effect on our financial position, results of operations or cash flows.

Additionally, significant new regulatory requirements, including climate change legislation, could have an impact on the demand for and the cost of producing oil, coal and natural gas in the regions where we operate. Many factors affect the supply of and demand for oil, coal, natural gas and other minerals and, therefore, influence product prices, including:

•	the level of activity and developments in the Canadian oil sands;

•	the global level of demand, particularly from China, for coal and other natural resources produced in Australia;

•	the availability of attractive oil and natural gas field prospects, which may be affected by governmental actions or environmental activists which may restrict development;

•	the availability of transportation infrastructure for oil, natural gas and coal, refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	global weather conditions and natural disasters;

•	worldwide economic activity including growth in developing countries, such as China and India;

•	national government political requirements, including the ability of the Organization of Petroleum Exporting Companies (OPEC) to set and maintain production levels and prices for oil and government policies which could nationalize or expropriate oil and natural gas exploration, production, refining or transportation assets;

•	the level of oil and gas production by non-OPEC countries;

•	rapid technological change and the timing and extent of energy resource development, including LNG or other alternative fuels;

•	environmental regulation; and

•	U.S. and foreign tax policies.

Our failure to retain our current customers, renew our existing customer contracts and obtain new customer contracts could adversely affect our business.

Our success depends on our ability to retain our current customers, renew or replace our existing customer contracts and obtain new business. Our ability to do so generally depends on a variety of factors, including overall customer expenditure levels and the quality, price and responsiveness of our services, as well as our ability to market these services effectively and differentiate ourselves from our competitors. We cannot assure you that we will be able to obtain new business, renew existing customer contracts at the same or higher levels of pricing, or at all, or that our current customers will not turn to competitors, cease operations, elect to self-operate or terminate contracts with us. Because global oil prices dropped to their lowest level in five years in the fourth quarter of 2014, our customers may not renew contracts on terms favorable to us or, in some cases, at all, and we may have difficulty obtaining new business. Additionally, several contracts have clauses that allow termination upon the payment of a termination fee. As a result, our customers may choose to terminate their contracts. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. Customer contract cancellations, the failure to renew a significant number of our existing contracts or the failure to obtain new business would have a material adverse effect on our business and results of operations.

Due to the cyclical nature of the natural resources industry, our business may be adversely affected by extended periods of low oil, coal or natural gas prices or unsuccessful exploration results may decrease our customers’ spending and therefore our results.

Commodity prices have been and are expected to remain volatile. This volatility causes oil and gas and mining companies to change their strategies and expenditure levels. Prices of oil, coal and natural gas can be influenced by many factors, including reduced demand due to lower global economic growth, surplus inventory, improved technology such as the hydraulic fracturing of horizontally drilled wells in shale discoveries, access to potential productive regions and availability of required infrastructure to deliver production to the marketplace. In particular, global demand for both oil and metallurgical coal is, at least partially, dependent on the growth of the Chinese economy. Should GDP growth in China slow further or contract, demand for oil and metallurgical coal and, correspondingly, our accommodations would fall, which would negatively impact our financial results.

Our business typically supports projects that are capital intensive and require several years to generate first production. The economic analyses conducted by our customers in oil sands, Australian mining and LNG investment areas have historically assumed a relatively conservative longer-term price outlook for production from such projects to determine economic viability. Current perceptions of lower commodity prices are causing our customers to reduce or defer major expenditures, particularly in Canada, given the long-term nature of many large scale development projects, adversely affecting our revenues and profitability. In Canada, WCS crude is the benchmark price for our oil sands accommodations’ customers. Historically, WCS has traded at a discount to WTI. Should the price of WTI decline or the WCS discount to WTI widen further, our oil sands customers may delay or eliminate additional investments, reduce their spending in the oil sands region or curtail or shut-down existing operations. Similarly, the volumes and prices of the mineral products of our customers, including coal and gold, have historically varied significantly and are difficult to predict. The demand for, and price of, these minerals and commodities is highly dependent on a variety of factors, including international supply and demand, the price and availability of alternative fuels, actions taken by governments and global economic and political developments. Mineral and commodity prices have fluctuated in recent years and may continue to fluctuate significantly in the future. We expect that a material decline in mineral and commodity prices could result in a decrease in the activity of our customers with the possibility that this would materially adversely affect us. No assurance can be given regarding future volumes and/or prices relating to the activities of our customers. We have experienced in the past, and expect to experience in the future, significant fluctuations in operating results based on these changes. In addition, the carrying value of our lodges or villages could be reduced by extended periods of limited or no activity by our customers, which has required us to record impairment charges equal to the excess of the carrying value of the lodges or villages over fair value and had negatively impacted the value of our goodwill.

In 2014, we recorded goodwill impairments of $202.7 million and impairments of our long-lived assets, including intangibles, of $87.8 million. We may incur additional asset and/or goodwill impairment charges in the future, which charges will affect negatively our results of operations and financial condition.

Exchange rate fluctuations could adversely affect our U.S. dollar reported results of operations and financial position and could impact our ability to pay dividends.

Currency exchange rate fluctuations can create volatility in our consolidated financial position, results of operations and/or cash flows. Because our consolidated financial results are reported in U.S. dollars, if we generate net revenues or earnings in countries whose currency is not the U.S. dollar, the translation of such amounts into U.S. dollars can result in an increase or decrease in the amount of our reported revenues, net income and cash flows depending upon exchange rate movements. For the year ended December 31, 2014, 93% of our revenues originated from subsidiaries outside of the U.S. and were denominated in either the Canadian dollar or the Australian dollar. As a result, a material decrease in the value of these currencies relative to the U.S. dollar has had, and may have in the future, a negative impact on our reported revenues, net income and cash flows. Any currency controls implemented by local monetary authorities in countries where we currently operate could also adversely affect our business, financial condition and results of operations. In addition, any dividends we may pay will be paid in U.S. dollars. Weakness in the Canadian and Australian dollars could negatively impact our willingness to repatriate and exchange those foreign earnings and cash flows into U.S. dollars in order to make any dividend payments.

Our functional currency is the U.S. dollar, and we are exposed to currency exchange risk primarily between the U.S. dollar and the Canadian and Australian dollars. We may attempt to limit the risks of currency fluctuation where possible by entering into financial instruments to protect against foreign currency exposure. Our efforts to limit exchange risks may be unsuccessful, thereby exposing us to foreign currency fluctuations that could cause our results of operations, financial condition and cash flows to deteriorate.

We do business in Canada and Australia, whose political and regulatory environments and compliance regimes differ from those in the United States.

A significant portion of our revenue is attributable to operations in Canada and Australia. These activities accounted for 93% of our consolidated revenue in the year ended December 31, 2014. Risks associated with our operations in Canada and Australia include, but are not limited to:

•	foreign currency fluctuations;

•	different taxing regimes;

•	the inability to repatriate earnings or capital in a tax efficient manner;

•	changing political conditions;

•	changing foreign and U.S. monetary policies;

•	regional economic downturns;

•	expropriation, confiscation or nationalization of assets; and

•	foreign exchange limitations.

The regulatory regimes in these countries are substantially different than those in the United States, and are unfamiliar to U.S. investors. Violations of foreign laws could result in monetary and criminal penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

All of our major Canadian lodges are located on land subject to leases; if we are unable to renew a lease, we could be materially and adversely affected.

All of our major Canadian lodges are located on land subject to leases. Accordingly, while we own the accommodations assets, we only own a leasehold in those properties. If we are found to be in breach of a lease, we could lose the right to use the property. In addition, unless we can extend the terms of these leases before their expiration, as to which no assurance can be given, we will lose our right to operate our facilities located on these properties upon expiration of the leases. In that event, we would be required to remove our accommodations assets and remediate the site. Generally, our leases have an initial term of ten years and will expire between 2015 and 2026 unless extended. We can provide no assurances that we will be able to renew our leases upon expiration on similar terms, or at all. If we are unable to renew leases on similar terms, it may have an adverse effect on our business.

Due to the significant concentration of our business in the oil sands region of Alberta, Canada and in the Bowen Basin coal region of Queensland, Australia, adverse events in these areas could negatively impact our business, and our geographic concentration could limit the number of customers seeking our services.

Because of the concentration of our business in the oil sands region of Alberta, Canada and in the coal producing region of Queensland, Australia, two relatively small geographic areas, we have increased exposure to political, regulatory, environmental, labor, climate or natural disaster events or developments that could disproportionately impact our operations and financial results. For example, in 2011, major flooding caused by seasonal rain and a cyclone impacted areas near our villages in Australia. Also in 2011, forest fires in northern Alberta impacted areas near our Canadian lodges. Due to our geographic concentration, any adverse events or developments in our operating areas may disproportionately affect our financial results.

In addition, a limited number of companies operate in the areas in which our business is concentrated, and occupancy at each of our lodges may be constrained by the radius which potential customers are willing to transport their workers. Our geographic concentration could limit the number of customers seeking our services, and as to any single lodge or village, we may have few potential customers. Therefore, we are subject to volatility in occupancy in any location based on the capital spending plans of a limited number of customers, based on their changing decisions as to whether to outsource or use their own company-owned accommodations and whether other potential customers move into that lodge’s radius.

We will incur incremental U.S. income taxes if we elect to repatriate our foreign earnings to the U.S., and our inability to indefinitely reinvest our foreign earnings could materially adversely affect our results of operations, financial condition and cash flows.

We previously assumed for U.S. tax purposes that a significant portion of the earnings of our non-U.S. subsidiaries would be indefinitely reinvested abroad in the countries where such earnings are derived. However, based on our current forecasts for 2015, we determined that repatriation of a portion of our non-U.S. earnings to the U.S. is likely, because we expect that we will be required to reduce our outstanding indebtedness in order to comply with the maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015, and that we will have lower earnings and cash flows in 2015. We will incur incremental U.S. income taxes that, subject to the availability of foreign tax credits (which are subject to various limitations), generally are based on the difference between U.S. and foreign income tax rates on such foreign earnings. As a result of the change in expectations, we recognized incremental income tax expense of $26.1 million in the fourth quarter 2014. Future repatriation to the U.S. may be necessary in order to allow for U.S. expansion, to repay debt incurred by Civeo and its U.S. subsidiaries or to satisfy covenants in our debt agreements.

Development of permanent infrastructure in the Canadian oil sands region, regions of Australia or various U.S. locations where we locate our assets could negatively impact our business.

We specialize in providing housing and personnel logistics for work forces in remote areas which often lack the infrastructure typically available in nearby towns and cities. If permanent towns, cities and municipal infrastructure develop, grow or otherwise become available in the oil sands region of northern Alberta, Canada, or regions of Australia where we locate villages, then demand for our accommodations could decrease as customer employees move to the region and choose to utilize permanent housing and food services.

We depend on several significant customers, and the loss of one or more such customers or the inability of one or more such customers to meet their obligations to us could adversely affect our results of operations.

We depend on several significant customers. The majority of our customers operate in the energy or mining industry. For a more detailed explanation of our customers, see “Business” in Item 1. The loss of any one of our largest customers in any of our business segments or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on our results of operations. In addition, the concentration of customers in two industries may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. While we perform ongoing credit evaluations of our customers, we do not require collateral in support of our trade receivables.

As a result of our customer concentration, risks of nonpayment and nonperformance by our counterparties are a concern in our business. We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In an economic downturn, commodity prices typically decline, and the credit markets and availability of credit could be constrained. Additionally, many of our customers’ equity values could decline. The combination of lower cash flow due to commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of available debt or equity financing may result in a significant reduction in our customers’ liquidity and ability to pay or otherwise perform on their obligations to us. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us. The inability or failure of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

We are susceptible to seasonal earnings volatility due to adverse weather conditions in our regions of operations.

Our operations are directly affected by seasonal differences in weather in the areas in which we operate, most notably in Canada and Australia, and, to a lesser extent, the Rocky Mountain region and the Gulf of Mexico. A portion of our Canadian operations is conducted during the winter months when the winter freeze in remote regions is required for exploration and production activity to occur. The spring thaw in these frontier regions restricts operations in the spring months and, as a result, adversely affects our operations and our ability to provide services in the second and, to a lesser extent, third quarters. During the Australian rainy season, generally between the months of November and April, our operations in Queensland and the northern parts of Western Australia can be affected by cyclones, monsoons and resultant flooding. Severe winter weather conditions in the Rocky Mountain region of the United States can restrict access to work areas for our customers. Our operations in the Gulf of Mexico are also affected by weather patterns. Furthermore, the areas in which we operate are susceptible to forest fires, which could interrupt our operations and adversely impact our earnings.

Our customers are exposed to a number of unique operating risks and challenges which could also adversely affect us.

We could be materially adversely affected by disruptions to our clients’ operations caused by any one of or all of the following singularly or in combination:

•	U.S. and international pricing and demand for the natural resource being produced at a given project (or proposed project);

•	unexpected problems, higher costs and delays during the development, construction and project start-up which may delay the commencement of production;

•	unforeseen and adverse geological, geotechnical, seismic and mining conditions;

•	lack of availability of sufficient water or power to maintain their operations;

•	lack of availability or failure of the required infrastructure necessary to maintain or to expand their operations;

•	the breakdown or shortage of equipment and labor necessary to maintain their operations;

•	risks associated with the natural resources industry being subject to various regulatory approvals. Such risks may include a government agency failing to grant an approval or failing to renew an existing approval, or the approval or renewal not being provided by the government agency in a timely manner or the government agency granting or renewing an approval subject to materially onerous conditions;

•	risks to land titles, mining titles and use thereof as a result of native title claims;

•	claims by persons living in close proximity to mining projects, which may have an impact on the consents granted;

•	interruptions to the operations of our customers caused by industrial accidents or disputes; and

•	delays in or failure to commission new infrastructure in timeframes so as not to disrupt customer operations.

We may be adversely affected if customers reduce their accommodations outsourcing.

Our business and growth strategies depend in large part on customers outsourcing some or all of the services that we provide. Many oil and gas and mining companies in our core markets own their own accommodations facilities, while others outsource all or part of their accommodations requirements. Customers have largely built their accommodations in the past but will outsource if they perceive that outsourcing may provide quality services at a lower overall cost or allow them to accelerate the timing of their projects. We cannot be certain that these customer preferences will continue or that customers that have outsourced accommodations will not decide to perform these functions themselves or only outsource accommodations during the development or construction phases of their projects. In addition, labor unions representing customer employees and contractors have, in the past, opposed outsourcing accommodations to the extent that the unions believe that third-party accommodations negatively impact union membership and recruiting. The reversal or reduction in customer outsourcing of accommodations could negatively impact our financial results and growth prospects.

Increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our accommodation services contracts may constrain our ability to make a profit.

Our profitability can be adversely affected to the extent we are faced with cost increases for food, wages and other labor related expenses, insurance, fuel and utilities, especially to the extent we are unable to recover such increased costs through increases in the prices for our services, due to one or more of general economic conditions, competitive conditions or contractual provisions in our customer contracts. Oil and natural gas prices have fluctuated significantly in the last several years. Substantial increases in the cost of fuel and utilities have historically resulted in cost increases in our lodges and villages. From time to time we have experienced increases in our food costs. While we believe a portion of these increases were attributable to fuel prices, we believe the increases also resulted from rising global food demand. In addition, food prices can fluctuate as a result of temporary changes in supply, including as a result of incidences of severe weather such as droughts, heavy rains and late freezes. While our long term contracts often provide for annual escalation in our room rates for food, labor and utility inflation, we may be unable to fully recover costs and such increases would negatively impact our profitability on contracts that do not contain such inflation protections.

A failure to maintain food safety or comply with government regulations related to food and beverages or serving alcoholic beverages may subject us to liability.

Claims of illness or injury relating to food quality or food handling are common in the food service industry, and a number of these claims may exist at any given time. Because food safety issues could be experienced at the source or by food suppliers or distributors, food safety could, in part, be out of our control. Regardless of the source or cause, any report of food-borne illness or other food safety issues such as food tampering or contamination at one of our locations could adversely impact our reputation, hindering our ability to renew contracts on favorable terms or to obtain new business, and have a negative impact on our sales. Future food product recalls and health concerns associated with food contamination may also increase our raw materials costs and, from time to time, disrupt our business.

A variety of regulations at various governmental levels relating to the handling, preparation and serving of food (including, in some cases, requirements relating to the temperature of food), and the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We cannot assure you that we are in full compliance with all applicable laws and regulations at all times or that we will be able to comply with any future laws and regulations. Furthermore, legislation and regulatory attention to food safety is very high. Additional or amended regulations in this area may significantly increase the cost of compliance or expose us to liabilities.

We serve alcoholic beverages at some of our facilities, and must comply with applicable licensing laws, as well as local service laws. These laws generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate these laws, we may be liable to the patron and/or third parties for the acts of the patron. We cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us. There can be no assurance that additional regulation in this area would not limit our activities in the future or significantly increase the cost of regulatory compliance. We must also obtain and comply with the terms of licenses in order to sell alcoholic beverages in the jurisdictions in which we serve alcoholic beverages. If we are unable to maintain food safety or comply with government regulations related to food, beverages or alcoholic beverages, the effect could be materially adverse to our business or results of operations.

Our land banking strategy may not be successful.

Our land banking strategy is focused on investing early in land in order to gain a strategic, early mover advantage in an emerging region or resource play. However, we cannot assure you that all land that we purchase or lease will be in a region in which our customers require our services in the future. We also cannot assure you that the property acquired by us will be profitably developed. Our land banking strategy involves significant risks that could adversely affect our financial condition, results of operations, cash flow and ability to make distributions and payments to our security holders and the market price of our securities, which include the following risks:

•	the regions in which we invest may not develop or sustain adequate customer demand;

•	we may incur costs to acquire land and/or construct assets without securing a customer contract or prior to finalization of an accommodations contract with a customer and, if the contract is not obtained or delayed, the resulting impact could result in an impairment of the related investment;

•	we may not be able to obtain financing for development projects on favorable terms or at all;

•	we may not be able to obtain, or may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other governmental permits and authorizations, and the issuance of permits is dependent upon a number of factors, including water and waste treatment alternatives available, road traffic volumes and fire conditions in forested areas;

•	development opportunities that we explore may be abandoned and the related investment impaired;

•	the properties may perform below anticipated levels, producing cash flow below budgeted amounts;

•	construction costs, total investment amounts and our share of remaining funding may exceed our estimates and projects may not be completed, delivered or stabilized as planned;

•	we may experience delays (temporary or permanent) if there is public, government or aboriginal opposition to our activities; and

•	substantial renovation, new development and redevelopment activities, regardless of their ultimate success, typically require a significant amount of management’s time and attention, diverting their attention from our day-to-day operations.

Our business is contract intensive and may lead to customer disputes or delays in receipt of payments.

Our business is contract intensive and we are party to many contracts with customers. We periodically review our compliance with contract terms and provisions. If customers were to dispute our contract determinations, the resolution of such disputes in a manner adverse to our interests could negatively affect sales and operating results. In the past, our customers have withheld payment due to contract or other disputes, which has delayed our receipt of payments. While we do not believe any reviews, audits, delayed payments or other such matters should result in material adjustments, if a large number of our customer arrangements were modified or payments withheld in response to any such matter, the effect could be materially adverse to our business or results of operations.

We are subject to extensive and costly environmental laws and regulations that may require us to take actions that will adversely affect our results of operations.

All of our operations are significantly affected by stringent and complex foreign, federal, provincial, state and local laws and regulations governing the discharge of substances into the environment or otherwise relating to environmental protection. We could be exposed to liabilities for cleanup costs, natural resource damages and other damages as a result of our conduct that was lawful at the time it occurred or the conduct of, or conditions caused by, prior operators or other third-parties. Environmental laws and regulations are subject to change in the future, possibly resulting in more stringent requirements. If existing regulatory requirements or enforcement policies change, we may be required to make significant unanticipated capital and operating expenditures.

Any failure by us to comply with applicable environmental laws and regulations may result in governmental authorities taking actions against our business that could adversely impact our operations and financial condition, including the:

•	issuance of administrative, civil and criminal penalties;

•	denial or revocation of permits or other authorizations;

•	reduction or cessation of operations; and

•	performance of site investigatory, remedial or other corrective actions.

Construction risks exist which may adversely affect our results of operations.

There are a number of general risks that might impinge on companies involved in the development, construction, manufacture and installation of facilities as a prerequisite to the management of those assets in an operational sense. We might be exposed to these risks from time to time by relying on these corporations and/or other third parties which could include any and/or all of the following:

•	the construction activities of our accommodations are partially dependent on the supply of appropriate construction and development opportunities;

•	development approvals, slow decision making by counterparties, complex construction specifications, changes to design briefs, legal issues and other documentation changes may give rise to delays in completion, loss of revenue and cost over-runs which may, in turn, result in termination of accommodation supply contracts;

•	other time delays that may arise in relation to construction and development include supply of labor, scarcity of construction materials, lower than expected productivity levels, inclement weather conditions, land contamination, cultural heritage claims, difficult site access or industrial relations issues;

•	objections to our activities or those of our customers aired by aboriginal or community interests, environment and/or neighborhood groups which may cause delays in the granting or approvals and/or the overall progress of a project;

•	where we assume design responsibility, there is a risk that design problems or defects may result in rectification and/or costs or liabilities which we cannot readily recover; and

•	there is a risk that we may fail to fulfill our statutory and contractual obligations in relation to the quality of our materials and workmanship, including warranties and defect liability obligations.

The cyclical nature of our business and a severe prolonged downturn could negatively affect the value of our goodwill and long-lived assets.

As of December 31, 2014, goodwill represented approximately 2% of our total assets, entirely in our Canadian reporting unit. We have recorded goodwill because we paid more for some of our businesses that we acquired than the fair market value of the tangible and separately measurable intangible net assets of those businesses. We evaluate goodwill for impairment at each of our reporting units (Canada, Australia, and U.S.) annually, and when an event occurs or cicumstances change to suggest that the carrying amount may not be recoverable. In 2014, we recognized goodwill impairment losses of $202.7 million in our Australia and U.S. reporting units. We may recognize additional goodwill impairment losses in the future if, among other factors:

•	global economic conditions deteriorate, including a decrease in the price of or demand for oil and natural gas;

•	the outlook for future profits and cash flow for our Canadian reporting unit deteriorate as the result of many possible factors, including, but not limited to, increased or unanticipated competition, technology becoming obsolete, need to satisfy changes in customers’ accommodations requirements, further reductions in customer capital spending plans, loss of key personnel, adverse legal or regulatory judgment(s), future operating losses at a reporting unit, downward forecast revisions, or restructuring plans;

•	costs of equity or debt capital increase; or

•	valuations for comparable public companies or comparable acquisition valuations deteriorate.

In addition, during 2014, we recognized impairments of our long-lived assets totaling $87.8 million. Extended periods of limited or no activity by our customers at our lodges or villages could require us to record further impairment charges equal to the excess of the carrying value of the lodges or villages over fair value or could result in an impairment to our remaining goodwill balance of $45.3 million.

An accidental release of pollutants into the environment may cause us to incur significant costs and liabilities.

There is inherent risk of environmental costs and liabilities in our business as a result of our handling of petroleum hydrocarbons, because of air emissions and waste water discharges related to our operations, and due to historical industry operations and waste disposal practices. Certain environmental statutes impose joint and several strict liability for these costs. For example, an accidental release by us in the performance of services at one of our or our customers’ sites could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. We may not be able to recover some or any of these costs from insurance.

We may be exposed to certain regulatory and financial risks related to climate change.

Climate change is receiving increasing attention from scientists and legislators alike. The debate is ongoing as to the extent to which our climate is changing, the potential causes of any change and its potential impacts.

Some attribute global warming to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Significant focus is being made on companies that are active producers of depleting natural resources.

There are a number of legislative and regulatory proposals to address greenhouse gas emissions, which are in various phases of discussion or implementation. The outcome of Canadian, Australian, U.S. federal, regional, provincial and state actions to address global climate change could result in a variety of regulatory programs including potential new regulations, additional charges to fund energy efficiency activities, or other regulatory actions. These actions could:

•	result in increased costs associated with our operations and our customers’ operations;

•	increase other costs to our business;

•	reduce the demand for carbon-based fuels; and

•	reduce the demand for our services.

Any adoption of these or similar proposals by Canadian, Australian, U.S. federal, regional or state governments mandating a substantial reduction in greenhouse gas emissions could have far-reaching and significant impacts on the energy industry. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on our business or demand for our services. See “Business – Government Regulation” in Item 1 for a more detailed description of our climate-change related risks.

Our inability to control the inherent risks of identifying, acquiring and integrating businesses that we may acquire, including any related increases in debt or issuances of equity securities, could adversely affect our operations.

Acquisitions have been, and our management believes acquisitions will continue to be, a key element of our growth strategy. We may not be able to identify and acquire acceptable acquisition candidates on favorable terms in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Such additional debt service requirements could impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to stockholders.

We expect to gain certain business, financial and strategic advantages as a result of business combinations we undertake, including synergies and operating efficiencies. Our forward-looking statements assume that we will successfully integrate our business acquisitions and realize these intended benefits. An inability to realize expected strategic advantages as a result of the acquisition would negatively affect the anticipated benefits of the acquisition. Additional risks we could face in connection with acquisitions include:

•	retaining key employees of acquired businesses;

•	retaining and attracting new customers of acquired businesses;

•	retaining supply and distribution relationships key to the supply chain;

•	increased administrative burden;

•	developing our sales and marketing capabilities;

•	managing our growth effectively;

•	potential impairment resulting from the overpayment for an acquisition;

•	integrating operations;

•	managing tax and foreign exchange exposure;

•	potentially operating a new line of business;

•	increased logistical problems common to large, expansive operations; and

•	inability to pursue and protect patents covering acquired technology.

Additionally, an acquisition may bring us into businesses we have not previously conducted and expose us to additional business risks that are different from those we have previously experienced. If we fail to manage any of these risks successfully, our business could be harmed. Our capitalization and results of operations may change significantly following an acquisition, and our stockholders may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions.

We may not have adequate insurance for potential liabilities and insurance may not cover certain liabilities, including litigation.

Our operations are subject to many hazards. In the ordinary course of business, we become the subject of various claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to the activities of businesses that we have acquired, even though these activities may have occurred prior to our acquisition of such businesses. We maintain insurance to cover many of our potential losses, and we are subject to various self-retentions and deductibles under our insurance policies. It is possible, however, that a judgment could be rendered against us in cases in which we could be uninsured and beyond the amounts that we currently have reserved or anticipate incurring for such matters. Even a partially uninsured or underinsured claim, if successful and of significant size, could have a material adverse effect on our results of operations or consolidated financial position. In addition, we are insured under Oil States’ insurance policies for occurrences prior to the completion of the spin-off. The specifications and insured limits under those policies, however, may be insufficient for such claims. We also face the following other risks related to our insurance coverage:

•	we may not be able to continue to obtain insurance on commercially reasonable terms;

•	the counterparties to our insurance contracts may pose credit risks; and

•	we may incur losses from interruption of our business that exceed our insurance coverage.

Our operations may suffer due to increased industry-wide capacity of certain types of assets.

The demand for and/or pricing of rooms and accommodation service is subject to the overall availability of rooms in the marketplace. If demand for our assets were to decrease, or to the extent that we and our competitors increase our capacity in excess of current demand, we may encounter decreased pricing for or utilization of our assets and services, which could adversely impact our operations and profits.

In addition, we have significantly increased our capacity in the oil sands region over the past seven years and in Australia over the past four years based on our expectation for current and future customer demand for accommodations in these areas. Should our customers build their own facilities to meet their accommodations needs or our competitors likewise increase their available accommodations, or activity in the oil sands or natural resources regions declines significantly, demand and/or pricing for our accommodations could decrease, negatively impacting our profitability.

Loss of key members of our management could adversely affect our business.

We depend on the continued employment and performance of key members of our management. If any of our key managers resign or become unable to continue in their present roles and are not adequately replaced, our business operations could be materially adversely affected. We do not maintain “key man” life insurance for any of our officers.

Employee and customer labor problems could adversely affect us.

As of December 31, 2014, we were party to collective bargaining agreements covering approximately 1,300 employees in Canada and 400 employees in Australia. In addition, our facilities serving oil sands development work in Northern Alberta, Canada and mining operations in Australia house both union and non-union customer employees. We have not experienced strikes, work stoppages or other slowdowns in the past, but we cannot guarantee that we will not experience such events in the future. A prolonged strike, work stoppage or other slowdown by our employees or by the employees of our customers could cause us to experience a disruption of our operations, which could adversely affect our business, financial condition and results of operations. Our current collective bargaining agreements in Canada expire in 2017 and in Australia in 2015 and 2016.

Our historical combined financial information may not be representative of the results we would have achieved as a stand-alone public company and may not be a reliable indicator of our future results.

The historical combined financial information for periods prior to the spin-off that we have included in this annual report has been derived from Oil States’ accounting records and may not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent, stand-alone entity during the periods presented or those that we will achieve in the future. Oil States did not account for us, and we were not operated, as a separate, stand-alone company for the historical periods prior to the spin-off. The costs and expenses reflected in such financial information include an allocation for certain corporate functions historically provided by Oil States, including expense allocations for: (1) certain corporate functions historically provided by Oil States, including, but not limited to finance, legal, risk management, tax, treasury, information technology, human resources, and certain other shared services; (2) certain employee benefits and incentives; and (3) equity-based compensation, that may be different from the comparable expenses that we would have incurred had we operated as a stand-alone company. These expenses were allocated to us on the basis of direct usage when identifiable, with the remainder allocated based on estimated time spent by Oil States personnel, a pro-rata basis of headcount or other relevant measures of our business and Oil States and its subsidiaries. We have not adjusted our historical combined financial information for periods prior to the spin-off to reflect changes that occurred in our cost structure and operations as a result of our transition to becoming a stand-alone public company, including increased costs associated with an independent board of directors, SEC reporting and the NYSE requirements. Therefore, our historical financial information for periods prior to the spin-off may not necessarily be indicative of what our financial position, results of operations or cash flows will be in the future. For additional information, see “Selected Historical Financial Data” in Item 6 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 and our financial statements and related notes in Item 8 of this annual report.

We may increase our debt or raise additional capital in the future, which could affect our financial condition, may decrease our profitability or could dilute our shareholders.

We may increase our debt or raise additional capital in the future, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of our preferred stock, the terms of the debt or our preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your ownership in us would be diluted. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us.

Our Credit Facility contains operating and financial restrictions that may restrict our business and financing activities.

Our Credit Facility contains, and any future indebtedness we incur may contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us. The Credit Facility contains customary affirmative and negative covenants that, among other things, limit or restrict (i) subsidiary indebtedness, liens and fundamental changes, (ii) asset sales, (iii) margin stock, (iv) specified acquisitions, (v) restrictive agreements, (vi) transactions with affiliates and (vii) investments and other restricted payments, including dividends and other distributions. Specifically, we must maintain an interest coverage ratio, defined as the ratio of consolidated EBITDA (as defined in the Credit Facility) to consolidated interest expense, of at least 3.0 to 1.0 and our maximum leverage ratio, defined as the ratio of total debt to consolidated EBITDA, of no greater than 3.5 to 1.0. Each of the factors considered in the calculations of these ratios are defined in the Credit Facility. EBITDA and consolidated interest, as defined, exclude goodwill impairments, debt discount amortization and other non-cash charges.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to comply with some of the covenants, ratios or tests contained in the Credit Facility may be affected by events beyond our control. If market or other economic conditions remain depressed or further deteriorate, our ability to comply with these covenants, ratios or tests likely will be impaired. Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with our maximum leverage ratio covenant, particularly in the third and fourth quarters of 2015. We may not be able to reduce our indebtedness or otherwise refinance the Credit Facility. A failure to comply with these covenants, ratios or tests could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

We currently have a substantial amount of indebtedness. As of December 31, 2014, we had approximately $775.0 million outstanding under the term loan portion of the Credit Facility, $5.8 million of outstanding letters of credit and capacity to borrow an additional $422.0 million under the revolving portion of the Credit Facility. As of December 31, 2014, our borrowing capacity under the revolving portion of the Credit Facility was reduced by approximately $222.2 million due to the negative covenants. If market or other economic conditions remain depressed or further deteriorate, our borrowing capacity may be further reduced.

Our level of indebtedness may adversely affect our operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	our indebtedness may increase our vulnerability to general adverse economic and industry conditions;

•	the covenants contained in the Credit Facility limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants also affect our flexibility in planning for, and reacting to, changes in the economy and in its industry; and

•	our indebtedness could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our business does not generate sufficient cash flows from operations to enable us to meet our obligations under our indebtedness, we will be forced to take actions such as reducing or delaying business activities, acquisitions, investments and/or capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms or at all, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to the Recent Spin-Off from Oil States

Our costs have increased as a result of operating as a public company, and our management is required to devote substantial time to complying with public company regulations.

Prior to the spin-off, we operated our business as a segment of a public company. As a stand-alone public company, we are incurring additional legal, accounting, compliance and other expenses. For example, after the spin-off, we are obligated to file with the SEC annual and quarterly information and other reports that are specified in Section 13 and other sections of the Exchange Act. We also are required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. In addition, we are subject to other reporting and corporate governance requirements, including certain requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act and the regulations promulgated thereunder, which impose significant compliance obligations upon us.

The Sarbanes-Oxley Act and the Dodd-Frank Act, as well as new rules subsequently implemented by the SEC and the NYSE, have imposed increased regulation and disclosure and required enhanced corporate governance practices of public companies. We are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. These changes may continue to require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors and customers in our company and could materially adversely affect our business and cause our share price to fall.

We potentially could have received better terms from unaffiliated third parties than the terms we receive in our agreements with Oil States.

The agreements we entered into with Oil States in connection with the spin-off, including the separation and distribution agreement, tax sharing agreement, employee matters agreement, indemnification and release agreement and transition services agreement, were negotiated in the context of the separation while we were still a wholly owned subsidiary of Oil States. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team independent of Oil States. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the spin-off relate to, among other things, the allocation of assets, liabilities, rights and other obligations between Oil States and us. Arm’s-length negotiations between Oil States and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See Note 14 – Commitments and Contingencies and Note 18 – Related Party Transactions to the notes to consolidated financial statements in Item 8 of this annual report.

Our tax sharing agreement with Oil States may limit our ability to take certain actions, including strategic transactions, and may require us to indemnify Oil States for significant tax liabilities.

Under the tax sharing agreement, we agreed to take certain actions or refrain from taking certain actions to ensure that the spin-off qualifies for tax-free status under section 355 and section 368(a)(1)(D) of the Code. We also made various other covenants in the tax sharing agreement intended to ensure the tax-free status of the spin-off. These covenants restrict our ability to sell assets outside the ordinary course of business, to issue or sell additional common stock or other securities (including securities convertible into our common stock), or to enter into certain other corporate transactions for a period of two years after the spin-off. For example, we may not enter into any transaction that would cause us to undergo either a 50% or greater change in the ownership of our voting stock or a 50% or greater change in the ownership (measured by value) of all classes of our stock in transactions considered related to the spin-off. See Note 14 – Commitments and Contingencies and Note 18 – Related Party Transactions to the notes to consolidated financial statements in Item 8 of this annual report.

Further, under the tax sharing agreement, we are required to indemnify Oil States against certain tax-related liabilities incurred by Oil States (including any of its subsidiaries) relating to the spin-off, to the extent caused by our breach of any representations or covenants made in the tax sharing agreement or the separation and distribution agreement, or made in connection with the private letter ruling or the tax opinion obtained with respect to the spin-off. These liabilities include the substantial tax-related liability (calculated without regard to any net operating loss or other tax attribute of Oil States) that would result if the spin-off of our stock to Oil States stockholders failed to qualify as a tax-free transaction. In addition, we have agreed to pay 50% of any taxes arising from the spin-off to the extent that the tax is not attributable to the fault of either party.

We could have significant tax liabilities for periods during which our subsidiaries and operations were those of Oil States.

For any tax periods (or portion thereof) in which Oil States owned at least 80% of the total voting power and value of our common stock, we and our U.S. subsidiaries will be included in Oil States’ consolidated group for U.S. federal income tax purposes. In addition, we or one or more of our U.S. subsidiaries may be included in the combined, consolidated or unitary tax returns of Oil States or one or more of its subsidiaries for U.S. state or local income tax purposes. Under the tax sharing agreement, for each period in which we or any of our subsidiaries are consolidated or combined with Oil States for purposes of any tax return, and with respect to which such tax return has not yet been filed, Oil States will prepare a pro forma tax return for us as if we filed our own consolidated, combined or unitary return, except that such pro forma tax return will generally include current income, deductions, credits and losses from us (with certain exceptions), will not include any carryovers or carrybacks of losses or credits and will be calculated without regard to the federal Alternative Minimum Tax. We will reimburse Oil States for any taxes shown on the pro forma tax returns, and Oil States will reimburse us for any current losses or credits we recognize based on the pro forma tax returns. In addition, by virtue of Oil States’ controlling ownership and the tax sharing agreement, Oil States will effectively control all of our U.S. tax decisions in connection with any consolidated, combined or unitary income tax returns in which we (or any of our subsidiaries) are included. The tax sharing agreement provides that Oil States will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to us, to prepare and file all consolidated, combined or unitary income tax returns in which we are included on our behalf (including the making of any tax elections), and to determine the reimbursement amounts in connection with any pro forma tax returns. This arrangement may result in conflicts of interest between Oil States and us. For example, under the tax sharing agreement, Oil States will be able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Oil States and detrimental to us; provided, however, that Oil States may not make any settlement that would materially increase our tax liability without our consent. See Note 14 – Commitments and Contingencies and Note 18 – Related Party Transactions to the notes to consolidated financial statements in Item 8 of this annual report.

Moreover, notwithstanding the tax sharing agreement, U.S. federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent Oil States or other members of Oil States’ consolidated group fail to make any U.S. federal income tax payments required by law, we could be liable for the shortfall with respect to periods in which we were a member of Oil States’ consolidated group. Similar principles may apply for foreign, state or local income tax purposes where we file combined, consolidated or unitary returns with Oil States or its subsidiaries for federal, foreign, state or local income tax purposes.

If there is a determination that the spin-off is taxable for U.S. federal income tax purposes because the facts, assumptions, representations, or undertakings underlying the tax opinion are incorrect or for any other reason, then Oil States and its stockholders could incur significant income tax liabilities, and we could incur significant liabilities.

Oil States received a private letter ruling from the IRS and an opinion of its outside counsel regarding certain aspects of the spin-off transaction. The private letter ruling and the opinion rely on certain facts, assumptions, representations and undertakings from Oil States and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations, or undertakings are, or become, incorrect or not otherwise satisfied, Oil States and its stockholders may not be able to rely on the private letter ruling or the opinion of its tax advisor and could be subject to significant tax liabilities. In addition, an opinion of counsel is not binding upon the IRS, so, notwithstanding the opinion of Oil States’ tax advisor, the IRS could conclude upon audit that the spin-off is taxable in full or in part if it disagrees with the conclusions in the opinion, or for other reasons, including as a result of certain significant changes in the stock ownership of Oil States or us. If the spin-off is determined to be taxable for U.S. federal income tax purposes for any reason, Oil States and/or its stockholders could incur significant income tax liabilities, and we could incur significant liabilities. For a description of the sharing of such liabilities between Oil States and us, see Note 14 – Commitments and Contingencies and Note 18 – Related Party Transactions to the notes to consolidated financial statements in Item 8 of this annual report.

Third parties may seek to hold us responsible for liabilities of Oil States that we did not assume in our agreements.

Third parties may seek to hold us responsible for retained liabilities of Oil States. Under our agreements with Oil States, Oil States agreed to indemnify us for claims and losses relating to these retained liabilities. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Oil States.

Our prior and continuing relationship with Oil States exposes us to risks attributable to businesses of Oil States.

Oil States is obligated to indemnify us for losses that a party may seek to impose upon us or our affiliates for liabilities relating to the business of Oil States that are incurred through a breach of the separation and distribution agreement or any ancillary agreement by Oil States or its affiliates other than us, or losses that are attributable to Oil States in connection with the spin-off or are not expressly assumed by us under our agreements with Oil States. Any claims made against us that are properly attributable to Oil States in accordance with these arrangements would require us to exercise our rights under our agreements with Oil States to obtain payment from Oil States. We are exposed to the risk that, in these circumstances, Oil States cannot, or will not, make the required payment.

The spin-off may have exposed us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements.

The spin-off is subject to review under various state and federal fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or an entity vested with the power of such creditor (including without limitation a trustee or debtor-in-possession in a bankruptcy by us or Oil States or any of our respective subsidiaries) were to determine that Oil States or any of its subsidiaries did not receive fair consideration or reasonably equivalent value for distributing shares of our common stock or taking other action as part of the spin-off, or that we or any of our subsidiaries did not receive fair consideration or reasonably equivalent value for incurring indebtedness, including the debt incurred by us in connection with the spin-off, transferring assets or taking other action as part of the spin-off and, at the time of such action, we, Oil States or any of our respective subsidiaries (i) was insolvent or would be rendered insolvent, (ii) had reasonably small capital with which to carry on its business and all business in which it intended to engage or (iii) intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature, then such court could void the spin-off as a constructive fraudulent transfer. If such court made this determination, the court could impose a number of different remedies, including without limitation, voiding our liens and claims against Oil States, or providing Oil States with a claim for money damages against us in an amount equal to the difference between the consideration received by Oil States and the fair market value of our company at the time of the spin-off.

The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (i) the amount of its liabilities (including contingent liabilities) or (ii) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that we, Oil States or any of our respective subsidiaries were solvent at the time of or after giving effect to the spin-off, including the distribution of shares of our common stock.

Under the separation and distribution agreement, Oil States is and we are responsible for the debts, liabilities and other obligations related to the business or businesses which Oil States and we, respectively, own and operate following the spin-off. Although we do not expect to be liable for any such obligations not expressly assumed by us pursuant to the separation and distribution agreement, it is possible that a court would disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to Oil States, particularly if Oil States were to refuse or were unable to pay or perform the subject allocated obligations. See Note 14 – Commitments and Contingencies and Note 18 – Related Party Transactions to the notes to consolidated financial statements in Item 8 of this annual report.

Risks Related to Our Common Stock

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in financial estimates by analysts and our inability to meet those financial estimates;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	variations in our quarterly operating results and those of our competitors;

•	general economic and stock market conditions;

•	risks related to our business and our industry, including those discussed above;

•	changes in conditions or trends in our industry, markets or customers;

•	terrorist acts;

•	future sales of our common stock or other securities; and

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives.

These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We cannot assure you that we will pay dividends in the future, and our indebtedness could limit our ability to pay dividends on our common stock.

We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. In late December 2014, our board of directors, upon the unanimous recommendation of the value creation committee of the board, unanimously determined to suspend our quarterly dividend in order to maintain our financial flexibility and best position our company for long-term success. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends on our common stock is limited by covenants in our credit facility. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes in the United States if we are required to repatriate foreign earnings to pay such dividends. If we elect to pay dividends in the future, the amount per share of our dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7. There can be no assurance that we will pay a dividend in the future.

Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could discourage a takeover attempt, which may reduce or eliminate the likelihood of a change of control transaction and, therefore, the ability of our stockholders to sell their shares for a premium.

Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors, limitations on the removal of directors, limitations on stockholder proposals at meetings of stockholders and limitations on stockholder action by written consent and the inability of stockholders to call special meetings, could make it more difficult for a third-party to acquire control of our company. Our certificate of incorporation also authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could increase the difficulty for a third-party to acquire us, which may reduce or eliminate our stockholders’ ability to sell their shares of our common stock at a premium. In addition, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”), which may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that could have resulted in a premium over the market price for our shares of common stock.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our amended and restated certificate of incorporation described in the preceding sentence. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and such persons. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Our business could be negatively affected as a result of the actions of activist shareholders.

Publicly traded companies have increasingly become subject to campaigns by investors seeking to increase shareholder value by advocating corporate actions such as financial restructuring, increased borrowing, special dividends, stock repurchases or even sales of assets or the entire company. For some time, at least one of our shareholders, who, in the past, has been known for its shareholder activism, owns and may continue to own a material portion of our outstanding shares. Given our shareholder composition and other factors, it is possible such shareholder or future activist shareholders may attempt to effect such changes or acquire control over us. Responding to proxy contests and other actions by such activist shareholders or others in the future would be costly and time-consuming, disrupt our operations and divert the attention of our board of directors and senior management from the pursuit of business strategies, which could adversely affect our results of operations and financial condition. Additionally, perceived uncertainties as to our future direction as a result of shareholder activism or changes to the composition of the board of directors may lead to the perception of a change in the direction of the business, instability or lack of continuity which may be exploited by our competitors, cause concern to our current or potential customers, and make it more difficult to attract and retain qualified personnel. If customers choose to delay, defer or reduce transactions with us or transact with our competitors instead of us because of any such issues, then our revenue, earnings and operating cash flows could be adversely affected.

ITEM 1B.	Unresolved Staff Comments

None.

ITEM 2.	Properties

The following table presents information about our principal properties and facilities. Except as indicated below, we own all of the properties or facilities listed below. Each of the properties is encumbered by our secured credit facilities. See Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 and Note 10 – Debt to the notes to consolidated financial statements included in Item 8 for additional information concerning our credit facilities. For a discussion about how each of our business segments utilizes its respective properties, please see “Business” in Item 1.

Location	Approximate Square Footage/Acreage	Description
Canada:
Fort McMurray, Alberta (leased land)	240 acres	Wapasu Creek and Henday Lodges
Fort McMurray, Alberta (leased land)	140 acres	Pebble Beach open camp
Fort McMurray, Alberta (leased land)	135 acres	Conklin Lodge
Fort McMurray, Alberta (leased land)	128 acres	Beaver River and Athabasca Lodges
Fort McMurray, Alberta (leased land)	80 acres	McClelland Lake Lodge
Fort McMurray, Alberta	45 acres	Christina Lake Lodge
Acheson, Alberta	40 acres	Office and warehouse
Edmonton, Alberta	33 acres	Manufacturing facility
Grimshaw, Alberta (lease)	20 acres	Equipment yard
Fort McMurray, Alberta (leased land)	18 acres	Anzac Lodge
Edmonton, Alberta (lease)	86,376	Office and warehouse
Edmonton, Alberta (lease)	28,253	Office
Australia:
Coppabella, Queensland, Australia	198 acres	Coppabella Village
Calliope, Queensland, Australia	124 acres	Calliope Village
Narrabri, New South Wales, Australia	82 acres	Narrabri Village
Boggabri, New South Wales, Australia	52 acres	Boggabri Village
Dysart, Queensland, Australia	50 acres	Dysart Village
Middlemount, Queensland, Australia	37 acres	Middlemount Village
Karratha, Western Australia, Australia (own and lease)	34 acres	Karratha Village
Kambalda, Western Australia, Australia	27 acres	Kambalda Village
Nebo, Queensland, Australia	26 acres	Nebo Village
Moranbah, Queensland, Australia	17 acres	Moranbah Village
Ormeau, Queensland, Australia (lease)	3 acres	Manufacturing facility
Sydney, New South Wales, Australia (lease)	17,276	Office
Brisbane, Queensland, Australia (lease)	7,115	Office
United States:
Houston, Texas (lease)	8,900	Principal executive offices
Johnstown, Colorado	153 acres	Manufacturing facility and yard
Killdeer, North Dakota	42 acres	Open camp
Pecos, Texas	35 acres	Open camp
Dickinson, North Dakota (lease)	26 acres	Mobile asset facility and yard
Vernal, Utah (lease)	21 acres	Mobile asset facility and yard
Carrizo Springs, Texas (leased land)	20 acres	Open camp (closed)
Casper, Wyoming (lease)	14 acres	Accommodations facility and yard
Belle Chasse, Louisiana	10 acres	Manufacturing facility and yard
Three Rivers, Texas (lease)	9 acres	Open camp
Big Piney, Wyoming (lease)	7 acres	Mobile asset facility and yard
Stanley, North Dakota (lease)	7 acres	Open camp
Englewood, Colorado (lease)	10,816	Office
Windsor, Colorado (lease)	4,933	Office

We also have various offices supporting our business segments which are both owned and leased. We believe that our leases are at competitive or market rates and do not anticipate any difficulty in leasing additional suitable space upon expiration of our current lease terms.

Leased land for our lodge properties in Canada refers to land leased from the Alberta government. We also lease land for our Karratha village from the provincial government in Australia. Generally, our leases have an initial term of ten years and will expire between 2015 and 2026.

ITEM 3.	Legal Proceedings

We are a party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including occasional claims by individuals alleging exposure to hazardous materials as a result of our products or operations. Some of these claims relate to matters occurring prior to our acquisition of businesses, and some relate to businesses we have sold. In certain cases, we are entitled to indemnification from the sellers of businesses, and in other cases, we have indemnified the buyers of businesses from us. Although we can give no assurance about the outcome of pending legal and administrative proceedings and the effect such outcomes may have on us, we believe that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by indemnity or insurance, will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

ITEM 4.	Mine Safety Disclosures

Not applicable.

PART II

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market for Our Common Shares

The shares of our common stock trade on the NYSE under the trading symbol “CVEO.” A “when-issued” trading market for shares of our common stock on the NYSE began on May 19, 2014 and “regular-way” trading of shares of our common stock began on June 2, 2014. Prior to May 19, 2014, there was no public market for shares of our common stock. Set forth in the table below for the periods presented are the high and low sale prices for shares of our common stock.

	High	Low	Dividend Declared per Share
Fiscal Year Ending December 31, 2014:
Second Quarter (from June 2, 2014)	$28.40	$22.46	—
Third Quarter	$28.19	$11.60	$0.13
Fourth Quarter	$13.33	$3.88	$0.13

Holders of Record

As of March 6, 2015, there were 20 holders of record of shares of Civeo common stock.

Dividend Information

We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. In late December 2014, our board of directors, upon the unanimous recommendation of the value creation committee of the board, unanimously determined to suspend our quarterly dividend in order to maintain our financial flexibility and best position our company for long-term success. Our management team and board of directors regularly evaluate our business, operations, cost structure, capital structure, capital return and capital allocation policies. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. We can give no assurances that we will pay a dividend in the future.

ITEM 6.	Selected Financial Data

The following tables present the selected historical consolidated financial information of Civeo and combined financial information of the accommodations business. The term “accommodations business” refers to Oil States’ historical accommodations segment reflected in its historical combined financial statements discussed herein and included in Item 8 of this annual report. The balance sheet data as of December 31, 2014 and 2013 and the statement of income data for each of the years ended December 31, 2014, 2013 and 2012 are derived from our audited financial statements included in Item 8 of this annual report. The balance sheet data as of December 31, 2012 and 2011 and statement of income data for the year ended December 31, 2011 and 2010 are derived from our audited combined financial statements not included in this annual report. The unaudited balance sheet data as of December 31, 2010 is derived from our accounting records.

All financial information presented after our spin-off from Oil States represents the consolidated results of operation and financial position of Civeo. Accordingly,

•	Our consolidated statement of income data for the year ended December 31, 2014 consists of (i) the combined results of the Oil States’ accommodations business for the five months ended

May 30, 2014 and (ii) the consolidated results of Civeo for the seven months ended December 31, 2014. Our consolidated statements of operations data for the years ended December 31, 2013, 2012, 2011 and 2010 consist entirely of the combined results of the Oil States’ accommodations business.

•	Our consolidated balance sheet data at December 31, 2014 consists of the consolidated balances of Civeo, while at December 31, 2013, 2012, 2011 and 2010, it consists entirely of the combined balances of the Oil States’ accommodations business.

The historical financial information presented below should be read in conjunction with our financial statements and accompanying notes in Item 8 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this annual report. The financial information may not be indicative of our future performance and does not necessarily reflect what the financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented, including changes that have occurred in our operations as a result of our spin-off from Oil States.

	For the year ended December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Statement of Income Data:
Revenues	$942,891	$1,041,104	$1,108,875	$864,701	$537,690
Operating income (loss)	(142,891)	259,456	352,929	242,159	141,459
Net income (loss) attributable to Civeo or the Accommodations Business of Oil States International, Inc., as applicable	(189,043)	181,876	244,721	168,505	97,514
Diluted net income (loss) per share attributable to Civeo or the Accommodations Business of Oil States International, Inc., as applicable (1)	(1.77)	1.70	2.29	1.58	0.92

	As of December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Balance Sheet Data:
Total assets	$1,829,161	$2,123,237	$2,132,925	$1,799,894	$1,487,462
Long-term debt to affiliates	—	335,171	358,316	350,530	230,944
Long-term debt to third-parties	755,625	—	123,497	126,972	183,822
Total Civeo stockholders’ equity or Oil States net investment, as applicable	858,001	1,591,034	1,410,397	1,122,189	959,823
Cash dividends per share	0.26	—	—	—	—

(1)	On May 30, 2014, 106,538,044 shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding in our diluted net income (loss) per share calculation, we have assumed these shares were outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods presented prior to the Spin-Off.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on management’s current expectations, estimates and projections about our business operations. Please read “Cautionary Statement Regarding Forward Looking Statements.” Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of numerous factors, including the known material factors set forth in “Part I, Item 1A. Risk Factors.” You should read the following discussion and analysis together with our consolidated financial statements and the notes to those statements in Item 8 of this annual report.

Unless otherwise stated or the context otherwise indicates, all references to “Civeo”, “the Company,” “us,” “our” or “we” for the time period prior to the separation mean the Accommodations business of Oil States. For time periods after the separation, these terms refer to the legal entity Civeo Corporation and its consolidated subsidiaries.

Spin-off

On May 5, 2014, the Oil States board of directors approved the separation of Accommodations into a standalone, publicly traded company, Civeo. In accordance with the separation and distribution agreement, the two companies were separated by Oil States distributing to its stockholders all 106,538,044 shares of common stock of Civeo it held after the market closed on May 30, 2014 (the Spin-Off). Each Oil States stockholder received two shares of Civeo common stock for every one share of Oil States stock held at the close of business on the record date of May 21, 2014. In conjunction with the separation, Oil States received a private letter ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, for U.S. federal income tax purposes, the distribution of Civeo common stock was not taxable to Oil States or U.S. Holders of Oil States common stock. Following the separation, Oil States retained no ownership interest in Civeo, and each company now has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the separation was filed by Civeo with the SEC and was declared effective on May 8, 2014. On June 2, 2014, Civeo common stock began trading the “regular-way” on the New York Stock Exchange under the “CVEO” stock symbol. Pursuant to the separation and distribution agreement with Oil States, on May 28, 2014, we made a special cash distribution to Oil States of $750 million.

In connection with the spin-off, on May 28, 2014, we entered into a $650.0 million, 5-year revolving credit facility and a 5-year U.S. term loan facility totaling $775.0 million. For further discussion, please see “Liquidity and Capital Resources” below and Note 10 – Debt to the notes to consolidated financial statements in Item 8 of this annual report.

Fourth Quarter 2014 Events

The acceleration in November 2014 of the decline in global crude oil prices and forecasts for a potentially protracted period of lower prices have resulted in major oil companies reducing their 2015 capital budgets from 2014 levels. This has had the effect of reducing the near-term allocation of capital to development or expansion projects in the oil sands, which is a major driver of demand for our services in Canada. Likewise in Australia, persistently low metallurgical coal prices continue to negatively impact demand for accommodations in our primary markets. In addition to these operational factors, we expect to be negatively impacted by the continuing weakness in the Canadian and Australian dollars.

Entering 2015, we had approximately 35% to 40% of our lodge rooms contracted in Canada, down from over 75% contracted at the beginning of 2014. In Australia, we had approximately 35% to 40% of our village rooms contracted, down from over 55% contracted at the beginning of 2014.

Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with the maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015. Please see Note 10 – Debt to the notes to consolidated financial statements in Item 8 of this annual report for further discussion. This expectation, coupled with our expectations of lower earnings and cash flows in 2015, has caused our expectations surrounding indefinite reinvestment of undistributed earnings of our foreign subsidiaries to change. As a result, we recognized incremental income tax expense of $26.1 million in the fourth quarter 2014. Please see Note 13 – Income Taxes to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

In late 2014, as a result of the factors noted above, management assessed the carrying value of our long-lived assets, which evaluation included amortizable intangible assets, to determine if they continued to be recoverable based on estimated future cash flows. As a result of the assessment, we recorded impairment losses of $76.2 million during 2014, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment. Of the $59.0 million impairment related to our U.S. segment, $55.8 million reduced the value of our fixed assets and $3.2 million reduced the value of our amortizable intangible assets. Please see Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets and Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

In addition, the factors noted above were considered during management’s annual goodwill impairment test, which is conducted as of November 30 each year. As a result of the test, we recorded goodwill impairment losses of $202.7 million during 2014, of which $16.6 million related to our U.S. segment and $186.1 million related to our Australian segment. We continue to have goodwill related to our Canadian segment, which totaled $45.3 million at December 31, 2014. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

Redomiciling to Canada

On September 29, 2014, we announced our intention to redomicile the Company to Canada. We expect to execute a “self-directed redomiciling” of the Company as permitted under the U.S. Internal Revenue Code. U.S. federal income tax laws permit a company to change its domicile to a foreign jurisdiction without corporate-level U.S. federal income taxes provided that such company has “substantial business activity” in the relevant jurisdiction. “Substantial business activity” is defined as foreign operations consisting of over 25% of a company’s total (i) revenues, (ii) assets, (iii) employees and (iv) employee compensation. With approximately 50% or more of our operations in Canada based on these metrics, we believe we will qualify for a self-directed redomiciling. We expect to complete the migration in the second or third quarter of 2015. There is no assurance that we will be able to complete the migration in a timely manner or at all, and if completed, we may not achieve the expected benefits. For further information about the redomicile transaction, please see the registration statement on Form S-4 (Registration No. 333-201335) filed by Civeo Canadian Holdings ULC on December 31, 2014.

Description of the Business

We are one of North America’s and Australia’s largest integrated providers of accommodations services for people working in remote locations. Our scalable modular facilities provide long-term and temporary work force accommodations where traditional infrastructure is insufficient, inaccessible or not cost effective. Once facilities are deployed in the field, we also provide catering and food services, housekeeping, laundry, facility management, water and wastewater treatment, power generation, communications and redeployment logistics. Our accommodations support workforces in the Canadian oil sands and in a variety of oil and natural gas drilling, mining and related natural resource applications as well as disaster relief efforts, primarily in Canada, Australia and the U.S. We operate in three principal reportable business segments – Canadian, Australian and U.S.

Basis of Presentation

Prior to the Spin-Off, our financial position, results of operations and cash flows consisted of the Oil States’ Accommodations business, which represented a combined reporting entity. The combined financial statements included in this annual report have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Oil States. The combined financial statements reflect our historical financial position, results of operations and cash flows as we were historically managed, in conformity with U.S. GAAP. The combined financial statements include certain assets and liabilities that have historically been held at the Oil States corporate level, but are specifically identifiable or otherwise attributable to us.

All financial information presented after the spin-off represents the consolidated results of operation, financial position and cash flows of Civeo. Accordingly:

•	Our consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity / net investment for the year ended December 31, 2014 consist of (i) the combined results of the Oil States’ Accommodations business for the five months ended May 30, 2014 and (ii) the consolidated results of Civeo for the seven months ended December 31, 2014. Our consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity / net investment for the years ended December 31, 2013 and 2012 consist entirely of the combined results of the Oil States’ Accommodations business.

•	Our consolidated balance sheet at December 31, 2014 consists of the consolidated balances of Civeo, while at December 31, 2013, it consists entirely of the combined balances of the Oil States’ Accommodations business.

The assets and liabilities in our consolidated financial statements have been reflected on a historical basis, as immediately prior to the Spin-Off all of the assets and liabilities presented where wholly owned by Oil States and were transferred within the Oil States consolidated group. All significant intercompany transactions and accounts have been eliminated. All affiliate transactions between Civeo and Oil States have been included in the consolidated financial statements included in this annual report.

The consolidated financial statements for periods prior to the Spin-Off included expense allocations for: (1) certain corporate functions historically provided by Oil States, including, but not limited to finance, legal, risk management, tax, treasury, information technology, human resources, and certain other shared services; (2) certain employee benefits and incentives; and (3) equity-based compensation. These expenses were allocated to us on the basis of direct usage when identifiable, with the remainder allocated based on estimated time spent by Oil States personnel, a pro-rata basis of headcount or other relevant measures of Oil States and its subsidiaries. We consider the basis on which the expenses were allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the Spin-Off, we are performing these functions using our own resources or purchased services. For an interim period, however, some of these functions continued to be provided by Oil States under a transition services agreement, which extended for a period of up to nine months, depending on the service being provided. See Note 18 – Related Party Transactions to the notes to consolidated financial statements in Item 8 of this annual report.

Macroeconomic Environment

We provide workforce accommodations to the natural resource industry in Canada, Australia and the United States. Demand for our services can be attributed to two phases of our customers’ projects: (1) the development or construction phase and (2) the operations or production phase. Initial demand for our services is driven by our customers’ capital spending programs related to the construction and development of oil sands and coal mines and associated infrastructure as well as the exploration for oil and natural gas. Long-term demand for our services is driven by continued development and expansion of natural resource production and operation of oil sands refining facilities. Industry capital spending programs are generally based on the long-term outlook for commodity prices, economic growth and estimates of resource production. As a result, demand for our products and services is largely sensitive to expected commodity prices, principally related to crude oil, metallurgical (met) coal and, to a lesser extent, natural gas.

In Canada, Western Canadian Select (WCS) crude is the benchmark price for our oil sands accommodations’ customers. Pricing for WCS is driven by several factors. A significant factor affecting WCS pricing is the underlying price for West Texas Intermediate (WTI) crude. Another significant factor affecting WCS pricing has been the availability of transportation infrastructure. Historically, WCS has traded at a discount to WTI, creating a “WCS Basis Differential,” due to transportation costs and limited capacity to move Canadian heavy oil production to refineries, primarily in the U.S. Gulf Coast. Depending on the extent of pipeline capacity availability, the WCS Basis Differential has varied.

In the fourth quarter 2014, global oil prices dropped to their lowest level in five years due to concerns over global oil demand, the economic growth rate in China, the overall economic health of Europe and price cutting by major oil producing countries, such as Saudi Arabia. Increasing global supply including increased U.S. shale oil production has also negatively impacted pricing. With falling Brent Crude and WTI oil prices, WCS has also fallen. WCS prices in the first quarter of 2015 through March 6, 2015 averaged $35.46 per barrel compared to $57.75 and $78.69 per barrel in the fourth and third quarters of 2014, respectively. The WCS Basis Differential expanded from $14.25 per barrel at the end of the third quarter of 2014 to $16.00 per barrel by December 31, 2014. As of March 6, 2015, the WTI price was $49.61 and the WCS price was $34.86, resulting in a WCS Basis Differential of $14.75.

There remains a significant risk that prices in the oil sands could continue to deteriorate or remain at current depressed levels going forward. Additionally, if the discount between WCS crude prices and WTI crude prices widens, our oil sands customers are more likely to delay additional investments in their oil sands assets. A continuation of these depressed price levels is likely to significantly depress levels of exploration, development and production activity by Canadian operators and demand for our services, particularly in 2015.

Our Australian villages in the Bowen Basin primarily serve coal mines in that region. Met coal pricing and growth in production in the Bowen Basin region is influenced by levels of global steel production. Growth in worldwide steel demand has decreased from 3.8% in 2013 to 2.0% in 2014. Furthermore, because Chinese steel production has been growing at a slower pace than that experienced in 2011 and 2012, Chinese demand for imported steel inputs such as met coal and iron ore continued to decrease during 2014 compared to 2013. Because of this, coupled with the fact that Australian met coal output has increased 12% during 2014 compared to 2013, met coal prices have decreased materially from over $160/metric ton at the beginning of 2013 to approximately $119/metric ton as of December 31, 2014. Depressed met coal prices have led to the implementation of cost control measures by our customers, some coal mine closures and delays in the start-up of new coal mining projects in Australia. A continued depressed met coal price will impact our customers’ future capital spending programs. However, steel consumption per capita in China is less than one-third of the amount installed in the U.S. economy, leading others to a forecast of a favorable outlook for Chinese steel production and met coal demand over a longer time horizon.

Natural gas and WTI crude oil prices, discussed above, have an impact on the demand for our U.S. accommodations. Prices for natural gas in the U.S. averaged $4.26 per mcf in 2014, a 14% increase over the 2013 average price. However, U.S. natural gas production has outpaced demand recently, which has caused prices to continue to be weak relative to historical prices and weaker prices are expected to continue. At these levels, it is uneconomic to increase development in several domestic, gas-focused basins. If natural gas production growth continues to surpass demand in the U.S. and/or the supply of natural gas were to increase, whether the supply comes from conventional or unconventional production or associated natural gas production from oil wells, prices for natural gas could be constrained for an extended period and result in fewer rigs drilling for natural gas in the near-term.

Recent WTI crude, WCS crude, met coal and natural gas pricing trends are as follows:

	Average Price (1)
Quarter ended	WTI Crude (per bbl)	WCS Crude (per bbl)	Hard Coking Coal (Met Coal) (per ton)	Henry Hub Natural Gas (per mcf)
First Quarter through 3/6/15	$49.07	$35.46	$117.00	$2.84
12/31/2014	73.21	57.75	119.00	3.83
9/30/2014	97.60	78.69	120.00	3.95
6/30/2014	103.06	83.78	120.00	4.58
3/31/2014	98.68	77.76	143.00	5.18
12/31/2013	97.50	66.34	152.00	3.85
9/30/2013	105.83	83.10	145.00	3.55
6/30/2013	94.05	77.48	172.00	4.02
3/31/2013	94.33	66.86	165.00	3.49
12/31/2012	88.01	61.34	170.00	3.40
9/30/2012	92.17	76.75	225.00	2.88
6/30/2012	93.38	73.53	210.00	2.29
3/31/2012	102.85	75.82	235.00	2.44
12/31/2011	94.03	81.56	285.00	3.32

(1)	Source: WTI crude and natural gas prices from U.S. Energy Information Administration (EIA) and WCS crude prices and Seaborne hard coking coal contract price from Bloomberg.

Overview

As noted above, demand for our services is primarily tied to the long-term outlook for crude oil and met coal prices. Other factors that can affect our business and financial results include the general global economic environment and regulatory changes in the U.S., Canada, Australia and other markets.

Our business is predominantly located in northern Alberta, Canada and Queensland, Australia, and we derive most of our business from resource companies who are developing and producing oil sands and met coal resources and, to a lesser extent, other hydrocarbon and mineral resources. More than three-fourths of our revenue is generated by our large-scale lodge and village facilities. Where traditional accommodations and infrastructure are insufficient, inaccessible or not cost effective, our lodge and village facilities provide comprehensive accommodations services similar to those found in an urban hotel. We typically contract our facilities to our customers on a fee per day basis covering lodging and meals that is based on the duration of their needs which can range from several weeks to several years.

Generally, our customers are making multi-billion dollar investments to develop their prospects, which have estimated reserve lives of ten years to in excess of thirty years. Consequently, these investments are dependent on those customers’ longer-term view of commodity demand and prices.

Announcements of certain new and expanded oil sands projects can create the opportunity to extend existing accommodations contracts and incremental contracts for us in Canada. There have been few new or expanded projects announced in recent months, but we were awarded a three-year contract in January 2014 to provide accommodations in support of a new oil sand mining project. We will serve this client at our new McClelland Lake Lodge, which began operations in the second quarter of 2014 and had 1,888 rooms operational as of December 31, 2014.

With the current commodity price environment and expected demand, lingering concerns about take-away capacity out of the oil sands region and continued high costs including labor costs, the current outlook for oil sands activity has continued to deteriorate for 2015. Project delays and cancellations continued with recent cancellations by Total, StatOil, Husky and the Korean National Oil Company. Although we are currently the primary third-party accommodations provider for the two major construction projects in the oil sands region, Suncor’s Fort Hills project and Imperial Oil’s Kearl Project, outlook for additional major oil sands construction projects is limited. Oil sands operators are looking to reduce their costs and focus their spending on sustaining capital projects, limiting the demand for accommodations like we provide. As a result, we experienced materially lower revenues and earnings from our Canadian operations in the fourth quarter of 2014 and expect this trend to continue for the full year 2015.

We expanded our Australian room capacity in 2012 and 2013 to meet increasing demand, notably in the Bowen Basin in Queensland and in the Gunnedah Basin in New South Wales to support coal production, and in Western Australia to support LNG and other energy-related projects. In early 2013, a confluence of low met coal pricing, additional carbon and mining taxes on our Australian accommodations customers and several years of cost inflation caused several of our customers to curtail production from higher cost mines and delay or materially reduce their growth plans. This has negatively affected our ability to expand our room count and has led to a decrease in occupancy levels. It has also caused one of our customers to reduce their forward room commitments in return for paying us contract amendment payments beginning in March 2014, which is being recognized as additional revenue on a straight-line basis over the remaining life of the customer contracts. Despite the recent repeal of carbon and mining taxes, continued concerns about China’s economy, which significantly influences the global demand for steel, and therefore, met coal, the outlook for met coal demand continues to be negative. As a result, our Australian business experienced lower occupancy levels for the fourth quarter of 2014, and we expect this trend to continue into 2015.

Exchange rates between the U.S. dollar and the Canadian dollar and between the U.S. dollar and the Australian dollar influence our U.S. reported financial results. Our business has historically derived the vast majority of its revenues and operating income in Canada and Australia. These revenues and profits are translated into U.S. dollars for U.S. GAAP financial reporting purposes. The Canadian dollar was valued at an average exchange rate of U.S. $0.91 for 2014 compared to U.S. $0.97 for 2013, a decrease of approximately 7%. The Canadian dollar was valued at an exchange rate of $0.86 on December 31, 2014 and $0.79 on March 6, 2015. The Australian dollar was valued at an average exchange rate of U.S. $0.90 for 2014 compared to U.S. $0.97 for 2013, a decrease of approximately 7%. The Australian dollar was valued at an exchange rate of $0.82 on December 31, 2014 and $0.77 on March 6, 2015. This weakening of the Canadian and Australian dollars has and may continue to have a proportionately negative impact on the translation of earnings generated from our Canadian and Australian subsidiaries and, therefore, our financial results.

We continue to monitor the global economy, the demand for crude oil, met coal and natural gas and the resultant impact on the capital spending plans of our customers in order to plan our business. We currently expect that our 2015 capital expenditures will total approximately $75 million to $85 million, compared to 2014 capital expenditures of $251 million. Please see “Liquidity and Capital Resources” below for further discussion of 2015 and 2014 capital expenditures.

Results of Operations

Unless otherwise indicated, discussion of results for the years ended December 31, 2014 and 2013 is based on a comparison with the corresponding period of 2013 and 2012, respectively.

Results of Operations – Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

	YEAR ENDED DECEMBER 31,
	2014	2013	Change
	($ in thousands)
Revenues
Canada	$661,416	$710,538	$(49,122)
Australia	213,279	255,457	(42,178)
United States and other	68,196	75,109	(6,913)

Total revenues	942,891	1,041,104	(98,213)
Costs and expenses
Cost of sales and services
Canada	402,182	398,998	3,184
Australia	89,507	96,121	(6,614)
United States and other	53,232	54,496	(1,264)

Total cost of sales and services	544,921	549,615	(4,694)
Selling, general and administrative expenses	70,345	69,590	755
Spin-off and formation costs	4,350	—	4,350
Depreciation and amortization expense	174,970	167,213	7,757
Impairment expense	290,508	—	290,508
Other operating expense (income)	688	(4,770)	5,458

Total costs and expenses	1,085,782	781,648	304,134

Operating income (loss)	(142,891)	259,456	(402,347)
Interest expense and income, net	(20,916)	(23,837)	2,921
Other income	7,524	3,749	3,775

Income (loss) before income taxes	(156,283)	239,368	(395,651)
Income tax benefit (provision)	(31,379)	(56,056)	24,677

Net income (loss)	(187,662)	183,312	(370,974)
Less: Net income (loss) attributable to noncontrolling interest	1,381	1,436	(55)

Net income (loss) attributable to Civeo	$(189,043)	$181,876	$(370,919)

We reported net loss attributable to Civeo for the year ended December 31, 2014 of $189.0 million, or $1.77 per diluted share. As further discussed below, net loss included the following items:

•	A $202.7 million pre-tax loss ($201.2 million after-tax, or $1.89 per diluted share) from goodwill impairments, included in Impairment expense below;

•	a $75.6 million pre-tax loss ($50.9 million after-tax, or $0.48 per diluted share) from fixed asset impairments, included in Impairment expense below;

•	a $34.9 million tax expense ($0.33 per diluted share) from the establishment of a deferred tax liability related to a portion of our undistributed foreign earnings which we no longer intend to indefinitely reinvest and a valuation allowance related to deferred tax assets related to capital losses that are not expected to be realized, included in Income tax provision below;

•	an $12.2 million pre-tax loss ($8.4 million after-tax, or $0.08 per diluted share) from intangible asset impairments, included in Impairment expense below,

•	a $7.8 million pre-tax loss ($5.1 million after-tax, or $0.05 per diluted share) from transition costs and debt extinguishment costs incurred in connection with the Spin-Off from Oil States, included Spin-Off and formation costs and Interest expense below;

•	a $4.1 million pre-tax loss ($3.1 million after-tax, or $0.03 per diluted share) from severance costs associated with the termination of an executive, included in Selling, general and administrative expenses below; and

•	a $2.6 million pre-tax loss ($1.7 million after-tax, or $0.02 per diluted share) from costs associated with the proposed migration to Canada, included in Selling, general and administrative expenses below.

These results compare to net income attributable to Civeo for the year ended December 31, 2013 of $181.9 million, or $1.70 per diluted share, including a pre-tax gain of $4.0 million ($2.6 million after-tax), or $0.02 per diluted share after-tax from a decrease to a liability associated with contingent acquisition consideration. 2013 net income also included $1.2 million, or $0.01 per diluted share after-tax, of losses incurred on extinguishment of debt.

Revenues. Consolidated revenues decreased $98.2 million, or 9%, in 2014 compared to 2013. This decline was largely driven by the weakening of the Canadian and Australian dollars and decreased occupancy and room rates in both our Canada and Australia segments, as further described in the segment discussions below.

Cost of Sales and Services. Our consolidated cost of sales decreased $4.7 million, or 1%, in 2014 compared to 2013 primarily due to increases in average available rooms and product costs in Canada, offset by decreased occupancy in Australia, as further described in the segment discussions below.

Selling, General and Administrative Expenses. Selling, general and administrative (SG&A) expense increased $0.8 million, or 1%, in 2014 compared to 2013 primarily due to increases to SG&A due to an increase of approximately $8.1 million related to costs associated with being a publicly traded company, $4.1 million in severance costs and $2.6 million in redomiciling costs. These items were offset favorably due to foreign exchange rates of approximately $3.5 million, a $2.0 million refund of surplus medical premiums from our Canadian medical benefits provider based on lower experience ratings, a recovery of previously reserved receivables of approximately $1.4 million, reduced bonus accruals for 2014 compared to 2013 and lower compensation expense associated with phantom share awards. Because of the decline in our stock price during the last three months of 2014, and because we remeasure these awards at each reporting date, we recognized $1.9 million of expense on the phantom shares in 2014 compared to $3.9 million in 2013.

Spin-Off and Formation Costs. Spin-off and formation costs of $4.3 million relate to transition costs incurred during 2014 associated with becoming a stand-alone company.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $7.8 million, or 5%, in 2014 compared to 2013 primarily due to capital expenditures made during the last twelve months largely related to investments in our Canadian segment.

Impairment Expense. Pretax impairment expense of $290.5 million in 2014 included the following items:

•	Pretax impairment losses associated with long-lived assets of $76.2 million, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment. Of the $59.0 million impairment related to our U.S. segment, $55.8 million reduced the value of our fixed assets and $3.2 million reduced the value of our amortizable intangible assets. Please see Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets and Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

•	Goodwill impairment losses of $202.7 million, of which $16.6 million related to our U.S. segment and $186.1 million related to our Australian segment. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

•	A $9.0 million impairment of an intangible asset in Australia. Due to the Spin-Off, and the resulting rebranding of our Australian operations from The MAC to Civeo, it was determined that the fair value of an intangible asset associated with The MAC brand was nil.

•	An impairment totaling $2.6 million on assets that are in the custody of non-paying customers in Mexico, and for which the return or reimbursement is unlikely.

Operating Income. Consolidated operating income decreased $402.3 million, or 155.1%, in 2014 compared to 2013 primarily due to the impairments noted above, as well as lower contracted rates in Canada, lower occupancy levels in Australia and lower utilization in the U.S., partially offset by the increase in average available rooms in Canada.

Interest Expense and Interest Income, net. Net interest expense, including interest expense and income to/from affiliates, decreased by $2.9 million, or 12%, in 2014 compared to 2013 primarily due to seven months of interest associated with the new credit facility in 2014, compared to interest expense associated with the affiliate debt for all of 2013. This decrease is partially offset due to the write-off of $3.5 million debt issuance costs associated with the credit agreement that was terminated in conjunction with the Spin-Off. Additionally, interest income was higher in 2014 as a result of higher cash balances during 2014 compared to 2013.

Income Tax Provision. Our income tax expense for the year ended December 31, 2014 totaled $31.4 million, or 20.1% of pretax loss, compared to income tax expense of $56.1 million, or 23.4% of pretax income, for the year ended December 31, 2013. Generally, our effective tax rates are lower than U.S. statutory rates because of lower foreign income tax rates. However, in 2014, our income tax provision and effective tax rate was impacted by the effect of non-deductible goodwill impairment charges, a valuation allowance of approximately $51.4 million established against deferred tax assets in Australia that are related to capital losses and not expected to be realized and a deferred tax liability of $25.3 million related to a portion of our undistributed foreign earnings which we no longer intend to continue to indefinitely reinvest.

Other Comprehensive Income (Loss). Other comprehensive loss decreased $29.0 million in 2014 compared to 2013 primarily as a result of foreign currency translation adjustments due to changes in the Canadian and Australian dollar exchange rates compared to the U.S. dollar. The Canadian dollar exchange rate compared to the U.S. dollar decreased 8% in 2014 compared to a 6% decrease in 2013. The Australian dollar exchange rate compared to the U.S. dollar decreased 8% in 2014 compared to a 14% decrease in 2013.

Segment Results of Operations – Canadian Segment

	YEAR ENDED DECEMBER 31,
	2014	2013	Change
Revenues ($ in thousands)
Lodge revenue (1)	$497,216	$548,743	$(51,527)
Mobile, open camp and product revenue	164,200	161,795	2,405

Total revenues	$661,416	$710,538	$(49,122)

Cost of sales and services ($ in thousands)	$402,182	$398,998	$3,184

Gross margin as a % of revenues	39.2%	43.8%	(4.6)%

Average Available Lodge Rooms (2)	12,557	11,541	1,016

RevPAR for Lodges (3)	$108	$130	$(22)

Occupancy in Lodges (4)	85%	92%	(7%)

Canadian dollar to U.S. dollar	$0.906	$0.971	$(0.065)

(1)	Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.

(2)	Average available rooms include rooms that are utilized for our personnel.
(3)	RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.
(4)	Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

Our Canadian segment reported revenues in 2014 that were $49.1 million, or 7%, lower than 2013. The weakening of the Canadian dollar relative to the U.S. dollar by 6.7% in 2014 compared to 2013 resulted in a $48.0 million year-over-year reduction in revenues. In addition, excluding the impact of the weaker Canadian exchange rates, the segment experienced a 3% decline in lodge revenues primarily due to a 11% year-over-year decrease in RevPAR largely related to lower room rates. Revenues were also reduced by approximately $4.9 million due to a contract amendment. Lodge revenues in 2014 were positively affected by a 9% increase year-over-year in average available rooms, due largely to the opening of the McClelland Lake Lodge in June 2014. Excluding the impact of weaker Canadian exchange rates, mobile, open camp and contract camp revenue was essentially flat year over year. Finally, product sales in 2014 were significantly higher than in 2013, due to several significant sales. Overall, Canadian product sales were $23.0 million for 2014 compared to $10.3 million for 2013.

Our Canadian segment cost of sales and services increased $3.2 million, or 1% in 2014 compared to 2013. The increase was driven by the increase in available rooms discussed above, as well as an increase in costs associated with product sales. This was slightly offset by a decrease in cost of sales and services related to lower occupancy. Although revenue decreased due to lower room rates, a corresponding decrease did not occur in costs of sales and services, as occupancy levels decreased to a lesser extent. However, the weakening of the average exchange rates resulted in a $29.1 million reduction in cost of sales.

Our Canadian segment gross margin as a percentage of revenues decreased from 43.8% in 2013 to 39.2% in 2014 primarily due to lower contracted room rates and occupancy in Canada. In addition, Canadian product sales generated gross margin of $0.8 million and $3.0 million for 2014 and 2013, respectively.

Segment Results of Operations – Australian Segment

	YEAR ENDED DECEMBER 31,
	2014	2013	Change
Revenues ($ in thousands)
Village revenue (1)	$213,279	$255,457	$(42,178)

Cost of sales ($ in thousands)	$89,507	$96,121	$(6,614)

Gross margin as a % of revenues	58.0%	62.4%	(4.4)%

Average Available Village Rooms (2)	9,271	8,925	346

RevPAR for Villages (3)	$63	$78	$(15)

Occupancy in Villages (4)	68%	83%	(15)%

Australian dollar to U.S. dollar	$0.902	$0.965	$(0.063)

(1)	Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.
(2)	Average available rooms include rooms that are utilized for our personnel.
(3)	RevPAR, or revenue per available room, is defined as village revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.
(4)	Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

Our Australian segment reported revenues in 2014 that were $42.2 million, or 16.5%, lower than 2013. The weakening of the average exchange rates for Australian dollars relative to the U.S. dollar by 6.5% in 2014 compared to 2013 resulted in a $15.8 million year-over-year reduction in revenues. Village revenues in 2014 were also negatively impacted by lower occupancy levels compared to 2013, primarily as a result of lower met coal prices and the resultant slowdown in mining activity partially offset by the contributions of the Boggabri Village, which commenced operations late in the third quarter of 2013.

Our Australian segment cost of sales decreased $6.6 million, or 6.9%, in 2014 compared to 2013. The decrease was driven almost entirely by the weakening of the Australian dollar. Although lower occupancy levels were experienced in many of our villages, this was offset by full year costs of the Boggabri Village, which commenced operations late in the third quarter 2013. Additionally, cost of sales was negatively impacted by increased repair and maintenance costs associated with a water treatment facility as well as higher development expenses.

Our Australian segment gross margin as a percentage of revenues declined from 62.4% in 2013 to 58% in 2014. This decrease was due to the continued slowdown in mining activity, driving lower occupancy levels.

Segment Results of Operations – United States Segment

	YEAR ENDED DECEMBER 31,
	2014	2013	Change

Revenues ($ in thousands)	$68,196	$75,109	$(6,913)

Cost of sales ($ in thousands)	$53,232	$54,496	$(1,264)

Gross margin as a % of revenues	21.9%	27.4%	(5.5)%

Our United States segment reported revenues in 2014 of $68.2 million, which were $6.9 million, or 9.2%, lower than 2013. Our offshore fabrication sales were down approximately $5.8 million, due to a significant project recognized in 2013 that was not repeated in 2014. Wellsite services and offshore rentals revenues were also down approximately $0.7 million and $1.1 million, respectively, due to reduced activity. These items were partially offset by an increase to mobile camp revenues of approximately $1.1 million resulting from the addition of two new lodges, which began operating in July and December 2013, respectively.

Our United States cost of sales decreased $1.3 million, or 2.3%, in 2014 compared to 2013. The decrease was driven by the reduced activity levels noted above.

Our United States segment gross margin as a percentage of revenues decreased from 27.4% in 2013 to 21.9% in 2014 primarily due to margin decreases in wellsite services and offshore.

Consolidated Results of Operations – Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

	YEAR ENDED DECEMBER 31,
	2013	2012	Change
	($ in thousands)
Revenues
Canada	$710,538	$717,160	$(6,622)
Australia	255,457	276,214	(20,757)
United States and other	75,109	115,501	(40,392)

Total revenues	1,041,104	1,108,875	(67,771)
Costs and expenses
Cost of sales and services
Canada	398,998	386,878	12,120
Australia	96,121	104,562	(8,441)
United States and other	54,496	60,918	(6,422)

Total cost of sales and services	549,615	552,358	(2,743)
Selling, general and administrative expenses	69,590	64,206	5,384
Depreciation and amortization expense	167,213	139,047	28,166
Other operating expense (income)	(4,770)	335	(5,105)

Total costs and expenses	781,648	755,946	25,702

Operating income	259,456	352,929	(93,473)
Interest expense and income, net	(23,837)	(26,159)	2,322
Other income	3,749	3,438	311

Income before income taxes	239,368	330,208	(90,840)
Income tax provision	(56,056)	(84,266)	28,210

Net income	183,312	245,942	(62,630)
Less: Net income attributable to noncontrolling interest	1,436	1,221	215

Net income attributable to Civeo	$181,876	$244,721	$(62,845)

We reported net income attributable to Civeo for the year ended December 31, 2013 of $181.9 million, or $1.70 per diluted share, including a pre-tax gain of $4.0 million ($2.6 million after-tax), or $0.02 per diluted share after-tax from a decrease to a liability associated with contingent acquisition consideration. Net income for 2013 also included $1.2 million, or $0.01 per diluted share after-tax, of losses incurred on extinguishment of debt. These results compare to net income attributable to Civeo for the year ended December 31, 2012 of $244.7 million, or $2.29 per diluted share, which included a gain of $17.9 million from a favorable contract settlement reported in our U.S. segment.

Revenues. Consolidated revenues decreased $67.8 million, or 6%, in 2013 compared to 2012. This decline was largely driven by decreases in all three of our segments, as further described in the segment discussions below.

Cost of Sales and Services. Our consolidated cost of sales decreased $2.7 million, or less than 1%, in 2013 compared to 2012 primarily due to reduced costs in Australia and the U.S., offset by increased costs in Canada. Please see further description in the segment discussions below.

Selling, General and Administrative Expenses. SG&A expense increased $5.4 million, or 8%, in 2013 compared to 2012 primarily due to increased bad debt expense, professional fees, rent and employee-related costs, partially offset by the weakening of the Australian and Canadian dollars relative to the U.S. dollar in 2013 compared to 2012.

Depreciation and Amortization Expense. Depreciation and amortization expense increased $28.2 million, or 20%, in 2013 compared to 2012 primarily due to capital expenditures made in Canadian lodges and Australian villages during 2012 and 2013.

Operating Income. Consolidated operating income decreased $93.4 million, or 26%, in 2013 compared to 2012 primarily due to the favorable contract settlement reported in our U.S. segment in 2012, the lower RevPAR in Canada, lower occupancy levels in Australia, increased depreciation expense on accommodations assets and lower utilization for our U.S. assets, partially offset by an increase in average available rooms in 2013 compared to 2012 and a gain of $4.0 million from a reduction in the fair value of a liability associated with contingent acquisition consideration in our U.S. segment.

Interest Expense and Interest Income, net. Net interest expense, including interest expense and income to/from affiliates, decreased by $2.3 million, or 9%, in 2013 compared to 2012 primarily due to decreased interest expense on the Canadian dollar-denominated long-term debt with affiliates as a result of the weakening of the Canadian dollar to U.S. dollar exchange rate in 2013 compared to 2012. During the second quarter of 2013, $1.2 million of deferred financing costs, representing the remaining unamortized balance of deferred financing costs associated with our Canadian term loan, was expensed due to its repayment in full. Interest income increased as a result of increased cash balances in interest bearing accounts.

Income Tax Provision. Our income tax provision in 2013 totaled $56.1 million, or 23% of pretax income, compared to income tax expense of $84.3 million, or 26% of pretax income, in 2012. The effective tax rates for the year ended December 31, 2013 and 2012, respectively, are lower than U.S. statutory rates due to a lower proportion of U.S. income which is taxed at higher statutory rates. Statutory corporate, federal tax rates in Canada and Australia were 25% and 30%, respectively, in both 2013 and 2012. The effective tax rate is below the statutory rate due to permanent differences related to the acquisition of our Australian operations.

Other Comprehensive Income (Loss). Other comprehensive loss increased $184.6 million in 2013 compared to 2012 primarily as a result of foreign currency translation adjustments due to changes in the Canadian and Australian dollar exchange rates compared to the U.S. dollar. The Canadian dollar exchange rate compared to the U.S. dollar decreased 6% in 2013 compared to a 2% increase in 2012. The Australian dollar exchange rate compared to the U.S. dollar decreased 14% in 2013 compared to a 1% increase in 2012.

Segment Results of Operations – Canadian Segment

	YEAR ENDED DECEMBER 31,
	2013	2012	Change
Revenues ($ in thousands)
Lodge revenue (1)	$548,743	$550,171	$(1,428)
Mobile, open camp and product revenue	161,795	166,989	(5,194)

Total revenues	$710,538	$717,160	$(6,622)
Cost of sales and services ($ in thousands)	$398,998	$386,878	$12,120
Gross margin as a % of revenues	43.8%	46.1%	(2.3%)
Average Available Lodge Rooms (2)	11,541	10,660	881
RevPAR for Lodges (3)	$130	$141	$(11)
Occupancy in Lodges (4)	92%	93%	(1)%
Canadian dollar to U.S. dollar	$0.971	$1.001	$(0.030)

(1)	Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.
(2)	Average available rooms include rooms that are utilized for our personnel.
(3)	RevPAR, or revenue per available room, is defined as lodge revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.

(4)	Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

Our Canadian segment reported revenues in 2013 that were $6.6 million, or 1%, lower than those in 2012. The decrease in Canadian accommodations revenue primarily resulted from a 8% reduction in RevPAR in our lodges. The RevPAR reduction was due to a 3% weakening of the Canadian dollar relative to the U.S. dollar as well as lower contracted rates at our Wapasu Lodge and modestly reduced occupancy at our Beaver River and Athabasca Lodges. Those declines were partially offset by an 8% increase in the average number of available lodge rooms.

Our Canadian segment cost of sales increased $12.1 million, or 3%, in 2013 compared to 2012, due primarily to increased room capacity at Henday and Conklin lodges, as well as the start-up of Anzac Lodge.

Our Canadian segment gross margin as a percentage of revenues fell from 46% in 2012 to 44% in 2013 primarily due to lower room rates.

Segment Results of Operations – Australian Segment

	YEAR ENDED DECEMBER 31,
	2013	2012	Change
Revenues ($ in thousands)
Village revenue (1)	$255,457	$273,722	$(18,265)
Mobile, open camp and product revenue	—	2,492	(2,492)

Total revenues	$255,457	$276,214	$(20,757)

Cost of sales ($ in thousands)	$96,121	$104,562	$(8,441)

Gross margin as a % of revenues	62.4%	62.1%	0.3%

Average Available Village Rooms (2)	8,925	7,761	1,164

RevPAR for Villages (3)	$78	$97	$(19)

Occupancy in Villages (4)	83%	93%	(10%)

Australian dollar to U.S. dollar	$0.965	$1.036	$(0.071)

(1)	Includes revenue related to rooms as well as the fees associated with catering, laundry and other services including facilities management.
(2)	Average available rooms include rooms that are utilized for our personnel.
(3)	RevPAR, or revenue per available room, is defined as village revenue divided by the product of (a) average available rooms and (b) days in the period. An available room is defined as a calendar day during which the room is available for occupancy.
(4)	Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out of service rooms.

Our Australian segment reported revenues in 2013 that were $20.7 million, or 7%, below 2012. Increased revenue at our Coppabella and Narrabri villages due to room additions as well as contributions from our new Karratha village were offset by lower occupancy at our Middlemount and Calliope villages. Additionally, the exchange rate between the U.S. dollar and Australian dollar resulted in a 7% year over year reduction in revenue. Within Australia, the average number of available rooms increased by 15%, but unfavorable exchange rate movements and reduced occupancy at Calliope and Middlemount contributed to a decrease in RevPAR of 19%.

Our Australian segment cost of sales decreased $8.4 million, or 8%, in 2013 compared to 2012 primarily due to a weaker Australian dollar relative to the U.S. dollar and lower occupancy partially offset by an increased room capacity of 15%.

Our Australian segment gross margin as a percentage of revenues was flat at 62% in 2013 compared to 2012.

Segment Results of Operations – United States Segment

	YEAR ENDED DECEMBER 31,
	2013	2012	Change

Revenues ($ in thousands)	$75,109	$115,502	$(40,393)

Cost of sales ($ in thousands)	$54,496	$60,918	$(6,422)

Gross margin as a % of revenues	27.4%	47.3%	(19.9)%

Our U.S. segment reported revenues in 2013 that were $40.4 million, or 35%, below 2012. The decrease in U.S. revenue was primarily due to lower utilization of our rooms due to poor weather conditions in the Bakken region, a weaker land drilling market in the regions in which we serve, as well as a surplus of available rooms. Additionally, 2012 results included $18.3 million in revenue from a favorable contract settlement reported during the first quarter of 2012.

Our U.S. segment cost of sales decreased $6.4 million, or 11%, in 2013 compared to 2012 primarily due to lower revenues in the segment.

Our U.S. segment gross margin as a percentage of revenues decreased from 47% in 2012, which was heavily influenced by $17.9 million in gross profit due to a favorable contract settlement, to 27% in 2013. Excluding the contract settlement, gross margin in the U.S. would have been 38% in 2012. The year over year negative variance is primarily due to lower utilization of our rooms due to a reduced rig count in our regions of operation and weather related issues in the Bakken as well as reduced pricing due to high levels of competition. U.S. accommodations are driven by shorter-term and spot contracts and, therefore, experience more volatility due to commodity price changes.

Liquidity and Capital Resources

Our primary liquidity needs are to fund capital expenditures, which in the past have included expanding and improving our accommodations, developing new lodges and villages, purchasing or leasing land under our land banking strategy and for general working capital needs. In addition, capital has been used to repay debt, fund strategic business acquisitions and pay dividends. Historically, our primary sources of funds have been cash flow from operations, credit facilities in Australia and Canada and liquidity provided by Oil States. Looking forward, we expect our primary sources of funds to be available cash, cash flow from operations, borrowings under our credit facility and capital markets transactions.

	U.S.	Canada	Australia (1)	Total
Lender commitments	$450,000	$100,000	$100,000	$650,000
Reductions in availability (2)	(153,825)	(34,183)	(34,183)	(222,191)
Borrowings against revolver capacity	—	—	—	—
Outstanding letters of credit	(715)	(5,136)	—	(5,851)

Unused availability	295,460	60,681	65,817	421,958
Cash and cash equivalents	12,936	140,987	109,391	263,314

Total available liquidity as of December 31, 2014	$308,396	$201,668	$175,208	$685,272

(1)	We also have an A$30 million line of credit facility. There were no borrowings or letters of credit outstanding, but we had bank guarantees of $1.4 million under this facility outstanding as of December 31, 2014.

(2)	As of December 31, 2014, our borrowing capacity under our Credit Facility was reduced by $222.2 million as a result of borrowing limitations under a financial covenant. For the purposes of the table, the reduction is shown pro-rata across the tranches of the credit facility.

Cash totaling $291.1 million was provided by operations during 2014 compared to $337.4 million provided by operations during 2013 and $432.7 million during 2012. The decrease in operating cash flow in 2014 compared to 2013 was primarily due to weaker Canadian and Australian dollars relative to the U.S. dollar and lower occupancy levels in lodges and villages, partially offset by lower cash used by working capital. The decrease in operating cash flow in 2013 compared to 2012 was primarily due to weaker Canadian and Australian dollars relative to the U.S. dollar and lower occupancy levels in the lodges and villages. During 2014, $5.2 million was provided by working capital. During the year ended December 31, 2013, changes in working capital used $27.6 million of cash flow compared to $33.0 million generated from working capital for the year ended December 31, 2012. The primary changes in working capital from 2013 to 2012 were related to purchases of inventory and a reduction in taxes payable.

Cash was used in investing activities during 2014, 2013 and 2012 in the amounts of $239.1 million, $284.2 million and $305.7 million respectively. Capital expenditures totaled $251.2 million, $291.7 million and $314.0 million respectively. Capital expenditures in each year consisted principally of construction and installation of assets for our lodges and villages primarily in support of Canadian oil sands projects, including the McClelland Lake Lodge in the Athabasca oil sands region in 2014, and Australian mining production and development projects.

We expect our capital expenditures for 2015 to be in the range of $75 million to $85 million, which excludes approximately $50 million for unannounced and uncommitted projects, the spending for which is contingent on obtaining customer contracts. Whether planned expenditures will actually be spent in 2015 depends on industry conditions, project approvals and schedules, customer room commitments and project and construction timing. We expect to fund these capital expenditures with available cash, internally generated funds and borrowings under our credit facility. The foregoing capital expenditure forecast does not include any funds for strategic acquisitions, which the Company could pursue depending on the economic environment in our industry and the availability of transactions at prices deemed to be attractive to us.

The table below delineates historical capital expenditures split between development spending on our lodges and villages, land banking spending, mobile and open camp spending and other capital expenditures. We classify capital expenditures for rooms and central facilities at our lodges and villages as development capital expenditures. Land banking spending consists of land acquisition and initial permitting or zoning costs. Other capital expenditures in the table below relate to routine capital spending for support equipment, upgrades to infrastructure at our lodge and village properties and spending related to our manufacturing facilities among other items. We have also classified the expenditures between expansionary and maintenance spending.

Based on management’s judgment of capital spending classifications, we believe the following table represents the components of capital expenditures for the years ended December 31, 2014, 2013 and 2012 (in millions):

	Year Ended December 31,
	2014			2013			2012
	Expansion	Maint	Total	Expansion	Maint	Total	Expansion	Maint	Total
Development	$164.0	$4.3	$168.3	$100.9	$0.1	$101.0	$163.8	$0.3	$164.1
Lodge/village	14.3	15.9	30.2	16.2	48.8	65.0	7.8	28.8	36.6
Land banking	7.2	—	7.2	15.4	—	15.4	7.9	—	7.9
Mobile/open camp	14.5	22.5	37.0	46.0	56.4	102.4	50.5	51.1	101.6
Other...	4.4	4.1	8.5	4.1	3.8	7.9	1.1	2.7	3.8

Total	$204.4	$46.8	$251.2	$182.6	$109.1	$291.7	$231.1	$82.9	$314.0

Development spending in 2014 was primarily related to the construction of our McClelland Lake lodge in the northern Athabasca oil sands region of Canada. Development spending in 2013 was primarily related to the expansion of the Beaver River and Conklin lodges, and completion of the initial rooms at our Anzac lodge in Canada. In 2013, we also completed the initial phase of construction at Boggabri village in Australia. In addition, we commenced construction of our McClelland Lake lodge in the northern Athabasca oil sands region of Canada. Development capital expenditures in 2012 were primarily related to the expansion of the Athabasca, Henday and Conklin lodges in Canada and the commencement of Anzac lodge, also in Canada. In Australia, we continued the expansion of the Coppabella, Dysart, Moranbah and Narrabri villages, completed construction of the initial stage of the Karratha village and commenced construction on the Boggabri village.

Open and mobile camp spending in 2014 was primarily related to additions to our Canadian mobile camp assets as well as spending on our Antler River open camp in Melita, Manitoba. Open and mobile camp spending in 2013 was primarily related to additions to our Canadian mobile camp assets as well as spending on our Boundary open camp in Estevan, Saskatchewan and open camp locations in Killdeer, North Dakota and Pecos, Texas. Capital spending on mobile camp units and open camps in 2012 was primarily related to additions to our well site and Canadian mobile camp assets as well as our open camp locations in Three Rivers, Texas; Estevan, Saskatchewan; and Red Earth, Alberta.

At December 31, 2014, we had cash totaling $250.4 million held by foreign subsidiaries, primarily in Canada and Australia. Previously, we had assumed indefinite reinvestment of earnings and had not recorded a U.S. tax liability upon the assumed repatriation of foreign earnings. Our intent was to utilize these cash balances for future investment outside the United States. However, based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with the maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015. This expectation, coupled with our expectations of lower earnings and cash flows in 2015, has caused our expectations surrounding indefinite reinvestment of undistributed earnings of our foreign subsidiaries to change. As a result, we recognized an incremental income tax liability of $25.3 million in the fourth quarter 2014. Because there is no assurance that we will be able to complete our planned migration to Canada, we were required to record this incremental income tax liability. Our planned migration to Canada, if and when completed, may allow us to reduce the amount of the incremental income tax liability we recorded. Please see Note 13 – Income Taxes to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

Net cash of $16.2 million was provided by financing activities during 2014, in part due to contributions from Oil States of $28.3 million. Borrowings of $775.0 million under our new term loan facility funded the cash distribution of $750.0 million to Oil States on May 28, 2014. Net cash of $30.3 million was provided by financing activities during 2013, primarily due to contributions from Oil States and partially offset by the repayment of all amounts outstanding under our previous Canadian term loan and repayments under our previous Australian credit facility. Net cash of $1.5 million was provided by financing activities during 2012, primarily as a result of contributions from Oil States, partially offset by repayments on our previous Canadian term loan and Australian credit facility, payment of financing costs related to our previous Australian credit facility and the repayment of the remaining outstanding balance of a note with the former owners of Mountain West.

We believe that cash on hand and cash flow from operations will be sufficient to meet our liquidity needs in the coming twelve months. If our plans or assumptions change, or are inaccurate, or if we make acquisitions, we may need to raise additional capital. Acquisitions have been, and our management believes acquisitions will continue to be, an element of our business strategy. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable and uncertain. We may seek to fund all or part of any such efforts with proceeds from debt and/or equity issuances. Our ability to obtain capital for additional projects to implement our growth strategy over the longer term will depend upon our future operating performance, financial condition and, more broadly, on the availability of equity and debt financing. Capital availability will be affected by prevailing conditions in our industry, the global economy, the global financial markets and other factors, many of which are beyond our control. In addition, such additional debt service requirements could be based on higher interest rates and shorter maturities and could impose a significant burden on our results of operations and financial condition, and the issuance of additional equity securities could result in significant dilution to stockholders. In addition, in some cases, we may incur costs to acquire land and/or construct assets without securing a customer contract or prior to finalization of an accommodations contract with a customer. If the contract is not obtained or delayed, the resulting impact could result in an impairment of the related investment.

Credit Facility and Long Term Debt. We historically relied on Oil States for financial support and cash management. Following the Spin-Off, our capital structure and sources of liquidity changed. In conjunction with the Spin-Off, on May 28, 2014, we entered into (i) a $650.0 million, 5-year revolving credit facility which is allocated as follows: (A) a $450.0 million senior secured revolving credit facility in favor of Civeo, as borrower, (B) a $100.0 million senior secured revolving credit facility in favor of certain of our Canadian subsidiaries, as borrowers, and (C) a $100.0 million senior secured revolving credit facility in favor of one of our Australian subsidiaries, as borrower, and (ii) a $775.0 million, 5-year term loan facility in favor of Civeo (collectively, the Credit Facility). U.S. dollar amounts outstanding under the Credit Facility bear interest at a variable rate equal to LIBOR plus a margin of 1.75% to 2.75%, or a base rate plus 0.75% to 1.75%, in each case based on a ratio of our total leverage to EBITDA (as defined in the Credit Facility). Canadian dollar amounts outstanding under the Credit Facility bear interest at a variable rate equal to CDOR plus a margin of 1.75% to 2.75%, or a base rate plus a margin of 0.75% to 1.75%, in each case based on a ratio of our total leverage to EBITDA (as defined in the Credit Facility). Australian dollar amounts outstanding under the Credit Facility bear interest at a variable rate equal to BBSY plus a margin of 1.75% to 2.75%, based on a ratio of our total leverage to EBITDA (as defined in the Credit Facility). We paid certain customary fees with respect to the Credit Facility. We have 15 lenders in our Credit Facility with commitments ranging from $20 million to $195 million.

The Credit Facility contains customary affirmative and negative covenants that, among other things, limit or restrict (i) subsidiary indebtedness, liens and fundamental changes, (ii) asset sales, (iii) margin stock, (iv) specified acquisitions, (v) restrictive agreements, (vi) transactions with affiliates and (vii) investments and other restricted payments, including dividends and other distributions. Specifically, we must maintain an interest coverage ratio, defined as the ratio of consolidated EBITDA (as defined in the Credit Facility) to consolidated interest expense, of at least 3.0 to 1.0 and our maximum leverage ratio, defined as the ratio of total debt to consolidated EBITDA, of no greater than 3.5 to 1.0. Each of the factors considered in the calculations of these ratios are defined in the Credit Facility. EBITDA and consolidated interest, as defined, exclude goodwill impairments, debt discount amortization and other non-cash charges. We are in compliance with these covenants as of December 31, 2014. Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness by approximately $250 million in order to comply with the maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015. Accordingly, in the event the migration does not occur, as further discussed below, we currently plan to reduce our term loan with existing cash on hand and cash expected to be generated in 2015.

Borrowings under the Credit Facility are secured by a pledge of substantially all of our assets and the assets of our subsidiaries. Obligations under the Credit Facility are also guaranteed by our significant subsidiaries.

In order to consummate our redomicile to Canada, we will be required to obtain the consent of the lenders under our Credit Facility. In addition, we may seek to amend our Credit Facility to reallocate a majority of the lender commitments under the facilities to increase the borrowing capacity available to our Canadian and Australian operations, the operational jurisdictions in which we expect such availability will be needed, and to reduce the borrowing capacity availability to our U.S. operations. As part of the refinancing, we may also reduce our overall borrowing capacity. We also may seek to refinance some or all of our existing $775 million term loan with bank debt or other debt issuances, and we expect to use existing cash on hand and cash expected to be generated in 2015 to repay a portion of the term loan, which will negatively impact our liquidity. We may not be able to obtain the consent of our lenders to the redomicile transaction, or to refinance our credit facility or term loan, without paying significant fees or at all. Any failure to refinance our credit facility or term loan could reduce the expected benefits of the redomicile transaction.

Dividends. We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. In late December 2014, our board of directors, upon the unanimous recommendation of the value creation committee of the board, unanimously determined to suspend our quarterly dividend in order to maintain our financial flexibility and best position our company for long-term success. The declaration and amount of all dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends on our Common Shares is limited by covenants in our Credit Facility. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes in the United States if we are required to repatriate foreign earnings to pay such dividends. If we elect to pay dividends in the future, the amount per share of our dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. There can be no assurance that we will pay a dividend in the future.

Effects of Inflation

Our revenues and results of operations have not been materially impacted by inflation in the past three fiscal years.

Off-Balance Sheet Arrangements

As of December 31, 2014, we had no off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations

The following summarizes our contractual obligations at December 31, 2014, and the effect such obligations are expected to have on our liquidity and cash flow over the next five years (in thousands):

	Total	Less Than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years
Total debt, including capital leases	$775,000	$19,375	$77,500	$678,125	$—
Interest payments(1)	77,170	19,005	35,503	22,662	—
Purchase obligations	39,804	39,804	—	—	—
Non-cancelable operating lease obligations	39,826	6,452	10,410	7,490	15,474
Asset retirement obligations – expected cash payments	40,772	3,794	8,303	4,505	24,170

Total contractual cash obligations	$972,572	$88,430	$131,716	$712,782	$39,644

(1)	Interest payments due under the U.S. term loan, which matures on May 28, 2019; based on a weighted average interest rate of 2.4% for the twelve month period ended December 31, 2014.

Our debt obligations at December 31, 2014 are included in our consolidated balance sheet, which is a part of our consolidated financial statements in Item 8 of this annual report. We have not entered into any material leases subsequent to December 31, 2014.

Due to the uncertainty with respect to the timing of future cash flows associated with our uncertain tax positions at December 31, 2014, we are unable to make reasonably reliable estimates of the period of cash settlement with the respective taxing authorities.

Critical Accounting Policies

Our consolidated financial statements in Item 8 of this annual report have been prepared in accordance with accounting principles generally accepted in the United States (GAAP), which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, thus impacting our reported results of operations and financial position. The critical accounting policies and estimates described in this section are those that are most important to the depiction of our financial condition and results of operations and the application of which requires management’s most subjective judgments in making estimates about the effect of matters that are inherently uncertain. We describe our significant accounting policies more fully in Note 2 to the notes to consolidated financial statements in Item 8 of this annual report.

Accounting for Contingencies

We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims sometimes involve threatened or actual litigation where damages have been quantified and we have made an assessment of our exposure and recorded a provision in our accounts to cover an expected loss. Other claims or liabilities have been estimated based on their fair value or our experience in these matters and, when appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of these uncertainties, our future reported financial results will be impacted by the difference between our estimates and the actual amounts paid to settle a liability. Examples of areas where we have made important estimates of future liabilities include litigation, taxes, interest, insurance claims, contract claims and obligations and asset retirement obligations.

Impairment of Tangible and Intangible Assets, including Goodwill

Goodwill. Goodwill represents the excess of the purchase price paid for acquired businesses over the allocated fair value of the related net assets after impairments, if applicable. Our goodwill totaled $45.3 million, or 2%, of our total assets, as of December 31, 2014.

We do not amortize goodwill. We evaluate goodwill for impairment, at the reporting unit level, annually and when an event occurs or circumstances change to suggest that the carrying amount may not be recoverable. A reporting unit is the operating segment, or a business one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by management at the component level. Each segment of our business represents a separate reporting unit, and all three of our reporting units have or had goodwill. We recognize an impairment loss for any amount by which the carrying amount of a reporting unit’s goodwill exceeds the reporting unit’s implied fair value (IFV) of goodwill. We conduct our annual impairment test as of November 30 of each year. Our assessment consists of a two-step impairment test. In the first step, we compare each reporting unit’s carrying amount, including goodwill, to the IFV of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired, and a second step is performed to determine the amount of impairment, if any.

We are given the option to test for impairment of our goodwill by first performing a qualitative assessment to determine whether it is more likely than not (that is, likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the currently prescribed two-step impairment test is unnecessary. In developing a qualitative assessment to meet the “more-likely-than-not” threshold, each reporting unit with goodwill is assessed separately and different relevant events and circumstances are evaluated for each unit. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

In 2014 and 2013, we chose to bypass the qualitative assessment and proceed directly to the first step of the impairment test. In performing the two-step impairment test, we compare each reporting unit’s carrying amount, including goodwill, to the IFV of the reporting unit. Because none of our reporting units has a publically quoted market price, we must determine the value that willing buyers and sellers would place on the reporting unit through a routine sale process (a Level 3 fair value measurement). In our analysis, we target an IFV that represents the value that would be placed on the reporting unit by market participants, and value the reporting unit based on historical and projected results throughout a cycle, not the value of the reporting unit based on trough or peak earnings. The IFV of the reporting unit is estimated using a combination of (i) an analysis of trading multiples of comparable companies (Market Approach) and (ii) discounted projected cash flows (Income Approach). We also use acquisition multiples analyses in certain circumstances. The relative weighting of each approach varies by reporting unit, based on management’s judgment.

Market Approach - This valuation approach utilizes publicly traded comparable companies’ enterprise values, as compared to their recent and forecasted earnings before interest, taxes and depreciation (EBITDA) information. We used an average EBITDA multiple ranging from approximately 6.5x to approximately 9.5x depending on the reporting unit. We use EBITDA because it is a widely used key indicator of the cash generating capacity of companies in our industry.

Income Approach - This valuation approach derives a present value of the reporting unit’s projected future annual cash flows over the next five years. We use a variety of underlying assumptions to estimate these future cash flows, including assumptions relating to future economic market conditions, rates, occupancy levels, costs and expenses and capital expenditures. These assumptions vary by each reporting unit depending on market conditions. In addition, a terminal value is estimated, using a Gordon Growth methodology with a long-term growth rate of 3%. We discount our projected cash flows using a long-term weighted average cost of capital based on our estimate of investment returns that would be required by a market participant. The weighted average cost of capital used in our analysis ranged from 9% to 11%, depending on the reporting unit.

The IFV of our reporting units is affected by future oil, coal and natural gas prices, anticipated spending by our customers, and the cost of capital. Our estimate of IFV requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact each of the reporting units’ operations in the future, and are therefore uncertain. We selected these valuation approaches because we believe the combination of these approaches and our best judgment regarding underlying assumptions and estimates provides us with the best estimate of fair value for each of our reporting units. We believe these valuation approaches are proven valuation techniques and methodologies for our industry and widely accepted by investors. The IFV of each reporting unit would change if our assumptions under these valuation approaches, or relative weighting of the valuation approaches, were materially modified.

In 2014, in performing step one of the goodwill impairment test, the carrying amounts of our U.S. and Australia reporting units exceeded the respective reporting unit’s IFV. Accordingly, we proceeded to the second step for those reporting units. This second step compared the IFV of each reporting unit’s goodwill with the carrying amount of such goodwill. We performed a hypothetical allocation of the fair value of the reporting units determined in step one to all of the assets and liabilities of the unit, including any unrecognized intangible assets. After making these hypothetical allocations, we determined zero residual value remained that could be allocated to goodwill within our U.S. and Australian reporting units. As a result, we recorded impairment charges totaling $16.6 million and $186.1 million to goodwill for our U.S. and Australian reporting units, respectively. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets to the notes to consolidated financial statements in Item 8 of this annual report for further discussion of the resulting impairments. In 2013 and 2012, our goodwill impairment tests indicated that the fair value of each of our reporting units was greater than its carrying amount.

Definite-Lived Tangible and Intangible Assets. The recoverability of the carrying values of tangible and intangible assets is assessed at an asset group level which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Whenever, in management’s judgment, events or changes in circumstances indicate that the carrying value of such asset groups may not be recoverable based on estimated future cash flows, an asset impairment evaluation if performed. Indicators of impairment might include persistent negative economic trends affecting the markets we serve, recurring losses or lowered expectations of future cash flows expected to be generated by our assets. Our industry is cyclical and our estimates of the period over which future cash flows will be generated, as well as the predictability of these cash flows and our determination of whether a decline in value of our investment has occurred, can have a significant impact on the carrying value of these assets and, in periods of prolonged down cycles, may result in impairment losses. If this assessment indicates that the carrying values will not be recoverable, an impairment loss is recognized equal to the excess of the carrying value over the fair value of the asset group. The fair value of the asset group is based on prices of similar assets, if available, or discounted cash flows.

In late 2014, as a result of the decline in global crude oil prices and forecasts for a potentially protracted period of lower prices, management assessed the carrying value of all of its long-lived asset groups to determine if they continued to be recoverable based on estimated future cash flows. In performing this analysis, the first step was to compare each asset group’s carrying value to estimates of undiscounted future cash flows. We used a variety of underlying assumptions to estimate these future cash flows, including assumptions relating to future economic market conditions, rates, occupancy levels, costs and expenses and capital expenditures. The estimates were consistent with those used for purposes of our goodwill impairment test, as further discussed in Goodwill, above.

Based on the assessment, the carrying values of certain of our asset groups were determined to not be recoverable, and we proceeded to the second step. In this step, we compared the fair value of the respective asset group to its carrying value. Our estimate of the fair value requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact each of the asset groups’ operations in the future, and are therefore uncertain. We recorded impairment losses of $76.2 million during the fourth quarter 2014 as a result, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment. Of the $59.0 million impairment related to our U.S. segment, $55.8 million reduced the value of our fixed assets and $3.2 million was recorded on our amortizable intangible assets.

Indefinite-Lived Intangible Assets. We are required to evaluate our indefinite-lived intangible assets for impairment annually and when an event occurs or circumstances change to suggest the carrying amount may not be recoverable. In performing the impairment test, we compare the fair value of the indefinite-lived intangible asset with its carrying amount. The measurement of the impairment is calculated based on the excess of the carrying value over its fair value. In 2014, we recognized a $9.0 million impairment of an indefinite-lived intangible asset in Australia, which is included in Impairment expense on the accompanying consolidated statements of operations. Due to the Spin-Off, and the resulting rebranding of our Australian operations from The MAC to Civeo, it was determined that the fair value of an intangible asset associated with The MAC brand had been reduced to nil. During 2013 and 2012, no provision for impairment of other intangible assets was required.

Revenue and Cost Recognition

Revenues are recognized based on a periodic (usually daily), or room rate or when the services are rendered. Revenues are recognized in the period in which services are provided pursuant to the terms of our contractual relationships with our customers. In some contracts, the rate or committed room numbers may vary over the contract term. In these cases, revenue may be deferred and recognized on a straight-line basis over the contract term. Revenue from the sale of products, not accounted for utilizing the percentage-of-completion method, is recognized when delivery to and acceptance by the customer has occurred, when title and all significant risks of ownership have passed to the customer, collectability is probable and pricing is fixed and determinable. Our product sales terms do not include significant post-delivery obligations.

For significant projects, revenues are recognized under the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract (cost-to-cost method).

Billings on such contracts in excess of costs incurred and estimated profits are classified as deferred revenue. Costs incurred and estimated profits in excess of billings on percentage-of-completion contracts are recognized as unbilled receivables. Management believes this method is the most appropriate measure of progress on large contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Factors that may affect future project costs and margins include weather, production efficiencies, availability and costs of labor, materials and subcomponents. These factors can significantly impact the accuracy of our estimates and materially impact our future reported earnings.

Revenues exclude taxes assessed based on revenues such as sales or value added taxes.

Cost of services includes labor, food, utilities, cleaning supplies and other costs associated with operating the accommodations facilities. Cost of goods sold includes all direct material and labor costs and those costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general, and administrative costs are charged to expense as incurred.

Allowance for Doubtful Accounts

The determination of the collectability of amounts due from customer accounts requires us to make judgments regarding future events and trends. Allowances for doubtful accounts are determined based on a continuous process of assessing our accounts receivable on an individual customer basis, taking into account current market conditions and trends. This process consists of a thorough review of historical collection experience, current aging status of the customer accounts, and financial condition of our customers. Based on a review of these factors, we will establish or adjust allowances for specific customers. A substantial portion of our revenues come from oil companies in the Canadian oil sands and Australian mining companies. If worldwide commodity prices continue to deteriorate, the creditworthiness of our customers could also deteriorate, they may be unable to pay these receivables, and additional allowances could be required. At December 31, 2014 and 2013, our allowance for bad debts totaled $4.0 million and $3.7 million, or 2.4% and 2.0% of gross accounts receivable, respectively.

Estimation of Useful Lives

The selection of the useful lives of many of our assets requires the judgments of our operating personnel as to the length of these useful lives. Our judgment in this area is influenced by our historical experience in operating our assets, technological developments and expectations of future demand for the assets. Should our estimates be too long or short, we might eventually report a disproportionate number of losses or gains upon disposition or retirement of our long-lived assets. We believe our estimates of useful lives are appropriate.

Stock-Based Compensation

Our historic stock-based compensation is based on participating in Civeo’s 2014 Equity Participation Plan and, prior to the Spin-Off, the Oil States 2001 Equity Participation Plan (collectively, the Plans). Our disclosures reflect only our employees’ participation in the Plans. Since the adoption of the accounting standards regarding share-based payments, we are required to estimate the fair value of stock compensation made pursuant to awards under the Plans. An initial estimate of the fair value of each stock option or restricted stock award determines the amount of stock compensation expense we will recognize in the future. For stock option awards prior to the Spin-Off, to estimate the value of the awards under the Plan, Oil States selected a fair value calculation model. Oil States chose the Black Scholes Merton “closed form” model to value stock options awarded under the Plan. Oil States chose this model because option awards were made under straightforward vesting terms, option prices and option lives. Utilizing the Black Scholes Merton model required Oil States to estimate the length of time options will remain outstanding, a risk free interest rate for the estimated period options are assumed to be outstanding, forfeiture rates, future dividends and the volatility of our common stock. All of these assumptions affect the amount and timing of future stock compensation expense recognition. We have not made any stock option awards subsequent to the Spin-Off, but, in the event that we make future awards, we expect to utilize a similar valuation methodology. We will continually monitor our actual experience and change assumptions for future awards as we consider appropriate.

Income Taxes

We follow the liability method of accounting for income taxes in accordance with current accounting standards regarding the accounting for income taxes. Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws in effect at the time the underlying assets or liabilities are recovered or settled.

When our earnings from foreign subsidiaries are considered to be indefinitely reinvested, no provision for U.S. income taxes is made for these earnings. If any of the subsidiaries have a distribution of earnings in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. During the fourth quarter of 2014, we reevaluated our intent to indefinitely reinvest earnings of foreign subsidiary companies. Due to our expectations of lower earnings and cash flows in 2015, as well as the likelihood of being required to reduce our outstanding indebtedness in the third and fourth quarters of 2015 in order to comply with our Credit Facility covenants, we have recognized a deferred tax liability of $25.3 million related to a portion of our undistributed foreign earnings. We expect to provide U.S. income taxes on future foreign earnings, which will increase our effective income tax rate in future periods.

We record a valuation allowance in each reporting period when management believes that it is more likely than not that any deferred tax asset created will not be realized. Management will continue to evaluate the appropriateness of the valuation allowance in the future based upon our operating results. In 2014, we recorded a valuation allowance of $51.4 million related to deferred tax assets related to capital losses that are not expected to be realized. Please see Note 13 – Income Taxes to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

In accounting for income taxes, we are required to estimate a liability for future income taxes for any uncertainty for potential income tax exposures. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

For periods prior to the Spin-Off, our results have been reported in the consolidated tax return of Oil States. We have determined our U.S. income taxes in the combined financial statements by assuming our results are excluded from the consolidated return and then comparing consolidated taxable income and taxes due with and then without our results. Canadian and Australian taxes are based on actual tax returns filed by our foreign subsidiaries.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the FASB), which are adopted by us as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our consolidated financial statements upon adoption. Please see Note 3 – Recent Accounting Pronouncements to the notes to consolidated financial statements in Item 8 of this annual report for further discussion.

ITEM 7A.	Quantitative and Qualitative Disclosures about Market Risk

Our principal market risks are our exposure to changes in interest rates and foreign currency exchange rates.

Interest Rate Risk

We have credit facilities that are subject to the risk of higher interest charges associated with increases in interest rates. As of December 31, 2014, we had floating-rate obligations totaling $775.0 million outstanding under our credit facilities. These floating-rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If floating interest rates increase by 1%, our consolidated interest expense would increase by a total of approximately $7.75 million annually based on our floating-rate debt obligations as of December 31, 2014.

Foreign Currency Exchange Rate Risk

Our operations are conducted in various countries around the world and we receive revenue and pay expenses from these operations in a number of different currencies. As such, our earnings are subject to movements in foreign currency exchange rates when transactions are denominated in (i) currencies other than the U.S. dollar, which is our functional currency, or (ii) the functional currency of our subsidiaries, which is not necessarily the U.S. dollar. Excluding intercompany balances, our Canadian dollar and Australian dollar functional currency net assets total approximately C$1.1 billion and A$0.8 billion, respectively, at December 31, 2014. We use a sensitivity analysis model to measure the impact of a 10% adverse movement of foreign currency exchange rates against the U.S. dollar. A hypothetical 10% adverse change in the value of the Canadian dollar and Australian dollar relative to the U.S. dollar as of December 31, 2014 would result in translation adjustments of approximately $106 million and $77 million, respectively, recorded in other comprehensive loss. Although we do not currently have any foreign exchange agreements outstanding, in order to reduce our exposure to fluctuations in currency exchange rates, we may enter into foreign exchange agreements with financial institutions in the future.

ITEM 8.	Financial Statements and Supplementary Data

Our Consolidated Financial Statements and supplementary data appear on pages 79 through 118 of this Annual Report on Form 10-K and are incorporated by reference into this Item 8. Selected quarterly financial data is set forth in Note 20 to our Consolidated Financial Statements, which is incorporated herein by reference.

ITEM 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements on any matters of accounting principles or financial statement disclosure between us and our independent auditors during our two most recent fiscal years or any subsequent interim period.

ITEM 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this Annual Report on Form 10-K, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Our disclosure controls and procedures are designed to provide reasonable assurance that the information required to be disclosed by us in reports that we file under the Exchange Act is accumulated and communicated to our management, including our

Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure and is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective as of December 31, 2014 at the reasonable assurance level.

(i) Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with GAAP. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that our receipts and expenditures are being made only in accordance with authorizations of management and our directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even effective internal control over financial reporting can only provide reasonable assurance of achieving their control objectives.

This annual report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our registered public accounting firm due to a transition period established by rules of the Securities and Exchange Commission for newly public companies.

Changes in Internal Control over Financial Reporting

During the three months ended December 31, 2014 there were no changes in our internal control over financial reporting which have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B.	Other Information

Not applicable.

PART III

ITEM 10.	Directors, Executive Officers and Corporate Governance

The information required by Item 10 hereby is incorporated by reference to such information as set forth in the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders.

The Board of Directors of the Company (the Board) has documented its governance practices by adopting several corporate governance policies. These governance policies, including the Company’s Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics and Financial Code of Ethics for Senior Officers, as well as the charters for the committees of the Board (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) may also be viewed at the Company’s website. The Financial Code of Ethics for Senior Officers applies to our principal executive officer, principal financial officer, principal accounting officer and certain other senior officers. We intend to disclose any amendments to or waivers from our Financial Code of Ethics for Senior Officers by posting such information on our website at www.civeo.com. Copies of such documents will be sent to shareholders free of charge upon written request to the corporate secretary at the address shown on the cover page of this annual report.

ITEM 11.	Executive Compensation

The information required by Item 11 hereby is incorporated by reference to such information as set forth in the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders.

ITEM 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by Item 12 hereby is incorporated by reference to such information as set forth in the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders.

ITEM 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by Item 13 hereby is incorporated by reference to such information as set forth in the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders.

ITEM 14.	Principal Accounting Fees and Services

The information required by Item 14 hereby is incorporated by reference to such information as set forth in the Company’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders.

PART IV

ITEM 15.	Exhibits, Financial Statement Schedules

(a) Index to Financial Statements, Financial Statement Schedules and Exhibits

(1) Financial Statements: Reference is made to the index set forth on page 79 of this Annual Report on Form 10-K.

(2) Financial Statement Schedules: No schedules have been included herein because the information required to be submitted has been included in the Consolidated Financial Statements or the Notes thereto, or the required information is inapplicable.

(3) Index of Exhibits: See Index of Exhibits, below, for a list of those exhibits filed herewith, which index also includes and identifies management contracts or compensatory plans or arrangements required to be filed as exhibits to this Annual Report on Form 10-K by Item 601 of Regulation S-K.

(b) Index of Exhibits

Exhibit No.	Description

2.1	Separation and Distribution Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

3.1	Amended and Restated Certificate of Incorporation of Civeo Corporation (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form 10 (File No. 001-36246) filed on May 6, 2014).

3.2	Amended and Restated Bylaws of Civeo Corporation (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form 10 (File No. 001-36246) filed on May 6, 2014).

4.1	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form 10 (File No. 001-36246) filed on May 6, 2014).

10.1	Indemnification and Release Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.2	Tax Sharing Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.3	Employee Matters Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.4	Transition Services Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.5	Syndicated Facility Agreement, dated as of May 28, 2014, among Civeo Corporation, Civeo Canada Inc., Civeo Premium Camp Services Ltd. And Civeo Australia Pty Limited, as Borrowers, the Lenders named therein, Royal Bank of Canada, as Administrative Agent, U.S. Collateral Agent, Canadian Administrative Agent, Canadian Collateral Agent and an Issuing Bank, and RBC Europe Limited, as Australian Administrative Agent, Australian Collateral Agent and an Issuing Bank (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

Exhibit No.		Description

10.6†		Form of Indemnification Agreement (as of July 25, 2014) (incorporated herein by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q (File No. 001-36246) filed on August 13, 2014).

10.7†		Settlement Agreement and Release, dated as of June 26, 2014, by and between Civeo Corporation and Ronald Green (incorporated herein by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q (File No. 001-36246) filed on August 13, 2014).

10.8†		2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form S-8 (File No. 333-196292) filed on May 27, 2014).

10.9†		Form of Civeo Corporation Annual Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.10†		Form of Canadian Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.11†		Form of Employee Non-Qualified Stock Option Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.12†		Form of Restricted Stock Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.13†		Form of Non-Employee Director Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.14†		Form of Deferred Stock Agreement (Australia) (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.15†		Form of Deferred Stock Agreement (Canada) (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.16†		Form of Executive Agreement of Bradley J. Dodson (incorporated herein by reference to Exhibit 10.14 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.17*†		Form of Phantom Unit Agreement under the 2014 Equity Participation Plan of Civeo Corporation.

21.1*		List of Subsidiaries of Civeo Corporation.

23.1*		Consent of Ernst & Young LLP.

31.1*	—	Certification of Chief Executive Officer of Civeo Corporation. pursuant to Rules 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934.

31.2*	—	Certification of Chief Financial Officer of Civeo Corporation. pursuant to Rules 13a-14(a) or 15d-14(a) under the Securities Exchange Act of 1934.

32.1**	—	Certification of Chief Executive Officer of Civeo Corporation. pursuant to Rules 13a-14(b) or 15d-14(b) under the Securities Exchange Act of 1934.

32.2**	—	Certification of Chief Financial Officer of Civeo Corporation. pursuant to Rules 13a-14(b) or 15d-14(b) under the Securities Exchange Act of 1934.

99.1	—	Nomination and Support Agreement, dated October 22, 2014, by and between JANA Partners LLC and Civeo Corporation (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 001-36246) filed on October 27, 2014).

Exhibit No.		Description

101.INS*	—	XBRL Instance Document

101.SCH*	—	XBRL Taxonomy Extension Schema Document

101.CAL*	—	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	—	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	—	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	—	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
†	Management contracts or compensatory plans or arrangements.
**	Furnished herewith.

PLEASE NOTE: Pursuant to the rules and regulations of the Securities and Exchange Commission, we have filed or incorporated by reference the agreements referenced above as exhibits to this Annual Report on Form 10-K. The agreements have been filed to provide investors with information regarding their respective terms. The agreements are not intended to provide any other factual information about Civeo or its business or operations. In particular, the assertions embodied in any representations, warranties and covenants contained in the agreements may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in confidential disclosure schedules not included with the exhibits. These disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreements. Moreover, certain representations, warranties and covenants in the agreements may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the respective agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in the agreements as characterizations of the actual state of facts about Civeo or its business or operations on the date hereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on March 13, 2015.

CIVEO CORPORATION

By	/s/ FRANK C. STEININGER
Frank C. Steininger
Senior Vice President, Chief Financial Officer and Treasurer

Signature	Title
/s/ DOUGLAS E. SWANSON	Chairman of the Board
Douglas E. Swanson

/s/ BRADLEY J. DODSON	Director, President & Chief Executive Officer
Bradley J. Dodson	(Principal Executive Officer)

/s/ FRANK C. STEININGER	Senior Vice President, Chief Financial Officer
Frank C. Steininger	and Treasurer
(Principal Financial Officer and Accounting Officer)

/s/ C. RONALD BLANKENSHIP	Director
C. Ronald Blankenship

/s/ MARTIN A. LAMBERT	Director
Martin A. Lambert

/s/ CONSTANCE B. MOORE	Director
Constance B. Moore

/s/ RICHARD A. NAVARRE	Director
Richard A. Navarre

/s/ CHARLES SZALKOWSKI	Director
Charles Szalkowski

CIVEO CORPORATION

CIVEO CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Civeo Corporation:

We have audited the accompanying consolidated balance sheets of Civeo Corporation (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity/net investment and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Civeo Corporation at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

March 13, 2015

CIVEO CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	YEAR ENDED DECEMBER 31,
	2014	2013	2012
Revenues:
Service and other	$908,061	$1,016,769	$1,069,439
Product	34,830	24,335	39,436

	942,891	1,041,104	1,108,875

Costs and expenses:
Service and other costs	513,087	530,575	517,746
Product costs	31,834	19,040	34,612
Selling, general and administrative expenses	70,345	69,590	64,206
Spin-off and formation costs	4,350	—	—
Depreciation and amortization expense	174,970	167,213	139,047
Impairment expense	290,508	—	—
Other operating expense (income)	688	(4,770)	335

	1,085,782	781,648	755,946

Operating income (loss)	(142,891)	259,456	352,929

Interest expense to affiliates	(6,980)	(18,933)	(20,456)
Interest expense to third-parties, net of capitalized interest	(14,396)	(6,029)	(7,415)
Loss on extinguishment of debt	(3,455)	(1,207)	—
Interest income	3,915	2,332	1,712
Other income	7,524	3,749	3,438

Income (loss) before income taxes	(156,283)	239,368	330,208
Income tax provision	(31,379)	(56,056)	(84,266)

Net income (loss)	(187,662)	183,312	245,942
Less: Net income (loss) attributable to noncontrolling interest	1,381	1,436	1,221

Net income (loss) attributable to Civeo Corporation.	$(189,043)	$181,876	$244,721

Per Share Data (see Note 5)
Basic net income (loss) per share attributable to Civeo Corporation common stockholders	$(1.77)	$1.70	$2.29

Diluted net income (loss) per share attributable to Civeo Corporation common stockholders.	$(1.77)	$1.70	$2.29
Weighted average number of common shares outstanding:
Basic	106,306	106,293	106,293
Diluted.	106,306	106,460	106,460

Dividends per common share	$0.26	—	—

The accompanying notes are an integral part of these financial statements.

CIVEO CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In Thousands)

	YEAR ENDED DECEMBER 31,
	2014	2013	2012
Net income (loss)	$(187,662)	$183,312	$245,942

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment, net of tax of $771, zero and zero, respectively	(138,692)	(167,712)	16,919

Total other comprehensive income (loss), net of tax	(138,692)	(167,712)	16,919

Comprehensive income (loss)	(326,354)	15,600	262,861
Comprehensive (income) loss attributable to noncontrolling interest	(1,201)	(1,345)	(1,238)

Comprehensive income (loss) attributable to Civeo Corporation.	$(327,555)	$14,255	$261,623

The accompanying notes are an integral part of these financial statements.

CIVEO CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	DECEMBER 31,
ASSETS	2014	2013
Current assets:
Cash and cash equivalents	$263,314	$224,128
Accounts receivable, net	160,253	177,845
Inventories	13,228	29,815
Prepaid expenses and other current assets	27,161	7,956

Total current assets	463,956	439,744
Property, plant and equipment, net	1,248,430	1,325,867
Goodwill, net	45,260	261,056
Other intangible assets, net	50,882	75,675
Other noncurrent assets	20,633	20,895

Total assets	$1,829,161	$2,123,237

LIABILITIES AND STOCKHOLDERS’ EQUITY / NET INVESTMENT

Current liabilities:
Accounts payable	$36,277	$45,376
Accrued liabilities	22,512	26,874
Income taxes	61	2,761
Current portion of long-term debt	19,375	—
Deferred revenue	18,539	19,571
Other current liabilities	21,677	2,470

Total current liabilities	118,441	97,052
Long-term debt to affiliates	—	335,171
Long-term debt, less current maturities	755,625	—
Deferred income taxes	55,500	79,739
Other noncurrent liabilities	39,486	18,530

Total liabilities	969,052	530,492

Commitments and contingencies (Note 14)

Stockholders’ Equity / Net investment:
Common stock ($0.01 par value, 550,000,000 shares authorized, 106,721,483 shares and zero shares both issued and outstanding, respectively)	1,067	—
Additional paid-in capital	1,300,042	—
Accumulated deficit	(244,617)	—
Oil States International, Inc. net investment	—	1,651,013
Accumulated other comprehensive loss	(198,491)	(59,979)

Total Civeo Corporation stockholders’ equity / Oil States International, Inc. net investment	858,001	1,591,034

Noncontrolling interest	2,108	1,711

Total stockholders’ equity / net investment	860,109	1,592,745

Total liabilities and stockholders’ equity / net investment	$1,829,161	$2,123,237

The accompanying notes are an integral part of these financial statements.

CIVEO CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY / NET INVESTMENT

(In Thousands)

	Attributable to Civeo
	Common Stock
	Par Value	Additional Paid-in Capital	Accumulated Deficit	Oil States Net Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Stockholders’ Equity / Net Investment
Balance, December 31, 2011	$—	$—	$—	$1,031,375	$90,814	$907	$1,123,096
Net income				244,721		1,221	245,942
Currency translation adjustment.					16,919	17	16,936
Dividends paid						(897)	(897)
Net transfers from Oil States International, Inc.				26,568			26,568

Balance, December 31, 2012	$—	$—	$—	$1,302,664	$107,733	$1,248	$1,411,645
Net income				181,876		1,436	183,312
Currency translation adjustment.					(167,712)	(91)	(167,803)
Dividends paid						(882)	(882)
Net transfers from Oil States International, Inc.				166,473			166,473

Balance, December 31, 2013	$—	$—	$—	$1,651,013	$(59,979)	$1,711	$1,592,745
Net income (loss)			(230,724)	41,681		1,381	(187,662)
Currency translation adjustment.					(138,512)	(180)	(138,692)
Dividends paid		(13,897)	(13,893)			(804)	(28,594)
Net transfers from Oil States International, Inc				369,219			369,219
Distribution to Oil States International, Inc.				(750,000)			(750,000)
Reclassification of Oil States International, Inc. Net Investment to Additional Paid-in Capital		1,311,913		(1,311,913)			—
Issuance of common stock at the Spin-Off	1,066	(1,066)					—
Stock-based compensation	1	3,220					3,221
Other.		(128)					(128)

Balance, December 31, 2014	$1,067	$1,300,042	$(244,617)	$—	$(198,491)	$2,108	$860,109

	Shares in Thousands Common Stock
Balance, December 31, 2011, 2012 and 2013	—
Issuance of common stock at the Spin-Off	106,538
Stock-based compensation.	183

Balance, December 31, 2014	106,721

The accompanying notes are an integral part of these financial statements.

CIVEO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	YEAR ENDED DECEMBER 31,
	2014	2013	2012
Cash flows from operating activities:
Net income (loss)	$(187,662)	$183,312	$245,942
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	174,970	167,213	139,047
Impairment charges	290,508	—	—
Loss on extinguishment of debt	3,455	1,207	—
Deferred income tax provision	4,333	11,607	13,812
Non-cash compensation charge	6,283	4,894	3,258
Gains on disposals of assets	(5,877)	(2,395)	(3,315)
Provision for loss on receivables, net of recoveries	(1,276)	2,099	129
Fair value adjustment of contingent consideration	—	(3,448)	1,260
Other, net	1,096	506	(500)
Changes in operating assets and liabilities:
Accounts receivable	4,840	12,554	(12,096)
Inventories	15,174	(11,885)	10,963
Accounts payable and accrued liabilities	(167)	(28,257)	27,188
Taxes payable	(16,738)	(24,921)	28,316
Other current assets and liabilities, net	2,114	24,892	(21,341)

Net cash flows provided by operating activities	291,053	337,378	432,663

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(251,158)	(291,694)	(314,047)
Proceeds from disposition of property, plant and equipment	12,086	7,488	8,346

Net cash flows used in investing activities	(239,072)	(284,206)	(305,701)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	—	(47,901)	3,814
Term loan borrowings	775,000	—	—
Debt issuance costs	(9,235)	—	(3,442)
Debt and capital lease repayments	—	—	(4,075)
Term loan repayments	—	(82,762)	(10,047)
Dividends paid	(27,790)	—	—
Distributions to Oil States	(750,000)	—	—
Contributions from Oil States	28,257	160,998	15,267

Net cash flows provided by financing activities	16,232	30,335	1,517

Effect of exchange rate changes on cash	(29,027)	(20,775)	843

Net change in cash and cash equivalents	39,186	62,732	129,322
Cash and cash equivalents, beginning of period	224,128	161,396	32,074

Cash and cash equivalents, end of period	$263,314	$224,128	$161,396

The accompanying notes are an integral part of these financial statements.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS, 2014 EVENTS AND BASIS OF PRESENTATION

Description of the Business

We are one of North America’s and Australia’s largest integrated providers of accommodations services for people working in remote locations. Our scalable modular facilities provide long-term and temporary work force accommodations where traditional infrastructure is insufficient, inaccessible or not cost effective. Once facilities are deployed in the field, we also provide catering and food services, housekeeping, laundry, facility management, water and wastewater treatment, power generation, communications and redeployment logistics. Our accommodations support workforces in the Canadian oil sands and in a variety of oil and natural gas drilling, mining and related natural resource applications as well as disaster relief efforts, primarily in Canada, Australia and the United States. We operate in three principal reportable business segments – Canadian, Australian and U.S.

Spin-off

On May 5, 2014, the Oil States International, Inc. (Oil States) board of directors approved the separation of its Accommodations Segment (Accommodations) into a standalone, publicly traded company, Civeo Corporation (Civeo). In accordance with the Separation and Distribution Agreement, the two companies were separated by Oil States distributing to its stockholders all 106,538,044 shares of common stock of Civeo it held after the market closed on May 30, 2014 (the Spin-Off). Each Oil States stockholder received two shares of Civeo common stock for every one share of Oil States stock held at the close of business on the record date of May 21, 2014. In conjunction with the separation, Oil States received a private letter ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, for U.S. federal income tax purposes, the distribution of Civeo common stock was not taxable to Oil States or U.S. holders of Oil States common stock. Following the separation, Oil States retained no ownership interest in Civeo, and each company now has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the separation was filed by Civeo with the U.S. Securities and Exchange Commission (SEC) and was declared effective on May 8, 2014. On June 2, 2014, Civeo stock began trading the “regular-way” on the New York Stock Exchange under the “CVEO” stock symbol. Pursuant to the Separation and Distribution Agreement with Oil States, on May 28, 2014, we made a special cash distribution to Oil States of $750 million.

In connection with the Spin-Off, on May 28, 2014, we entered into a $650.0 million, 5-year revolving credit facility and a 5-year U.S. term loan facility totaling $775.0 million. For further discussion, see Note 10 – Debt.

As a result of the Spin-Off, we incurred certain costs during the year ended December 31, 2014. We recognized a loss on the termination of debt of approximately $3.5 million, in the second quarter 2014, related to unamortized debt issuance costs, which is included in Loss on extinguishment of debt on the accompanying consolidated statements of operations. We recorded transition and formation costs associated with the Spin-Off of approximately $4.3 million for the year ended December 31, 2014, which are included in Spin-off and formation costs on the accompanying consolidated statements of operations. In the second quarter 2014, we recognized a $9.0 million impairment of an intangible asset in Australia, which is included in Impairment expense on the accompanying consolidated statements of operations. Due to the Spin-Off, and the resulting rebranding of our Australian operations from The MAC to Civeo, it was determined that the fair value of an intangible asset associated with The MAC brand had been reduced to nil.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Fourth Quarter 2014 Events

The acceleration in November of the decline in global crude oil prices and forecasts for a potentially protracted period of lower prices have resulted in major oil companies reducing their 2015 capital budgets from 2014 levels. This has had the effect of reducing the near-term allocation of capital to development or expansion projects in the oil sands, which is a major driver of demand for our services in Canada. Likewise in Australia, persistently low metallurgical coal prices continue to negatively impact demand for accommodations in our primary markets. In addition to these operational factors, we expect to be negatively impacted by the continuing weakness in the Canadian and Australian dollars.

Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with the maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015. Please see Note 10 – Debt for further discussion. This expectation, coupled with our expectations of lower earnings and cash flows in 2015, has caused our expectations surrounding indefinite reinvestment of undistributed earnings of our foreign subsidiaries to change. As a result, we recognized incremental income tax expense of $26.1 million in the fourth quarter 2014. Please see Note 13 – Income Taxes for further discussion.

In late 2014, as a result of the factors noted above, management assessed the carrying value of our long-lived assets, which evaluation included amortizable intangible assets, to determine if they continued to be recoverable based on estimated future cash flows. As a result of the assessment, we recorded impairment losses of $76.2 million during 2014, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment. Of the $59.0 million impairment related to our U.S. segment, $55.8 million reduced the value of our fixed assets and $3.2 million reduced the value of our amortizable intangible assets. Please see Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets and Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets for further discussion.

In addition, the factors noted above were considered during management’s annual goodwill impairment test, which is conducted as of November 30 each year. As a result of the test, we recorded goodwill impairment losses of $202.7 million during 2014, of which $16.6 million related to our U.S. segment and $186.1 million related to our Australian segment. We continue to have goodwill related to our Canadian segment, which totaled $45.3 million at December 31, 2014. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets for further discussion.

Redomiciling to Canada

On September 29, 2014, we announced our intention to redomicile the Company to Canada. We expect to execute a “self-directed redomiciling” of the Company as permitted under the U.S. Internal Revenue Code. U.S. federal income tax laws permit a company to change its domicile to a foreign jurisdiction without corporate-level U.S. federal income taxes provided that such company has “substantial business activity” in the relevant jurisdiction. “Substantial business activity” is defined as foreign operations consisting of over 25% of the company’s total (i) revenues, (ii) assets, (iii) employees and (iv) employee compensation. With approximately 50% or more of our operations in Canada based on these metrics, we believe we will qualify for a self-directed redomiciling. We expect to complete the migration in the second or third quarter of 2015. There is no assurance that we will be able to complete the migration in a timely manner or at all, and if completed, we may not achieve the expected benefits.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Basis of Presentation

Prior to the Spin-Off, our financial position, results of operations and cash flows consisted of the Oil States’ Accommodations business and an allocable portion of its corporate costs, which represented a combined reporting entity. The combined financial statements for periods prior to the Spin-Off have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Oil States. The combined financial statements reflect our historical financial position, results of operations and cash flows as we were historically managed, in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). The combined financial statements include certain assets and liabilities that have historically been held at the Oil States corporate level, but are specifically identifiable or otherwise attributable to us. Certain reclassifications have been made to the December 31, 2013 consolidated balance sheet to conform to current year presentation.

All financial information presented after the Spin-Off represents the consolidated results of operations, financial position and cash flows of Civeo. Accordingly:

•	Our consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity / net investment for the year ended December 31, 2014 consist of (i) the combined results of the Oil States’ Accommodations business for the five months ended May 30, 2014 and (ii) the consolidated results of Civeo for the seven months ended December 31, 2014. Our consolidated statements of operations, comprehensive income, cash flows and changes in stockholders’ equity / net investment for the years ended December 31, 2013 and 2012 consist entirely of the combined results of the Oil States’ Accommodations business.

•	Our consolidated balance sheet at December 31, 2014 consists of the consolidated balances of Civeo, while at December 31, 2013, it consists entirely of the combined balances of the Oil States’ Accommodations business.

The assets and liabilities in our consolidated financial statements have been reflected on a historical basis, as immediately prior to the Spin-Off all of the assets and liabilities presented were wholly owned by Oil States and were transferred within the Oil States consolidated group. All intercompany transactions and accounts have been eliminated. All affiliate transactions between Civeo and Oil States have been included in these consolidated financial statements.

Unless otherwise stated or the context otherwise indicates, all references in these consolidated financial statements to “Civeo,” “the Company,” “us,” “our” or “we” for the time period prior to the separation mean the Accommodations business of Oil States. For time periods after the separation, these terms refer to the legal entity Civeo Corporation and its consolidated subsidiaries.

The consolidated financial statements for periods prior to the Spin-Off included expense allocations for: (1) certain corporate functions historically provided by Oil States, including, but not limited to finance, legal, risk management, tax, treasury, information technology, human resources, and certain other shared services; (2) certain employee benefits and incentives; and (3) equity-based compensation. These expenses were allocated to us on the basis of direct usage when identifiable, with the remainder allocated based on estimated time spent by Oil States personnel, a pro-rata basis of headcount or other relevant measures of Oil States and its subsidiaries. We consider the basis on which the expenses were allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if we had been a stand-alone company would depend

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on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the Spin-Off, we are performing these functions using our own resources or purchased services. For an interim period, however, some of these functions continued to be provided by Oil States under a Transition Services Agreement, which extended for a period of up to nine months from the date of the Spin-Off, depending on the service being provided. See Note 18 – Related Party Transactions.

Oil States used a centralized approach to the cash management and financing of its U.S. operations. Prior to February 2014, cash from our U.S. operations was transferred to Oil States daily and Oil States funded our U.S. operating and investing activities as needed. Accordingly, the cash and cash equivalents held by Oil States at the corporate level were not allocated to us for any of the periods presented prior to February 2014. We reflected the transfer of cash to and from Oil States as a component of “Net Investment of Oil States International, Inc.” on our consolidated balance sheet. We have not included interest expense for intercompany cash advances from Oil States, since historically Oil States has not allocated interest expense related to intercompany advances to any of its businesses. Beginning in February 2014, we established Civeo cash accounts and funded a portion of our U.S. operating and investing activities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Allowances for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If a trade receivable is deemed to be uncollectible, such receivable is charged-off against the allowance for doubtful accounts. We consider the following factors when determining if collection of revenue is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends, customer solvency and changes in customer payment terms. If we have no previous experience with the customer, we typically obtain reports from various credit organizations to ensure that the customer has a history of paying its creditors. We may also request financial information, including combined financial statements or other documents, to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, we would require a prepayment or other arrangement to support revenue recognition and recording of a trade receivable. If the financial condition of our customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories

Inventories consist of work in process, raw materials and supplies and materials for the construction and operation of remote accommodation facilities. Inventories also include food, raw materials, labor, subcontractor charges, manufacturing overhead and catering and other supplies needed for operation of our facilities. Inventories are carried at the lower of cost or market. The cost of inventories is determined on an average cost or specific-identification method.

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Property, Plant, and Equipment

Property, plant, and equipment are stated at cost or at estimated fair market value at acquisition date if acquired in a business combination, and depreciation is computed, for assets owned or recorded under capital lease, using the straight-line method, after allowing for salvage value where applicable, over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

We record the fair value of a liability, which reflects the estimated present value of the amount of asset removal and site reclamation costs related to the retirement of our assets, for an asset retirement obligation (ARO) when it is incurred (typically when the asset is installed). When the liability is initially recorded, we capitalize the associated asset retirement cost by increasing the carrying amount of the related property, plant and equipment. Please see Asset Retirement Obligations, below, for further discussion.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the combined statements of income.

Interest Capitalization

Interest costs for the construction of certain long-term assets are capitalized and amortized over the related assets’ estimated useful lives. For the years ended December 31, 2014, 2013, and 2012, $2.3 million, $0.8 million and $3.5 million were capitalized, respectively.

Goodwill and Other Intangible Assets

Goodwill. Goodwill represents the excess of the purchase price paid for acquired businesses over the allocated fair value of the related net assets after impairments, if applicable.

We do not amortize goodwill. We evaluate goodwill for impairment, at the reporting unit level, annually and when an event occurs or circumstances change to suggest that the carrying amount may not be recoverable. A reporting unit is the operating segment, or a business one level below that operating segment (the “component” level) if discrete financial information is prepared and regularly reviewed by management at the component level. Each segment of our business represents a separate reporting unit, and all three of our reporting units have or had goodwill. We recognize an impairment loss for any amount by which the carrying amount of a reporting unit’s goodwill exceeds the reporting unit’s implied fair value (IFV) of goodwill. We conduct our annual impairment test as of November 30 of each year. Our assessment consists of a two-step impairment test. In the first step, we compare each reporting unit’s carrying amount, including goodwill, to the IFV of the reporting unit. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired, and a second step is performed to determine the amount of impairment, if any.

We are given the option to test for impairment of our goodwill by first performing a qualitative assessment to determine whether it is more likely than not (that is, likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount, including goodwill. If it is determined that it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the currently prescribed two-step impairment test is unnecessary. In developing a qualitative assessment to meet the “more-likely-than-not” threshold, each reporting unit with goodwill is assessed separately and different relevant events

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and circumstances are evaluated for each unit. We have the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test.

In 2014 and 2013, we chose to bypass the qualitative assessment and perform the two-step impairment test. In performing the two-step impairment test, we compare each reporting unit’s carrying amount, including goodwill, to the IFV of the reporting unit. Because none of our reporting units has a publically quoted market price, we must determine the value that willing buyers and sellers would place on the reporting unit through a routine sale process (a Level 3 fair value measurement). In our analysis, we target an IFV that represents the value that would be placed on the reporting unit by market participants, and value the reporting unit based on historical and projected results throughout a cycle, not the value of the reporting unit based on trough or peak earnings. The IFV of the reporting unit is estimated using a combination of (i) an analysis of trading multiples of comparable companies (Market Approach) and (ii) discounted projected cash flows (Income Approach). We also use acquisition multiples analyses in certain circumstances. The relative weighting of each approach varies by reporting unit, based on management’s judgment.

Market Approach – This valuation approach utilizes publicly traded comparable companies’ enterprise values, as compared to their recent and forecasted earnings before interest, taxes and depreciation (EBITDA) information. We used an average EBITDA multiple ranging from approximately 6.5x to approximately 9.5x depending on the reporting unit. We use EBITDA because it is a widely used key indicator of the cash generating capacity of companies in our industry.

Income Approach – This valuation approach derives a present value of the reporting unit’s projected future annual cash flows over the next five years. We use a variety of underlying assumptions to estimate these future cash flows, including assumptions relating to future economic market conditions, rates, occupancy levels, costs and expenses and capital expenditures. These assumptions vary by each reporting unit depending on market conditions. In addition, a terminal value is estimated, using a Gordon Growth methodology with a long-term growth rate of 3%. We discount our projected cash flows using a long-term weighted average cost of capital based on our estimate of investment returns that would be required by a market participant. The weighted average cost of capital used in our analysis ranged from 9% to 11%, depending on the reporting unit.

The IFV of our reporting units is affected by future oil, coal and natural gas prices, anticipated spending by our customers, and the cost of capital. Our estimate of IFV requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact each of the reporting units’ operations in the future, and are therefore uncertain. We selected these valuation approaches because we believe the combination of these approaches and our best judgment regarding underlying assumptions and estimates provides us with the best estimate of fair value for each of our reporting units. We believe these valuation approaches are proven valuation techniques and methodologies for our industry and widely accepted by investors. The IFV of each reporting unit would change if our assumptions under these valuation approaches, or relative weighting of the valuation approaches, were materially modified.

In 2014, in performing step one of the goodwill impairment test, the carrying amounts of our U.S. and Australia reporting units exceeded the respective reporting unit’s IFV. Accordingly, we proceeded to the second step for those reporting units. This second step compared the IFV of each reporting unit’s goodwill with the carrying amount of such goodwill. We performed a hypothetical allocation of the fair value of the reporting units determined in step one to all of the assets and liabilities of the unit, including any unrecognized intangible

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assets. After making these hypothetical allocations, we determined zero residual value remained that could be allocated to goodwill within our U.S. and Australian reporting units, respectively. As a result, we recorded impairment charges totaling $16.6 million and $186.1 million to goodwill for our U.S. and Australian reporting units, respectively. In 2013 and 2012, our goodwill impairment tests indicated that the fair value of each of our reporting units was greater than its carrying amount.

Other Intangible Assets. We amortize the cost of other intangible assets over their estimated useful lives unless such lives are deemed indefinite. For intangible assets that we amortize, we review the useful life of the intangible asset and evaluate each reporting period whether events and circumstances warrant a revision to the remaining useful life. We evaluate the remaining useful life of an intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life.

In addition, we evaluate amortizable intangible assets for impairment when an event occurs or circumstances change to suggest the carrying amount may not be recoverable. If the carrying amount is not recoverable, the intangible assets are written down to fair value based on either discounted cash flows or appraised values. During 2014, management assessed the carrying value of our long-lived assets, which evaluation included amortizable intangible assets, to determine if they continued to be recoverable based on estimated future cash flows. As a result of the assessment, we recorded a $59.0 million impairment related to our U.S. segment, of which $55.8 million reduced the value of our fixed assets and $3.2 million was recorded on our amortizable intangible assets.

We are required to evaluate our indefinite-lived intangible assets for impairment annually and when an event occurs or circumstances change to suggest the carrying amount may not be recoverable. In performing the impairment test, we compare the fair value of the indefinite-lived intangible asset with its carrying amount. The measurement of the impairment is calculated based on the excess of the carrying value over its fair value. In 2014, we recognized a $9.0 million impairment of an indefinite-lived intangible asset in Australia, which is included in Impairment expense on the accompanying consolidated statements of operations. Due to the Spin-Off, and the resulting rebranding of our Australian operations from The MAC to Civeo, it was determined that the fair value of an intangible asset associated with The MAC brand had been reduced to nil. During 2013 and 2012, no provision for impairment of other intangible assets was required.

Impairment of Long-Lived Assets

The recoverability of the carrying values of long-lived assets, including amortizable intangible assets, is assessed whenever, in management’s judgment, events or changes in circumstances indicate that the carrying value of such asset groups may not be recoverable based on estimated future cash flows. If this assessment indicates that the carrying values will not be recoverable, as determined based on undiscounted cash flows over the remaining useful lives, an impairment loss is recognized. The impairment loss equals the excess of the carrying value over the fair value of the asset group. The fair value of the asset group is based on prices of similar assets, if available, or discounted cash flows.

In late 2014, as a result of the decline in global crude oil prices and forecasts for a potentially protracted period of lower prices, management assessed the carrying value of all of our long-lived asset groups to determine if they continued to be recoverable based on estimated future cash flows. In performing this analysis, the first step was to review asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For each asset group, we compared its carrying value to estimates of undiscounted future cash flows. We used a variety of underlying assumptions to estimate these future cash flows,

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including assumptions relating to future economic market conditions, rates, occupancy levels, costs and expenses and capital expenditures. The estimates were consistent with those used for purposes of our goodwill impairment test, as further discussed in Goodwill and Other Intangible Assets, above.

Based on the assessment, the carrying values of certain of our asset groups were determined to not be recoverable, and we proceeded to the second step. In this step, we compared the fair value of the respective asset group to its carrying value. The fair value of the asset groups were based on prices of similar assets, as applicable, or discounted cash flows. Our estimate of the fair value requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as industry and/or local market conditions that might directly impact each of the asset groups’ operations in the future, and are therefore uncertain. We recorded impairment losses of $76.2 million during 2014 as a result, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment. Of the $59.0 million impairment related to our U.S. segment, $55.8 million reduced the value of our fixed assets and $3.2 million was recorded on our amortizable intangible assets.

Foreign Currency and Other Comprehensive Income

Gains and losses resulting from consolidated balance sheet translation of foreign operations where a foreign currency is the functional currency are included as a separate component of accumulated other comprehensive income within the net investment account representing substantially all of the balances within accumulated other comprehensive income. Remeasurements of intercompany loans denominated in a different currency than the functional currency of the entity that are of a long-term investment nature are recognized as other comprehensive income within the net investment account. Gains and losses resulting from consolidated balance sheet remeasurements of assets and liabilities denominated in a different currency than the functional currency, other than intercompany loans that are of a long-term investment nature, are included in the consolidated statements of operations as incurred.

Foreign Exchange Risk

A significant portion of revenues, earnings and net investments in foreign affiliates are exposed to changes in foreign currency exchange rates. We seek to manage our foreign exchange risk in part through operational means, including managing expected local currency revenues in relation to local currency costs and local currency assets in relation to local currency liabilities. We have not entered into any foreign currency forward contracts.

Revenue and Cost Recognition

We derive the majority of our revenue from lodging and related ancillary services. In each of our operating segments, revenue is recognized in the period in which services are provided pursuant to the terms of contractual relationships with our customers. In some contracts, rates may vary over the contract term. In these cases, revenue may be deferred and recognized on a straight-line basis over the contract term. Revenue from the sale of products, not accounted for utilizing the percentage-of-completion method, is recognized when delivery to and acceptance by the customer has occurred, when title and all significant risks of ownership have passed to the customer, collectability is reasonably assured and pricing is fixed and determinable. Our product sales terms do not include significant post-delivery obligations.

For significant projects, revenues are recognized under the percentage-of-completion method, measured by the percentage of costs incurred to date compared to estimated total costs for each contract (cost-to-cost method).

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Billings on such contracts in excess of costs incurred and estimated profits are classified as deferred revenue. Costs incurred and estimated profits in excess of billings on percentage-of-completion contracts are recognized as unbilled receivables. Management believes this method is the most appropriate measure of progress on large contracts. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Factors that may affect future project costs and margins include weather, production efficiencies, availability and costs of labor, materials and subcomponents. These factors can significantly impact the accuracy of our estimates and materially impact our future reported earnings.

Revenues exclude taxes assessed based on revenues such as sales or value added taxes.

Cost of services includes labor, food, utility costs, cleaning supplies, and other costs of operating our accommodations facilities. Cost of goods sold includes all direct material and labor costs and those costs related to contract performance, such as indirect labor, supplies, tools and repairs. Selling, general, and administrative costs are charged to expense as incurred.

Income Taxes

Our operations are subject to U.S. federal, state and local, and foreign income taxes. In the U.S., prior to the Spin-Off, our operations were included in Oil States’ income tax returns. In preparing our consolidated financial statements, we determined our tax provision on a separate return, stand-alone basis. Pursuant to the Tax Sharing Agreement with Oil States, with respect to any periods (or portions thereof) ending prior to the Spin-Off, we are obligated to reimburse Oil States an amount equal to the amount of U.S. federal, state or local income tax we would have paid had we had filed a separate consolidated U.S. federal, state or local income tax return, subject to certain adjustments. We do not consider these amounts to be material.

Prior to the Spin-Off, because portions of our operations were included in Oil States’ tax returns, payments to certain tax authorities were historically made by Oil States, and not by us. With the exception of certain dedicated foreign entities, we did not maintain taxes payable to/from Oil States and we were deemed to settle the annual current tax balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in the Oil States International, Inc. net investment account.

We determine the provision for income taxes using the asset and liability approach. Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. In assessing the need for a valuation allowance, we look to the future reversal of existing taxable temporary differences, taxable income in carryback years, the feasibility of tax planning strategies and estimated future taxable income. The valuation allowance can be affected by changes to tax laws, changes to statutory tax rates and changes to future taxable income estimates.

We recognize tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

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Receivables and Concentration of Credit Risk

Based on the nature of our customer base, we do not believe that we have any significant concentrations of credit risk other than our concentration in the Canadian oil sands and Australian mining industries. We evaluate the credit-worthiness of our significant, new and existing customers’ financial condition and, generally, we do not require collateral from our customers. Imperial Oil accounted for more than 10% of our revenues in the years ended December 31, 2014, 2013 and 2012. BHP Billiton Mitsubishi Alliance accounted for more than 10% of our revenues in the year ended December 31, 2013.

Asset Retirement Obligations

We record the fair value of a liability, which reflects the estimated present value of the amount of asset removal and site reclamation costs related to the retirement of our assets, for an ARO when it is incurred (typically when the asset is installed). When the liability is initially recorded, we capitalize the associated asset retirement cost by increasing the carrying amount of the related property, plant and equipment. Over time, the liability increases for the change in its present value, while the capitalized cost depreciates over the useful life of the related asset. Accretion expense is recognized over the estimated productive life of the related assets. If the fair value of the estimated ARO changes, an adjustment is recorded to both the ARO and the capitalized asset retirement cost. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs and changes in the estimated timing of settling the ARO. We utilize current retirement costs to estimate the expected cash outflows for retirement obligations. We estimate the ultimate productive life of the properties and a risk-adjusted discount rate in order to determine the current present value of the obligation.

We relieve ARO liabilities when the related obligations are settled. We have AROs that we are required to perform under law or contract once an asset is permanently taken out of service. Most of these obligations are not expected to be paid until several years in the future and will be funded from general company resources at the time of removal. Please see Note 12 – Asset Retirement Obligations for further discussion.

Stock-Based Compensation

We, and, prior to the Spin-Off, Oil States, sponsor an equity participation plan in which certain of our employees participate. Current accounting standards regarding share-based payments require companies to measure the cost of employee services received in exchange for an award of equity instruments (typically stock options) based on the grant-date fair value of the award. The fair value is estimated using option-pricing models. The resulting cost is recognized over the period during which an employee is required to provide service in exchange for the awards, usually the vesting period.

We, and, prior to the Spin-Off, Oil States, also grant phantom shares under the Canadian Long-Term Incentive Plan, which provides for the granting of units of phantom shares to key Canadian employees. We also grant phantom shares under the 2014 Equity Participation Plan, which provides for the granting of units of phantom shares to key U.S. employees. All of the awards vest in equal annual installments and are accounted for as a liability based on the fair value of our stock price. Participants granted units of phantom shares are entitled to a lump sum cash payment equal to the fair market value of a share of our common stock on the vesting date.

Guarantees

Substantially all of our Canadian and U.S. subsidiaries are guarantors under our Credit Facility. See Note 10 – Debt.

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Some of our products are sold with a warranty, generally 12 months. Parts and labor are covered under the terms of the warranty agreement. Warranty provisions are estimated based upon historical experience by product, configuration and geographic region. Our total liability related to warranties was $0.1 million and $0.2 million at December 31, 2014 and 2013, respectively.

During the ordinary course of business, we also provide standby letters of credit or other guarantee instruments to certain parties as required for certain transactions initiated by us or our subsidiaries. As of December 31, 2014, the maximum potential amount of future payments that we could be required to make under these guarantee agreements (letters of credit) was approximately $7.3 million. We have not recorded any liability in connection with these guarantee arrangements. We do not believe, based on historical experience and information currently available, that it is likely that any amounts will be required to be paid under these guarantee arrangements.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Examples of a few such estimates include potential future adjustments as a result of contingent consideration arrangements pursuant to business combinations and other contractual agreements, revenue and income recognized on the percentage-of-completion method, estimates of the amount and timing of costs to be incurred for asset retirement obligations, any valuation allowance recorded on net deferred tax assets, goodwill, warranty and allowance for doubtful accounts. Actual results could materially differ from those estimates.

Accounting for Contingencies

We have contingent liabilities and future claims for which we have made estimates of the amount of the eventual cost to liquidate these liabilities or claims. These liabilities and claims sometimes involve threatened or actual litigation where damages have been quantified and we have made an assessment of our exposure and recorded a provision in our accounts to cover an expected loss. Other claims or liabilities have been estimated based on their fair value or our experience in these matters and, when appropriate, the advice of outside counsel or other outside experts. Upon the ultimate resolution of these uncertainties, our future reported financial results will be impacted by the difference between our estimates and the actual amounts paid to settle a liability. Examples of areas where we have made important estimates of future liabilities include future consideration due sellers as a result of the terms of a business combination, litigation, taxes, interest, insurance claims, warranty claims and contract claims and obligations.

3. RECENT ACCOUNTING PRONOUNCEMENTS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the FASB), which are adopted by us as of the specified effective date. Unless otherwise discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on our consolidated financial statements upon adoption.

In May 2014, the FASB issued guidance on revenue from contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. The underlying principle is that an

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entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include capitalization of certain contract costs, consideration of time value of money in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance is effective for the interim and annual periods beginning on or after December 15, 2016 (early adoption is not permitted). The guidance permits the use of either a retrospective or cumulative effect transition method. We have not yet selected a transition method and are currently evaluating the impact of the amended guidance on our consolidated financial position, results of operations and related disclosures.

4. FAIR VALUE MEASUREMENTS

Our financial instruments consist of cash and cash equivalents, receivables, payables and debt instruments. We believe that the carrying values of these instruments, other than our long-term debt to affiliates, on the accompanying consolidated balance sheets approximate their fair values.

As of December 31, 2014, we believe the carrying value of our floating-rate debt outstanding under our $775 million term loan approximates its fair value because the term includes short-term interest rates and excludes penalties for prepayment. We estimated the fair value of our floating-rate term loan using significant other observable inputs, representative of a Level 2 fair value measurement, including terms and credit spreads for this loan.

During 2014, goodwill with a carrying amount of $202.7 million in the U.S. and Australia was written down to its IFV of zero, resulting in an impairment charge of $202.7 million. Our estimate of IFV requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as future oil, coal and natural gas prices, anticipated spending by our customers, and the cost of capital industry and/or local market conditions that might directly impact each of the reporting units’ operations in the future, and are therefore uncertain. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets for further discussion of the significant judgments and assumptions used in calculating the IFV.

Also during 2014, certain long-lived assets were written down to their fair value, resulting in an impairment charge of $78.8 million. Our estimate of their fair value requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as future oil, coal and natural gas prices, anticipated spending by our customers, and the cost of capital industry and/or local market conditions that might directly impact each of the asset groups’ operations in the future, and are therefore uncertain. Please see Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets for further discussion of the significant judgments and assumptions used in calculating their fair value.

Finally, during 2014, certain indefinite-lived intangible assets were written down to their fair value, resulting in an impairment charge of $9.0 million. Our estimate of their fair value requires us to use significant unobservable inputs, representative of Level 3 fair value measurements, including numerous assumptions with respect to future circumstances, such as future oil, coal and natural gas prices, anticipated spending by our customers, and the cost of capital industry and/or local market conditions that might directly impact the value in the future, and are therefore uncertain. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets for further discussion.

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5. DETAILS OF SELECTED BALANCE SHEET ACCOUNTS

Additional information regarding selected balance sheet accounts at December 31, 2014 and 2013 is presented below (in thousands):

	2014	2013
Accounts receivable, net:
Trade	$124,198	$128,781
Unbilled revenue	38,487	47,004
Other	1,611	5,716

Total accounts receivable	164,296	181,501
Allowance for doubtful accounts	(4,043)	(3,656)

Total accounts receivable, net	$160,253	$177,845

	2014	2013
Inventories:
Finished goods and purchased products	$2,814	$3,574
Work in process	4,790	14,328
Raw materials	5,624	11,913

Total inventories	$13,228	$29,815

	Estimated Useful Life (in years)	2014	2013
Property, plant and equipment, net:
Land		$55,365	$49,384
Accommodations assets	3-15	1,687,033	1,535,407
Buildings and leasehold improvements	3-20	40,256	45,538
Machinery and equipment	4-15	12,117	12,259
Office furniture and equipment	3-7	32,181	28,755
Vehicles	3-5	19,128	20,197
Construction in progress		70,603	129,587

Total property, plant and equipment		1,916,683	1,821,127
Accumulated depreciation		(668,253)	(495,260)

Total property, plant and equipment, net		$1,248,430	$1,325,867

During 2014, management assessed the carrying value of all of our long-lived asset groups to determine if they continued to be recoverable based on estimated future cash flows. Based on the assessment, the carrying values of certain of our asset groups were determined to not be recoverable. We recorded impairment losses of $76.2 million during 2014 as a result, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment. Of the $59.0 million impairment related to our U.S. segment, $55.8 million reduced the value of our fixed assets and $3.2 million reduced the value of our amortizable intangible assets. Please see Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets and Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets for further discussion of the significant judgments and assumptions used in calculating their fair value.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Additionally, in the second quarter 2014, we recognized an impairment totaling $2.6 million on assets in the custody of a non-paying client in Mexico and for which the return or reimbursement is uncertain.

	2014	2013
Accrued liabilities:
Accrued compensation	$15,273	$21,988
Accrued taxes, other than income taxes	1,567	1,940
Accrued interest	60	1,560
Other	5,612	1,386

Total accrued liabilities	$22,512	$26,874

6. EARNINGS PER SHARE

On May 30, 2014, 106,538,044 shares of our common stock were distributed to Oil States stockholders in connection with the Spin-Off. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed these shares to be outstanding as of the beginning of each period prior to the separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at May 30, 2014 were also outstanding for each of the periods prior to the Spin-Off presented.

The calculation of earnings per share attributable to the Company is presented below for the periods indicated (in thousands, except per share amounts):

	2014	2013	2012
Basic Earnings per Share
Net income (loss) attributable to Civeo	$(189,043)	$181,876	$244,721
Less: undistributed net income (loss) to participating securities	921	(743)	(1,000)

Net income (loss) attributable to Civeo’s common stockholders – basic	$(188,122)	$181,133	$243,721

Weighted average common shares outstanding – basic	106,306	106,293	106,293

Basic earnings (loss) per share	$(1.77)	$1.70	$2.29

Diluted Earnings per Share
Net income (loss) attributable to Civeo’s common stockholders – basic	$(188,122)	$181,133	$243,721
Less: undistributed net income (loss) to participating securities	—	1	2

Net income (loss) attributable to Civeo’s common stockholders – diluted	$(188,122)	$181,134	$243,723

Weighted average common shares outstanding – basic	106,306	106,293	106,293
Effect of dilutive securities (1)	—	167	167

Weighted average common shares outstanding – diluted	106,306	106,460	106,460

Diluted earnings (loss) per share	$(1.77)	$1.70	$2.29

(1)	When an entity has a net loss from continuing operations, it is prohibited from including potential common shares in the computation of diluted per share amounts. Accordingly, we have utilized the basic shares outstanding amount to calculate both basic and diluted loss per share for the year ended December 31, 2014.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

7. SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the years ended December 31, 2014, 2013 and 2012 for interest and income taxes was as follows (in thousands):

	2014	2013	2012
Interest (net of amounts capitalized)	$14,444	$43,610	$23,239
Income taxes, net of refunds	43,237	65,875	42,138

In accordance with the Separation and Distribution Agreement, our affiliate debt with Oil States, which totaled approximately $336.8 million as of May 30, 2014, including accrued interest, was settled through a non-cash capital contribution. For further discussion, please see Note 18 – Related Party Transactions.

8. MOUNTAIN WEST CONTINGENT CONSIDERATION

On December 20, 2010, we acquired all of the operating assets of Mountain West Oilfield Service and Supplies, Inc. and Ufford Leasing LLC (Mountain West) for total consideration of $47.1 million including estimated contingent consideration of $4.0 million. Headquartered in Vernal, Utah, with operations in the Rockies and the Bakken Shale region, Mountain West provides remote site workforce accommodations to the oil and gas industry. Mountain West has been included in the U.S. segment since the acquisition date. In December 2010, we recorded a $4.0 million liability representing the estimated fair value of the contingent consideration expected to be payable to the sellers of Mountain West on the third anniversary of the acquisition date. The contingent consideration was based on achieving a level of earnings as defined in the acquisition agreement. Defined earnings were to be adjusted prospectively for the amount of capital expenditures made in the former Mountain West business. We periodically reviewed the estimated liability for contingent consideration based on historical and forecasted earnings and capital spending based on the three-year earnout period. During the first quarter of 2013, the liability for the estimated contingent consideration recorded in connection with this transaction was adjusted to its estimated fair value of zero considering deteriorating market conditions for accommodations in the U.S. The earnout provision of the Mountain West acquisition expired in 2013 without any payment.

9. GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	Canadian	Australian	U.S.	Total
Balance as of December 31, 2012	$51,594	$226,906	$16,632	$295,132
Foreign currency translation	(2,109)	(31,967)	—	(34,076)

Balance as of December 31, 2013	49,485	194,939	16,632	261,056
Foreign currency translation	(4,225)	(8,842)	—	(13,067)
Goodwill impairment	—	(186,097)	(16,632)	(202,729)

Balance as of December 31, 2014	$45,260	$—	$—	$45,260

During 2014, in performing step one of the goodwill impairment test, the carrying amount of our U.S. and Australia reporting units exceeded the respective reporting unit’s IFV. Accordingly, we proceeded to the second

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

step for those reporting units and recorded impairment charges totaling $16.6 million and $186.1 million to our U.S. and Australia reporting units, respectively. Please see Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets for further discussion.

The following table presents the total amount of other intangible assets and the related accumulated amortization for major intangible asset classes as of December 31, 2014 and 2013 (in thousands):

	AS OF DECEMBER 31,
	2014		2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets
Customer relationships	$47,611	$(21,740)	$50,980	$(14,875)
Contracts / agreements	40,120	(16,048)	43,836	(13,151)
Noncompete agreements	809	(680)	817	(539)

Total amortizable intangible assets	$88,540	$(38,468)	$95,633	$(28,565)

Indefinite-Lived Intangible Assets Not Subject to Amortization
Brand names	$—	$—	$8,570	$—
Water rights	777	—	—	$—
Licenses	33	—	37	—

Total indefinite-lived intangible assets	810	—	8,607	—

Total intangible assets	$89,350	$(38,468)	$104,240	$(28,565)

During 2014, as further discussed in Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets and Note 2 – Summary of Significant Accounting Policies – Impairment of Long-Lived Assets, during 2014, management assessed the carrying value of our long-lived assets, which evaluation included amortizable intangible assets, to determine if they continued to be recoverable based on estimated future cash flows. As a result of the assessment, we recorded impairment losses on our amortizable intangible assets related to our U.S. segment of $3.2 million, which reduced the value of our amortizable intangible assets.

Also during 2014, as further discussed in Note 2 – Summary of Significant Accounting Policies – Goodwill and Other Intangible Assets, we recognized a $9.0 million impairment of an indefinite lived intangible asset in Australia.

The weighted average remaining amortization period for all intangible assets, other than goodwill and indefinite- lived intangibles, was 6.1 years as of December 31, 2014 and 6.3 years as of December 31, 2013. Total amortization expense is expected to be $8.5 million in 2015, $8.3 million in 2016 and $8.2 million in each of 2017, 2018 and 2019. Amortization expense was $9.6 million, $10.2 million and $10.9 million in the years ended December 31, 2014, 2013 and 2012, respectively.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

10. DEBT

As of December 31, 2014 and 2013, long-term debt consisted of the following (in thousands):

	2014	2013
U.S. term loan, which matures on May 28, 2019, of $775.0 million; 1.25% of aggregate principal repayable per quarter beginning September 30, 2015; weighted average interest rate of 2.4% for the seven month period ended December 31, 2014	$775,000	$—

U.S. revolving credit facility, which matures on May 28, 2019, with available commitments up to $450.0 million; no borrowings outstanding during the twelve month period ended December 31, 2014	—	—

Canadian revolving credit facility, which matures on May 28, 2019, with available commitments up to $100.0 million; no borrowings outstanding during the twelve month period ended December 31, 2014	—	—

Australian revolving credit facility, which matures May 28, 2019, with available commitments up to $100.0 million; no borrowings outstanding during the twelve month period ended December 31, 2014	—	—

Affiliate debt with Oil States	—	335,171

Total debt	775,000	335,171
Less: Current portion of long-term debt	19,375	—

Long-term debt, less current maturities	$755,625	$335,171

Scheduled maturities of long-term debt as of December 31, 2014 are as follows (in thousands):

2015	$19,375
2016	38,750
2017	38,750
2018	38,750
2019	639,375

$775,000

Credit Facility

Civeo was a party to an Oil States credit facility agreement together with Oil States that had separate Canadian borrowing limits that served as debt financing for the Canadian operations of Civeo (Oil States Credit Facility). As of December 31, 2013, we had no outstanding balance under the Canadian portion of the credit facility and $0.9 million of outstanding letters of credit. Additionally, Civeo had a separate Australian credit facility (The MAC Group Credit Facility) that was used exclusively to support our Australian operations. As of December 31, 2013, we had no outstanding balance under the Australian credit facility. On May 28, 2014, the Oil States Credit Facility and The MAC Group Credit Facility were terminated. We recognized a loss on the termination during the second quarter 2014 of approximately $3.5 million related to unamortized debt issuance costs, which is included in Loss on extinguishment of debt on the accompanying consolidated statements of operations.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

On May 28, 2014, we entered into (i) a $650.0 million, 5-year revolving credit facility which is allocated as follows: (A) a $450.0 million senior secured revolving credit facility in favor of Civeo, as borrower (the U.S. facility), (B) a $100.0 million senior secured revolving credit facility in favor of certain of our Canadian subsidiaries, as borrowers (the Canadian facility), and (C) a $100.0 million senior secured revolving credit facility in favor of one of our Australian subsidiaries, as borrower (the Australian facility), and (ii) a $775.0 million, 5-year term loan facility in favor of Civeo (collectively, the Credit Facility). U.S. Dollar amounts outstanding under the Credit Facility bear interest at a variable rate equal to LIBOR plus a margin of 1.75% to 2.75%, or a base rate plus 0.75% to 1.75%, in each case based on a ratio of our total leverage to EBITDA (as defined in the Credit Facility). Canadian Dollar amounts outstanding under the Credit Facility bear interest at a variable rate equal to CDOR (as defined in the Credit Facility) plus a margin of 1.75% to 2.75%, or a base rate plus a margin of 0.75% to 1.75%, in each case based on a ratio of our total leverage to EBITDA (as defined in the Credit Facility). Australian Dollar amounts outstanding under the Credit Facility bear interest at a variable rate equal to BBSY (as defined in the Credit Facility) plus a margin of 1.75% to 2.75%, based on a ratio of our total leverage to EBITDA (as defined in the Credit Facility). We paid certain customary fees with respect to the Credit Facility. We have 15 lenders in our Credit Facility with commitments ranging from $20 million to $195 million. As of December 31, 2014, we had outstanding letters of credit of $0.7 million under the U.S facility and $5.1 million under the Canadian facility.

The Credit Facility contains customary affirmative and negative covenants that, among other things, limit or restrict (i) subsidiary indebtedness, liens and fundamental changes, (ii) asset sales, (iii) margin stock, (iv) specified acquisitions, (v) restrictive agreements, (vi) transactions with affiliates and (vii) investments and other restricted payments, including dividends and other distributions. Specifically, we must maintain an interest coverage ratio, defined as the ratio of consolidated EBITDA to consolidated interest expense, of at least 3.0 to 1.0 and our maximum leverage ratio, defined as the ratio of total debt to consolidated EBITDA, of no greater than 3.5 to 1.0. As of December 31, 2014, our borrowing capacity under our revolving credit facility was reduced by approximately $222.2 million due to the negative covenants. Each of the factors considered in the calculations of these ratios are defined in the Credit Facility. EBITDA and consolidated interest, as defined, exclude goodwill impairments, debt discount amortization and other non-cash charges. We are in compliance with these covenants as of December 31, 2014. Based on our current forecasts for 2015, we expect that we will be required to reduce our outstanding indebtedness in order to comply with our maximum leverage ratio covenant as required under our Credit Facility, particularly in the third and fourth quarters of 2015.

Borrowings under the Credit Facility are secured by a pledge of substantially all of our assets and the assets of our subsidiaries. Obligations under the Credit Facility are guaranteed by our significant subsidiaries.

In addition to the Credit Facility, we have an A$30 million line of credit facility, which matures December 10, 2015. There were no borrowings or letters of credit outstanding, but we had bank guarantees of $1.4 million under this facility outstanding as of December 31, 2014.

Affiliate debt

On May 27, 2014, in conjunction with the Spin-Off, our affiliate debt with Oil States was settled through a non-cash capital contribution. See Note 18 – Related Party Transactions for further discussion.

11. RETIREMENT PLANS

We sponsor defined contribution plans. Participation in these plans is available to substantially all employees. We recognized expense of $16.3 million, $18.6 million and $17.0 million, respectively, related to matching contributions under our various defined contribution plans during the years ended December 31, 2014, 2013 and 2012, respectively.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Canadian Retirement Savings Plan

We offer a defined contribution retirement plan to our Canadian employees. In Canada, we contribute, on a matched basis, an amount up to 5% of each Canadian based, salaried employee’s earnings (base salary plus annual incentive compensation) to the legislated maximum for a Deferred Profit Sharing Plan (DPSP – Maximum for 2014 - $12,465). DPSP is a form of defined contribution retirement savings plan governed by Canadian Federal Tax legislation which provides for deferral of tax on deposit and investment return until removed from the plan to support retirement income. Employer contributions vest upon the completion of two years of service. Employee contributions are required in order to be eligible for the DPSP employer matching. Maximum employer matching (5% noted above) is attained with (6%) employee contribution which would go into a Group Registered Retirement Savings Plan (GRRSP). The two plans work in tandem. Contributions to the “Retirement Savings Plan” for Canadian employees are subject to the annual maximum total registered savings limit of $24,270 in 2014 as set out in the Canadian Tax Act.

Australian Retirement Savings Plan

Our Australian affiliate contributes to various defined contribution plans for its employees in accordance with legislation governing the calculation of the Superannuation Guarantee Surcharge (SGC). SGC is contributed by the employer at a rate of 9.5% of the base salary of an employee, capped at the legislated maximum contribution base which is indexed annually.

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Our Australian affiliate makes no investment decisions on behalf of the employee and has no obligations other than to remit the defined contributions to the plan selected by each individual employee.

Obligations for contributions to defined contribution plans are recognized as an employee benefit expense in profit or loss in the periods during which services are rendered by employees.

U.S. Retirement Savings Plan

We offer a defined contribution 401(k) retirement plan to substantially all of our U.S. employees. Participants may contribute from 1% to 75% of their base and cash incentive compensation (subject to Internal Revenue Service limitations), and we make matching contributions under this plan on the first 6% of the participant’s compensation (100% match of the first 4% employee contribution and 50% match on the next 2% contribution). Our matching contributions vest at a rate of 20% per year for each of the employee’s first five years of service and then are immediately vested thereafter.

12. ASSET RETIREMENT OBLIGATIONS

AROs at December 31, 2014 and 2013 were (in thousands):

	2014	2013
Asset retirement obligations	$21,610	$6,095
Less: Asset retirement obligations due within one year*	—	—

Long-term asset retirement obligations	$21,610	$6,095

*	Classified as a current liability on the consolidated balance sheets, under the caption “Other accruals.”

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Total expense related to the ARO was $0.3 million in 2014, 2013 and 2012.

During the years ended December 31, 2014, 2013 and 2012, our ARO changed as follows (in thousands):

	2014	2013	2012
Balance as of January 1	$6,095	$5,518	$4,615
Accretion of discount	336	350	305
New obligations	797	566	—
Change in estimates of existing obligations	14,838	34	491
Foreign currency translation	(456)	(373)	107

Balance as of December 31	$21,610	$6,095	$5,518

During 2014, our estimates of existing obligations increased by $14.8 million. The change in estimate was the result of acceleration of the timing of estimated expenditures, due to new information received during 2014 and higher expected expenditures for remediation, as a result of current estimates of costs expected to be incurred.

13. INCOME TAXES

Pre-tax income (loss) for the years ended December 31, 2014, 2013 and 2012 consisted of the following (in thousands):

	2014	2013	2012
Domestic operations	$(97,563)	$(2,054)	$29,894
Foreign operations	(58,720)	241,422	300,314

Total	$(156,283)	$239,368	$330,208

The components of the income tax provision for the years ended December 31, 2014, 2013 and 2013 consisted of the following (in thousands):

	2014	2013	2012
Current:
Federal	$—	$(7,525)	$8,495
State	—	11	698
Foreign	27,046	51,962	61,261

Total	$27,046	$44,448	$70,454

Deferred:
Federal	$(6,332)	$6,787	$4,262
State	(1,062)	—	—
Foreign	11,727	4,820	9,550

Total	$4,333	$11,607	$13,812

Total Provision	$31,379	$56,055	$84,266

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The provision for taxes differs from an amount computed at U.S. statutory rates as follows for the years ended December 31, 2014, 2013 and 2012 (in thousands):

	2014		2013		2012
Federal tax expense (benefit) at statutory rates	$(54,699)	35.0%	$83,778	35.0%	$115,571	35.0%
Effect of foreign income tax, net	(10,599)	6.8%	(27,051)	(11.3%)	(31,200)	(9.4%)
Goodwill impairment	19,798	(12.7%)	—	—	—	—
Valuation allowance	51,369	(32.9%)	—	—	—	—
Tax on future remitted earnings	26,077	(16.7%)	—	—	—	—
Other nondeductible expenses	—	—	(482)	(0.2%)	(492)	(0.2%)
State tax expense, net of federal benefits	(1,062)	0.7%	11	0.0%	698	0.2%
Domestic manufacturing deduction	—	—	(92)	0.0%	(80)	0.0%
Uncertain tax positions adjustments, net	29	0.0%	17	0.0%	17	0.0%
Other, net	466	(0.3%)	(125)	(0.1%)	(248)	(0.1%)

Net income tax provision	$31,379	(20.1%)	$56,056	23.4%	$84,266	25.5%

The significant items giving rise to the deferred tax assets and liabilities as of December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Deferred tax assets:
Allowance for doubtful accounts	$1,347	$572
Allowance for inventory reserves	12	15
Employee benefits	2,074	667
Deductible goodwill and other intangibles	45,858	6,977
Other reserves	4,329	3,384
Depreciation	—	683
Deferred revenue $1,152	4,491	5,251
Net operating loss $1,152	5,540	—
Other	2,466	834

Deferred tax asset	66,117	18,383
Valuation allowance	(49,523)	—

Deferred tax asset	$16,594	$18,383

Deferred tax liabilities:
Depreciation	$(60,558)	$(78,518)
Intangibles	—	(6,032)
Accrued liabilities	—	(3,161)
Investment	(26,044)	—
Other	—	(2,650)

Deferred tax liability	(86,602)	(90,361)

Net deferred tax liability	$(70,008)	$(71,978)

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Reclassifications of our deferred tax balance based on net current items and net non-current items as of December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Current deferred tax asset	$4,620	$306
Current deferred tax liability	(21,452)	—
Long-term deferred tax asset	2,324	—
Long-term deferred tax liability	(55,500)	(72,284)

Net deferred tax liability	$(70,008)	$(71,978)

At December 31, 2014, we had approximately $12 million of regular federal tax net operating loss (NOL) carryforwards. The federal NOL carryforwards will expire beginning in 2034. We believe we will produce sufficient future taxable income to utilize existing tax attributes, including the federal NOL carryforwards; therefore, a valuation allowance has not been recorded as of December 31, 2014 for the amount of tax benefits represented by federal NOL carryforwards not otherwise realized by reversing temporary differences.

Appropriate U.S. and foreign income taxes have been provided for earnings of foreign subsidiary companies that are expected to be remitted in the near future. During the fourth quarter of 2014, we reevaluated our intent to indefinitely reinvest earnings of foreign subsidiary companies. Due to our expectations of utilizing our existing and future cash balances to reduce our aggregate debt balances during 2015, we have recognized a deferred tax liability of $25.3 million related to a portion of our undistributed foreign earnings. The cumulative amount of undistributed earnings of foreign subsidiaries that we intend to continue to indefinitely reinvest, and upon which foreign taxes have been accrued or paid but no deferred U.S. income taxes have been provided is $855.3 million at December 31, 2014, the majority of which has been generated in Canada. Upon distribution of these earnings in the form of dividends or otherwise, we may be subject to U.S. income taxes (subject to adjustment for foreign tax credits) and foreign withholding taxes. It is not practical, however, to estimate the amount of taxes that may be payable on the eventual remittance of these earnings after consideration of available foreign tax credits.

We file tax returns in the jurisdictions in which they are required. All of these returns are subject to examination or audit and possible adjustment as a result of assessments by taxing authorities. We believe that we have recorded sufficient tax liabilities and do not expect the resolution of any examination or audit of our tax returns to have a material adverse effect on our operating results, financial condition or liquidity.

Our Canadian federal tax returns subsequent to 2008 are subject to audit by the Canada Revenue Agency. Our Australian subsidiary’s federal tax returns subsequent to 2007 are subject to audit by the Australian Taxation Office.

Realization of our deferred tax assets is dependent upon, among other things, our ability to generate taxable income of the appropriate character in the future. At December 31, 2014, valuation allowances totaling $49.5 million related to deferred tax assets related to capital losses that are not expected to be realized.

The total amount of unrecognized tax benefits as of December 31, 2014 and 2013 was $0.7 million. The unrecognized tax benefits, if recognized, would affect the effective tax rate. We accrue interest and penalties related to unrecognized tax benefits as a component of our provision for income taxes. As of December 31, 2014 and 2013, we had accrued $0.3 million and $0.3 million, respectively, of interest expense and penalties.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2014	2013	2012
Balance as of January 1	$679	$679	$679
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years	—	—	—
Lapse of the applicable statute of limitations	—	—	—

Balance as of December 31	$679	$679	$679

It is reasonably possible that the amount of unrecognized tax benefits will change during the next twelve months due to the closing of the statute of limitations and that change, if it were to occur, could have a favorable or unfavorable impact on our results of operation.

14. COMMITMENTS AND CONTINGENCIES

We lease a portion of our equipment, office space, computer equipment, automobiles and trucks under leases which expire at various dates.

Minimum future operating lease obligations in effect at December 31, 2014, were as follows (in thousands):

2015	$6,452
2016	5,524
2017	4,886
2018	3,989
2019	3,501
Thereafter	15,474

$39,826

Rental expense under operating leases was $8.4 million, $7.1 million and $5.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

We are a party to various pending or threatened claims, lawsuits and administrative proceedings seeking damages or other remedies concerning our commercial operations, products, employees and other matters, including warranty and product liability claims as a result of our products or operations. Although we can give no assurance about the outcome of pending legal and administrative proceedings and the effect such outcomes may have on us, management believes that any ultimate liability resulting from the outcome of such proceedings, to the extent not otherwise provided for or covered by insurance, will not have a material adverse effect on our consolidated financial position, results of operations or liquidity.

In conjunction with, and effective as of, the Spin-Off, we entered into an Indemnification and Release Agreement with Oil States. This agreement governs the treatment between Oil States and us of all aspects relating to indemnification, insurance, litigation responsibility and management, and litigation document sharing and cooperation arising in connection with the Spin-Off. Generally, the agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Oil States’ business with Oil States. The agreement

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

also establishes procedures for handling claims subject to indemnification and related matters. Pursuant to the Indemnification and Release Agreement, we and Oil States will generally release the other party from all claims arising prior to the Spin-Off other than claims arising under the transaction agreements, including the indemnification provisions described above. We evaluated the impact of the indemnifications given and the Civeo indemnifications received as of the Spin-Off date and concluded those fair values were immaterial.

15. ACCUMULATED OTHER COMPREHENSIVE LOSS

Our accumulated other comprehensive loss increased $138.5 million from a $60.0 million accumulated loss at December 31, 2013 to a $198.5 million accumulated loss at December 31, 2014, as a result of foreign currency exchange rate differences. Changes in the other comprehensive loss during 2014 were primarily driven by the Australian dollar and Canadian dollar decreasing in value compared to the U.S. dollar. Excluding intercompany balances, our Canadian dollar and Australian dollar functional currency net assets totaled approximately C$1.1 billion and A$0.8 billion, respectively, at December 31, 2014.

16. STOCK BASED COMPENSATION

Prior to the Spin-Off, certain employees of Civeo participated in Oil States’ Equity Participation Plan (the Oil States Plan). The expense associated with these employees is reflected in the accompanying consolidated income statements. Effective May 30, 2014, our employees and non-employee directors began participating in the 2014 Equity Participation Plan of Civeo Corporation (the Civeo Plan). The Civeo Plan authorizes the Board of Directors to grant options, awards of restricted stock, performance awards, dividend equivalents, awards of deferred stock, and stock payments to our employees and non-employee directors. No more than 4.0 million shares of Civeo common stock may be awarded under the Civeo Plan.

In connection with the Spin-Off, stock based compensation awards granted under the Oil States Plan and held by Civeo grantees as of May 30, 2014 were replaced with substitute Civeo awards. Stock options were replaced with options to purchase Civeo common stock. Unvested restricted stock awards were replaced with substitute Civeo restricted stock awards. Unvested deferred stock awards were replaced with substitute Civeo deferred stock awards. Additionally, phantom shares granted under the Canadian Long-Term Incentive Plan were converted to units that entitle the recipient to a lump sum cash payment equal to the fair market value of a share of Civeo’s common stock on the respective vesting date. These replacements were intended to preserve the intrinsic value of the awards as of May 30, 2014. The substitution of these awards did not cause us to recognize incremental compensation expense as an equitable adjustment was required to be made as a result of the Spin-Off.

Stock-based compensation expense recognized in the years ended December 31, 2014, 2013 and 2012 totaled $8.9 million, $6.4 million and $3.3 million, respectively. Stock-based compensation expense is reflected in SG&A expense in our consolidated statements of operations.

Stock Options

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model that uses the assumptions noted in the following table. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The dividend yield on Oil States’ common stock was assumed to be zero since they did not pay dividends and had no plans to do so prior to the Spin-Off. The expected market price volatility of Oil States’ common stock was based on an estimate made

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

by them that considers the historical and implied volatility of its common stock as well as a peer group of companies over a time period equal to the expected term of the option. The expected life of the options awarded in 2014, 2013 and 2012 was based on a formula considering the vesting period, term of the options awarded and past experience. Information for periods prior to the Spin-Off is based on stock option awards for Oil States’ common stock.

	2014 (prior to Spin-Off)	2013	2012
Risk-free weighted interest rate	1.27%	0.6%	0.6%
Expected life (in years)	4.1	4.1	4.1
Expected volatility	38%	44%	57%

A total of 120,799 Oil States stock options were converted to 554,738 Civeo stock options at May 30, 2014, in connection with the Spin-Off. As such, no grant, exercise or cancellation activity occurred on Civeo stock option awards prior to May 30, 2014. The following table presents the changes in stock options outstanding and related information for our employees from the date of the Spin-Off through December 31, 2014:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Contractual Life (Years)	Intrinsic Value (Thousands)
Outstanding Options at May 30, 2014	554,738	$11.14
Granted	—	—
Exercised	(12,628)	11.95
Forfeited / Expired	(9,184)	16.43

Outstanding Options at December 31, 2014	532,926	$11.03	3.4	$66,130

Exercisable Options at December 31, 2014	384,892	$8.24	1.8	$66,130

The total intrinsic value of options exercised by our employees during 2014 for periods prior to the Spin-Off, 2013 and 2012 was $5.0 million, $8.2 million and $6.2 million, respectively. The total intrinsic value of options exercised by our employees during 2014 for periods subsequent to the Spin-Off was $0.2 million. Oil States received all cash from option exercises during 2014 for periods prior to the Spin-Off, 2013 and 2012. The tax benefits realized by Oil States for the tax deduction from stock options exercised during 2014 for periods prior to the Spin-Off, 2013 and 2012 totaled $0.2 million, $0.6 million and $0.2 million, respectively. The tax benefits realized for the tax deduction from stock options exercised during 2014 for periods subsequent to the Spin-Off totaled zero.

At December 31, 2014, unrecognized compensation cost related to stock options was $0.5 million, which is expected to be recognized over a weighted average period of 2.1 years.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

The following table summarizes information for outstanding stock options of our employees at December 31, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of December 31, 2014	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable as of December 31, 2014	Weighted Average Exercise Price
$3.63	137,771	0.14	$3.63	137,771	$3.63
$8.21	174,508	1.13	$8.21	174,508	$8.21
$16.43	98,382	6.13	$16.43	45,060	$16.43
$17.48	51,087	8.14	$17.48	11,480	$17.48
$18.43	34,441	7.13	$18.43	16,073	$18.43
$21.87	36,737	9.13	$21.87	—	$—

$3.63 – $21.87	532,926	3.41	$11.03	384,892	$8.24

Restricted Stock Awards / Deferred Stock Awards

A total of 94,936 unvested Oil States restricted stock and deferred stock awards were converted to 435,999 unvested Civeo restricted stock awards at May 30, 2014, in connection with the Spin-Off. As such, no grant, exercise or cancellation activity occurred on Civeo restricted stock awards prior to May 30, 2014. Included in this total were 20,000 Oil States performance based restricted stock awards, which vested in an amount that depended on Oil States’ achievement of specified performance objectives. In conjunction with the Spin-Off transaction, the awards were cancelled and the holder was granted 91,848 unvested Civeo restricted stock awards, of which half vest in February 2015 and the other half vest in February 2016.

The following table presents the changes in restricted stock and deferred stock awards outstanding and related information for our employees from the date of the Spin-Off through December 31, 2014:

	Number of Awards	Weighted Average Grant Date Fair Value Per Share
Nonvested shares at May 30, 2014	435,999	$18.87
Granted	188,005	21.14
Vested	(19,358)	13.87
Forfeited	(27,764)	18.75

Nonvested shares at December 31, 2014 Total amortizable intangible assets	576,882	$19.78

The weighted average grant date fair value per share for restricted stock and deferred stock awards granted in 2014 for periods prior to the Spin-Off, 2013 and 2012 was $100.43, $80.25 and $81.35, respectively. The weighted average grant date fair value per share for restricted stock and deferred stock awards granted in 2014 subsequent to the Spin-Off was $21.14. The total fair value of restricted stock and deferred stock awards vested during 2014 for periods prior to the Spin-Off, 2013 and 2012 was $2.7 million, $1.0 million and $0.8 million, respectively. The total fair value of restricted stock and deferred stock awards vested during 2014 for periods

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

subsequent to the Spin-Off was $0.4 million. At December 31, 2014, unrecognized compensation cost related to restricted stock and deferred stock awards was $7.4 million, which is expected to be recognized over a weighted average period of 2.8 years.

Phantom Share Awards

At May 30, 2014, in connection with the Spin-Off, a total of 123,183 awards outstanding under the Canadian Long-Term Incentive Plan were converted to 565,706 units that entitle the recipient to a lump sum cash payment equal to the fair market value of a share of Civeo’s common stock on the respective vesting date. These awards are accounted for as a liability that is remeasured at each reporting date until paid. On May 30, 2014, we granted 4,337 phantom stock awards, all of which vest in three equal annual installments beginning on May 30, 2015.

At December 31, 2014, the balance of the liability for the phantom stock awards was $0.7 million. At December 31, 2014, unrecognized compensation cost related to phantom shares was $1.1 million, as remeasured at December 31, 2014, which is expected to be recognized over a weighted average period of 1.8 years.

17. SEGMENT AND RELATED INFORMATION

In accordance with current accounting standards regarding disclosures about segments of an enterprise and related information, we have identified the following reportable segments: Canadian, Australian and U.S., which represent our strategic focus on work force accommodations.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Financial information by business segment for each of the three years ended December 31, 2014, 2013 and 2012 is summarized in the following table (in thousands):

	Total Revenues	Less: Intersegment Revenues	Revenues from unaffiliated customers	Depreciation and amortization	Operating income (loss)	Capital expenditures	Total assets
2014
Canada	$661,721	$(305)	$661,416	$91,893	$106,580	$218,620	$1,024,990
Australia	213,279	—	213,279	62,924	(155,851)	24,907	669,789
United States	123,328	(55,132)	68,196	20,281	(86,959)	10,901	135,681
Corporate, stand-alone adjustments and eliminations	(55,437)	55,437	—	(128)	(6,661)	(3,270)	(1,299)

Total	$942,891	$—	$942,891	$174,970	$(142,891)	$251,158	$1,829,161

2013
Canada	$714,136	$(3,598)	$710,538	$85,180	$190,470	$155,556	$993,729
Australia	255,457	—	255,457	64,691	75,197	75,935	894,227
United States	91,311	(16,202)	75,109	17,488	(3,320)	61,989	234,049
Corporate, stand-alone adjustments and eliminations	(19,800)	19,800	—	(146)	(2,891)	(1,786)	1,232

Total	$1,041,104	$—	$1,041,104	$167,213	$259,456	$291,694	$2,123,237

2012
Canada	$733,894	$(16,734)	$717,160	$71,203	$226,403	$106,835	$954,295
Australia	276,249	(35)	276,214	55,443	99,213	145,766	992,665
United States	115,611	(110)	115,501	12,402	31,358	63,184	178,229
Corporate, stand-alone adjustments and eliminations	(16,879)	16,879	—	(1)	(4,045)	(1,738)	7,736

Total	$1,108,875	$—	$1,108,875	$139,047	$352,929	$314,047	$2,132,925

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Financial information by geographic segment for each of the three years ended December 31, 2014, 2013 and 2012, is summarized below (in thousands). Revenues in the U.S. include export sales. Revenues are attributable to countries based on the location of the entity selling the products or performing the services. Long-lived assets are attributable to countries based on the physical location of the entity and its operating assets and do not include intercompany balances.

	Canada	Australia	U.S. and Other	Total
2014
Revenues from unaffiliated customers	$661,416	$213,279	$68,196	$942,891
Long-lived assets	746,983	519,777	96,120	1,362,880

2013
Revenues from unaffiliated customers	$710,538	$255,457	$75,109	$1,041,104
Long-lived assets	664,466	810,645	198,594	1,673,705

2012
Revenues from unaffiliated customers	$717,160	$276,214	$115,501	$1,108,875
Long-lived assets	634,616	932,155	158,729	1,725,500

Imperial Oil accounted for more than 10% of our revenues in the years ended December 31, 2014, 2013 and 2012. BHP Billiton Mitsubishi Alliance accounted for more than 10% of our revenues in the year ended December 31, 2013.

18. RELATED PARTY TRANSACTIONS

Our related parties included Oil States until May 30, 2014, the effective date of the Spin-Off.

On May 27, 2014, in connection with the Spin-off, we entered into several agreements with Oil States that govern the Spin-Off and the relationship of the parties following the Spin-Off. Because the terms of these agreements were entered into in the context of a related party transaction, the terms may not be comparable to terms that would be obtained in a transaction between unaffiliated parties.

The Separation and Distribution Agreement between us and Oil States contains the key provisions relating to the separation of our business from Oil States and the distribution of our common stock to Oil States stockholders. The Separation and Distribution Agreement identifies the assets that were transferred or sold, liabilities that were assumed or sold and contracts that were assigned to us by Oil States or by us to Oil States in the Spin-Off and describes how these transfers, sales, assumptions and assignments occurred. Pursuant to the Separation and Distribution Agreement, on May 28, 2014, we made a cash distribution to Oil States of $750 million.

The Indemnification and Release Agreement governs the treatment of all aspects relating to indemnification, insurance, litigation responsibility and management, and litigation document sharing and cooperation. Generally, the Indemnification and Release Agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of Oil States’ business with Oil States. The Indemnification and Release Agreement also establishes procedures for handling claims subject to indemnification and related matters. Pursuant to the Indemnification and Release Agreement, we and Oil States will generally release the other party from all claims

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

arising prior to the Spin-Off other than claims arising under the transaction agreements, including the indemnification provisions described above. See Note 14 – Commitments and Contingencies.

The Tax Sharing Agreement governs the respective rights, responsibilities and obligations of Oil States and us with respect to taxes and tax benefits, the filing of tax returns, the control of audits, restrictions on us to preserve the tax-free status of the Spin-Off and other tax matters.

The Employee Matters Agreement provides that each company has responsibility for its own employees and compensation plans. The agreement also contains provisions regarding stock-based compensation. See Note 16 – Stock Based Compensation.

The Transition Services Agreement sets forth the terms on which Oil States will provide to us, and we will provide to Oil States, on a temporary basis, certain services or functions that the companies historically have shared. Transition services provided to us by Oil States may include administrative, payroll, legal, human resources, data processing, financial audit support, financial transaction support, and other support services, information technology systems and various other corporate services. Transition services provided to Oil States by us may include information technology systems, financial audit support, tax support and other corporate services. The agreement provides for the provision of specified transition services, generally for a period of up to nine months from the date of the Spin-Off, with a possible extension of 1 month (an aggregate of 10 months) at a predetermined fee based on estimated cost to Oil States. The Transition Services Agreement expired under the terms of the agreement on February 28, 2015. We incurred costs under the Transition Services Agreement totaling $1.3 million during the year ended December 31, 2014.

Parent Company Services Provided and Corporate Allocations

Prior to the Spin-Off, Oil States provided services to and funded certain expenditures of Civeo. The most significant of these services and expenditures were: (1) funding expenditures to settle domestic accounts payable; (2) funding and processing of domestic payroll; (3) share-based compensation; and (4) certain transaction-related expenditures. The consolidated financial statements of Civeo reflect these expenditures. During the years ended December 31, 2014, 2013 and 2012, $41.7 million, $130.2 million and $88.9 million, respectively, of expenditures for services received from Oil States or funding for expenditures provided by Oil States were included in the consolidated financial statements.

Prior to the Spin-Off, the consolidated statements of operations also include general corporate expense allocations, which include costs incurred by Oil States for certain corporate functions such as executive management, finance, information technology, tax, internal audit, risk management, legal, human resources and treasury. During the years ended December 31, 2014, 2013 and 2012, we were allocated $2.8 million, $6.1 million and $5.0 million, respectively, in respect of these corporate expenses which are included within selling, general and administrative expenses in the accompanying consolidated statements of operations.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

Oil States Net Investment

Net transfers to Oil States are included within Oil States net investment on the consolidated balance sheets. The components of the change in Oil States net investment for the years ended December 31, 2014, 2013 and 2012 are as follows (in thousands):

	2014	2013	2012
Cash transfers and general financing activities	$(13,255)	$29,098	$(75,457)
Services received or funding for expenditures	41,725	130,159	88,877
Corporate allocations, including income tax provision (1)	3,950	7,216	13,148

Net increase in Oil States net investment	$32,420	$166,473	$26,568

(1)	Corporate allocations includes the general corporate expense allocations of $2.8 million, $6.1 million and $5.0 million for the years ended December 31, 2014, 2013 and 2012, respectively, the impact of the income tax provision, the allocation of corporate insurance premiums, and the attribution of certain assets and liabilities that have historically been held at the Oil States corporate level, but which are specifically identifiable or otherwise allocable to us. The attributed assets and liabilities are included in Civeo’s consolidated balance sheets.

Supplemental Cash Flow Information

In accordance with the Separation and Distribution Agreement, our affiliate debt with Oil States, which totaled approximately $336.8 million as of May 30, 2014, including accrued interest, was settled through a non-cash capital contribution.

19. VALUATION ALLOWANCES

Activity in the valuation accounts was as follows (in thousands):

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions (Net of Recoveries)	Translation and Other, Net	Balance at End of Period
Year Ended December 31, 2014:
Allowance for doubtful accounts receivable	$3,656	$503	$(51)	$(65)	$4,043
Valuation allowance for deferred tax assets	—	49,523	—	—	49,523
Year Ended December 31, 2013:
Allowance for doubtful accounts receivable	$1,118	$2,628	$(7)	$(83)	$3,656
Year Ended December 31, 2012:
Allowance for doubtful accounts receivable	$1,604	$174	$(665)	$5	$1,118

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

20. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table summarizes quarterly financial information for 2014 and 2013 (in thousands, except per share amounts):

	First Quarter(2)	Second Quarter(3)	Third Quarter(4)	Fourth Quarter(5)
2014
Revenues	$252,799	$227,133	$243,265	$219,694
Gross profit(1)	109,289	93,828	106,164	88,689
Net income (loss) attributable to Civeo	36,239	13,949	32,403	(271,634)
Basic earnings (loss) per share	0.34	0.13	0.30	(2.54)
Diluted earnings (loss) per share	0.34	0.13	0.30	(2.54)

2013
Revenues	$294,538	$242,990	$245,099	$258,477
Gross profit(1)	144,090	110,396	112,973	124,030
Net income attributable to Civeo	63,812	32,970	39,641	45,453
Basic earnings per share	0.60	0.31	0.37	0.43
Diluted earnings per share	0.60	0.31	0.37	0.43

(1)	Represents “revenues” less “product costs” and “service and other costs” included in our consolidated statements of operations.

(2)	In the first quarter of 2013, we recognized a gain of $4.0 million ($2.6 million after-tax, or $0.02 per diluted share) from a decrease to a liability associated with contingent acquisition consideration in our U.S. segment.

(3)	In the second quarter of 2014, we recognized the following items:

•	A charge of $9.0 million impairment ($6.3 million after-tax, or $0.06 per diluted share), related to the impairment of an intangible asset in Australia. Due to the Spin-Off, and the resulting rebranding of the Company’s Australian operations from The Mac to Civeo Australia, it was determined that the fair value of an intangible asset associated with The Mac brand was zero. The charge, which is related to our Australia segment, is included in Impairment expense on the accompanying consolidated statements of operations.

•	An impairment of certain fixed assets which were not in our custody, and for which return was determined to be uncertain. The $2.6 million impairment ($1.7 million after-tax, or $0.02 per diluted share), which is related to our U.S. segment, is included in Impairment expense on the consolidated statements of operations.

•	Severance costs associated with the termination of an executive. The $4.1 million expense ($3.1 million after-tax, or $0.03 per diluted share), which is related to our Canadian segment, is included in Selling, general and administrative expenses on the consolidated statements of operations.

•	$3.5 million, or $0.02 per diluted share after-tax, of losses incurred on extinguishment of debt.

•	Transition costs incurred associated with becoming a stand-alone company. The $1.9 million in costs ($1.2 million after-tax, or $0.01 per diluted share), which are primarily corporate in nature, are included in Spin-Off and formation costs on the consolidated statements of operations.

CIVEO CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Continued)

In the second quarter of 2013, we recognized $1.2 million, or $0.01 per diluted share after-tax, of losses incurred on extinguishment of debt.

(4)	In the third quarter of 2014, we recognized $1.0 million in transition costs associated with becoming a stand-alone company ($0.7 million after-tax, or $0.01 per diluted share). The costs, which are primarily corporate in nature, are included in Spin-Off and formation costs on the consolidated statements of operations.

(5)	In the fourth quarter of 2014, we recognized the following items:

•	Goodwill impairment losses of $202.7 million ($201.2 million after-tax, or $1.89 per diluted share) during 2014, of which $16.6 million related to our U.S. segment and $186.1 million related to our Australian segment.

•	Fixed asset and intangible asset impairment losses of $76.2 million ($51.2 million after-tax, or $0.48 per diluted share) during 2014, of which $59.0 million related to our U.S. segment and $17.2 million related to our Canadian segment.

•	A $34.9 million tax expense ($0.33 per diluted share) from the establishment of a deferred tax liability related to a portion of our undistributed foreign earnings which we no longer intend to indefinitely reinvest and a valuation allowance related to deferred tax assets related to capital losses not expected to be realized.

•	Costs associated with our planned migration to Canada of $2.6 million ($1.7 million after-tax), or $0.02 per diluted share after-tax, included in Selling, general and administrative expenses on the consolidated statements of operations.

•	Transition costs incurred associated with becoming a stand-alone company. The $0.9 million in costs ($0.6 million after-tax, or $0.01 per diluted share), which are primarily corporate in nature, are included in Spin-off and formation costs on the consolidated statements of operations.

Amounts are calculated independently for each of the quarters presented. Therefore, the sum of the quarterly amounts may not equal the total calculated for the year.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Under Section 160 of British Columbia’s Business Corporations Act (the “BCA”), Civeo Canada may indemnify an eligible party including but not limited to a director or officer of Civeo Canada, a former director or officer of Civeo Canada or another individual who acts or acted at Civeo Canada’s request as a director or officer, or an individual acting in a similar capacity, against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a proceeding in which a party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such party having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation, to which the such party is or may be liable. Indemnification will be prohibited if (i) giving indemnity or paying expenses is or was prohibited in the memorandum or articles, (ii) if in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of Civeo Canada or, (iii) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful. The BCA also provides, under Section 162, that Civeo Canada may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; however, the individual must agree in writing to undertake that if it is ultimately determined that the payment of expenses is prohibited by either conditions (i), (ii) or (iii) above, the eligible party will repay the amounts advanced.

Civeo Canada’s articles provide that Civeo Canada shall indemnify, and pay expenses in advance of the final disposition of a proceeding of, a director or officer, a former director or officer or a person who acts or acted at Civeo Canada’s requests as a director or officer, or in a similar capacity of another entity, and the heirs and person or other legal representatives of such a person so long as the individual signs the requisite undertaking, in accordance, and to the fullest extent and in all circumstances permitted by the BCA.

Civeo Canada expects to enter into indemnification agreements with its officers and directors in respect of any legal claims or actions initiated against them in their capacity as officers and directors of Civeo Canada or Civeo Canada’s subsidiaries in accordance with applicable law. These agreements include bearing the reasonable cost of legal representation in any legal or regulatory action in which they may become involved in their capacity as Civeo Canada’s officers and directors. Pursuant to such indemnities, Civeo Canada bears the cost of the representation of certain officers and directors.

Civeo Canada maintains insurance for certain liabilities incurred by its directors and officers in their capacity with Civeo Canada or its subsidiaries.

Item 21. Exhibits

Exhibit No.	Description

2.1*	Merger Agreement among Civeo Corporation, Civeo US Merger Co and Civeo Canadian Holdings ULC (incorporated from Annex A to the proxy statement/prospectus).

2.2	Separation and Distribution Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

3.1**	Notice of Articles of Civeo Canadian Holdings ULC.

3.2**	Articles of Civeo Canadian Holdings ULC.

3.3*	Form of Articles of Civeo Corporation at the effective time of the Redomicile Transaction (incorporated from Annex B to the proxy statement/prospectus).

Exhibit No.	Description

5.1*	Opinion of Bennett Jones LLP regarding the legality of securities being registered.

8.1*	Opinion of Baker Botts L.L.P. regarding material U.S. tax matters.

8.2*	Opinion of Bennett Jones LLP regarding material Canadian tax matters.

10.1	Transition Services Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.2	Tax Sharing Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.3	Employee Matters Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.4	Indemnification and Release Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.5	Syndicated Facility Agreement, dated as of May 28, 2014, among Civeo Corporation, Civeo Canada Inc., Civeo Premium Camp Services Ltd. And Civeo Australia Pty Limited, as Borrowers, the Lenders named therein, Royal Bank of Canada, as Administrative Agent, U.S. Collateral Agent, Canadian Administrative Agent, Canadian Collateral Agent and an Issuing Bank, and RBC Europe Limited, as Australian Administrative Agent, Australian Collateral Agent and an Issuing Bank (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.6+	Settlement Agreement and Release, dated as of June 26, 2014, by and between Civeo Corporation and Ronald Green (incorporated herein by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q (File No. 001-36246) filed on August 13, 2014).

10.7+	2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form 10 (File No. 333-196292) filed on May 27, 2014).

10.8+	Form of Civeo Corporation Annual Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.9+	Form of Canadian Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.10+	Form of Employee Non-Qualified Stock Option Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.11+	Form of Restricted Stock Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.12+	Form of Non-Employee Director Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.13+	Form of Deferred Stock Agreement (Australia) (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.14+	Form of Deferred Stock Agreement (Canada) (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

Exhibit No.	Description

10.15+	Form of Executive Agreement of Bradley J. Dodson (incorporated herein by reference to Exhibit 10.14 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.16+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q (File No. 001-36246) filed on August 13, 2014).

10.17+	Form of Phantom Unit Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K (File No. 001-36246) filed on March 13, 2015).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Bennett Jones LLP (included in Exhibits 5.1 and 8.2).

23.3*	Consent of Baker Botts L.L.P. (included in Exhibit 8.1).

24**	Powers of Attorney

99.1*	Form of Proxy Card of Civeo Corporation.

99.2**	Consent of Douglas E. Swanson to be named in proxy statement/prospectus.

99.3**	Consent of C. Ronald Blankenship to be named in proxy statement/prospectus.

99.4**	Consent of Martin A. Lambert to be named in proxy statement/prospectus.

99.5**	Consent of Constance B. Moore to be named in proxy statement/prospectus.

99.6**	Consent of Richard A. Navarre to be named in proxy statement/prospectus.

99.7**	Consent of Charles Szalkowski to be named in proxy statement/prospectus.

99.8	Nomination and Support Agreement, dated October 22, 2014, by and between JANA Partners LLC and Civeo Corporation (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 001-36246) filed on October 27, 2014).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Previously filed.
+	Management contracts and compensatory plans and arrangements.

PLEASE NOTE: Pursuant to the rules and regulations of the Securities and Exchange Commission, we have filed or incorporated by reference the agreements referenced above as exhibits to this proxy statement/prospectus. The agreements have been filed to provide investors with information regarding their respective terms. The agreements are not intended to provide any other factual information about Civeo or its business or operations. In particular, the assertions embodied in any representations, warranties and covenants contained in the agreements may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in confidential disclosure schedules not included with the exhibits. These disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreements. Moreover, certain representations, warranties and covenants in the agreements may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the respective agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in the agreements as characterizations of the actual state of facts about Civeo or its business or operations on the date hereof.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the United States Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the United States Securities Act of 1933, as amended to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes:

(a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(b) that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the United States Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the United States Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, Civeo Canadian Holdings ULC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on April 6, 2015.

CIVEO CANADIAN HOLDINGS ULC

By:	/s/ Bradley J. Dodson
Bradley J. Dodson
President and Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ Bradley J. Dodson Bradley J. Dodson	President and Chief Executive Officer (Principal Executive Officer, Director and Authorized Representative in the United States)	April 6, 2015

/s/ Frank C. Steininger Frank C. Steininger	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 6, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Merger Agreement among Civeo Corporation, Civeo US Merger Co and Civeo Canadian Holdings ULC (incorporated from Annex A to the proxy statement/prospectus).

2.2	Separation and Distribution Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

3.1**	Notice of Articles of Civeo Canadian Holdings ULC.

3.2**	Articles of Civeo Canadian Holdings ULC.

3.3*	Form of Articles of Civeo Corporation at the effective time of the Redomicile Transaction (incorporated from Annex B to the proxy statement/prospectus).

5.1*	Opinion of Bennett Jones LLP regarding the legality of securities being registered.

8.1*	Opinion of Baker Botts L.L.P. regarding material U.S. tax matters.

8.2*	Opinion of Bennett Jones LLP regarding material Canadian tax matters.

10.1	Transition Services Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.2	Tax Sharing Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.3	Employee Matters Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.4	Indemnification and Release Agreement by and between Oil States International, Inc. and Civeo Corporation, dated May 27, 2014 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.5	Syndicated Facility Agreement, dated as of May 28, 2014, among Civeo Corporation, Civeo Canada Inc., Civeo Premium Camp Services Ltd. And Civeo Australia Pty Limited, as Borrowers, the Lenders named therein, Royal Bank of Canada, as Administrative Agent, U.S. Collateral Agent, Canadian Administrative Agent, Canadian Collateral Agent and an Issuing Bank, and RBC Europe Limited, as Australian Administrative Agent, Australian Collateral Agent and an Issuing Bank (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-36246) filed on June 2, 2014).

10.6+	Settlement Agreement and Release, dated as of June 26, 2014, by and between Civeo Corporation and Ronald Green (incorporated herein by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q (File No. 001-36246) filed on August 13, 2014).

10.7+	2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 4.4 to the Registration Statement on Form 10 (File No. 333-196292) filed on May 27, 2014).

10.8+	Form of Civeo Corporation Annual Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.9+	Form of Canadian Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

Exhibit No.	Description

10.10+	Form of Employee Non-Qualified Stock Option Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.11+	Form of Restricted Stock Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.12+	Form of Non-Employee Director Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.11 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.13+	Form of Deferred Stock Agreement (Australia) (incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.14+	Form of Deferred Stock Agreement (Canada) (incorporated herein by reference to Exhibit 10.13 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.15+	Form of Executive Agreement of Bradley J. Dodson (incorporated herein by reference to Exhibit 10.14 to the Registration Statement on Form 10 (File No. 001-36246) filed on April 22, 2014).

10.16+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q (File No. 001-36246) filed on August 13, 2014).

10.17+	Form of Phantom Unit Agreement under the 2014 Equity Participation Plan of Civeo Corporation (incorporated herein by reference to Exhibit 10.17 to the Annual Report on Form 10-K (File No. 001-36246) filed on March 13, 2015.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Bennett Jones LLP (included in Exhibits 5.1 and 8.2).

23.3*	Consent of Baker Botts L.L.P. (included in Exhibit 8.1).

24**	Powers of Attorney

99.1*	Form of Proxy Card of Civeo Corporation.

99.2**	Consent of Douglas E. Swanson to be named in proxy statement/prospectus.

99.3**	Consent of C. Ronald Blankenship to be named in proxy statement/prospectus.

99.4**	Consent of Martin A. Lambert to be named in proxy statement/prospectus.

99.5**	Consent of Constance B. Moore to be named in proxy statement/prospectus.

99.6**	Consent of Richard A. Navarre to be named in proxy statement/prospectus.

99.7**	Consent of Charles Szalkowski to be named in proxy statement/prospectus.

99.8	Nomination and Support Agreement, dated October 22, 2014, by and between JANA Partners LLC and Civeo Corporation (incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K (File No. 001-36246) filed on October 27, 2014).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
**	Previously filed.
+	Management contracts and compensatory plans and arrangements.

PLEASE NOTE: Pursuant to the rules and regulations of the Securities and Exchange Commission, we have filed or incorporated by reference the agreements referenced above as exhibits to this proxy statement/prospectus. The agreements have been filed to provide investors with information regarding their respective terms. The agreements are not intended to provide any other factual information about Civeo or its business or operations. In particular, the assertions embodied in any representations, warranties and covenants contained in the agreements may be subject to qualifications with respect to knowledge and materiality different from those applicable to investors and may be qualified by information in confidential disclosure schedules not included with the exhibits. These disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the agreements. Moreover, certain representations, warranties and covenants in the agreements may have been used for the purpose of allocating risk between the parties, rather than establishing matters as facts. In addition, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the respective agreement, which subsequent information may or may not be fully reflected in our public disclosures. Accordingly, investors should not rely on the representations, warranties and covenants in the agreements as characterizations of the actual state of facts about Civeo or its business or operations on the date hereof.